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INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on February 17, 2012

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AdChina Ltd.
 (Exact name of Registrant as specified in its charter)
 Not Applicable
(Translation of Registrant's name into English)

Cayman Islands (State or other jurisdiction of incorporation or organization)	7370 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number)

20/F, Media Zone Jing An
No. 211 Shi Men Yi Road, Shanghai 200041
People's Republic of China
+86 (21) 6267-5588
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Law Debenture Corporate Services Inc.
400 Madison Avenue, 4th Floor
New York, New York 10017
(212) 750-6474
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Z. Julie Gao, Esq. Skadden, Arps, Slate, Meagher & Flom LLP c/o 42/F, Edinburgh Tower, The Landmark 15 Queen's Road Central Hong Kong +852 3740-4700	Leiming Chen, Esq. Simpson Thacher & Bartlett LLP c/o ICBC Tower, 35/F 3 Garden Road Central, Hong Kong +852 2514-7600

Approximate date of commencement of proposed sale to the public:
as soon as practicable after the effective date of this registration statement.

            If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

            If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

            If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

            If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)	Amount of registration fee

Class A ordinary shares, par value US$0.00005 per share(2)(3)	US$100,000,000	US$11,460

(1)
Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(o) under the Securities Act of 1933.

(2)
Includes Class A ordinary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public, and also includes Class A ordinary shares that are issuable upon exercise of the underwriters' option to purchase additional shares. These Class A ordinary shares are not being registered for the purpose of sales outside the United States.

(3)
American depositary shares issuable upon deposit of the Class A ordinary shares registered hereby will be registered under a separate registration statement on Form F-6 (Registration No. 333-             ). Each American depositary share represents             Class A ordinary shares.

            The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated              , 2012

                          American Depositary Shares

AdChina Ltd.

Representing             Class A Ordinary Shares

          This is an initial public offering of American depositary shares, or ADSs, each representing             Class A ordinary shares of AdChina Ltd., or AdChina. AdChina is offering                          ADSs to be sold in the offering. [The selling shareholders identified in this prospectus are offering an aggregate of                           ADSs. AdChina will not receive any of the proceeds from the sale of the ADSs being sold by the selling shareholders.]

          Prior to this offering, there has been no public market for the ADSs or our ordinary shares. It is currently estimated that the initial public offering price per ADS will be between US$                          and US$                          . We have applied to list the ADSs on the Nasdaq Global Market under the symbol "ADCN."

          See "Risk Factors" on page 15 to read about factors you should consider before buying the ADSs.

          Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per ADS	Total
Initial public offering price	US$	US$
Underwriting discount	US$	US$
Proceeds, before expenses, to AdChina	US$	US$
[Proceeds, before expenses, to the selling shareholders	US$	US$	]

          We plan to adopt a dual-class voting structure immediately prior to the completion of this offering, subject to our existing shareholders' approval. Under our proposed dual-class voting structure, our share capital will consist of Class A and Class B ordinary shares upon the completion of this offering. Holders of Class A ordinary shares and Class B ordinary shares will have the same rights except for voting and conversion rights. Each Class A ordinary share will be entitled to one vote per share, and each Class B ordinary share will be entitled to 20 votes per share and will be convertible at any time into one Class A ordinary share. Class A ordinary shares will not be convertible into Class B ordinary shares under any circumstances. Upon the completion of this offering, Mr. Alan Fangjun Yan, our founder, chairman and chief executive officer, and Ms. Yuying Zhao, Mr. Yan's wife, will hold 7,280,000 and 720,000 Class B ordinary shares, respectively, which, together with the 2,621,663 Class A ordinary shares held by individual shareholders who authorized Mr. Yan to vote these shares on their behalf under power of attorney and the 333,050 Class A ordinary shares that Mr. Yan has the right to acquire upon exercise of stock options within 60 days after the date of this prospectus, will represent an aggregate of         % of our aggregate voting power, assuming the underwriters do not exercise their option to purchase additional ADSs. See the related risk factors on pages 27 and 44 of this prospectus for a detailed discussion of risks associated with our dual-class share structure.

          To the extent the underwriters sell more than                          ADSs, the underwriters have the option to purchase up to an aggregate of                          additional ADSs from AdChina [and the selling shareholders] at the initial public offering price less underwriting discounts.

          The underwriters expect to deliver the ADSs against payment in U.S. dollars in New York, New York on or about                          , 2012.

Goldman Sachs (Asia) L.L.C.	Credit Suisse

Prospectus dated                                        , 2012.

China's Leading Integrated Internet Advertising Platform

- **Technology-enabled Platform**
- **Online + Mobile**
- **Branding + Performance-based**

Publisher base comprising **409*** online publishers
Our online platform reached **486** million** monthly unique visitors***
Our mobile platform provided access to **249** million monthly unique visitors***

Implemented **2,387*** ad campaigns for **640*** customers

*As of December, 2011
**According to DCCI
***Measured in December 2011

Supply Side
Online Publishers
Mobile Publishers
AdChina Media Platform
AdChina ASP
AdChina Supply Platform
AdChina AFP
AdManager For Publisher
AdChina AFM
AdManager For Mobile
AdChina AdManager
Advertising Operating System
AdChina ADP
AdChina Demand Platform
AdChina DAS
Digital Automation System
AdChina DSP
Demand-Side Platform
AdChina DMP
Data Management Platform
AdChina Technology Platform
Demand Side
Agencies
Advertisers

          You should rely only on the information contained in this prospectus or in any related free-writing prospectus that we have filed with the Securities and Exchange Commission, or the SEC. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, the ADSs only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is current only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the ADSs.

          We have not taken any action to permit a public offering of the ADSs outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the ADSs and the distribution of the prospectus outside the United States.

          Until                  , 2012 (the 25th day after the date of this prospectus), all dealers that buy, sell or trade ADSs, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

i

PROSPECTUS SUMMARY

          The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements appearing elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in our ADSs discussed under "Risk Factors," before deciding whether to buy our ADSs.

 AdChina Ltd.

Overview

          We operate a leading integrated internet advertising platform in China, according to research conducted in April 2011 by iResearch Consulting Group, or iResearch, a third-party market research firm. Our online platform reached 486 million monthly unique visitors in December 2011 according to a report issued in February 2012 by DCCI, an internet data search agency in China, and our mobile platform provided our advertisers with access to 249 million monthly unique visitors in December 2011. Our online publisher base comprised 409 publishers in China, including 20 of the top 50 websites in China based on rankings from Alexa.com, a third-party website, as of February 1, 2012. We provide advertisers with targeted nationwide access to Chinese consumers, and we enable publishers who use our platform to better monetize their traffic.

          Based on our industry knowledge, advertisers historically have had few options to reach a nationwide audience in China due to its highly fragmented media distribution system and underdeveloped advertising services sector. As consumers have increasingly migrated online, the wide range of activities they pursue across millions of websites has led to increasing diversification of user traffic, which we believe prevents advertisers from realizing the promise of internet advertising: targeted, nationwide consumer reach. As a result, internet advertising spending as a percentage of total advertising spending in China lagged behind consumer time spent online as a percentage of time spent on all media platforms. We believe that a lack of reliable, third-party tools for advertisers to measure their return on investment and for publishers to offer effectively targeted advertising solutions have further contributed to this lag in internet advertising growth.

          Our mission is to become the indispensable platform for internet advertising in China. We offer a differentiated value proposition to advertisers that enables them to achieve a higher return on investment by matching individual advertising campaigns to their target audiences across a variety of formats and access points, enabling advertisers to realize the interactivity and precision targeting capabilities of the internet at scale. In doing so, we also help participating publishers better monetize their traffic and improve the liquidity of their advertising inventory. As a result, we provide internet users with value-added advertising content that is tailored to their interests.

          Our integrated internet advertising platform comprises software and related technical support services that automatically deliver targeted advertisements from advertisers to websites or mobile apps or sites of publishers with whom we have contractual arrangements. Our platform effectively integrates advertisers with publishers and delivers advertisements across different ad formats and different types of internet access devices. The core component of our platform, our AdChina AdManager system, tracks available advertising space from publishers, processes orders from advertisers, analyzes audience data and matches advertisements to their target audience almost instantaneously across the entire range of our publisher base. We have extended the reach of AdChina AdManager system by providing a hosted demand platform for advertising agencies and advertisers and a separate hosted supply platform for internet publishers that operate online websites or mobile apps or sites addressing mobile device access.

          We derive substantially all of our revenues from the provision of internet advertising services and solutions. We believe that our differentiated value proposition has contributed to the rapid increase in our advertisers, from 139 in 2009 to 264 in 2010 and 452 in 2011, at a three-year compound annual growth rate, or CAGR, of 80.3%. Our net revenues increased from US$10.8 million in 2009 to US$27.3 million in 2010 and US$50.7 million in 2011, at a three-year CAGR of 116.6%. Due to the significant cost of revenues and operating expenditures required to ramp up our business and operations at the early stage of development of our company, we incurred losses from continuing operations of US$2.2 million, US$2.0 million and US$18.6 million in 2009, 2010 and 2011, respectively. Our net losses reflected non-cash share-based compensation expenses in an aggregate amount of US$0.6 million in 2009, US$1.4 million in 2010 and US$21.2 million in 2011.

Our Industry

          China had the second largest advertising market in Asia and the third largest in the world in 2010, according to a report issued in December 2011 by ZenithOptimedia, a media market analysis company, and internet advertising has emerged as a viable advertising channel in China as a result of a growing internet user base and increasing time spent online per user. In China, internet advertising represented 18.2% of the overall advertising market in 2010 and is estimated to have surpassed newspaper and become the second largest ad spending category in 2011. By 2013, total internet advertising spending in China is expected to reach US$11.8 billion, representing a three-year CAGR of 35.7%, according to ZenithOptimedia.

          Internet advertising mainly involves display advertising and search advertising. Brand advertising represents the vast majority of display advertising, spanning from static display ads to rich media ads to in-video ads. Performance-based advertising, mainly represented by search ads, delivers measurable internet advertising results to advertisers. Display advertising, unlike search, is monetized based on display time or advertising impressions delivered rather than user clicks or other user actions. We believe that brand advertising will continue to represent the majority of spending on internet advertising in China due to an emerging branding economy, which is fueled by rapid growth in disposable income for a significant portion of the Chinese population. In the meantime, new categories of sites, such as online video, social networking sites and microblogs, open up new possibilities for display advertising as they attract increasing internet traffic.

          However, internet advertising has not yet achieved its full potential. As internet usage has grown in China, online traffic has become more fragmented, which we believe makes it increasingly difficult for advertisers to reach their target audience. Based on our industry knowledge, advertisers have historically found it challenging to define and accurately measure the impressions actually delivered to target consumers. On the other hand, many mid- and small-sized publishers in China lack the scale or sales force on a standalone basis to adequately engage with large advertisers, and the sales forces of large publishers normally focus on their premium inventory. At the same time, there is an absence of reliable third-party audience analytics for publishers. We believe that few intermediaries provide deep audience insight or robust technology-driven internet advertising services or solutions and there is an opportunity for intermediaries who can provide broad access to advertising space across leading publisher websites and advertising formats with the technological expertise to target and deliver advertisements in real time.

Our Strengths

          As we further discuss in "Business — Our Strengths," we believe that the following competitive strengths contribute to our success and differentiate us from our competitors:

  •
  platform scale driving strong network effects for advertiser brand exposure and publisher inventory monetization;

  •
  end-to-end platform deeply embedded on both the demand side and the supply side;

  •
  robust, proprietary technologies supporting our internet advertising platform;

  •
  strategic positioning to collect consumer data and apply proprietary insights; and

  •
  experienced management team with market knowledge and operational expertise.

Our Strategies

          Our goal is to become the indispensable platform for internet advertising in China. Specifically, we plan to achieve this objective by pursuing the following strategies:

  •
  attract new advertisers and increase per advertiser spend on our platform;

  •
  deepen and expand our relationships with publishers;

  •
  promote the adoption of our demand platform for advertising agencies and advertisers and our supply platform for publishers;

  •
  extend the functionality of our integrated platform; and

  •
  pursue strategic investments, acquisitions and alliances.

Our Challenges

          Our ability to realize our business objective and execute our strategies is subject to risks and uncertainties, including the following:

  •
  our limited operating history in a rapidly developing and evolving industry;

  •
  our history of net losses;

  •
  our ability to retain existing customers and publishers and attract new customers and publishers;

  •
  the prospects for the continued development of the internet advertising industry;

  •
  our ability to introduce new or enhanced services and solutions; and

  •
  our ability to manage our growth.

          See "Risk Factors" and other information included in this prospectus for a discussion of these and other risks and uncertainties associated with our business and investing in our ADSs.

Corporate History and Structure

          We began our business operations in China in August 2007 through Shanghai New E-Media Advertising Co., Ltd., or New E-Media, a company established by our founder, Mr. Alan Fangjun Yan, and Mr. Yan's wife, Ms. Yuying Zhao, in Shanghai. New E-Media primarily engages in providing internet advertising services and solutions. Mr. Yan set up AdChina, Inc. in the United States in April 2007.

          Starting April 2008, as part of a single plan with the purpose of raising capital by issuing equity interests to new investors in a private placement, we (1) incorporated our current holding company, AdChina Ltd., in the Cayman Islands and engaged in a series of transactions in which AdChina Ltd. acquired AdChina, Inc.; (2) established Kendall Technology Development (Shanghai) Co., Ltd. (formerly, Kendall (Shanghai) Investment & Consulting Co., Ltd.), or Kendall, our wholly owned subsidiary in China, to control and consolidate the assets related to our China operations; and (3) issued Series A preferred shares to a substantial group of new investors. Kendall primarily engages in providing technology consulting and administrative services. As we did not conduct any business through AdChina, Inc., we dissolved this entity in June 2011.

          Prior to 2011, we also operated an e-commerce business in China through contractual arrangements between Kendall and Topweaver Digital Technology Co., Ltd., or Topweaver, a PRC domestic company owned by our founder. Topweaver sold merchandise sourced from manufacturers and distributors in China and operated the YoBrand.com website. To focus on our core businesses, Kendall terminated these arrangements with Topweaver in September 2010.

          In March 2011, we established AdChina Media (Hong Kong) I Limited, AdChina Media (Hong Kong) II Limited, and AdChina Mobile Media (Hong Kong) Limited, our wholly owned subsidiaries in Hong Kong. We plan to use at least one of these entities to enter into commercial contracts with customers or advertisers who are domiciled outside of China. We have no current plans for any of these entities to enter into contractual arrangements with variable interest entities in China.

          To more clearly define our business divisions, we established Eagle-eyed Technology Development (Shanghai) Co., Ltd., or Eagle-eyed, in June 2011 as a wholly owned subsidiary of AdChina Media (Hong Kong) I Limited in China and Shanghai Yihong Advertising Co., Ltd., or Yihong, through Mr. Yan and Mr. Huayi Cheng as Yihong's shareholders in September 2011. Eagle-eyed was subsequently renamed as Shanghai Menlo Network Technologies, Inc., or Menlo, in January 2012. Menlo primarily engages in providing technology consulting and solutions in connection with the various software systems under our demand side and supply side platforms. Yihong is another consolidated affiliated entity of ours and it primarily engages in providing internet advertising services and solutions.

          In November 2011, we established Shanghai Yizhun Culture and Media Co., Ltd., or Yizhun, as a wholly owned subsidiary of Menlo. Yizhun does not currently conduct any business. In the future, we expect Yizhun to engage in internet advertising business to further streamline our business divisions after it and its offshore parent company obtain the necessary qualifications required under applicable PRC law.

          PRC laws and regulations currently limit foreign ownership of companies that provide advertising services. To comply with these restrictions, we provide internet advertising services and solutions in China through Kendall's contractual arrangements with our consolidated affiliated entities, New E-Media and Yihong.

          The following diagram illustrates our anticipated shareholding, voting and corporate structure immediately after the completion of this offering, assuming the underwriters do not exercise their option to purchase additional ADSs:

(1)
New E-Media is our consolidated affiliated entity. New E-Media is 91% owned by our founder, Mr. Alan Fangjun Yan, and 9% owned by Mr. Yan's wife, Ms. Yuying Zhao, both of whom are PRC citizens. We exercise effective control over New E-Media through its contractual arrangements with Kendall. See "Corporate History and Structure."
(2)
Yihong is our consolidated affiliated entity. Yihong is 95% owned by our founder, Mr. Alan Fangjun Yan, and 5% owned by our chief technology officer, Mr. Huayi Cheng, both of whom are PRC citizens. We exercise effective control over Yihong through its contractual arrangements with Kendall. See "Corporate History and Structure."

          Our wholly owned PRC subsidiary Kendall entered into a series of contractual arrangements with our consolidated affiliated entities and their shareholders that enable us to exercise effective control over the consolidated affiliated entities through proxy agreements and receive substantially all of the economic benefits of the consolidated affiliated entities in the form of service fees in consideration for the technical services provided by Kendall. As a result of these contractual arrangements, we are considered the primary beneficiary of the consolidated affiliated entities and we have consolidated the financial results of the consolidated affiliated entities in our consolidated financial statements in accordance with generally accepted accounting principles in the United

States, or U.S. GAAP. For a description of these contractual arrangements, see "Corporate History and Structure." For a detailed description of the regulatory environment that necessitates the adoption of our corporate structure, see "Principal PRC Regulations." For a detailed description of the risks associated with our corporate structure and the contractual arrangements that support our corporate structure, see "Risk Factors — Risks Related to Our Corporate Structure."

Corporate Information

          Our principal executive offices are located at 20/F, Media Zone Jing An, No. 211 Shi Men Yi Road, Shanghai, 200041, People's Republic of China. Our telephone number at this address is +86 (21) 6267-5588. Our registered office in the Cayman Islands is located at the offices of Corporate Filing Services Limited, 4th Floor, Harbour Center, P.O. Box 613, George Town, Grand Cayman, Cayman Islands. We also have offices in Beijing, Guangzhou and Xiamen in China.

          Investors should submit any inquiries to the address and telephone number of our principal executive offices set forth above. Our corporate website is www.adchina.com and the information contained on this website is not a part of this prospectus. Our agent for service of process in the United States is Law Debenture Corporate Services Inc.

THE OFFERING

          The following assumes that the underwriters will not exercise their option to purchase additional ADSs in the offering, unless otherwise indicated.

Price per ADS	We currently estimate that the initial public offering price will be between US$ and US$ per ADS.
ADSs offered by us	ADSs
[ADSs offered by the selling shareholders	ADSs]
ADSs to Class A ordinary share ratio	Each ADS represents Class A ordinary shares, par value US$0.00005 per share.
ADSs outstanding immediately after this offering	ADSs
Ordinary shares outstanding immediately after this offering	ordinary shares, par value US$0.00005 per share, comprised of Class A ordinary shares and Class B ordinary shares.
The ADSs	The depositary will hold the Class A ordinary shares underlying your ADSs and you will have rights as provided for in the deposit agreement.

We have no plan to pay dividends in the foreseeable future. If, however, we declare dividends on our ordinary shares, the depositary will pay you the cash dividends and other distributions it receives on our ordinary shares, after deducting its fees and expenses.

You may turn in your ADSs to the depositary in exchange for Class A ordinary shares. The depositary will charge you fees for any exchange.
We may amend or terminate the deposit agreement without your consent. If you continue to hold your ADSs, you agree to be bound by the deposit agreement as amended.

To better understand the terms of the ADSs, you should carefully read the "Description of American Depositary Shares" section of this prospectus. You should also read the deposit agreement, which is filed as an exhibit to the registration statement that includes this prospectus.

Ordinary shares

We plan to adopt a dual-class voting structure immediately prior to the completion of this offering, subject to our existing shareholders' approval. Under our proposed dual-class voting structure, our ordinary share capital will consist of Class A ordinary shares and Class B ordinary shares upon the completion of this offering. Holders of Class A ordinary shares and Class B ordinary shares will have the same rights except for voting and conversion rights. Subject to certain exceptions, holders of Class A ordinary shares will be entitled to one vote per share, while holders of Class B ordinary shares will be entitled to 20 votes per share. Each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof, while Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances.

We plan to issue Class A ordinary shares represented by our ADSs in this offering.

Immediately upon the completion of this offering, we expect (i) 7,280,000 ordinary shares held by our founder, chairman and chief executive officer, Mr. Alan Fangjun Yan through Universe Access Enterprises Limited, a limited liability company incorporated in the British Virgin Islands, of which Mr. Yan is the sole director, and 720,000 ordinary shares held by Mr. Yan's wife, Ms. Yuying Zhao, through Master Field Management Limited, a limited liability company incorporated in the British Virgin Islands, will be automatically re-designated as Class B ordinary shares on a 1-for-1 basis, (ii) all preferred shares will be automatically converted into and re-designated as 44,518,750 Class A ordinary shares on a 1-for-1 basis and (iii) all other outstanding ordinary shares will be re-designated as Class A ordinary shares on a 1-for-1 basis. In addition, all options, restricted share units and other types of awards under our existing and future share incentive plans, whether granted prior to the completion of this offering or to be granted after this offering, will entitle the holders to the equivalent number of Class A ordinary shares once the granted awards are vested and/or exercised. As a result, our founder, chairman and chief executive officer, Mr. Alan Fangjun Yan, together with Ms. Zhao, will beneficially own (1) 8,000,000 Class B ordinary shares; (2) 2,621,663 Class A ordinary shares held by individual shareholders who authorized Mr. Yan to vote these shares on their behalf under power of attorney; and (3) 333,050 Class A ordinary shares that Mr. Yan has the right to acquire upon exercise of options or vesting of restricted share units.

Option to purchase additional ADSs	We [and the selling shareholders] have granted the underwriters an option, exercisable within 30 days from the date of this prospectus, to purchase up to an aggregate of additional ADSs.
Use of proceeds

We estimate that we will receive net proceeds of approximately US$                           million from this offering, assuming an initial public offering price of US$                          per ADS, which is the mid-point of the estimated range of the initial public offering price set forth on the front cover of this prospectus (after deducting underwriting discounts and commission and estimated offering expenses payable by us).

We intend to use the net proceeds from this offering for, among other things, continuing investment in our technology and solutions development, acquiring strategic advertising inventory, pursuing sales and marketing initiatives to facilitate our geographical expansion, and for general corporate purposes and strategic investments and acquisitions (although we are not currently negotiating any such acquisitions). See "Use of Proceeds" for more information.

[We will not receive any of the proceeds from the sale of ADSs by the selling shareholders.]
Listing	We have applied to list the ADSs on the Nasdaq Global Market, or Nasdaq.
Proposed Nasdaq trading symbol	ADCN
Depositary	JPMorgan Chase Bank, N.A.
Lock-up

We, [the selling shareholders,] our directors and executive officers, and all of our other shareholders and [some of our option holders] have agreed with the underwriters not to sell, transfer or dispose of any ADSs, ordinary shares or similar securities for a period of 180 days after the date of this prospectus, subject to certain exceptions.

Corporate structure

We are a holding company and conduct our operations primarily through our wholly owned subsidiaries and consolidated affiliated entities in China. As a result, our ability to pay dividends on our ordinary shares (including ordinary shares represented by ADSs) after the completion of this offering depends upon dividends paid by our PRC subsidiaries. Our PRC subsidiaries have never paid dividends and will not be able to pay dividends until they generate accumulated profits and meets the requirements for statutory reserve funds under PRC law. See "Management's Discussion and Analysis of Financial Condition and Results of Operations — Holding Company Structure." In addition, because we do not expect to pay dividends in the foreseeable future after this offering, you must rely on price appreciation of our ADSs for return on your investment.

Risk factors	See "Risk Factors" and other information included in this prospectus for a discussion of risks you should carefully consider before investing in the ADSs.

          The number of ordinary shares that will be outstanding immediately after this offering:

  •
  assumes conversion and redesignation of all outstanding Series A, Series B, Series C and Series D preferred shares into 44,518,750 Class A ordinary shares immediately prior to the completion of this offering;

  •
  assumes no exercise of the underwriters' option to purchase additional ADSs;

  •
  excludes             ordinary shares issuable upon the exercise of options outstanding as of the date of this prospectus, at a weighted average exercise price of US$             per share, and             ordinary shares issuable pursuant to our restricted share unit grants; and

  •
  excludes             ordinary shares reserved for future issuances under our share incentive plans.

Our Summary Consolidated Financial and Operating Data

          The following summary consolidated statements of operations data for the years ended December 31, 2009, 2010 and 2011 and the summary consolidated balance sheet data as of December 31, 2010 and 2011 have been derived from our audited consolidated financial statements included elsewhere in this prospectus and should be read in conjunction with those consolidated financial statements and notes thereto and the information under "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The summary consolidated balance sheet data as of December 31, 2009 has been derived from our audited consolidated financial statements not included herein. Our consolidated financial statements are prepared and presented in accordance with U.S. GAAP. Our historical results for any period are not necessarily indicative of results to be expected for any future period.

	Year Ended December 31,
	2009	2010	2011
	(US$ thousands except share, ADS, per share, per ADS and advertiser and publisher data)
Consolidated Statement of Operations Data:
Net revenues	10,796	27,274	50,671
Cost of revenues(1)	(7,330)	(14,612)	(24,567)

Gross profit	3,466	12,662	26,104
Operating expenses:
Technology and development(1)	(700)	(2,011)	(2,753)
Sales and marketing(1)	(3,057)	(7,985)	(15,512)
General and administrative(1)	(2,206)	(4,433)	(27,188)
Other operating income	—	277	996

Total operating expenses	(5,963)	(14,152)	(44,457)

Operating loss from continuing operations	(2,497)	(1,490)	(18,353)
Interest income	50	45	285
Interest expense	(44)	—	—
Other income/(expenses)	(1)	(92)	130

Loss before income tax	(2,492)	(1,537)	(17,938)
Income tax benefit/(expense)	263	(426)	(617)

Loss from continuing operations, net of tax	(2,229)	(1,963)	(18,555)
Loss from discontinued operations, net of tax	(196)	(1,055)	—

Net loss	(2,425)	(3,018)	(18,555)

Deemed dividends on Series C convertible preferred shares	—	—	(1,942)
Net loss attributable to ordinary shareholders	(2,425)	(3,018)	(20,497)

Loss per share, basic and diluted:
Continuing operations	(0.25)	(0.20)	(1.67)
Discontinued operations	(0.03)	(0.10)	—

Total	(0.28)	(0.30)	(1.67)

Loss per ADS, basic and diluted:
Continuing operations
Discontinued operations
Total
Weighted average shares used in calculating basic and diluted loss per share	8,770,000	9,954,250	12,266,696
Pro forma loss per share, basic and diluted:(2)(6)			(0.35)
Pro forma loss per ADS, basic and diluted:(2)(6)
Weighted average shares used in calculating basic and diluted pro forma loss per share			53,228,826
Selected Non-GAAP Financial Data(3):
Adjusted income (loss) from continuing operations	(1,600)	(573)	2,619
Adjusted EBITDA	(1,646)	255	3,712

	Year Ended December 31,
	2009	2010	2011
	(US$ thousands except share, ADS, per share, per ADS and advertiser and publisher data)
Selected Operating Data:
Number of advertisers(4)	139	264	452
Net revenues per advertiser	78	103	112
Number of online publishers(5)	302	403	409

(1)
Including share-based compensation expenses as set forth below:

	Year Ended December 31,
	2009	2010	2011
	(US$ thousands)
Cost of revenues	49	45	361
Technology and development	10	134	410
Sales and marketing	320	783	747
General and administrative	250	428	19,656

Total	629	1,390	21,174

(2)
For the year ended December 31, 2011, pro forma basis reflects the assumed conversion of all of our outstanding Series A, Series B and Series C preferred shares as of January 1, 2011 (or at the time of issuance, if later).

(3)
See "— Non-GAAP Financial Measures."

(4)
Represents the number of advertisers who used our platform to execute advertising campaigns during the period indicated.

(5)
Represents the number of publishers on whose websites we had the right to place advertisements at the end of the period indicated.

(6)
In February 2012, we issued 3,339,164 Series D preferred shares and repurchased 3,250,000 outstanding ordinary shares. After giving effect to the issuance of Series D preferred shares, the automatic conversion of Series D preferred shares into Class A ordinary shares immediately upon the completion of this offering and the repurchase of ordinary shares as if such events took place on December 31, 2011, our pro forma basic and diluted loss per share for the year ended December 31, 2011 would have been US$(0.35) and US$(0.35), respectively, and our pro forma basic and diluted earnings per ADS for the year ended December 31, 2011 would have been             and             , respectively.

	As of December 31,
	2009	2010	2011
	(US$ thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	12,030	47,750	53,642
Total current assets	22,886	67,527	78,955
Total assets	24,219	69,801	82,111
Total current liabilities	2,621	11,220	17,688
Total liabilities	2,621	11,220	17,688
Total equity	21,598	58,581	64,423

Non-GAAP Financial Measures

          We use two financial measures not calculated in accordance with U.S. GAAP. Adjusted income/(loss) from continuing operations is a non-GAAP financial measure which excludes share-based compensation from loss from continuing operations. Adjusted EBITDA is a non-GAAP financial measure which represents loss from continuing operations plus interest expense, income tax expense or benefit, depreciation and amortization and share-based compensation less interest income. The computation of adjusted income/(loss) from continuing operations and adjusted EBITDA are as follows.

	Year Ended December 31,
	2009	2010	2011
	(US$ thousands)
Loss from continuing operations	(2,229)	(1,963)	(18,555)
Add: Share-based compensation	629	1,390	21,174

Adjusted income (loss) from continuing operations	(1,600)	(573)	2,619

Loss from continuing operations	(2,229)	(1,963)	(18,555)
Add: Income tax expense/(benefit)	(263)	426	617
Depreciation and amortization	223	447	761
Interest expense	44	—	—
Interest income	(50)	(45)	(285)
Share-based compensation	629	1,390	21,174

Adjusted EBITDA	(1,646)	255	3,712

          The presentation of these non-GAAP financial measures is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with U.S. GAAP and may not be comparable to other companies' non-GAAP measures with similar titles. The information about our financial performance provided by adjusted income/(loss) from continuing operations is used by our management for a variety of purposes. We regularly communicate this financial measurement result to our board of directors and discuss with the board our interpretation of such results. We consider this financial measurement as an important element in our budgeting process. In addition, we use our adjusted income/(loss) from continuing operations as a key performance target in determining certain compensation for executives, largely because we believe that this measure is indicative of the how the fundamental business is performing and is being managed.

          We use adjusted income/(loss) from continuing operations and adjusted EBITDA to enhance our understanding of our operating performance in the ordinary, ongoing and customary course of our operations. We historically have found it helpful, and believe that investors have found it helpful. We also provide information relating to our adjusted income/(loss) from continuing operations and adjusted EBITDA so that analysts, investors and other interested persons have the same data that we use to assess our core operating performance. We believe that adjusted income/(loss) from continuing operations and adjusted EBITDA should be viewed only as a supplement to the GAAP financial information. We also believe, however, that providing this information in addition to, and together with, GAAP financial information permits analysts, investors and other interested persons to obtain a better understanding of our core operating performance and to evaluate the efficacy of the methodology and information used by our management to evaluate and measure such performance on a standalone and a comparative basis.

          The use of adjusted income/(loss) from continuing operations and adjusted EBITDA has certain limitations. Share-based compensation expense has been and will be incurred and is not reflected in the presentation of adjusted income/(loss) from continuing operations. Share-based compensation expense, depreciation and amortization expense for various long-term assets, income tax expense or benefit, interest expense and interest income have been and will be incurred and are not reflected in the presentation of adjusted EBITDA. Each of these items should also be considered in the overall evaluation of the results. We compensate for these limitations by providing the relevant disclosure of the depreciation and amortization, interest expense, income tax expense and other relevant items both in the reconciliations to the U.S. GAAP financial measures and in the consolidated financial statements, all of which should be considered when evaluating the performance.

RISK FACTORS

          An investment in our ADSs involves significant risks. You should consider carefully all of the information in this prospectus, including the risks and uncertainties described below, before making an investment in our ADSs. Any of the following risks could have a material adverse effect on our business, financial condition and results of operations. In any such case, the market price of our ADSs could decline, and you may lose all or part of your investment.

Risks Related to Our Business and Industry

We are a relatively young company subject to risks and uncertainties associated with operating in a rapidly developing and evolving industry. Our limited operating history makes it difficult to evaluate our business and prospects.

          We launched our integrated internet advertising platform in China in 2007 and have experienced rapid growth since then. We expect we will continue to expand as we grow our advertiser and publisher bases and explore new market opportunities. However, due to our limited operating history, our historical growth rate may not be indicative of our future performance. We cannot assure you that we will grow at the same rate as we did in the past. You should consider our prospects in light of the risks and uncertainties fast-growing companies with a limited operating history may encounter. Today, as a fast growing company in the rapidly developing and evolving internet advertising industry, we face numerous risks and uncertainties. Some of these risks relate to our ability to:

  •
  capitalize on our investments to change our historical loss position and achieve and sustain profitability;

  •
  expand and further develop our relationships with advertisers, advertising agencies and publishers and maintain and increase our advertising space;

  •
  maintain the technological advantages of our integrated internet advertising platform and keep up with the technological developments or new business models of the internet advertising industry;

  •
  effectively manage our growth;

  •
  compete effectively with our competitors in the internet advertising industry and increase our share of advertising spending; and

  •
  attract and retain qualified personnel.

          You should consider our business and prospects in light of the risks and uncertainties we face as a fast growing company operating in a rapidly developing and evolving market. We may not be successful in addressing the risks and uncertainties listed above, among others, which may materially and adversely affect our business prospects.

We incurred losses in 2009, 2010 and 2011 and may continue to incur losses in the future.

          We incurred net losses of US$2.4 million, US$3.0 million and US$18.6 million in 2009, 2010 and 2011, respectively, primarily due to the significant cost of revenues and operating expenditures required to ramp up our business and operations at the early stage of development of our company and a significant increase in share-based compensation expenses in 2011. Our ability to achieve profitability is affected by various factors, many of which are beyond our control. For example, our revenue growth and profitability depend on the continuous development of the internet advertising industry in China and advertisers' allocation of more advertising budgets to internet advertising and mobile apps. We may continue to incur losses in the future due to our continued investments in technology, research and development, our continued sales and marketing initiatives, and the costs of procuring advertising space or for other reasons. We may also continue to incur losses in the future due to changes in the macroeconomic and regulatory environment or competitive dynamics and our inability to respond to these changes in a timely and effective manner.

We generate our revenues almost entirely from advertising services and solutions we provide on our integrated internet advertising platform. If we fail to retain existing customers or publishers, attract new customers or deepen or expand our relationships with publishers, our financial condition, results of operations and prospects may be materially and adversely affected.

          We generate our revenues almost entirely from advertising services and solutions we provide to customers on our internet advertising platform. We use the term customer to refer to the party with whom we sign a contract for an advertising campaign, which may be the advertiser or an advertising agency that represents the advertiser. In order to retain existing customers and attract new customers by maximizing their return on their investment, we depend on our ability to match each individual advertising campaign to its target audience across formats and access points, enabling customers to leverage the interactivity and precision targeting capabilities of the internet. In doing so, we also help participating publishers who use our platform to better monetize their advertising space and improve their liquidity. We cannot assure you that we will successfully retain existing customers or attract new customers in the future, or maintain or improve our relationships with our publishers. If our advertisers determine that their expenditures on our internet advertising platform do not generate sufficient returns, they may allocate a portion or all of their advertising budgets to other advertising channels and reduce or discontinue business with us. Since most of our customers are not bound by long-term contracts, they may also amend or terminate advertising arrangements with us easily without incurring liabilities. Failure to retain existing customers or attract new customers to advertise on our platform may materially and adversely affect our business, financial condition, results of operations and prospects. In addition, our success depends in part on our ability to effectively manage our advertising space, which we refer to as inventory, through publishers who may not ensure us a consistent supply of advertising space. If our publishers are no longer satisfied with the results generated by using our platform to monetize their advertising space, they may reduce or discontinue their cooperation with us and we would lose a portion or all of the inventory through which we can deliver advertisements. In the event that we lose publishers or access to a portion of their advertising inventory, we may incur significant costs replacing the publishers or lost advertising space in a timely manner or at all, which may adversely affect our revenues.

If the internet advertising industry fails to continue to develop, or if the internet advertising market develops more slowly than expected, our profitability and prospects may be materially and adversely affected.

          Our business and prospects depend on the continuing development of the internet advertising industry in China as we derive substantially all of our revenues from our internet advertising services and solutions. Both the internet and broadband penetration rates in China are relatively low as compared to those in many developed countries. Many advertisers in China have limited experience with internet advertising, have historically allocated less significant portions of their advertising budgets to internet advertising and may consider internet advertising a less attractive channel than traditional broadcast and print media in promoting their products and services. Our current or potential advertisers may have limited experience with the internet as an advertising channel, and may not consider the internet as effective in promoting their products and services as other media. Our profitability and prospects depend on the continuing development of the internet advertising industry in China and may be affected by a number of factors, many of which are beyond our control, including:

  •
  our ability to keep up with technological innovation or new business models of the internet advertising industry or the changing requirements of advertising agencies, advertisers and publishers;

  •
  acceptance of internet advertising as an effective marketing channel;

  •
  changes in government regulations or policies affecting the internet advertising industry; and

  •
  internet usage and penetration rates in China.

We operate in a rapidly developing and evolving industry. If we fail to introduce new or enhanced services and solutions to keep up with the technological developments or new business models of the internet advertising industry, or the changing requirements of customers and publishers, our business, financial condition and results of operations may be materially and adversely affected.

          The internet and internet advertising industries are rapidly evolving and are subject to continuous technological developments and changing customer demands. Our future success depends in part upon our ability to enhance and integrate our existing services and solutions and to introduce new, competitively priced services and solutions with features that meet evolving technological developments and customer requirements, all in a timely and cost-effective manner. For example, we must develop and promote new services and solutions to address the emerging mobile internet market in order to maintain our competitive position. If we do not adapt our services and solutions to such changes in an effective and timely manner, we may lose customers or publishers who currently use the services and solutions provided over our internet advertising platform. Furthermore, changes in technologies or new business models may require substantial investments in product development or infrastructure. We may not execute our business strategies successfully due to a variety of reasons such as technical hurdles, misunderstanding or erroneous prediction of market demand or lack of necessary resources. Failure to keep up with technological development or new business models of the internet advertising industry or the changing requirements of customers and publishers may result in our services and solutions being less attractive to existing or potential customers, which in turn, may materially and adversely affect our business, results of operations and prospects.

          A number of factors, including the following, could have a negative impact on the success of the services and solutions we provide over our internet advertising platform:

  •
  delays or difficulties in developing, integrating or customizing new services and solutions;

  •
  our competitors' introduction of new services or solutions ahead of us, or their introduction of superior or cheaper services or solutions;

  •
  customers' development of in-house services and solutions that could eliminate the need for our services and solutions;

  •
  failure to anticipate changes in customers' or publishers' requirements;

  •
  publishers' choice to monetize their advertising space without using our services and solutions; and

  •
  failure to react in a timely manner to greater adoption of new advertising pricing models.

If we do not effectively manage our growth, our operating performance will suffer and we may lose customers.

          We have experienced rapid growth in the number of our advertisers, the number of our publishers, and our headcount and operations, and we may experience continued growth in our business through internal growth and acquisitions or strategic alliances. Our expansion has placed, and will continue to place, substantial demands on our managerial, operational, technological and other resources. Our planned expansion will also require us to maintain the consistency of our service offerings to ensure that our market reputation and leadership does not suffer as a result of any deviations, whether actual or perceived, in the quality of our service offerings. Our future results of operations depend to a large extent on our ability to manage this expansion and growth successfully. In particular, continued growth may make it more challenging for us to accomplish the following:

  •
  ensure current employee productivity and recruit, train and retain highly skilled personnel, including sales and marketing, research and development, customer service and internet advertising services specialists;

  •
  manage the risks related to our acquisition and utilization of advertising space;

  •
  attract and retain customers and publishers;

  •
  successfully expand our internet advertising platform to accommodate mobile internet usage;

  •
  successfully expand our internet advertising platform to support performance-based solutions; and

  •
  develop and improve our operational, financial and management controls and maintain adequate reporting systems and procedures.

          We cannot assure you that our current platform and technology, procedures and controls will be adequate to support our contemplated growth. If we fail to manage our growth effectively, our business, results of operations and prospects may be materially and adversely affected.

Many of our existing and potential publishers are pursuing emerging or unproven business models. If their business models prove not to be viable, there could be a substantial decline in demand for our services.

          Since the proliferation of broadband and mobile internet and the subsequent monetization of internet services and applications are relatively recent phenomena in China, many of our existing and potential publishers' business models that center on the delivery of internet services and applications to users remain unproven. For example, user-generated content websites, microblogging and social networking companies are among the publishers in our publisher base. These publishers will no longer be able to provide us with advertising space if their internet services or applications fail to generate a sufficient return on their investment or if their own business models fail to succeed. Moreover, some of our existing and potential publishers are pursuing businesses in areas which have undefined regulatory parameters in China, and such companies face a risk of having their activities restricted or shut down for regulatory reasons. If our existing and potential publishers' business models are not successful, we could experience difficulties in meeting our customers' advertising needs, which may result in a substantial decrease in the demand for our services from our existing and potential customers, which would harm our results of operations and financial condition, and our growth and prospects could be materially and adversely affected.

We depend on publishers for advertising space, and consolidation of publishers or any decline or shortage in the supply of advertising space available through our platform could cause our revenues to decline or cause our cost of revenues to increase.

          Over 98% of our revenues in 2010 and 2011 were attributable to monetization of internet audience originated from advertising space that we purchase from publishers. In many instances, publishers can change the amount of advertising space they make available to us at any time and, therefore, affect our revenues. Alternatively, publishers may place significant restrictions on our offerings. These restrictions may prohibit advertisements from specific advertisers or specific industries, or restrict the use of certain creative content or formats. In addition, the advertising space provided by publishers may also be limited by more stringent requirements of any future PRC laws and regulations on the supervision of internet advertisements and internet video advertisements. If a publisher decides not to make advertising space available to us, or decides to charge higher prices or places significant restrictions on the use of such space, we may not be able to find advertising space from other publishers that satisfies our requirements in a timely and cost-effective manner or at all. In addition, the number of advertisers that acquire space from websites either directly or indirectly through their representatives continues to increase, which may have a negative impact on the availability and price of advertising space. Consolidation of publishers could eventually lead to a concentration of desirable space on a small number of websites, which could limit or reduce the supply of space available to us or increase the price of space to us. We cannot assure you that we will be able to acquire advertising space that meets our advertisers' requirements. If any of these things occur, our operating costs may increase or our revenues may decline.

Our growth prospects could be limited if internet advertising pricing models other than the CPT model fail to gain wider acceptance among industry participants in China.

          Currently, the most prevalent internet advertising sales model in China is cost-per-time, or CPT, whereby publishers are paid based on the period of time an internet advertisement is displayed regardless of the number of times the advertisement is viewed, which are referred to as impressions, and regardless of the advertisement's effectiveness. A majority of our business is currently based on a cost-per-thousand impressions, or CPM, pricing model, where the customer pays us based on the number of impressions. We believe that part of our future growth may come from a shift to other sophisticated internet advertising pricing models such as cost-per-action, or CPA, which are based on some measure of the advertisement's effectiveness. If the CPM or CPA pricing models fail to gain wider acceptance in China, the market for our services may develop more slowly than we expect, or even decline. If the market fails to shift to these more sophisticated models, our growth prospects could be materially and adversely affected.

If we are unable to accurately price advertising space on our platform, our margins may decline or our growth could be adversely affected.

          We are developing performance-based solutions that we expect to offer to customers on a CPA basis. We currently set the rates for substantially all of our advertising services and solutions on a CPM basis and we have minimal experience with charging customers on a CPA basis. A majority of our online publishers currently charge us for the use of their advertising space on a CPM basis, and there is no assurance that they would be willing to adopt a CPA pricing model. If customers pay us on a CPA basis and we pay publishers on a CPM basis, this could result in us paying a higher price to our publishers for advertising space than our customers are effectively paying us for such space if we underestimate the number of impressions it actually takes to achieve an action, in which case our margins may decline and our results of operations would suffer. If we overestimate the number of impressions it actually takes to achieve an action, we may not be able to locate sufficient advertising space at the prices we would be willing to pay, which could hamper our growth and also cause our results of operations to suffer.

Failure to retain large advertising agencies or attract additional agencies on favorable terms could materially and adversely affect our gross margin. In addition, any further consolidation of advertising agencies in China could increase the bargaining power of larger advertising agencies, which may adversely impact our gross margin.

          We have signed a significant portion of our advertising agreements with various third-party advertising agencies. In China's advertising industry, advertising agencies typically have longer histories with the advertisers they represent than we do. As a relatively young company, we intend to strategically leverage advertising agencies' resources to increase our sales and expand our advertiser base so as to enlarge our share of the overall advertising spending. As a result, we increasingly rely on third-party advertising agencies to maintain our relationships with our advertisers. In consideration for the third-party advertising agencies' services, we pay them commissions primarily based on the volume of business they bring to us. If we fail to retain and enhance the business relationships with third-party advertising agencies, we may suffer from a loss of advertisers and our business, financial condition, results of operations and prospects may be materially and adversely affected. In addition, there has been some consolidation in China's internet advertising market. If this trend continues, a small number of large advertising agencies may be in a position to demand higher commissions for advertising agency services, which could reduce our gross margin.

We expect to continue to experience intense competition. If we fail to compete effectively against other internet advertising companies and other internet advertising solution providers, we could lose customers or advertising space from publishers and our revenue may decline.

          As demand for internet advertising services and solutions continues to increase, we expect new competitors to enter the market and existing competitors to allocate more resources to developing and marketing internet advertising services and solutions. As a result, we expect competition in the internet advertising market to intensify. We compete both for internet advertising business from advertisers and advertising agencies and for high-quality advertising space from publishers. Our primary current and potential competitors include internet advertising companies and solution providers such as Adsit! Media Corporation, Adsame Networks Technology Incoporated, Shanghai MediaV Advertising Co., Ltd., YoYi Media (Beijing) Interactive Advertising Co., Ltd., hdtMEDIA Corporation and Shanghai Quantone Digital Advertising Co., Ltd., an entity related to Allyes Online Media Holding Ltd. We also compete for a share of advertisers' overall marketing spending with large internet companies and traditional media, including website publishers with their own sales forces that sell their advertising space directly to advertisers; major internet portals and search companies; and direct marketing, television, radio, cable and print advertising companies. Our ability to compete depends on many factors, including price, return on advertising expenditures, the market acceptance of internet advertising pricing models other than the CPT model, availability of quality advertising space, the effectiveness of our technologies and the quality of our customer service. If these factors are unfavorable to us, we may not be able to compete effectively or maintain our market position.

          Among our existing and potential competitors, some have longer operating histories, broader customer reach and significantly greater financial, technical and marketing resources than we do. These competitors may engage in more extensive research and development, marketing campaigns and sales efforts than we can and develop or promote services and solutions that are similar to or better than ours. In addition, our international peers may establish cooperative arrangements with our domestic competitors. This may significantly enhance their competitive advantages in the internet advertising industry in China. New and increased competition is likely to result in price reductions, reduced margins or a loss of our market leading position, any of which could cause us to lose customers or advertising space with publishers or decrease the advertising spending on our platform, which may materially and adversely affect our business, results of operations and financial condition.

Limitations on our ability to collect and use data derived from our internet advertising platform, or challenges to our right to collect and use such data, could significantly diminish the value of our technologies and services and cause us to lose customers and revenues.

          When a user visits a publisher's website on our platform, we use technologies, including cookies, to collect information such as the user's IP address, browsing history, ads delivered by us that have been previously viewed by the user and responses by the user to those ads, as well as any data reported by the user such as gender, age or income. In order to plan and optimize advertising campaigns effectively, we need to access and analyze this information. Certain of our publishers may prohibit or limit our collection or use of this data. The broad adoption of certain user-end computer software or programs may pose technical restrictions on our ability to legally collect user data. Interruptions, failures or defects in our data collection systems, as well as privacy concerns regarding the collection of user data, could also limit our ability to analyze data from our customers' advertising campaigns. In addition, there is no assurance that the Chinese government will not adopt legislation that prohibits or limits collection of user data on the internet and the use of such data, or that third parties will not bring lawsuits against us relating to internet privacy and data collection. If that happens, we may be unable to provide effective technologies and services to customers and we may lose customers or revenues. Lawsuits or administrative inquiries could be costly and divert management resources, and the outcome of such lawsuits or inquiries may be uncertain and may harm our business.

Misappropriation or misuse of confidential information, including user data, could cause us to lose customers or publishers or incur liability.

          We currently retain highly confidential information, including user data, in secure database servers. Although we observe security measures throughout our operations and limit access to such information, we cannot assure you that we will be able to prevent unauthorized individuals from gaining access to these database servers. Any unauthorized access to our servers, or abuse by our employees, could result in the theft of confidential information. If confidential information is misappropriated or misused, we could lose customers or publishers or become subject to liability or litigation and our reputation could be harmed, any of which could materially and adversely affect our business and results of operations.

Our quarterly revenues and operating results are subject to significant fluctuations and may continue to fluctuate from period to period in the future, which makes our quarterly results of operations difficult to predict.

          Our quarterly revenues and operating results have fluctuated in the past and may continue to fluctuate depending upon a number of factors, many of which are out of our control. Our business is subject to seasonal fluctuations, with the fourth quarter generally being our strongest and the first quarter our weakest. Expenditures by advertisers and advertising agencies vary in cycles and tend to reflect overall economic conditions, both in China and globally, as well as budgeting and buying patterns in different industries and companies. Advertisers may alternate between periods with major advertising campaigns and periods of relative inactivity. Because most advertising campaigns are short in duration and we typically sign contracts on a campaign-by-campaign basis, it is difficult for us to forecast our results of operations for future quarters. Our business may also be affected on a quarter-to-quarter basis by the loss, consolidation or addition of major advertisers or publishers. Comparing our operating results on a quarter-to-quarter basis may not be meaningful, and you should not rely on our past results as an indication of our future performance. Our quarterly revenues and our costs and expenses as a percentage of our revenues may be significantly different from our historical or projected rates. Our operating results in future quarters may fall below expectations. Any of these events could cause the price of our ADSs to fall. If our revenues for a particular quarter are lower than expected, we may be unable to reduce our operating expenses and cost of revenues for that quarter by a corresponding amount, which would harm our operating results for that quarter relative to our operating results from prior quarters.

Our business, financial condition and results of operations, as well as our ability to obtain financing, may be adversely affected by a downturn in the global or Chinese economy.

          The global economy and financial markets have experienced significant disruptions since 2008 and the effect of the crisis has persisted through 2009 and 2010, and to a lesser extent in 2011. China's economy has also faced challenges. It is uncertain whether the recovery from the disruptions of 2008 is sustainable. Since we derive, and expect to continue to derive, our revenues almost entirely from internet advertising services and solutions in China, and the advertising industry tends to be cyclical and is particularly sensitive to overall economic conditions as well as budgeting and buying patterns, our business and prospects may be affected by economic conditions in China. We cannot assure you that reductions in marketing spending will not occur. We cannot assure you that advertising spending in general or with respect to our offerings in particular will increase, or not decrease, from current levels. A decline in the economic prospects of advertisers or the economy in general could alter current or prospective advertisers' spending priorities. Therefore, a slowdown in China's economy or the global economy may lead to a reduction in advertising activities, which could materially and adversely affect our financial condition and results of operations.

          Moreover, the occurrence of a sovereign debt crisis, banking crisis or other financial disruptions may have a material and adverse impact on the availability of financing to us. The weak economy could erode investors' confidence, which constitutes the basis of the credit markets. Renewed financial turmoil affecting the financial markets, banking systems or currency exchange rates may significantly restrict our ability to obtain financing in the capital markets or from financial institutions on commercially reasonable terms, or at all, which could materially and adversely effect our business, results of operations and prospects.

Disruption of our services due to unanticipated system failures or security attacks could cause us to lose user data or advertising space, which could harm our reputation and business.

          Our ability to provide satisfactory services to our customers over the internet advertising platform depends on the continuing and uninterrupted performance of our systems. Sustained or repeated system failures that interrupt our ability to provide services to advertising agencies, advertisers and publishers, including failures affecting our ability to deliver advertisements quickly, collect user statistics efficiently and measure the effectiveness of our advertising services and solutions accurately, would reduce significantly the attractiveness of our services and solutions to advertising agencies, advertisers and publishers. Our business, results of operations and financial condition could also be materially and adversely affected by any systems damage or failure that impacts data integrity or interrupts or delays our operations. Our computer systems are vulnerable to damage from a variety of sources, including telecommunications failures, power outages, malicious or accidental human acts, and natural disasters. Therefore, any of the above factors affecting any of these areas could substantially harm our business. Moreover, despite network security measures, our servers are potentially vulnerable to security attacks, computer viruses and similar disruptive problems. Despite whatever precautions we may take, any unanticipated problems and security attacks affecting our systems could cause interruptions in the delivery of our services and solutions or our ability to provide a record of past transactions and may cause loss of user data. Our insurance policies may not adequately compensate us for any losses that may occur due to any failures in our systems.

Interruption or failure of China's internet infrastructure or our publishers' information technology and communications systems could impair our ability to effectively deliver advertisements, which could cause us to lose customers or advertising space and harm our operating results.

          Our business depends on the performance and reliability of the internet infrastructure in China and the stability of our publishers' information technology and communications systems. The availability of our advertising services and solutions depends on telecommunications carriers and other third-party providers for communications and storage capacity, including bandwidth and server storage, among other things. Almost all access to the internet is maintained through state-owned telecommunication carriers under administrative control, and we obtain access to end-user networks operated by such telecommunications carriers and internet service providers to deliver our internet advertising services and solutions to end-users. We have experienced service interruptions in the past, which were typically caused by service interruption of the value-added telecommunications service providers, such as internet data centers. In addition, since we rely on the performance of our publishers to deliver the advertisements, any interruption or failure of their information technology and communications systems may undermine the effectiveness of our advertising services and solutions and cause us to lose customers, which may harm our operating results.

Our internet advertising platform incorporates multiple proprietary technologies and our intellectual property rights are key to the success of our business. If we fail to adequately protect our intellectual property rights, our competitive position may suffer.

          We rely on a combination of copyright and trade secret protection laws in the PRC and other jurisdictions as well as confidentiality procedures and contractual provisions to protect our intellectual property and our brand. We have also applied to register our logo as a trademark. We have registered 12 copyrights in China for software that comprises parts of our integrated internet advertising platform. See "Business — Intellectual Property." To protect our trade secrets and other proprietary information, our employees, consultants, advisors and business collaborators are required to enter into confidentiality agreements with us. However, implementation of intellectual property-related laws in China has historically been lacking, primarily because of ambiguities in the PRC laws and difficulties in enforcement. Accordingly, intellectual property rights and confidentiality protections in China may not be as effective as in the United States or other countries, and infringement of intellectual property rights continues to pose a serious risk of doing business in China. Policing unauthorized use of our proprietary technology is difficult and expensive. Although we are not currently involved in any litigation with respect to intellectual property, we may need to enforce our intellectual property rights through litigation. Litigation relating to our intellectual property may not prove successful and might result in substantial costs and diversion of resources and management attention.

The proprietary technologies that comprise our internet advertising platform may include design or performance defects and may not achieve their intended results, any of which could impair our future revenue.

          We rely on our internet advertising platform to deliver our internet advertising services. Our proprietary technologies are relatively new, and they may contain design or performance defects that are not detectable even after extensive internal testing and may become apparent only after widespread commercial use. Any defect in those technologies as well as their subsequent alterations and improvements could hinder the effectiveness of our internet advertising platform, which would have a material and adverse effect on our competitiveness and future prospects. It is not clear whether China's existing product liability laws apply to software systems like ours. We cannot assure you that if our internet advertising technologies are found to have design or performance defects, we will not be liable for product liability claims in China. Although we have not experienced any product liability claims to date, we cannot assure you that we will not do so in the future.

          In addition, we spend significant resources on expanding our internet advertising platform to mobile internet. If these technologies do not achieve the results we desire, our expected growth in future revenue and margins may not materialize. Our success also depends on our ability to develop and introduce new proprietary technologies that address our advertisers' and website publishers' changing needs. Any new services or solutions that we develop may not achieve significant market acceptance. Our competitors may introduce new services or solutions that compete with our proprietary technologies and render our proprietary technologies unmarketable. If revenue generated from the use of our proprietary technologies does not cover our development costs and expenses, our results of operations may be harmed.

We may be subject to intellectual property infringement claims, which may be expensive to defend and may disrupt our business and operations.

          We place advertisements provided by customers on websites and mobile apps. In doing so, we may employ information, software programs, technology or equipment supplied by other parties, to which such parties may not have intellectual property rights. Under the contracts we enter into with our customers, we typically require them to indemnify us for any loss resulting from the intellectual property infringement claims relating to the advertisements provided by our customers or non-compliance of such advertisement with the law. However, we cannot guarantee that the indemnities provided by the customers, if any, will be sufficient to compensate us for potential intellectual property infringement claims. We cannot be certain that our operations or any aspects of our business do not or will not infringe upon patents, copyrights or other intellectual property rights held by third parties. Although we are not aware of any such claims, we may become subject to legal proceedings and claims from time to time relating to the intellectual property rights of others. If we are found to have violated the intellectual property rights of others, we may be subject to liability for our infringement activities or may be prohibited from using such intellectual property, and we may incur licensing fees or be forced to develop alternatives of our own. In addition, we may incur significant expenses, and may be forced to divert management's time and other resources from our business and operations to defend against these third-party infringement claims, regardless of their merits. Successful infringement or licensing claims made against us may result in significant monetary liabilities and may materially disrupt our business and operations by restricting or prohibiting our use of the intellectual property in question.

The continuing and collaborative efforts of our senior management and key employees are crucial to our success, and our business may be harmed if we lose their services.

          Our success depends on the continuous efforts and services of Mr. Alan Fangjun Yan, our founder, chairman and chief executive officer, and other members of our experienced senior management team. If, however, one or more of our executives or other key personnel are unable or unwilling to continue to provide services to us, we may not be able to find suitable replacements easily or at all. Competition for management and key personnel is intense and the pool of qualified candidates is limited. If any of our executive officers or key employees joins a competitor or forms a competing company, we may lose business collaborators, know-how and key professionals. Each of our executive officers and key employees has entered into an employment agreement with us, and has agreed to confidentiality and non-compete obligations. However, if any dispute arises between us and our executives or key employees, these agreements may not be enforceable in China, where these executives and key employees reside, in light of uncertainties with China's legal system. See "— Risks Related to Doing Business in China — Uncertainties with respect to the PRC legal system could adversely affect us."

The financial soundness of our customers could affect our collection of accounts receivable, as well as our results of operations and cash flows.

          The financial soundness of our customers may affect our collection of accounts receivable. We generally receive payments from customers 30 to 120 days from the end of the month in which their advertisements appeared. As of December 31, 2009, 2010 and 2011, our accounts receivable balance net of allowances for doubtful accounts was US$6.8 million, US$15.9 million and US$19.7 million, respectively. We typically make a credit assessment of the customer to evaluate the collectability of the advertising service fees before entering into an advertising contract. However, we cannot assure you that we are or will be able to accurately assess the creditworthiness of each customer, and any inability of customers to pay us in a timely manner may adversely affect our liquidity and cash flows.

We have granted, and may continue to grant, stock options and other types of awards under our share incentive plans, which may result in increased share-based compensation expenses.

          We adopted three share incentive plans before 2012: the AdChina, Inc. 2007 Equity Incentive Plan, which we refer to as the 2007 Incentive Plan; the AdChina, Inc. 2008 Stock Plan, which we refer to as the 2008 Stock Plan; and the AdChina Ltd. 2008 Share Plan, as amended and restated in 2009 and 2011, which we refer to as the 2008 Plan. As of December 31, 2011, options to purchase a total of 5,530,745 ordinary shares of our company and 1,283,000 restricted share units were outstanding under the three plans. We plan to adopt a new share incentive plan, our 2012 Share Incentive Plan, prior to the completion of this offering. See "Management — Share Incentive Plans" for a detailed discussion. For the years ended December 31, 2009, 2010 and 2011, we recorded US$0.6 million, US$1.4 million and US$21.2 million, respectively, in share-based compensation expenses. We believe the granting of stock options is of significant importance to our ability to attract and retain key personnel and employees, and we will continue to grant stock options to employees in the future. As a result, our expenses associated with share-based compensation may increase, which may have an adverse effect on our results of operations.

If we fail to maintain an effective system of internal control over financial reporting, we may be unable to accurately report our financial results or prevent fraud, and investor confidence in our company and the market price of our ADSs may be adversely affected.

          We will be subject to reporting obligations under the U.S. securities laws after this offering. Our reporting obligations as a public company will place a significant strain on our management, operational and financial resources and systems for the foreseeable future. Prior to this offering, we have been a private company and have had limited accounting personnel and other resources with which to address our internal control over financial reporting. In preparing our consolidated financial statements, we and our independent registered public accounting firm identified a few control deficiencies, each as defined in the standards established by the U.S. Public Company Accounting Oversight Board in our internal control over financial reporting as of December 31, 2011.

          We have not noted any material weakness or significant deficiency as of December 31, 2011, as defined in the standards established by the U.S. Public Company Accounting Oversight Board, in our internal controls over financial reporting. Neither we nor our independent registered public accounting firm undertook a comprehensive assessment of our internal control for purposes of identifying and reporting deficiencies in our internal control over financial reporting as we and they will be required to do once we become a public company.

          Following the identification of the control deficiencies, we have taken measures and plan to continue to take measures to remedy these deficiencies. However, the implementation of these measures may not fully address these deficiencies in our internal control over financial reporting, and we cannot conclude that they have been fully remedied. Failure to correct these control deficiencies or to discover and address any other control deficiencies could result in inaccuracies in our financial statements and could also impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. As a result, our business, financial condition, results of operations and prospects, as well as the trading price of our ADSs, may be materially and adversely affected. Moreover, ineffective internal control over financial reporting significantly hinders our ability to prevent fraud.

          Upon completion of this offering, we will become subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act will require that we include a report from management on the effectiveness of our internal control over financial reporting in our annual report on Form 20-F beginning with our annual report for the fiscal year ending December 31, 2013. In addition, beginning at the same time, our independent registered public accounting firm must report on the effectiveness of our internal control over financial reporting. If we fail to remedy the control deficiencies, our management and our independent registered public accounting firm may conclude that our internal control over financial reporting is not effective. This could adversely impact the market price of our ADSs due to a loss of investor confidence in the reliability of our reporting processes. We will need to incur costs and use management and other resources in order to comply with Section 404.

Our corporate actions are substantially controlled by our founder, chairman and chief executive officer, Mr. Alan Fangjun Yan, who can exert significant influence over important corporate matters, which may reduce the price of our ADSs and deprive you of an opportunity to receive a premium for your shares.

          Our founder, chairman and chief executive officer, Mr. Alan Fangjun Yan, will beneficially own approximately                          % of the aggregate voting power of our company immediately after this offering and will have considerable influence over matters such as electing directors and approving material mergers, acquisitions or other business combination transactions. Mr. Yan's wife, Ms. Yuying Zhao, will beneficially own an additional approximately                          % of the aggregate voting power of our company immediately after this offering. This concentration of ownership may also discourage, delay or prevent a change in control of our company, which could have the dual effect of depriving our shareholders of an opportunity to receive a premium for their shares as part of a sale of our company and reducing the price of our ADSs. These actions may be taken even if they are opposed by our other shareholders, including those who purchase ADSs in this offering. In addition, these persons could divert business opportunities away from us to themselves or others.

Our dual-class voting structure will limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of our Class A ordinary shares and ADSs may view as beneficial.

          Immediately prior to the completion of this offering and subject to the approval of our existing shareholders, we expect to create a dual-class voting structure such that our ordinary shares will consist of Class A ordinary shares and Class B ordinary shares. Subject to certain exceptions, in respect of matters requiring the votes of shareholders, holders of Class A ordinary shares will be entitled to one vote per share, while holders of Class B ordinary shares will be entitled to 20 votes per share based on our proposed dual-class voting structure. We will issue Class A ordinary shares represented by our ADSs in this offering. Immediately prior to the completion of this offering and subject to the approvals of our existing shareholders, we expect (i) 7,280,000 ordinary shares held by our founder, chairman and chief executive officer, Mr. Alan Fangjun Yan through Universe Access Enterprises Limited and 720,000 ordinary shares held by Mr. Yan's wife, Ms. Yuying Zhao, through Master Field Management Limited will be automatically re-designated as Class B ordinary shares on a 1-for-1 basis, (ii) all preferred shares will be automatically converted into and re-designated as 44,518,750 Class A ordinary shares on a 1-for-1 basis and (iii) all other outstanding ordinary shares will be re-designated as Class A ordinary shares on a 1-for-1 basis. Each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof, while Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. Upon any transfer of Class B ordinary shares by a holder thereof to any person or entity which is not an affiliate of such holder, such Class B ordinary shares shall be automatically and immediately converted into the equal number of Class A ordinary shares. Due to the disparate voting powers associated with our two classes of ordinary shares, we anticipate that Mr. Yan and Ms. Zhao will together beneficially own approximately                          % of the aggregate voting power of our company immediately after this offering and will have considerable influence over matters requiring shareholder approval, subject to certain exceptions. This concentrated control will limit your ability to influence corporate matters and could also discourage others from pursuing any potential merger, takeover or other change of control transactions, which could have the effect of depriving the holders of our Class A ordinary shares and our ADSs of the opportunity to sell their shares at a premium over the prevailing market price.

We may be the subject of anti-competitive, harassing, or other detrimental conduct by third parties including complaints to regulatory agencies, negative blog postings, and the public dissemination of malicious assessments of our business that could harm our reputation and cause us to lose market share, customers and revenues and adversely affect the price of our ADSs.

          We have been, and in the future may be, the target of anti-competitive, harassing, or other detrimental conduct by third parties. Such conduct includes complaints, anonymous or otherwise, to regulatory agencies regarding our operations, accounting, revenues, business relationships, business prospects and business ethics. Additionally, allegations, directly or indirectly against us, may be posted in internet chat-rooms or on blogs or any websites by anyone, whether or not related to us, on an anonymous basis. We have been, and in the future may continue to be, subject to government or regulatory investigation as a result of such third-party conduct and may be required to expend significant time and incur substantial costs to address such third-party conduct, and there is no assurance that we will be able to conclusively refute each of the allegations within a reasonable period of time, or at all. Our reputation may also be negatively affected as a result of the public dissemination of anonymous allegations or malicious statements about our business, which in turn may cause us to lose market share, customers and revenues and adversely affect the price of our ADSs.

We may incur losses due to business interruptions resulting from occurrence of natural catastrophes, epidemics, acts of terrorism or fires, and we have limited insurance coverage.

          The occurrence of natural catastrophes such as earthquakes, floods, typhoons, tsunamis or any acts of terrorism may result in significant property damages as well as loss of revenues due to interruptions in our business operations or the operations of our customers and publishers. Epidemics and other outbreaks could require the temporary closure of our offices or the offices of our customers and publishers or prevent our staff from traveling to our customers' offices to provide customer service. The provision of our services depends on the continuing operation of our information technology and communications systems, which are vulnerable to damage or interruption from natural catastrophes and acts of terrorism. Some of our data centers are located in areas with a high risk of typhoons or earthquakes. Our disaster recovery planning cannot account for every conceivable possibility. Any damage to or failure of our systems could result in interruptions in our services, which could reduce our revenues and profits, and our brand could be damaged if customers believe our systems are unreliable.

          Insurance companies in China currently do not offer as extensive an array of insurance products as insurance companies do in more developed economies. While business disruption insurance may be available to a limited extent in China, we have determined that the risks of disruption and the difficulties and costs associated with acquiring such insurance render it commercially impractical for us to have such insurance. As a result, we do not have any business liability, disruption or litigation insurance coverage for our operations in China. Any business disruption or litigation might result in our incurring substantial costs and the diversion of resources.

Risks Related to Our Corporate Structure

If the PRC government deems that the contractual arrangements that establish the structure for operating our businesses in China do not comply with PRC governmental restrictions on foreign investment in advertising business, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations.

          The PRC government requires any foreign entities that invest in the advertising services industry to have at least two years of direct operations in the advertising industry outside of China. We are a Cayman Islands company and a foreign legal person under PRC laws. We have not directly operated any advertising business outside of China and therefore, we currently do not qualify under PRC regulations to become the shareholder of a PRC subsidiary that engages in providing advertising services. Accordingly, our subsidiary, Kendall, is currently ineligible to apply for the required licenses for providing advertising services in China. Our advertising business is currently operated through Kendall's contractual arrangements with New E-Media and Yihong, our consolidated affiliated entities in China. New E-Media and Yihong are currently owned by individual shareholders, all of whom are PRC citizens, and they hold the requisite licenses to provide advertising services in China. Their shareholders are set forth in "Corporate History and Structure." By structuring our operations in this way, our consolidated affiliated entities, both PRC domestic companies, directly operate our internet advertising services in China, which allows us to provide advertising services in China within the PRC regulatory limitations on foreign ownership of advertising business. We have been and are expected to continue to be dependent on our consolidated affiliated entities to operate our advertising service business in China. We do not have any equity interest in the consolidated affiliated entities but effectively control their operations and receive the economic benefits and bear economic risks of them through a series of contractual arrangements. For a detailed discussion of these contractual arrangements, see "Corporate History and Structure."

          There are uncertainties regarding the interpretation and application of current and future PRC laws, rules and regulations, including but not limited to the laws, rules and regulations governing the validity and enforcement of our contractual arrangements with the consolidated affiliated entities. We have also been advised by our PRC counsel that the structure for operating our business in China (including our ownership structure and contractual arrangements with the consolidated affiliated entities) complies, and after the completion of this offering will continue to comply, with all applicable existing PRC laws, rules and regulations, and does not violate, breach, contravene or otherwise conflict with any applicable PRC laws, rules or regulations. However, we cannot assure you that the PRC regulatory authorities will not adopt any new regulation to restrict or prohibit foreign investment in advertising business through contractual arrangement in the future, or will not determine that our ownership structure and contractual arrangements violate PRC laws, rules or regulations.

          In or around September 2011, various media sources reported that the China Securities Regulatory Commission, or the CSRC, had prepared a report proposing pre-approval by a competent central government authority of offshore listings by China-based companies with variable interest entity structures, such as ours, that operate in industry sectors subject to foreign investment restrictions. However, it is unclear whether the CSRC officially issued or submitted such a report to a higher level government authority or what any such report provides, or whether any new PRC laws or regulations relating to variable interest entity structures will be adopted or if adopted, what they would provide. If we, our consolidated affiliated entities or any of our future subsidiaries are found to be in violation of any existing or future PRC laws or regulations, or fail to obtain or maintain any of the required permits or approvals, the relevant PRC regulatory authorities would have broad discretion in dealing with such violations, including:

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  revoking the business licenses of such entities;

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  discontinuing or restricting the conduct of any transactions between our PRC subsidiaries and consolidated affiliated entities;

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  imposing fines, confiscating the income of the consolidated affiliated entities or our income, or imposing other requirements with which we or our PRC subsidiaries and consolidated affiliated entities may not be able to comply;

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  requiring us to restructure our ownership structure or operations, including terminating the contractual arrangements with our consolidated affiliated entities and deregistering the equity pledges of our consolidated affiliated entities, which in turn would affect our ability to consolidate, derive economic interests from, or exert effective control over the consolidated affiliated entities; or

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  restricting or prohibiting our use of the proceeds of this offering to finance our business and operations in China.

          If the imposition of any of these penalties precludes us from operating our business, we would no longer be in a position to generate revenue or cash from it. If the imposition of any of these penalties causes us to lose our rights to direct the activities of our consolidated affiliated entities or our rights to receive their economic benefits, we would no longer be able to consolidate these entities, and our financial statements would no longer reflect the results of operations from the business conducted by our consolidated affiliated entities except to the extent that we receive payments from them under the contractual arrangements. Either of these results, or any other significant penalties that might be imposed on us in this event, would have a material adverse effect on our financial condition and results of operations.

We rely on contractual arrangements with our consolidated affiliated entities in China and their shareholders for our operations, which may not be as effective as direct ownership in providing operational control.

          Since PRC laws restrict foreign equity ownership in companies engaged in advertising businesses in China, we rely on contractual arrangements with our consolidated affiliated entities and their shareholders to operate our business in China. If we had direct ownership of our consolidated affiliated entities, we would be able to exercise our rights as a shareholder to effect changes in their board of directors, which in turn could effect changes at the management level, subject to any applicable fiduciary obligations. However, under the current contractual arrangements, we rely on our consolidated affiliated entities and their shareholders' performance of the contractual obligations to exercise effective control. In addition, our contractual arrangements generally have a term of 20 years with an automatic extension in one-year terms, which is subject to Kendall's unilateral termination right. In general, neither our consolidated affiliated entities nor their shareholders may terminate the contracts prior to the expiration date. However, the shareholders of our consolidated affiliated entities may not act in the best interests of our company or may not perform their obligations under these contracts. Such risks exist throughout the period in which we intend to operate our business through the contractual arrangements with our consolidated affiliated entities. We may replace the shareholders of our consolidated affiliated entities at any time pursuant to our contractual arrangements with them and their shareholders. However, if any dispute relating to these contracts remains unresolved, we will have to enforce our rights under these contracts through the operations of PRC law and courts and therefore will be subject to uncertainties in the PRC legal system. See "— Any failure by our consolidated affiliated entities or their shareholders to perform their obligations under our contractual arrangements with them may have a material adverse effect on our business." Therefore, these contractual arrangements may not be as effective as direct ownership in providing us with control over the consolidated affiliated entities.

Any failure by our consolidated affiliated entities or their shareholders to perform their obligations under our contractual arrangements with them may have a material adverse effect on our business.

          Our consolidated affiliated entities and their shareholders may fail to take certain actions required for our business or follow our instructions despite their contractual obligations to do so. If they fail to perform their obligations under their agreements with us, we may have to rely on legal remedies under PRC law, including seeking specific performance or injunctive relief, which may not be effective.

          Under the equity interest pledge agreement between Kendall and the shareholders of our consolidated affiliated entities, these shareholders pledged all of their equity interests in the consolidated affiliated entities to Kendall. Our PRC counsel, Jun He Law Offices, has advised us that the equity interest pledge of New E-Media and Yihong was duly created and effective given that such pledge has already been duly registered with the relevant local branch of the State Administration for Industry and Commerce in accordance with the PRC Property Rights Law. If our consolidated affiliated entities or any of their shareholders breaches their obligations under the contractual arrangements, we may be able to successfully enforce the pledges.

          All of these contractual arrangements are governed by PRC law and provide for the resolution of disputes through arbitration in the PRC. Accordingly, these contracts would be interpreted in accordance with PRC law and any disputes would be resolved in accordance with PRC legal procedures. The legal environment in the PRC is not as developed as in certain other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit our ability to enforce these contractual arrangements, which may make it difficult to exert effective control over our consolidated affiliated entities, and our ability to conduct our business may be adversely affected.

Contractual arrangements with our consolidated affiliated entities may result in adverse tax consequences to us.

          Under applicable PRC tax laws and regulations, arrangements and transactions between related parties may be subject to audit or scrutiny by the PRC tax authorities within ten years after the taxable year when the arrangements or transactions are conducted. We could face material and adverse tax consequences if the PRC tax authorities were to determine that the contractual arrangements between Kendall, our wholly owned subsidiary in China, our consolidated affiliated entities in China and the shareholders of our consolidated affiliated entities were not entered into on an arm's-length basis and therefore constituted unfavorable transfer pricing arrangements. Unfavorable transfer pricing arrangements could, among other things, result in an upward adjustment on taxation. In addition, the PRC tax authorities may impose interest on late payments on our consolidated affiliated entities for the adjusted but unpaid taxes. Our results of operations may be materially and adversely affected if our consolidated affiliated entities' tax liabilities increase significantly or if they are required to pay interest on late payments.

The shareholders of our consolidated affiliated entities may have potential conflicts of interest with us, which may materially and adversely affect our business.

          Mr. Alan Fangjun Yan, Ms. Yuying Zhao and Mr. Huayi Cheng are shareholders of our consolidated affiliated entities. Mr. Yan is our founder and chief executive officer. Ms. Zhao is the spouse of Mr. Yan, and she does not have any management or board position at our company. Mr. Cheng is our chief technology officer. We provide no incentives to Mr. Yan, Ms. Zhao and Mr. Cheng for the purpose of encouraging them to act in our best interests in their capacity as the shareholders of our consolidated affiliated entities. As a director and/or an executive officer of our company, each of Mr. Yan and Mr. Cheng has a duty of loyalty and care to us under Cayman Islands law. In addition, pursuant to the proxy agreements entered into by Kendall, the consolidated affiliated entities and their shareholders, Kendall may, through executing a power of attorney at any time, designate any person at its discretion as the attorney-in-fact of the shareholders of the consolidated affiliated entities to act on their behalf on all matters of the consolidated affiliated entities requiring shareholders' presence, vote or approval under PRC laws and regulations and the consolidated affiliated entities' articles of association. We are not aware of any other publicly listed companies with a similar corporate and ownership structure as ours that has brought conflicts of interests claims against the shareholders of its consolidated affiliated entities. However, we cannot assure you that when conflicts of interest arise, the shareholders of our consolidated affiliated entities will act in the best interests of our company or that conflicts will be resolved in our favor. If we cannot resolve any conflicts of interest or disputes between us and the shareholders of our consolidated affiliated entities, we would have to rely on legal proceedings, which may be expensive, time-consuming and disruptive to our operations. There is also substantial uncertainty as to the outcome of any such legal proceedings.

We may rely principally on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have. Any limitation on the ability of our PRC subsidiaries to pay dividends to us could have a material adverse effect on our ability to conduct our business.

          We are a holding company, and we rely principally on dividends and other distributions on equity paid by our wholly owned PRC subsidiaries, Kendall and Menlo, for our cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders and service any debt we may incur. If they incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other distributions to us. In addition, the PRC tax authorities may require us to adjust our taxable income under the contractual arrangements Kendall currently has in place with our consolidated affiliated entities in a manner that would materially and adversely affect its ability to pay dividends and other distributions to us.

          Under PRC laws and regulations, Kendall and Menlo, as wholly foreign-owned enterprises in the PRC, may pay dividends only out of their accumulated profits as determined in accordance with PRC accounting standards and regulations. In addition, they are required to set aside at least 10% of their accumulated after-tax profits each year, if any, to fund certain statutory reserve funds, until the aggregate amount of such a fund reaches 50% of their registered capital. At their discretion, they may allocate a portion of their after-tax profits based on PRC accounting standards to staff welfare and bonus funds. These reserve funds and staff welfare and bonus funds are not distributable as cash dividends. As of December 31, 2011, the registered capital of Kendall was US$15.0 million. Kendall had accumulated retained earnings of RMB4.7 million (US$0.7 million) from incorporation to December 31, 2011. Our PRC subsidiaries have not paid dividends to our offshore entity. We plan to continue to use substantially all of Kendall's earnings to fund our business operations or expansion.

          Any limitation on the ability of our PRC subsidiaries to pay dividends or make other distributions to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business. See also "— Risks Related to Doing Business in China — Under the PRC Enterprise Income Tax Law, we may be classified as a PRC 'resident enterprise,' which could result in unfavorable tax consequences to us and our shareholders and have a material adverse effect on our results of operations and the value of your investment."

PRC regulation of loans to, and direct investment in, PRC entities by offshore holding companies and governmental control of currency conversion may limit our use of the proceeds we receive from this offering to fund our expansion or operations.

          In utilizing the proceeds we receive from this offering in the manner described in "Use of Proceeds," as an offshore holding company with PRC subsidiaries, we may make additional capital contributions to our PRC subsidiaries, establish new PRC subsidiaries and make capital contributions to these new PRC subsidiaries, make loans to our PRC subsidiaries or consolidated affiliated entities, or acquire offshore entities with business operations in China in an offshore transaction. However, most of these uses are subject to PRC regulations and approvals. For example:

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  capital contributions to our PRC subsidiaries, whether existing ones or newly established ones, must be approved by the PRC Ministry of Commerce or its local counterparts;

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  loans by us to our PRC subsidiaries, which are foreign-invested enterprises, to finance their activities cannot exceed statutory limits and must be registered with the PRC State Administration of Foreign Exchange, or SAFE, or its local branches; and

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  loans by us to our consolidated affiliated entities, which are domestic PRC entities, must be approved by the National Development and Reform Commission and must also be registered with SAFE or its local branches.

          Further, Renminbi capital converted from foreign currency registered capital of a foreign-invested enterprise may only be used for purposes within the business scope approved by the applicable governmental authority and may not be used for equity investments within the PRC, unless it is provided for otherwise.

          We cannot assure you that we will be able to obtain the necessary government registrations or approvals on a timely basis, if at all, with respect to our future plans to use the U.S. dollar proceeds we receive from this offering for our expansion and operations in China. If we fail to receive such registrations or approvals, our ability to use the proceeds of this offering and to capitalize our PRC operations may be negatively affected, which could materially and adversely affect our liquidity and ability to fund and expand our business.

Risks Related to Doing Business in China

Changes in China's economic, political or social conditions or government policies could have a material adverse effect on our business and operations.

          Substantially all of our assets and operations are located in China. Accordingly, our business, financial condition, results of operations and prospects may be influenced to a significant degree by political, economic and social conditions in China generally and by continued economic growth in China as a whole.

          The Chinese economy differs from the economies of most developed countries in many respects, including the level of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Although the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets, and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. The Chinese government also exercises significant control over China's economic growth through allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy, and providing preferential treatment to particular industries or companies.

          While the Chinese economy has experienced significant growth over the past decades, growth has been uneven, both geographically and among various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall Chinese economy, but may have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations. In addition, in the past the Chinese government has implemented certain measures, including interest rate increases, to control the pace of economic growth. These measures may cause decreased economic activity in China, which may adversely affect our business and operating results.

Uncertainties with respect to the PRC legal system could adversely affect us.

          We conduct our business primarily through our PRC subsidiaries and consolidated affiliated entities in China. Our operations in China are governed by PRC laws and regulations. Our PRC subsidiaries are foreign-invested enterprises and are subject to laws and regulations applicable to foreign investment in China and, in particular, laws applicable to foreign-invested enterprises. The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions may be cited for reference but have limited precedential value.

          In 1979, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The overall effect of legislation over the past three decades has significantly enhanced the protections afforded to various forms of foreign investments in China. However, China has not developed a fully integrated legal system, and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. In particular, the interpretation and enforcement of these laws and regulations involve uncertainties. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy. These uncertainties may affect our judgment on the relevance of legal requirements and our ability to enforce our contractual or tort rights. In addition, the regulatory uncertainties may be exploited through unmerited or frivolous legal actions or threats in attempts to extract payments or benefits from us.

          Furthermore, the PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis or at all and may have a retroactive effect. As a result, we may not be aware of our violation of any of these policies and rules until some time after the violation. In addition, any administrative and court proceedings in China may be protracted, resulting in substantial costs and diversion of resources and management attention.

          We believe that trademarks, trade secrets, copyright, and other intellectual property we use are important to our business. We rely on a combination of trademark, copyright and trade secret protection laws in China and other jurisdictions, as well as confidentiality procedures and contractual provisions to protect our intellectual property and our brand. Protection of intellectual property rights in China may not be as effective as in the United States or other jurisdictions, and as a result, we may not be able to adequately protect our intellectual property rights, which could adversely affect our revenues and competitive position.

Fluctuations in exchange rates may have a material adverse effect on your investment.

          The conversion of Renminbi into foreign currencies, including U.S. dollars, is based on rates set by the People's Bank of China. The PRC government allowed the Renminbi to appreciate by more than 20% against the U.S. dollar between July 2005 and July 2008. Between July 2008 and June 2010, this appreciation halted and the exchange rate between the Renminbi and the U.S. dollar remained within a narrow band. Since June 2010, the PRC government has allowed the Renminbi to appreciate slowly against the U.S. dollar again. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the Renminbi and the U.S. dollar in the future.

          Substantially all of our revenues and costs are denominated in Renminbi. At the Cayman Islands holding company level, we rely entirely on dividends and other fees paid to us by our subsidiaries and consolidated affiliated entities in China. Any significant revaluation of the Renminbi may materially and adversely affect our cash flows, net revenues, earnings and financial position, and the value of, and any dividends payable on, our ADSs in U.S. dollars. For example, an appreciation of the Renminbi against the U.S. dollar would make any new Renminbi-denominated investments or expenditures more costly to us, to the extent that we need to convert U.S. dollars into Renminbi for such purposes. Conversely, a significant depreciation of the Renminbi against the U.S. dollar may significantly reduce the U.S. dollar equivalent of our earnings, which in turn could adversely affect the price of our ADSs.

          Very limited hedging options are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited and we may not be able to adequately hedge our exposure or at all. In addition, our currency exchange loss may be magnified by PRC exchange control regulations that restrict our ability to convert Renminbi into foreign currency. As a result, fluctuations in exchange rates may have a material adverse effect on your investment.

Governmental control of currency conversion may limit our ability to utilize our revenues effectively and affect the value of your investment.

          The PRC government imposes controls on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. We receive substantially all of our revenues in Renminbi. Under our current corporate structure, our Cayman Islands holding company primarily relies on dividend payments from our wholly owned PRC subsidiaries to fund any cash and financing requirements we may have. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior SAFE approval by complying with certain procedural requirements. However, approval from or registration with appropriate government authorities is required where the Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. Without prior approval or registration from SAFE, cash generated from the operations of our PRC subsidiaries and affiliated entities may not be used to pay off debt in a currency other than the Renminbi owed by our subsidiaries and affiliated entities to entities outside China, or to make other capital expenditures outside China in a currency other than the Renminbi. If our consolidated affiliated entities liquidate, the proceeds from the liquidation of their assets may not be used outside of the PRC or be given to investors who are not PRC nationals without prior approval. The PRC government may at its discretion restrict access to foreign currencies for current account transactions in the future. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies to our shareholders, including holders of our ADSs.

The approval of the CSRC may be required in connection with this offering under regulations adopted in 2006, and if required, we cannot assure you that we will be able to obtain such approval.

          In 2006, six PRC regulatory agencies, including the CSRC, jointly promulgated regulations commonly referred to as the M&A Rules. The M&A Rules require, among other things, offshore special purpose vehicles formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange.

          While the applicability of the new regulations remains unclear, our PRC counsel, Jun He Law Offices, has advised us that, based on their understanding of the current PRC laws and regulations:

  •
  the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings like ours under this prospectus are subject to CSRC approval procedures;

  •
  despite the above, prior approval from CSRC is not required under the new regulations for the listing and trading of our ADSs on Nasdaq, unless we are clearly required to do so by subsequent rules of the CSRC, because (i) neither AdChina Ltd. nor its subsidiaries Kendall or Menlo, each a wholly foreign-owned enterprise incorporated in China, has acquired any equity or assets of any existing PRC domestic company; and (ii) Kendall entered into contractual arrangements with New E-Media, Yihong and their shareholders due to the limits under PRC laws and regulations regarding foreign ownership of companies that provide advertising services, and no provision under the M&A Rules clearly classifies contractual arrangements (including contractual arrangements to derive economic interests from our consolidated affiliated entities and pledges of equity of our consolidated affiliated entities) as a type of transaction subject to this regulation.

          There are still uncertainties as to how the M&A Rules will be interpreted and implemented. If the CSRC or other PRC regulatory agencies subsequently determine that we need to obtain the

CSRC's approval for this offering, the CSRC or other PRC regulatory agencies may, among other things, impose fines and penalties on our operations in the PRC, delay or restrict the transfer of the proceeds from this offering into the PRC, order our PRC subsidiaries to terminate the contractual arrangements with the consolidated affiliated entities and their shareholders or take other actions that could have a material adverse effect on our business, financial condition or results of operations. The CSRC or other PRC regulatory agencies may also take actions requiring us to halt this offering before settlement and delivery of the ADSs offered by this prospectus.

          The M&A Rules also establish procedures and requirements that could make some acquisitions of PRC companies by foreign investors more time-consuming and complex, including requirements in some instances that the Ministry of Commerce be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise. We may expand our business in part by acquiring complementary businesses. Complying with the requirements of the M&A Rules to complete such transactions could be time-consuming, and any required approval processes, including obtaining approval from the Ministry of Commerce, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

PRC regulations relating to offshore investment activities by PRC residents may limit our subsidiaries' ability to increase their registered capital or distribute profits to us, limit our ability to inject capital into our PRC subsidiaries, or otherwise expose us to liability under PRC law.

          SAFE promulgated regulations in October 2005 commonly referred to as Circular 75 that require PRC residents, including legal persons and natural persons, to register with the relevant local branches of SAFE before establishing or controlling any company outside of China, referred to as an offshore special purpose company, for purpose of raising funds from overseas to acquire assets of, or equity interests in, PRC companies. In addition, any PRC resident who makes, or has previously made, direct or indirect investments in such an offshore special purpose company is required to further update that registration for matters including increases or decreases in the offshore special purpose company's share capital, transfers or swaps of its shares, mergers, division, long-term equity or debt investments, and the creation of any security interest. Moreover, the PRC subsidiaries of such offshore special purpose company are required to coordinate and monitor the filing of SAFE registrations by the offshore special purpose company's shareholders who are PRC residents, and do so in a timely manner. Any failure to comply with the above registration or amendment requirements could result in the PRC subsidiaries' being prohibited from distributing their profits and proceeds from any reduction in capital, share transfer or liquidation to their offshore parent companies, offshore parent companies being restricted in their ability to contribute additional capital into their PRC subsidiaries, and other liabilities under PRC laws for evasion of foreign exchange restrictions.

          We believe that all of our founders who are PRC residents have completed their required initial registrations with SAFE and are preparing their applications to amend their registrations to reflect recent developments in our company and our PRC subsidiaries. However, we may not at all times be fully aware or informed of the identities of all of our beneficial owners who are PRC residents, and we may not always be able to cause our other shareholders or beneficial owners to comply with Circular 75, nor can we ensure you that if the other shareholders or PRC resident beneficial owners choose to make the registration, such registrations will be successfully completed. The failure or inability of our shareholders who are PRC residents and PRC resident beneficial owners to make any required registrations or subsequent registrations or comply with these requirements may subject such shareholders or beneficial owners to fines and legal sanctions and may also limit our ability to contribute additional capital or provide loans (including using the proceeds from this offering) to our China operations, limit our PRC subsidiaries' ability to pay dividends or otherwise distribute profits to us, or otherwise materially and adversely affect us.

          In March 2007, SAFE issued further regulations requiring Chinese citizens who are granted stock options by an overseas publicly listed company to register with SAFE through a Chinese agent or Chinese subsidiary of the overseas publicly listed company and complete certain other procedures. We and our PRC employees who have been granted stock options, restricted share units and restricted shares will be subject to these regulations upon the completion of this offering. Any failure of our PRC stock option holders, restricted share unit holders or restricted share holders to complete their SAFE registrations may subject these PRC residents to fines and legal sanctions and may also limit our ability to contribute additional capital into our PRC subsidiaries, limit our PRC subsidiaries' ability to distribute dividends to us, or otherwise materially adversely affect our business.

Under the PRC Enterprise Income Tax Law, we may be classified as a PRC "resident enterprise," which could result in unfavorable tax consequences to us and our shareholders and have a material adverse effect on our results of operations and the value of your investment.

          Under the PRC Enterprise Income Tax Law, which became effective on January 1, 2008, an enterprise established outside the PRC with "de facto management bodies" within the PRC should be considered a "resident enterprise" and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income. Under the implementation regulations to the Enterprise Income Tax Law, a "de facto management body" is defined as a body that has material and overall management and control over the manufacturing and business operations, personnel and human resources, finances and properties of an enterprise. In addition, a circular issued by the State Administration of Taxation on April 22, 2009 known as Circular 82 sets out the standards and procedures for recognizing the location of the "effective management" of an enterprise registered outside of the PRC and funded by Chinese enterprises as controlling investors. This circular specifies that certain PRC-invested enterprises will be classified as PRC resident enterprises if the following are located or resident in the PRC: senior management personnel and departments that are responsible for daily production, operation and management; financial and personnel decision making bodies; key properties, accounting books, the company seal, and minutes of board meetings and shareholders' meetings; and half or more of the senior management or directors having voting rights.

          Given that our Cayman holding company is incorporated and controlled by PRC individuals instead of PRC enterprises or PRC enterprise groups, it is unclear whether Circular 82 applies to us, and we are not aware of any clear guidance regarding the criteria pursuant to which the PRC tax authorities will determine the tax residency of an overseas company controlled by PRC individuals under the applicable PRC laws and regulations. Furthermore, we are not aware of any offshore holding company with a corporate structure similar to ours ever having been deemed a PRC resident enterprise by the PRC tax authorities. However, as the tax resident status of an enterprise is subject to determination by the PRC tax authorities, our subsidiaries and our consolidated variable interest entities all operate in the PRC and uncertainties remain with respect to the interpretation of the term "de facto management body" as applicable to our offshore entity, we may be considered a resident enterprise and may therefore be subject to the enterprise income tax at 25% on our global income. If we earn income outside of the PRC, the imposition of a tax on our global income could raise our effective tax rate and have a material adverse effect on our results of operations.

          If we are classified as a PRC resident enterprise, dividends we pay to non-PRC resident enterprise shareholders will be subject to PRC withholding tax, and while our holding company is incorporated in the Cayman Islands, we expect that we would deduct the appropriate withholding taxes from any dividend that we paid. Further, foreign ADS holders may be subject to PRC tax on gains realized on the sale or other disposition of ADSs or ordinary shares, if such income is sourced from within the PRC, although procedures for the payment of such taxes do not exist and it is not clear whether or how the PRC government might enforce such taxes against persons who are not residents of the PRC. Any such tax may reduce the returns on your investment in our ADSs. Although our holding company is incorporated in the Cayman Islands, it remains unclear whether gains realized by our foreign ADS holders will be regarded as income from sources within the PRC if we are classified as a PRC resident enterprise, and it is unclear whether non-PRC shareholders of AdChina Ltd. would be able to claim the benefits of any tax treaties between their tax residence and the PRC in the event that AdChina Ltd. is treated as a PRC resident enterprise.

Discontinuation or reduction of any of the preferential tax treatments or other government incentives available to us in the PRC, imposition of any additional PRC taxes or assessment of tax penalties could adversely affect our financial condition and results of operations.

          Local PRC governments have adopted incentives to encourage the development of technology companies. Our wholly owned subsidiary, Kendall, was designated as "software company" by the relevant PRC government authorities in June 2011 and thus was entitled to an income tax exemption for two years beginning with its first profitable year and a 50% tax reduction at a rate of 12.5% for the subsequent three years. See "Management's Discussion and Analysis of Financial Condition and Results of Operation — Taxation". Preferential tax treatment and other government incentives granted to Kendall by the local governmental authorities is subject to review and may be adjusted or revoked at any time. The discontinuation or reduction of any preferential tax treatments currently available to us and Kendall will cause our effective tax rate to increase, which could have a material adverse effect on our financial condition and results of operations. In addition, during periodic or ad hoc examinations and audits, PRC tax authorities may find our tax accounting practice inconsistent with the guidelines and principles set forth in the state or local tax laws and regulations. For example, the local tax bureau in Shanghai recently conducted a tax audit on New E-Media, which resulted in findings of certain insignificant non-compliance. See "Principal PRC Regulations — Other Regulations — Regulations on Taxation." If we are deemed not fully in compliance with PRC tax laws and regulations, we may be subject to additional PRC taxes or assessment of tax penalties, which could adversely affect our financial condition and results of operations.

Risks Related to this Offering

There has been no public market for our shares or ADSs prior to this offering, and you may not be able to resell our ADSs at or above the price you paid, or at all.

          Prior to this initial public offering, there has been no public market for our shares or ADSs. We have applied to list the ADSs on Nasdaq. Our ordinary shares will not be listed on any exchange or quoted for trading on any over-the-counter trading system. If an active trading market for our ADSs does not develop after this offering, the market price and liquidity of our ADSs will be materially and adversely affected.

          Negotiations with the underwriters will determine the initial public offering price for our ADSs which may bear no relationship to their market price after the initial public offering. We cannot assure you that an active trading market for our ADSs will develop or that the market price of our ADSs will not decline below the initial public offering price.

The market price for our ADSs may be volatile.

          The trading prices of our ADSs are likely to be volatile and could fluctuate widely due to factors beyond our control. This may happen because of broad market and industry factors, like the performance and fluctuation in the market prices or the underperformance or deteriorating financial results of other listed internet or other companies based in China that have listed their securities in the United States in recent years. The securities of some of these companies have experienced significant volatility since their initial public offerings, including, in some cases, substantial price declines in the trading prices of their securities. The trading performances of other Chinese companies' securities after their offerings, including internet and e-commerce companies, may affect the attitudes of investors toward Chinese companies listed in the United States, which consequently may impact the trading performance of our ADSs, regardless of our actual operating performance. In addition, any negative news or perceptions about inadequate corporate governance practices or fraudulent accounting, corporate structure or matters of other Chinese companies may also negatively affect the attitudes of investors towards Chinese companies in general, including us, regardless of whether we have conducted any inappropriate activities. In addition, securities markets may from time to time experience significant price and volume fluctuations that are not related to our operating performance, such as the large decline in share prices in the United States, China and other jurisdictions in late 2008, early 2009 and the second half of 2011, which may have a material and adverse effect on the market price of our ADSs.

          In addition to market and industry factors, the price and trading volume of our ADSs may be highly volatile due to multiple factors, including the following:

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  regulatory developments affecting us, our customers or our industry;

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  announcements of studies and reports relating to the quality of our services or those of our competitors;

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  changes in the economic performance or market valuations of other companies that provide internet advertising services or solutions;

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  actual or anticipated fluctuations in our quarterly results of operations and changes of our expected results;

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  changes in financial estimates by securities research analysts;

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  conditions in the internet advertising industry;

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  announcements by us or our competitors of new services, acquisitions, strategic relationships, joint ventures or capital commitments;

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  additions to or departures of our senior management;

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  detrimental negative publicity about us, our competitors or our industry;

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  fluctuations in the exchange rate between the Renminbi and the U.S. dollar;

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  release or expiry of lock-up or other transfer restrictions on our outstanding ordinary shares or ADSs; and

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  sales or perceived potential sales of additional ordinary shares or ADSs.

Because our initial public offering price is substantially higher than our net tangible book value per share, you will experience immediate and substantial dilution.

          If you purchase ADSs in this offering, you will pay more for your ADSs than the amount paid by our existing shareholders for their ordinary shares on a per ADS basis. As a result, you will experience immediate and substantial dilution of approximately US$             per ADS, representing the difference between the assumed initial public offering price of US$             per ADS, the mid-point of the estimated range of the initial public offering price, and our net tangible book value per ADS as of December 31, 2011, after giving effect to the automatic conversion of our preferred shares, immediately upon the completion of this offering and net proceed, to us from this offering.

In addition, you may experience further dilution to the extent that our Class A ordinary shares are issued upon the exercise of share options and pursuant to our restricted share unit grants.

Because we do not expect to pay dividends in the foreseeable future after this offering, you must rely on price appreciation of our ADSs for return on your investment.

          We currently intend to retain most, if not all, of our available funds and any future earnings after this offering to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in our ADSs as a source for any future dividend income.

          Our board of directors has complete discretion as to whether to distribute dividends. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our PRC subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in our ADSs will likely depend entirely upon any future price appreciation of our ADSs. There is no guarantee that our ADSs will appreciate in value after this offering or even maintain the price at which you purchased the ADSs. You may not realize a return on your investment in our ADSs and you may even lose your entire investment in our ADSs.

Substantial future sales or perceived potential sales of our ADSs in the public market could cause the price of our ADSs to decline.

          Sales of our ADSs or ordinary shares in the public market after this offering, or the perception that these sales could occur, could cause the market price of our ADSs to decline. Upon completion of this offering, we will have             ordinary shares outstanding including             Class A ordinary shares represented by ADSs. All ADSs sold in this offering will be freely transferable without restriction or additional registration under the Securities Act. The remaining Class A ordinary shares outstanding after this offering will be available for sale, upon the expiration of the 180-day lock-up period beginning from the date of this prospectus, subject to volume and other restrictions as applicable under Rules 144 and 701 under the Securities Act. Any or all of these shares may be released prior to the expiration of the lock-up period at the discretion of the representatives of the underwriters. To the extent shares are released before the expiration of the lock-up period and sold into the market, the market price of our ADSs may decline.

          Upon completion of this offering, certain holders of our ordinary shares will have the right to cause us to register under the Securities Act the sale of their shares, subject to the 180-day lock-up period in connection with this offering. Registration of these shares under the Securities Act would result in ADSs representing these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration. Sales of these registered shares in the form of ADSs, in the public market could cause the price of our ADSs to decline.

You may not have the same voting rights as the holders of our ordinary shares and may not receive voting materials in time to be able to exercise your right to vote.

          Except as described in this prospectus and in the deposit agreement, holders of our ADSs will not be able to exercise voting rights attaching to the Class A ordinary shares represented by our ADSs on an individual basis. Holders of our ADSs will appoint the depositary or its nominee as their representative to exercise the voting rights attaching to the Class A ordinary shares represented by the ADSs. If we request the depositary to act, we will provide the depositary with a meeting notice setting forth details concerning the matters to be voted upon at least 35 days in advance of the meeting date. However, you may not receive voting materials in time to instruct the depositary to vote, and it is possible that you, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote. For details of voting rights of our ordinary shareholders, please refer to "Description of Share Capital — Ordinary Shares — Voting Rights", and for details of voting rights for our ADS holders, please refer to "Description of American Depositary Shares — Voting Rights."

Your right to participate in any future rights offerings may be limited, which may cause dilution to your holdings, and you may not receive cash dividends if it is impractical to make them available to you.

          We may from time to time distribute rights to our shareholders, including rights to acquire our securities. However, we cannot make rights available to you in the United States unless we register both the rights and the securities to which the rights relate under the Securities Act or an exemption from the registration requirements is available. Under the deposit agreement, the depositary will not make rights available to you unless both the rights and the underlying securities to be distributed to ADS holders are either registered under the Securities Act or exempt from registration under the Securities Act. We are under no obligation to file a registration statement with respect to any such rights or securities or to endeavor to cause such a registration statement to be declared effective and we may not be able to establish a necessary exemption from registration under the Securities Act. Accordingly, you may be unable to participate in our rights offerings and may experience dilution in your holdings.

          The depositary of our ADSs has agreed to pay to you the cash dividends or other distributions it or the custodian receives on our Class A ordinary shares or other deposited securities after deducting its fees and expenses. You will receive these distributions in proportion to the number of Class A ordinary shares your ADSs represent. However, the depositary may, at its discretion, decide that it is inequitable or impractical to make a distribution available to any holders of ADSs. For example, the depositary may determine that it is not practicable to distribute certain property through the mail, or that the value of certain distributions may be less than the cost of mailing them. In these cases, the depositary may decide not to distribute such property to you.

You may be subject to limitations on transfer of your ADSs.

          Your ADSs are transferable on the books of the depositary. However, the depositary may close its transfer books at any time or from time to time when it deems expedient in connection with the performance of its duties. In addition, the depositary may refuse to deliver, transfer or register transfers of ADSs generally when our books or the books of the depositary are closed, or at any time if we or the depositary deems it advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.

You may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited because we are incorporated under Cayman Islands law, we conduct substantially all of our operations in China and substantially all of our directors and officers reside outside the United States.

          We are incorporated in the Cayman Islands and conduct substantially all of our operations in China through our PRC subsidiaries and consolidated affiliated entities. Substantially all of our directors and officers reside outside the United States and a substantial portion of their assets are located outside of the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the Cayman Islands or in China in the event that you believe that your rights have been infringed under the securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of China may render you unable to enforce a judgment against our assets or the assets of our directors and officers. There is no statutory recognition in the Cayman Islands of judgments obtained in the United States, although the courts of the Cayman Islands will generally recognize and enforce a non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits. For more information regarding the relevant laws of the Cayman Islands and China, see "Enforceability of Civil Liabilities."

          Our corporate affairs are governed by our memorandum and articles of association, as amended and restated from time to time, and by the Companies Law (2011 Revision) and common law of the Cayman Islands. The rights of shareholders to take legal action against us and our directors, actions by minority shareholders and the fiduciary responsibilities of our directors are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, which provides persuasive, but not binding, authority. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedents in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States and provides significantly less protection to investors. In addition, shareholders in Cayman Islands companies may not have standing to initiate a shareholder derivative action in U.S. federal courts.

          As a result, our public shareholders may have more difficulty in protecting their interests through actions against us, our management, our directors or our major shareholders than would shareholders of a corporation incorporated in a jurisdiction in the United States.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies.

          Because we qualify as a foreign private issuer under the Securities Exchange Act of 1934, as amended, or the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

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  the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

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  the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

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  the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

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  the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

          We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a quarterly basis as press releases, distributed pursuant to the rules and regulations of Nasdaq. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

As a company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from Nasdaq corporate governance listing standards. These practices may afford less protection to shareholders than they would enjoy if we complied with the Nasdaq corporate governance listing standards applicable to U.S. domestic issuers.

          As a company incorporated in the Cayman Islands and listed on Nasdaq, we are subject to the Nasdaq corporate governance listing standards. However, Nasdaq rules permit a foreign private issuer like us to follow the corporate governance practices of its home country. Certain corporate governance practices in the Cayman Islands, which is our home country, may differ significantly from Nasdaq corporate governance listing standards. For example, neither the Companies Law of the Cayman Islands nor our sixth memorandum and articles of association requires a majority of our directors to be independent, we could include non-independent directors as members of our compensation committee and nominating committee, and our independent directors would not necessarily hold regularly scheduled meetings at which only independent directors are present. Currently, we do not plan to rely on home country practice with respect to our corporate governance after we complete this offering. However, if we choose to follow home country practice in the future, our shareholders may be afforded less protection than they otherwise would under the Nasdaq corporate governance listing standards applicable to U.S. domestic issuers.

You must rely on the judgment of our management as to the use of the net proceeds from this offering, and such use may not produce income or increase our ADS price.

          We intend to use the net proceeds of this offering for, among other things, continuing investment in our technology and solutions development, acquiring strategic advertising inventory, sales and marketing initiatives to facilitate our geographical expansion, general corporate purposes and strategic acquisitions. However, our management will have considerable discretion in the application of the net proceeds received by us. For more information, see "Use of Proceeds." You will not have the opportunity, as part of your investment decision, to assess whether proceeds are being used appropriately. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. The net proceeds may be used for corporate purposes that do not improve our efforts to maintain profitability or increase our ADS price. The net proceeds from this offering may be placed in investments that do not produce income or that lose value.

Our sixth memorandum and articles of association will contain anti-takeover provisions that could adversely affect the rights of holders of our ordinary shares and ADSs.

          We will adopt our sixth amended and restated memorandum and articles of association that will become effective immediately upon the closing of this offering. Our sixth new memorandum and articles of association will contain certain provisions that could limit the ability of others to acquire control of our company, including a dual-class voting structure that gives disproportionate voting power to the Class B ordinary shares held by our founder, chairman and chief executive officer, Mr. Alan Fangjun Yan, and his wife, Ms. Yuying Zhao, and a provision that grants authority to our board directors to establish from time to time one or more series of preferred shares without action by our shareholders and to determine, with respect to any series of preferred shares, the terms and rights of that series. The provisions could have the effect of depriving our shareholders of the opportunity to sell their shares at a premium over the prevailing market price by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transactions.

We may be classified as a passive foreign investment company for United States federal income tax purposes, which could result in adverse U.S. federal income tax consequences to U.S. holders of our ADSs or ordinary shares.

          Depending upon the value of our assets, which may be determined based on the market value of our ordinary shares and ADSs, and the nature of our assets and income over time, we could be classified as a passive foreign investment company, or a PFIC. Under U.S. federal tax law, we will be classified as a PFIC for any taxable year if either (i) at least 75% of our gross income for the taxable year is passive income or (ii) at least 50% of the value of our assets (based on the average quarterly value of our assets during the taxable year) is attributable to assets that produce or are held for the production of passive income. Based on our current gross income and assets and projections as to the value of our ordinary shares and ADSs following this offering, we do not expect to be classified as a PFIC for the current taxable year or in the foreseeable future. While we do not anticipate becoming a PFIC, fluctuations in the market price of our ADSs or ordinary shares may cause us to become a PFIC for the current or any subsequent taxable year.

          Although the law in this regard is unclear, we treat the consolidated affiliated entities as being owned by us for United States federal income tax purposes, not only because we control their management decisions but also because we are entitled to substantially all of the economic benefits associated with those entities, and, as a result, we consolidate their results of operations in our consolidated U.S. GAAP financial statements. If it were determined, however, that we are not the owner of those entities for United States federal income tax purposes, we would likely be treated as a PFIC for our taxable year ending on December 31, 2012 and any subsequent taxable year. Because of the uncertainties in the application of the relevant rules and because PFIC status is a factual determination made annually after the close of each taxable year on the basis of the composition of our income and the value of our active versus passive assets, there can be no assurance that we will not be a PFIC for the current or any future taxable year. The overall level of our passive assets will be affected by how, and how quickly, we spend our liquid assets and the cash raised in this offering. Under circumstances where revenues from activities that produce passive income significantly increase relative to our revenues from activities that produce non-passive income or where we determine not to deploy significant amounts of cash for active purposes, our risk of becoming classified as a PFIC may substantially increase.

          If we were to be or become a PFIC, a U.S. Holder (as defined in "Taxation — Material United States Federal Income Tax Considerations — General") may incur significantly increased United States income tax on gain recognized on the sale or other disposition of the ADSs or ordinary shares and on the receipt of distributions on the ADSs or ordinary shares to the extent such gain or distribution is treated as an "excess distribution" under the United States federal income tax rules. Further, if we were a PFIC for any year during which a U.S. Holder held our ADSs or ordinary shares, we generally would continue to be treated as a PFIC for all succeeding years during which such U.S. Holder held our ADSs or ordinary shares. Although U.S. holders of PFIC shares can sometimes avoid the rules described above by electing to treat such PFIC as a "qualified electing fund," this option will not be available to U.S. Holders because, even if we were to be or become a PFIC, we do not intend to comply with the requirements necessary to permit U.S. Holders to make such election. If a U.S. Holder owns our ADSs or ordinary shares during any taxable year that we are a PFIC, the holder must file an annual report with the U.S. Internal Revenue Service. Each U.S. Holder is urged to consult its tax advisor concerning the United States federal income tax consequences of purchasing, holding and disposing of ADSs or ordinary shares if we are or become treated as a PFIC, including the possibility of making a mark-to-market election and the unavailability of the election to treat us as a qualified electing fund. For more information, see "Taxation — Material United States Federal Income Tax Considerations — Passive Foreign Investment Company Considerations" and "— Passive Foreign Investment Company Rules."

If we are required to pay U.S. taxes, the value of your investment in our company could be substantially reduced.

          Our company is a corporation organized under the laws of the Cayman Islands. As such, our company believes that it is properly classified as a non-United States corporation for United States federal income tax purposes. Under certain provisions of the Code and regulations, however, if pursuant to a plan (or a series of related transactions), a non-United States corporation, such as our company, acquires substantially all of the assets of a United States corporation, and after the acquisition 80% or more of the stock (by vote or value) of the non-United States corporation (excluding stock issued in a public offering related to the acquisition) is owned by former shareholders of the United States corporation by reason of their ownership of the United States corporation, the non-United States corporation will be considered a United States corporation for United States federal income tax purposes. Our founder originally formed AdChina, Inc. in the United States. Through a series of private transactions in April 2008 involving our company, former shareholders of AdChina, Inc. came to hold less than 80% of our stock, and, as such, we do not believe that our company should be treated as a United States corporation under the rules described above. If, contrary to this view, the United States tax authorities successfully treated our company as a United States domestic corporation as a result of the restructuring and related transactions that occurred in connection with our incorporation (or otherwise), our company would be subject to United States federal income tax on its worldwide taxable income as if it were a United States corporation, which could materially increase our expenses and reduce the amounts available to pay as dividends to our shareholders and, accordingly, materially reduce the value of your investment in our company. You are urged to consult your tax advisor concerning the income tax consequences of purchasing, holding or disposing of ADSs or ordinary shares if we were to be treated as a United States domestic corporation for United States federal income tax purposes.

We will incur increased costs as a result of being a public company.

          As a public company, we will incur significant accounting, legal and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act, as well as rules subsequently implemented by the Securities and Exchange Commission and Nasdaq, have detailed requirements concerning corporate governance practices of public companies including Section 404 relating to internal control over financial reporting. We expect these and other rules and regulations applicable to public companies to increase our accounting, legal and financial compliance costs and to make certain corporate activities more time-consuming and costly. We are currently evaluating and monitoring developments with respect to these new rules, and we cannot predict or estimate with reasonable certainty the amount of additional costs we may incur or the timing of such costs.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

          This prospectus contains forward-looking statements that involve risks and uncertainties. All statements other than statements of historical facts are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

          You can identify these forward-looking statements by words or phrases such as "may," "will," "expect," "anticipate," "aim," "estimate," "intend," "plan," "believe," "likely to" or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include, but are not limited to, statements about:

  •
  our goals and growth strategies;

  •
  our future business development, results of operations and financial condition;

  •
  expected changes in our revenue and certain cost or expense items;

  •
  our ability to develop new services and solutions and attract advertisers and publishers;

  •
  growth, trends and competition in the internet advertising industry;

  •
  our ability to protect our intellectual property rights;

  •
  our expectations regarding the demand for, and market acceptance of, our services and solutions;

  •
  our ability to retain and deepen our relationships with our customers and publishers;

  •
  our expectation regarding the use of proceeds from this offering; and

  •
  assumptions underlying or related to any of the foregoing.

          You should read thoroughly this prospectus and the documents that we refer to in this prospectus with the understanding that our actual future results may be materially different from and worse than what we expect. Other sections of this prospectus include additional factors which could adversely impact our business and financial performance. Moreover, we operate in an evolving environment. New risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

          You should not rely upon forward-looking statements as predictions of future events. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

          We estimate that we will receive net proceeds from this offering of approximately US$                           million after deducting underwriting discounts and commissions and the estimated offering expenses payable by us. These estimates are based upon an assumed initial offering price of US$                          per ADS, the mid-point of the range shown on the front cover page of this prospectus. [We will not receive any of the proceeds from the sale of ADSs by the selling shareholders.] A US$1.00 increase (decrease) in the assumed initial public offering price of US$                          per ADS would increase (decrease) the net proceeds of this offering by US$                           million, assuming the sale of                          ADSs at US$                          per ADS, the mid-point of the range shown on the front cover page of this prospectus and after deducting underwriting discounts and commissions and the estimated offering expenses payable by us.

          The primary purposes of this offering are to create a public market for our shares for the benefit of all shareholders, retain talented employees by providing them with equity incentives, and obtain additional capital. We intend to use the net proceeds received by us from this offering for the following purposes:

  •
  approximately US$                           million for continuing investment in our technology and solutions development, with focus on our mobile platform and performance-based solutions;

  •
  approximately US$                           million for acquiring strategic advertising inventory, including selectively extending our reach to publishers who have complementary audience bases;

  •
  approximately US$                           million for pursuing sales and marketing initiatives to facilitate our geographical expansion within China, including further expanding the headcount of our sales force and increasing spending on training we provide to our sales force; and

  •
  the remainder for general corporate purposes, including strategic investments and acquisitions (although we are not currently negotiating any such acquisitions).

          The amounts and timing of any expenditures will vary depending on the amount of cash generated by our operations, competitive and technological developments and the rate of growth, if any, of our business. Accordingly, our management will have significant flexibility in applying the net proceeds of the offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus. For example, we may use a portion of the net proceeds we receive from this offering for strategic acquisitions, although we are not currently negotiating any acquisition transactions.

          In utilizing the proceeds from this offering, we are permitted under PRC laws and regulations to provide funding to our PRC subsidiaries only through loans or capital contributions and to our consolidated affiliated entities only through loans, and only if we satisfy the applicable government registration and approval requirements. We cannot assure you that we will be able to meet these requirements on a timely basis, if at all. See "Risk Factors — Risks Related to Our Corporate Structure — PRC regulation of loans to, and direct investment in, PRC entities by offshore holding companies and governmental control of currency conversion may limit our use of the proceeds we receive from this offering to fund our expansion or operations."

          Pending use of the net proceeds, we intend to hold our net proceeds in short-term, interest-bearing debt instruments or demand deposits.

DIVIDEND POLICY

          We have not previously declared or paid cash dividends and we have no plan to declare or pay any dividends in the near future on our shares or ADSs. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

          We are a holding company incorporated in the Cayman Islands. We rely principally on dividends from our PRC subsidiaries for our cash requirements, including any payment of dividends to our shareholders. PRC regulations may restrict the ability of our PRC subsidiaries to pay dividends to us. See "Principal PRC Regulations — Other Regulations — Regulations on Dividend Distribution."

          Our board of directors has complete discretion as to whether to distribute dividends. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant. If we pay any dividends, we will pay our ADS holders to the same extent as holders of our ordinary shares, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. See "Description of American Depositary Shares." Cash dividends on our ordinary shares, if any, will be paid in U.S. dollars.

CAPITALIZATION

          The following table sets forth our capitalization as of December 31, 2011:

  •
  on an actual basis;

  •
  on a pro forma basis to reflect (i) the automatic conversion and re-designation of all of our outstanding Series A, Series B and Series C preferred shares as 41,179,586 Class A ordinary shares, (ii) the automatic re-designation of all ordinary shares held by Universe Access Enterprises Limited and Master Field Management Limited as 8,000,000 Class B ordinary shares immediately prior to closing of this offering; and (iii) the automatic re-designation of all other ordinary shares outstanding as of December 31, 2011, as 9,558,407 Class A ordinary shares; and

  •
  on a pro forma as adjusted basis to reflect (i) the planned automatic conversion and re-designation of all of our outstanding Series A, Series B and Series C preferred shares into 41,179,586 Class A ordinary shares immediately upon the completion of this offering; (ii) the automatic re-designation of all ordinary shares held by Universe Access Enterprises Limited and Master Field Management Limited to 8,000,000 Class B ordinary shares immediately prior to closing of this offering; (iii) the issuance of 3,339,164 Series D preferred shares in February 2012, which will be automatically converted into and re-designated as the equivalent number of Class A ordinary shares upon the conversion of this offering; (iv) the automatic re-designation of all other ordinary shares outstanding as of the date of this prospectus as 6,308,407 Class A ordinary shares; and (v) the sale of             Class A ordinary shares in the form of ADSs by us in this offering at an assumed initial public offering price of US$             per ADS, the mid-point of the estimated range of the initial public offering price shown on the front cover of this prospectus, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

          You should read this table together with our consolidated financial statements and the related notes included elsewhere in this prospectus and the information under "Management's Discussion and Analysis of Financial Condition and Results of Operations."

	As of December 31, 2011
	Actual	Pro forma	Pro forma as adjusted(1)
	(US$)
Equity:
Ordinary shares (US$0.00005 par value; 65,000,000 shares authorized; 17,558,407 shares issued and outstanding on an actual basis; none outstanding on a pro forma or pro forma as adjusted basis)	878	—
Class A ordinary shares (US$0.00005 par value; shares authorized; 50,737,993 shares issued and outstanding on a pro forma basis; shares issued and outstanding on a pro forma as adjusted basis)	—	2,537
Class B ordinary shares (US$0.00005 par value; shares authorized; 8,000,000 shares issued and outstanding on a pro forma and pro forma as adjusted basis)	—	400
Series A convertible preferred shares (US$0.00005 par value; 13,260,000 shares authorized; 13,256,892 shares issued and outstanding on an actual basis; none outstanding on a pro forma or pro forma as adjusted basis)	7,311,067	—
Series B convertible preferred shares (US$0.00005 par value; 18,300,000 shares authorized; 18,298,715 shares issued and outstanding on an actual basis; none outstanding on a pro forma or pro forma as adjusted basis)	18,105,704	—
Series C convertible preferred shares (US$0.00005 par value; 9,630,000 shares authorized; 9,623,979 shares issued and outstanding on an actual basis; none outstanding on a pro forma or pro forma as adjusted basis)	39,781,242	—

Series D convertible preferred shares (US$0.00005 par value; 6,370,000 shares authorized, none issued and outstanding on an actual basis, none issued and outstanding on a pro forma basis, and 3,339,164 shares issued and outstanding on a pro forma as adjusted basis)

	N/A	N/A
Additional paid-in capital(2)	24,573,709	89,769,663
Accumulated other comprehensive income	2,135,323	2,135,323
Accumulated deficit	(27,484,485)	(27,484,485)

Total equity(2)	64,423,438	64,423,438

Total capitalization(2)	64,423,438	64,423,438

(1)
The pro forma as adjusted information discussed above is illustrative only. Our additional paid-in capital, total equity and total capitalization following the completion of this offering are subject to adjustment based on the actual initial public offering price and other terms of this offering determined at pricing.

(2)
Assuming the number of ADSs offered by us as set forth on the cover page of this prospectus remains the same, and after deduction of underwriting discounts and commissions and the estimated offering expenses payable by us, a US$1.00 increase (decrease) in the assumed initial public offering price of US$             per ADS would increase (decrease) each of additional paid-in capital, total equity and total capitalization by US$             million.

DILUTION

          Our net tangible book value as of December 31, 2011 was approximately US$             per ordinary share and US$             per ADS. Net tangible book value per ordinary share represents the amount of total tangible assets, minus the amount of total liabilities, divided by the total number of ordinary shares outstanding. Dilution is determined by subtracting net tangible book value per ordinary share from the assumed public offering price per ordinary share.

          Without taking into account any other changes in such net tangible book value after December 31, 2011, other than to give effect to (1) the conversion of all of our Series A, Series B, Series C and Series D preferred shares into ordinary shares, which will occur automatically upon the completion of this offering, and (2) our issuance and sale of             ADSs in this offering, at an assumed initial public offering price of US$             per ADS, the mid-point of the estimated public offering price range, and after deduction of underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma net tangible book value as of December 31, 2011 would have been US$             per outstanding ordinary share, including ordinary shares underlying our outstanding ADSs, or US$             per ADS. This represents an immediate increase in net tangible book value of US$             per ordinary share, or US$             per ADS, to existing shareholders and an immediate dilution in net tangible book value of US$             per ordinary share, or US$             per ADS, to purchasers of ADSs in this offering.

          The following table illustrates the dilution on a per ordinary share basis assuming that the initial public offering price per ordinary share is US$             and all ADSs are exchanged for ordinary shares:

Assumed initial public offering price per ordinary share	US$
Net tangible book value per ordinary share	US$

Amount of dilution in net tangible book value per ordinary share to new investors in the offering	US$

Amount of dilution in net tangible book value per ADS to new investors in the offering	US$

          A US$1.00 increase (decrease) in the assumed public offering price of US$             per ADS would increase (decrease) our pro forma net tangible book value after giving effect to the offering by US$              million, the pro forma net tangible book value per ordinary share and per ADS after giving effect to this offering by US$             per ordinary share and US$             per ADS and the dilution in pro forma net tangible book value per ordinary share and per ADS to new investors in this offering by US$             per ordinary share and US$             per ADS, assuming no change to the number of ADSs offered by us as set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and other offering expenses. The pro forma information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our ADSs and other terms of this offering determined at pricing.

          The following table summarizes, on a pro forma basis as of December 31, 2011, the differences between our shareholders as of December 31, 2011 and the new investors with respect to the number of ordinary shares purchased from us, the total consideration paid and the average price per ordinary share paid at an assumed initial public offering price of US$             per ADS

before deducting estimated underwriting discounts and commissions and estimated offering expenses.

	Ordinary Shares Purchased		Total Consideration		Average Price Per Ordinary share	Average Price Per ADS
	Number	Percent	Amount	Percent
Existing shareholders
New investors

Total

          A US$1.00 increase (decrease) in the assumed public offering price of US$             per ADS would increase (decrease) total consideration paid by new investors, total consideration paid by all shareholders, average price per ordinary share and average price per ADS paid by all shareholders by US$             , US$             , US$             and US$             , respectively, assuming the sale of             ADSs at US$             , the mid-point of the range set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and other offering expenses payable by us.

          The discussion and tables above also assume no exercise of any outstanding stock options and excludes the impact of the restricted share unit grants as of the date of this prospectus. As of the date of this prospectus, there were             ordinary shares issuable upon exercise of outstanding stock options at a weighted average exercise price of US$             per ordinary share, and             ordinary shares issuable pursuant to restricted share unit grants, and there were             ordinary shares available for future issuance upon the exercise of future grants under our share incentive plans. To the extent that any of these options are exercised or any of these restricted share units are vested, there will be further dilution to new investors.

EXCHANGE RATE INFORMATION

          Substantially all of our operations are conducted in China and all of our revenues are denominated in Renminbi. This prospectus contains translations of Renminbi amounts into U.S. dollars at specific rates solely for the convenience of the reader. Unless otherwise noted, all translations from Renminbi to U.S. dollars and from U.S. dollars to Renminbi in this prospectus were made at a rate of RMB6.2939 to US$1.00, the noon buying rate in The City of New York for cable transfers of Renminbi as certified for customs purposes by the Federal Reserve Bank of New York on December 31, 2011. We make no representation that any Renminbi or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or Renminbi, as the case may be, at any particular rate, at the rates stated below, or at all. The PRC government imposes control over its foreign currency reserves in part through direct regulation of the conversion of Renminbi into foreign exchange and through restrictions on foreign trade. On February 10, 2012, the noon buying rate was RMB6.2991 to US$1.00.

          The following table sets forth information concerning exchange rates between the Renminbi and the U.S. dollar for the periods indicated. These rates are provided solely for your convenience and are not necessarily the exchange rates that we used in this prospectus or will use in the preparation of our periodic reports or any other information to be provided to you.

	Exchange Rate
Period	Period End	Average(1)	Low	High
	(RMB per US$1.00)
2006	7.8041	7.9579	7.8041	8.0702
2007	7.2946	7.5806	7.2946	7.8127
2008	6.8225	6.9193	6.7800	7.2946
2009	6.8259	6.8295	6.8176	6.8470
2010	6.6000	6.7603	6.6000	6.8330
2011	6.2939	6.4475	6.6364	6.2939
August	6.3778	6.4036	6.4401	6.3778
September	6.3780	6.3885	6.3975	6.3780
October	6.3570	6.3718	6.3825	6.3534
November	6.3765	6.3564	6.3839	6.3400
December	6.2939	6.3482	6.3733	6.2939
2012
January	6.3330	6.3107	6.3330	6.2940
February (through February 10, 2012)	6.2991	6.3020	6.3120	6.2938

Source: Federal Reserve Statistical Release

(1)
Annual averages are calculated from month-end rates. Monthly averages are calculated using the average of the daily rates during the relevant period.

ENFORCEABILITY OF CIVIL LIABILITIES

          We were incorporated in the Cayman Islands in order to enjoy the following benefits:

  •
  political and economic stability;

  •
  an effective judicial system, by which we mean that we believe that the judicial system of the Cayman Islands will reach and enforce legal judgments in accordance with the law of the Cayman Islands in a relatively reliable fashion;

  •
  a favorable tax system;

  •
  the absence of exchange control or currency restrictions; and

  •
  the availability of professional and support services.

          However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include, but are not limited to, the following:

  •
  the Cayman Islands has a less developed body of securities laws than the United States and these securities laws provide significantly less protection to investors; and

  •
  Cayman Islands companies may not have standing to sue before the federal courts of the United States.

          Our constituent documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders be arbitrated.

          All of our operations are conducted outside the United States, and substantially all of our assets are located outside the United States. A majority of our officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

          We have appointed Law Debenture Corporate Services Inc. as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

          Conyers Dill & Pearman, our counsel as to Cayman Islands law, and Jun He Law Offices, our counsel as to PRC law, have advised us, respectively, that there is uncertainty as to whether the courts of the Cayman Islands and China, respectively, would:

  •
  recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

  •
  entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

          Conyers Dill & Pearman has further advised us that a final and conclusive judgment in the federal or state courts of the United States under which a sum of money is payable, other than a sum payable in respect of taxes, fines, penalties or similar charges, may be subject to enforcement proceedings as a debt in the courts of the Cayman Islands under the common law doctrine of obligation. There are currently no treaties or reciprocal agreements made between the Cayman Islands and China or the United States that allow enforcement of foreign judgments without having to commence proceedings in the Cayman Islands. The Cayman Islands courts can be expected to follow English case law precedents which permit a minority shareholder to commence a representative action against, or derivative actions in our name in the Cayman Islands courts to challenge (i) an act which is beyond the powers of the Company or illegal, (ii) an act which constitutes a fraud against the minority and the wrongdoers are themselves in control of us, and (iii) an irregularity in the passing of a resolution which requires a qualified (or special) majority under Cayman Islands law.

          Jun He Law Offices has further advised us that the recognition and enforcement of foreign judgments are provided for under PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. However, China does not have any treaties or other agreements with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, PRC courts will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or the Cayman Islands. In addition, it will be difficult for U.S. shareholders to originate actions against us in China, because we are incorporated under the laws of the Cayman Islands and it is difficult for U.S. shareholders, by virtue of holding our ADSs or ordinary shares, to establish a connection to the PRC for a PRC court to have subject matter jurisdiction as required by the PRC Civil Procedures Law.

CORPORATE HISTORY AND STRUCTURE

          We began our business operations in China in August 2007 through Shanghai New E-Media Advertising Co., Ltd., or New E-Media, a company established by our founder, Mr. Alan Fangjun Yan, and Mr. Yan's wife, Ms. Yuying Zhao, in Shanghai. New E-Media primarily engages in providing internet advertising services and solutions. Mr. Yan set up AdChina, Inc. in the United States in April 2007.

          Starting April 2008, as part of a single plan with the purpose of raising capital by issuing equity interests to new investors in a private placement, we (1) incorporated our current holding company, AdChina Ltd., in the Cayman Islands and engaged in a series of transactions in which AdChina Ltd. acquired AdChina, Inc.; (2) established Kendall Technology Development (Shanghai) Co., Ltd. (formerly, Kendall (Shanghai) Investment & Consulting Co., Ltd.), or Kendall, our wholly owned subsidiary in China to control and consolidate the assets related to our China operations; and (3) issued Series A preferred shares to a substantial group of new investors. Kendall primarily engages in providing technology consulting and administrative services. As we did not conduct any business through AdChina, Inc., we dissolved this entity in June 2011.

          Prior to October 2010, we also operated an e-commerce business in China through contractual arrangements between Kendall and Topweaver Digital Technology Co., Ltd., or Topweaver, a PRC domestic company owned by our founder. Topweaver sold merchandise sourced from manufacturers and distributors in China and operated the YoBrand.com website. To focus on our core businesses, Kendall terminated these arrangements with Topweaver in September 2010, after which Topweaver was no longer our consolidated affiliated entity.

          In March 2011, we established AdChina Media (Hong Kong) I Limited, AdChina Media (Hong Kong) II Limited, and AdChina Mobile Media (Hong Kong) Limited, our wholly owned subsidiaries in Hong Kong, which will primarily engage in providing internet and mobile internet advertising services and solutions.

          To more clearly define our business divisions, we established Eagle-eyed Technology Development (Shanghai) Co., Ltd., or Eagle-eyed, in June 2011 as a wholly owned subsidiary of AdChina Media (Hong Kong) I Limited in China and Yihong through Mr. Yan and Mr. Huayi Cheng as Yihong's shareholders in September 2011. Eagle-eyed was subsequently renamed as Shanghai Menlo Network Technologies, Inc., or Menlo, in January 2012. Menlo primarily engages in providing technology consulting and solutions in connection with the various software systems under our demand side and supply side platforms. Yihong is another consolidated affiliated entity of ours and it primarily engages in providing internet advertising services and solutions.

          In November 2011, we established Shanghai Yizhun Culture and Media Co., Ltd., or Yizhun, as a wholly owned subsidiary of Menlo. Yizhun does not currently conduct any business. In the future, we expect Yizhun to engage in internet advertising business to further streamline our business divisions after it and its offshore parent company obtain the necessary qualifications required under applicable PRC law.

          PRC laws and regulations currently limit foreign ownership of companies that provide advertising services. To comply with these restrictions, we provide internet advertising services and solutions in China through Kendall's contractual arrangements with our consolidated affiliated entities, New E-Media and Yihong.

          The following diagram illustrates our anticipated shareholding, voting and corporate structure immediately after the completion of this offering, assuming the underwriters do not exercise their option to purchase additional ADSs:

(1)
New E-Media is our consolidated affiliated entity. New E-Media is 91% owned by our founder, Mr. Alan Fangjun Yan, and 9% owned by Mr. Yan's wife, Ms. Yuying Zhao, both of whom are PRC citizens. We exercise effective control over New E-Media through its contractual arrangements with Kendall. See "Corporate History and Structure."
(2)
Yihong is our consolidated affiliated entity. Yihong is 95% owned by our founder, Mr. Alan Fangjun Yan, and 5% owned by our chief technology officer, Mr. Huayi Cheng, both of whom are PRC citizens. We exercise effective control over Yihong through its contractual arrangements with Kendall. See "Corporate History and Structure."

          Our wholly owned PRC subsidiary Kendall entered into a series of contractual arrangements with New E-Media and Yihong and their shareholders that enable us to exercise effective control over these consolidated affiliated entities through proxy agreements and receive substantially all of the economic benefits of these consolidated affiliated entities in the form of service fees in consideration for the technical services provided by Kendall.

          We do not have any equity interest in our consolidated affiliated entities. However, we have been dependent on our consolidated affiliated entities to operate our business in China, and we expect to continue to be dependent on our consolidated affiliated entities as long as PRC law does not allow us to directly operate our business in China. We rely on our consolidated affiliated entities to maintain or renew the qualifications, licenses or permits that are necessary for them to conduct our business in China. We believe that we have the power under our contractual arrangements to cause our consolidated affiliated entities and their shareholders to renew, revise or enter into new contractual arrangements with us prior to the expiration of the current arrangements on terms that would enable us to continue to operate our business in China after the expiration of the current arrangements, or in the event of certain amendments and changes to the current applicable PRC laws, regulations and rules, on terms that would enable us to directly operate our business in China legally. For a detailed description of the regulatory environment that necessitates the adoption of our corporate structure, see the section in this prospectus headed "Principal PRC Regulations." For a detailed description of the risks associated with our corporate structure and the contractual arrangements that support our corporate structure, see "Risk Factors — Risks Related to Our Corporate Structure."

Contractual Arrangements with Our Consolidated Affiliated Entities

Contractual Arrangements with New E-Media and Its Shareholders

          The following is a summary of the currently effective contracts between our wholly owned PRC subsidiary Kendall, our consolidated affiliated entity New E-Media, and the shareholders of New E-Media.

Proxy Agreement

          Pursuant to a proxy agreement entered into between Kendall, New E-Media and its shareholders in March 2009, the shareholders of New E-Media each irrevocably appointed, by executing a power of attorney, the person designated by Kendall as their attorney-in-fact to act on their behalf on all matters of New E-Media requiring shareholders' presence, vote or approval under PRC laws and regulations and New E-Media's articles of association. The attorney-in-fact may exercise the shareholders' rights in their own discretion, without prior consent or advice from the shareholders, provided that they give prompt notice to the shareholders under certain circumstances. Each power of attorney will remain in force until the termination or expiration of the proxy agreement, or until Kendall issues a written notice to replace the designated person with another person. Upon receiving such notice, the shareholders of New E-Media are each required by the terms of the proxy agreement to execute a new power of attorney. The term of the proxy agreement is 20 years and will be extended automatically thereafter in one-year increments unless Kendall provides written notice otherwise prior to the relevant expiration date. The proxy agreement may be terminated by the agreement of all parties in writing, and it will be terminated if Kendall or New E-Media dissolves due to the expiration of its business license. New E-Media and its shareholders cannot terminate the proxy agreement without Kendall's written approval unless otherwise provided by law.

Exclusive Services Agreement

          Pursuant to an exclusive services agreement entered into between Kendall and New E-Media in March 2009, Kendall has the exclusive right to provide services to New E-Media based on New E-Media's business needs, and to provide hardware or personnel support in connection with such services. Kendall is entitled to designate any third party to provide such services, or transfer its rights and obligations under this agreement to any third party. In consideration of the services provided by Kendall, New E-Media agrees to pay a service fee based on a set formula defined in this agreement. Under this formula, the annual service fee is calculated by deducting an agreed-upon amount of cost and expenses incurred by New E-Media from the net revenues of New E-Media for that year. As a result, we believe that Kendall receives substantially all of the economic benefits of New E-Media in the form of the service fee based on the exclusive services agreement. If New E-Media encounters difficulties in making the service fee payments in time, Kendall has the discretion to agree to a delayed payment by New E-Media, or both parties may agree in writing to adjust the amount of service fee. In connection with the intellectual property rights resulting from the performance of this agreement, if the relevant technologies were jointly developed by New E-Media and Kendall, or developed by New E-Media based on technologies commissioned by Kendall, Kendall will own such intellectual property rights; if the relevant technologies were independently developed by New E-Media, New E-Media will own such intellectual property rights subject to certain rights and privileges of Kendall's regarding the transfer and license of such intellectual properties. The term of this agreement is 20 years and will be extended automatically thereafter in one-year increments unless Kendall gives a written notice to terminate prior to the termination date. New E-Media cannot terminate the exclusive service agreement without Kendall's approval, unless otherwise provided by law.

Exclusive Option Agreement

          Pursuant to the exclusive option agreement entered into among Kendall, New E-Media and the shareholders of New E-Media in March 2009, New E-Media's shareholders irrevocably grant Kendall or its designated representative(s) an exclusive option to purchase, to the extent permitted under PRC law, all or part of their equity interests in New E-Media, and New E-Media irrevocably grants Kendall or its designated representative(s) an exclusive option to purchase, to the extent permitted under PRC law, all or part of the assets of New E-Media, including but not limited to any intellectual properties and any investment rights and interests. The exercise price shall be the registered capital corresponding to the purchased equity interest, or the net book value corresponding to the purchased assets, subject to the lowest price then permitted by PRC law. Subject to then applicable PRC law and this agreement, Kendall has sole discretion to decide the time and method of exercising the options, and it can exercise such options by itself or designate any third party to exercise them, in whole or in part. Without Kendall's written consent, New E-Media and its shareholders may not transfer, pledge, or otherwise dispose of material assets or equity interests in any way. The exclusive option agreement will remain in full force and effect until all of the equity interests and assets in New E-Media have been acquired by Kendall or its designated representative(s). New E-Media and its shareholders cannot terminate the exclusive option agreement without Kendall's approval, unless otherwise provided by law.

Equity Interest Pledge Agreement

          Pursuant to the equity interest pledge agreement entered into among Kendall, New E-Media and the shareholders of New E-Media in March 2009, the shareholders of New E-Media have pledged all of their equity interests in New E-Media to Kendall to guarantee New E-Media's and its shareholders' performance of their obligations under, where applicable, the proxy agreement, the exclusive services agreement and the exclusive option agreement. If New E-Media or any of its shareholders breach their contractual obligations under these agreements, Kendall, as pledgee, will be entitled to certain rights, including the right to sell or auction the pledged equity interests. Without Kendall's prior written consent, shareholders of New E-Media may not transfer, accept, incur or allow any encumbrance on the pledged equity interests or contribute additional capital into New E-Media. Subject to certain exceptions, if there is any possibility that the value of the pledged equity interests will be materially diminished in a way that would jeopardize Kendall's interests, Kendall is entitled to sell or auction the pledged equity interests. During the term of this agreement, Kendall is entitled to collect all of the dividends and other distributions paid on the pledged equity interests. The pledge agreement became effective upon proper execution by all parties of the equity interest pledge agreement and the proper record of such equity interest pledge activities on the register of shareholders of New E-Media. Upon effectiveness of the agreement, the pledgors are required to provide the pledgees with a certificate from competent local branch of the State Administration for Industry and Commerce evidencing proper registration of the pledge arrangement.

Contractual Arrangements with Yihong and Its Shareholders

          In September 2011, we established Yihong through Mr. Alan Fangjun Yan and Mr. Huayi Cheng as Yihong's two shareholders, in order to more clearly define our business divisions. Yihong primarily engages in providing internet advertising services and solutions. We entered into a series of agreements with Yihong and its shareholders in order to be the primary beneficiary of, and substantially control, Yihong. Yihong became our consolidated affiliated entity as a result of these contractual arrangements.

          Our agreements with Yihong and its shareholders include:

  •
  a proxy agreement between the shareholders of Yihong and Kendall;

  •
  an exclusive services agreement between Yihong and Kendall;

  •
  exclusive option agreements among Yihong, Kendall and the shareholders of Yihong; and

  •
  equity interest pledge agreements among Yihong, Kendall and the shareholders of Yihong.

          The terms of these contractual arrangements are substantially identical to the terms of our contractual arrangements with New E-Media and its shareholders. Other than the party-specific information, there are no material differences between the terms of these contractual arrangements between Yihong and its shareholders and those between New E-Media and its shareholders.

SELECTED CONSOLIDATED FINANCIAL DATA

          The following selected consolidated statements of operations data for the years ended December 31, 2009, 2010 and 2011 and the selected consolidated balance sheet data as of December 31, 2010 and 2011 have been derived from our audited consolidated financial statements included elsewhere in this prospectus and should be read in conjunction with those consolidated financial statements and notes thereto and the information under "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The selected consolidated statements of operations data for the years ended December 31, 2008 and 2009 have been derived from our audited consolidated financial data and from our audited consolidated financial statements, respectively, not included herein. The selected consolidated balance sheet data as of December 31, 2008 have been derived from our unaudited consolidated financial information as of December 31, 2008 prepared on the same basis as our audited consolidated financial data, not included herein. Our audited consolidated financial statements are prepared and presented in accordance with U.S. GAAP and have been audited by PricewaterhouseCoopers Zhong Tian CPAs Limited Company, an independent registered public accounting firm. We were incorporated in April 2007. We have not included financial information for the period from our inception (April 2007) to December 31, 2007, as such information is not available on a basis that is consistent with the consolidated financial information for the years ended December 31, 2008, 2009, 2010 and 2011, and cannot be provided on a U.S. GAAP basis without unreasonable effort or expense. Our historical results for any period are not necessarily indicative of results to be expected for any future period.

	Year Ended December 31,
	2008	2009	2010	2011
	(US$ thousands except share, ADS, per share, per ADS and advertiser and publisher data)
Consolidated Statement of Operations Data:
Net revenues	2,764	10,796	27,274	50,671
Cost of revenues(1)	(2,734)	(7,330)	(14,612)	(24,567)

Gross profit	30	3,466	12,662	26,104
Operating expenses:
Technology and development(1)	(508)	(700)	(2,011)	(2,753)
Sales and marketing(1)	(1,244)	(3,057)	(7,985)	(15,512)
General and administrative(1)	(1,367)	(2,206)	(4,433)	(27,188)
Other operating income	—	—	277	996

Total operating expenses	(3,119)	(5,963)	(14,152)	(44,457)

Operating loss from continuing operations	(3,089)	(2,497)	(1,490)	(18,353)
Interest income	22	50	45	285
Interest expense	(454)	(44)	—	—
Other income/(expenses)	—	(1)	(92)	130

Loss before income tax	(3,521)	(2,492)	(1,537)	(17,938)
Income tax benefit/(expense)	492	263	(426)	(617)

Loss from continuing operations, net of tax	(3,029)	(2,229)	(1,963)	(18,555)
Loss from discontinued operations, net of tax	(0)	(196)	(1,055)	—

Net loss	(3,029)	(2,425)	(3,018)	(18,555)

Deemed dividends on Series C convertible preferred shares	—	—	—	(1,942)
Net loss attributable to ordinary shareholders	(3,029)	(2,425)	(3,018)	(20,497)

Loss per share, basic and diluted:
Continuing operations	(0.35)	(0.25)	(0.20)	(1.67)
Discontinued operations	(0.00)	(0.03)	(0.10)	—

Total	(0.35)	(0.28)	(0.30)	(1.67)

	Year Ended December 31,
	2008	2009	2010	2011
	(US$ thousands except share, ADS, per share, per ADS and advertiser and publisher data)
Loss per ADS, basic and diluted:
Continuing operations
Discontinued operations
Total
Weighted average shares used in calculating basic and diluted loss per share	8,723,452	8,770,000	9,954,250	12,266,696
Pro forma loss per share, basic and diluted:(2)(6)				(0.35)
Pro forma loss per ADS, basic and diluted:(2)(6)
Weighted average shares used in calculating basic and diluted pro forma loss per share				53,228,826
Selected Non-GAAP Financial Data(3):
Adjusted income (loss) from continuing operations	(2,171)	(1,600)	(573)	2,619
Adjusted EBITDA	(2,142)	(1,646)	255	3,712
Selected Operating Data:
Number of advertisers(4)	47	139	264	452
Net revenues per advertiser	59	78	103	112
Number of online publishers(5)	171	302	403	409

(1)
Including share-based compensation expenses as set forth below:

	Year Ended December 31,
	2008	2009	2010	2011
	(US$ thousands)
Cost of revenues	1	49	45	361
Technology and development	5	10	134	410
Sales and marketing	364	320	783	747
General and administrative	488	250	428	19,656

Total	858	629	1,390	21,174

(2)
For the year ended December 31, 2011, pro forma basis reflects the assumed conversion of all of our outstanding Series A, Series B and Series C preferred shares as of January 1, 2011 (or at the time of issuance, if later).

(3)
See "— Non-GAAP Financial Measures."

(4)
Represents the number of advertisers who used our platform to execute advertising campaigns during the period indicated.

(5)
Represents the number of publishers on whose websites we had the right to place advertisements at the end of the period indicated.

(6)
In February 2012, we issued 3,339,164 Series D preferred shares immediately upon the completion of this offering and repurchased 3,250,000 outstanding ordinary shares. After giving effect to the issuance of Series D preferred shares, the automatic conversion of Series D preferred shares into Class A ordinary shares and the repurchase of ordinary shares as if such events took place on December 31, 2011, our pro forma basic and diluted loss per share for the year ended December 31, 2011 would have been US$(0.35) and US$(0.35), respectively, and our pro forma basic and diluted earnings per ADS for the year ended December 31, 2011 would have been             and             , respectively.

	As of December 31,
	2008	2009	2010	2011
	(US$ thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	1,182	12,030	47,750	53,642
Total current assets	5,023	22,886	67,527	78,955
Total assets	5,984	24,219	69,801	82,111
Total current liabilities	676	2,621	11,220	17,688
Total liabilities	676	2,621	11,220	17,688
Mezzanine equity	3,536	—	—	—
Total equity	1,772	21,598	58,581	64,423

Non-GAAP Financial Measures

          We use two financial measures not calculated in accordance with U.S. GAAP. Adjusted income/(loss) from continuing operations is a non-GAAP financial measure which excludes share-based compensation from loss from continuing operations. Adjusted EBITDA is a non-GAAP financial measure which represents loss from continuing operations plus interest expense, income tax provision, depreciation and amortization and share-based compensation less interest income. The computation of adjusted income/(loss) from continuing operations and adjusted EBITDA are as follows.

	Year Ended December 31,
	2008	2009	2010	2011
	(US$ thousands)
Loss from continuing operations	(3,029)	(2,229)	(1,963)	(18,555)
Add: Share-based compensation	858	629	1,390	21,174

Adjusted income (loss) from continuing operations	(2,171)	(1,600)	(573)	2,619

Loss from continuing operations	(3,029)	(2,229)	(1,963)	(18,555)
Add: Income tax expense (benefit)	(492)	(263)	426	617
Depreciation and amortization	89	223	447	761
Interest expense	454	44	—	—
Interest income	(22)	(50)	(45)	(285)
Share-based compensation	858	629	1,390	21,174

Adjusted EBITDA	(2,142)	(1,646)	255	3,712

          The presentation of these non-GAAP financial measures is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with U.S. GAAP and may not be comparable to other companies' non-GAAP measures with similar titles. The information about our financial performance provided by adjusted income/(loss) from continuing operations is used by our management for a variety of purposes. We regularly communicate this financial measurement result to our board of directors and discuss with the board our interpretation of such results. We consider this financial measurement as an important element in our budgeting process. In addition, we use our adjusted income/(loss) from continuing operations as a key performance target in determining certain compensation for executives, largely because we believe that this measure is indicative of the how the fundamental business is performing and is being managed.

          We use adjusted income/(loss) from continuing operations and adjusted EBITDA to enhance our understanding of our operating performance in the ordinary, ongoing and customary course of our operations. We historically have found it helpful, and believe that investors have found it helpful. We also provide information relating to our adjusted income/(loss) from continuing operations and adjusted EBITDA so that analysts, investors and other interested persons have the same data that we use to assess our core operating performance. We believe that adjusted income/(loss) from continuing operations and adjusted EBITDA should be viewed only as a supplement to the GAAP financial information. We also believe, however, that providing this information in addition to, and together with, GAAP financial information permits analysts, investors and other interested persons to obtain a better understanding of our core operating performance and to evaluate the efficacy of the methodology and information used by our management to evaluate and measure such performance on a standalone and a comparative basis.

          The use of adjusted income/(loss) from continuing operations and adjusted EBITDA has certain limitations. Share-based compensation expense has been and will be incurred and is not reflected in the presentation of adjusted income/(loss) from continuing operations. Share-based compensation expense, depreciation and amortization expense for various long-term assets, income tax expense or benefit, interest expense and interest income have been and will be incurred and are not reflected in the presentation of adjusted EBITDA. Each of these items should also be considered in the overall evaluation of the results. We compensate for these limitations by providing the relevant disclosure of the depreciation and amortization, interest expense, income tax expense and other relevant items both in the reconciliations to the U.S. GAAP financial measures and in the consolidated financial statements, all of which should be considered when evaluating the performance.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

          You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the section entitled "Selected Consolidated Financial Data" and our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under "Risk Factors" and elsewhere in this prospectus.

Overview

          We operate a leading integrated internet advertising platform in China, according to iResearch. We serve two primary constituencies:

  •
  Advertisers.  We provide internet advertising services and solutions to advertisers, either directly or through advertising agencies, who wish to reach a targeted, nationwide audience of Chinese consumers. The number of advertisers using our platform to execute advertising campaigns increased from 139 in 2009 to 264 in 2010 and 452 in 2011, for a three-year CAGR of 80.3%. Our net revenues per advertiser increased from US$78 thousand in 2009 to US$103 thousand in 2010 and US$112 thousand in 2011.

  •
  Internet Publishers.  We acquire advertising space from internet publishers who wish to better monetize the traffic generated by their websites and mobile apps. Our online publisher base has grown from 171 publishers as of December 31, 2008, to 302 as of December 31, 2009, 403 as of December 31, 2010 and 409 as of December 31, 2011. Our online platform reached 486 million monthly unique visitors in December 2011, and our mobile platform provided our advertisers with access to 249 million monthly unique visitors in December 2011.

          We currently operate our business as a single segment and derive substantially all of our revenues from the provision of internet advertising services and solutions.

          We have grown rapidly since our inception. Our net revenues increased from US$10.8 million in 2009 to US$27.3 million in 2010 and US$50.7 million in 2011, for a three-year CAGR of 116.6%. Due to the significant cost of revenues and operating expenditures required to ramp up our business and operations at the early stage of development of our company and a significant increase in share-based compensation expenses in 2011, we incurred losses from continuing operations of US$2.2 million, US$2.0 million and US$18.6 million in 2009, 2010 and 2011, respectively. Our net losses reflected non-cash share-based compensation expenses in an aggregate amount of US$0.6 million in 2009, US$1.4 million in 2010 and US$21.2 million in 2011.

          To comply with PRC legal restrictions on foreign ownership of companies that provide advertising services and solutions, we provide internet advertising services and solutions in China through our consolidated affiliated entities, New E-Media and Yihong. We have contractual arrangements with New E-Media and Yihong and their shareholders that enable us to exercise effective control over and receive substantially all of the economic benefits from New E-Media and Yihong. As a result of these contractual arrangements, we are considered the primary beneficiary of New E-Media and Yihong and we consolidate their results in our financial statements. We previously conducted an e-commerce business through Topweaver that was unrelated to our core business of providing advertising services and solutions, but in September 2010 we terminated our contractual arrangements with Topweaver in order to concentrate on our core business. We consolidated Topweaver prior to the termination as we had effectively controlled and received substantially all of the economic benefits from Topweaver through those contractual arrangements.

Factors Affecting Our Results of Operations

Internet Advertising Spending

          We sell advertising services and solutions to both international and Chinese advertisers that wish to reach a target audience of Chinese consumers through our internet advertising platform. Our customers' advertising spending budgets are strongly influenced by macroeconomic conditions, particularly those conditions that affect consumer spending. The annual per capita disposable income of urban residents in China has increased from RMB13,786 in 2007 to RMB21,810 in 2011, representing a CAGR of 12.2%, according to the National Bureau of Statistics of China. The proportion of advertising spending that is devoted to internet advertising is affected by trends in internet usage, both in terms of the internet penetration rate and in terms of the average amount of time each user spends on the internet. China's internet user base has grown from 210 million in 2007 to 513 million in 2011, representing a CAGR of 25.0%, and average time spent online per user has also increased from 16.2 hours per week in 2007 to 18.7 hours per week in 2011, according to reports issued in January 2008 and January 2012 by CNNIC, the official China Internet Network Information Center. As a result, internet advertising spending in China increased from US$2.5 billion in 2008 to US$3.1 billion in 2009 and US$4.7 billion in 2010 and is expected to increase to US$6.4 billion in 2011, according to ZenithOptimedia. These trends have created favorable conditions for our growth since the founding of our company in 2007, and continued growth in our addressable market should give us further opportunities to expand our business. ZenithOptimedia projects that internet advertising spending in China will reach US$11.8 billion by 2013.

Size and Reach of Our Platform

          The size of the audience that we can target is affected by the number of people who use the internet in China, how much time they spend on internet, including mobile internet and the size and reach of our platform. The size and reach of our platform are a function of the number of publishers who are willing to offer advertising space over our platform and the popularity of the websites or mobile apps or sites operated by those publishers. We expanded our online publisher base from 171 publishers as of December 31, 2008 to 302 as of December 31, 2009, 403 as of December 31, 2010 and 409 as of December 31, 2011, and our online platform reached 486 million monthly unique visitors in December 2011. Our mobile platform provided our advertisers with access to 249 million monthly unique visitors in December 2011. We must continue to expand our publisher base to keep pace with continued growth in China's internet user base and the emergence of popular new websites, although it is unlikely that our publisher base will continue to expand as rapidly in the future as it did when we were still in the early stages of assembling it. The increasing fragmentation of the internet audience in China reduces the percentage of total page views that the top websites represent and also may require us to enlarge our publisher base in order to maintain our platform's reach.

Acceptance of More Sophisticated Pricing Models

          Internet advertising in China still largely follows a CPT pricing model. We offer internet advertising services and solutions primarily based on a CPM pricing model, which is better suited to targeted advertising than the CPT pricing model, and we are developing new performance-based services and solutions that will be based on a CPA pricing model. We generated around 93% of our total net revenues from services and solutions priced under the CPM model in 2011 and around 2% under the CPT model. In the second quarter of 2011, we launched trial advertising campaigns priced with CPA features. The willingness of Chinese advertisers to change their existing practices and adopt more sophisticated pricing models will affect the demand for our services and solutions. We believe that willingness of Chinese advertisers to adopt a CPM pricing model has not been a limiting factor in our growth to date, as we have been able to provide advertisers with measurement and analysis tools that help demonstrate the effectiveness of our targeted advertising under the CPM pricing model.

Improvements in Technology

          Our ability to develop and apply improved technology affects the attractiveness of our targeted advertising services and solutions. It also affects our ability to reach each advertiser's target audience and also to accurately value and efficiently utilize our advertising space. As targeted advertising becomes more effective, and as improvements in reporting and analytical tools allow advertisers to measure their return on investment from internet advertising spending with greater accuracy, we believe that advertisers will be willing to pay higher prices for targeted advertising services and solutions. We invested US$0.7 million, US$1.0 million, US$2.5 million and US$3.4 million in research and development in 2008, 2009, 2010 and 2011, respectively. After we launched AdChina AdManager in December 2007, our research and development efforts were concentrated on building out our platform, and these efforts culminated in the launch of various software systems under our demand side and supply side platforms. For the remainder of 2012 our research and development initiatives will focus on the following key areas: improvements to our ability to analyze and utilize our user data; further enhancements of ADP, including further developing the real-time bidding system under DSP for advertising inventory; further developing our mobile platform and the launch of our new performance-based solutions, which would enable us to offer services and solutions using a CPA pricing model.

Number of Advertisers and Average Spend Per Advertiser

          We derived over 98% of our net revenues in 2010 and 2011 from internet advertising services and solutions that we provide to advertisers. Our net revenues are a function of both the number of advertisers for whom we execute advertising campaigns each year and the average spend per advertiser each year. We define average spend per advertiser as fees earned from customers during a given period divided by the number of advertisers during that period. Since our inception, we have been generally successful in increasing each of these measures each year. Our number of advertisers grew by 196% from 2008 to 2009, by 90% from 2009 to 2010, and by 71% from 2010 to 2011, while our average spend per advertiser grew by 32% from 2008 to 2009, by 33% from 2009 to 2010 and by 9% from 2010 to 2011. Increases in the number of our advertisers are driven primarily by our sales and marketing efforts, which entail educating potential customers about the differentiated reach and measurable return on investment enabled by our platform. In addition, increases in the number of our advertisers are driven by word of mouth regarding our platform as well as advertiser interest in utilizing internet advertising. Increases in average spend per advertiser are primarily driven by our customers' satisfaction with our services and solutions, which often relates to our success in demonstrating to them a higher return on investment than they are able, or would likely be able, to achieve through other channels. In addition to seeking out prospective advertisers, our sales force also visits our existing advertisers, including ones that are represented by advertising agencies and are not our direct customers, to build our relationship and persuade them to increase the amount of their budget they spend on our advertising platform. In addition, increases in average spend per advertiser are driven by increases in advertisers' marketing budgets overall or in the relative percentage of those budgets allocated to the China market or to internet advertising.

Advertising Agency Commissions

          As is customary in the advertising industry in China, we pay commissions to third-party advertising agencies who represent advertisers that use our platform. The commissions are generally calculated on a sliding scale as a percentage of fees earned from customers, increasing with the volume of fees that we receive through an advertising agency. Increases or decreases in the commission rates that we negotiate with advertising agencies will tend to decrease or increase our net revenues, which are reported net of such commissions. Historically, our average commission rate fell almost a third, by 31%, from 2008 to 2009 as one large customer to whom we had granted a favorable commission rate in 2008 no longer accounted for as large a proportion of our gross fees in 2009. Our average commission rate more than doubled, by 112%, from 2009 to 2010 because we pursued a strategy of sourcing more of our business through advertising agencies and because the growth of our business meant that our advertising agency customers often qualified for higher commissions under our sliding scale policy. Our average commission rate decreased approximately 10% from 2010 to 2011, as the number of direct customers significantly outgrew the number of advertising agencies over this period, which over-weighed the higher commissions to some advertising agency customers under our sliding scale policy. We expect the average agency commission rate to increase as our business grows and generates more fees, since the commissions are calculated on a sliding scale as a percentage of fees earned from customers. However, we anticipate that any such increase will be limited in the longer term as we reach the volume caps that we place on our agency commission rates in our agreements with advertising agencies.

Selected Statements of Operations Items

Net Revenues

          We currently derive substantially all of our net revenues from internet advertising services and solutions that we provide to advertisers on our integrated platform, both directly to the advertisers and indirectly through advertising agencies. We generally sell advertising services and solutions in the context of specific advertising campaigns and sign a separate contract for each campaign, the duration of which is typically one month. Our net revenues reflect the fees earned from customers net of commissions we pay on an annual basis to third-party advertising agencies who represent advertisers that use our integrated platform, business tax, related surcharges and government-imposed cultural development fees. We began to derive a portion of our net revenues in 2010 from technology fees paid by advertising agencies and advertisers for the use of different systems under ADP and by publishers for the use of different systems under ASP, but the amount is currently not significant.

          We offer internet advertising services and solutions over four sectors. Of our four sectors, our three online sectors — portals and vertical sites, online video, and social media — comprise websites typically accessed through personal computers. We distinguish the three online sectors from each other on the basis of the content of the websites, and we classify all websites other than video and social media ones into the portal and vertical site sector. Our fourth sector is mobile internet, which comprises websites and mobile apps intended to be accessed through mobile devices. While we use this sector classification system for our own internal purposes, most advertisers do not limit their advertising campaigns to a single sector. The following table shows the percentage of fees earned from customers we derived from each sector over each of the periods indicated:

	Year Ended December 31,
	2008	2009	2010	2011
	(% of fees earned from customers)
Portals and vertical sites	100.0	93.6	85.7	79.3
Online video	—	3.5	9.4	16.3
Social media	—	2.9	4.4	0.9
Mobile internet	—	—	0.5	3.5

Total	100.0	100.0	100.0	100.0

Note: We use fees earned from customers for this purpose rather than net revenues because it is impractical to allocate agency commissions among the different sectors.

          During our first full year of operations in 2008, we built up our publisher base from websites that appealed primarily to women, and we marketed to advertisers who sought a primarily female target audience. In 2009, we diversified our publisher base to include more websites that appealed to male and youth demographics, and at the same time we also targeted advertisers spanning more industries. By the year ended December 31, 2011, we had successfully diversified our sources of revenue to the point where no industry accounted for more than 15% of our fees earned from customers. The following table shows the percentage of fees earned from customers we derived from each industry over each of the periods indicated:

	Year Ended December 31,
	2008	2009	2010	2011
	(% of fees earned from customers)
Food and beverage	4.0	10.1	13.3	14.2
Mobile communication	1.8	13.9	15.2	12.0
Cosmetics and personal care	72.4	31.2	12.8	10.1
Automotive	1.6	3.7	7.2	9.8
Household products	2.9	4.9	7.3	8.8
Apparels	1.8	4.5	4.7	6.7
Internet services	0.6	8.0	5.1	6.3
IT products	3.4	5.6	6.0	5.8
Others	11.5	18.1	28.4	26.3

Total	100.0	100.0	100.0	100.0

Note: We use fees earned from customers for this purpose rather than net revenues because it is impractical to allocate agency commissions among the different industries.

          As we have diversified our sources of revenue, we have also become less dependent upon any individual customer. In 2008, our largest customer accounted for 32% of our net revenues, whereas our largest customer in 2011 only accounted for 12% of our net revenues. We use the term customer to refer to the party with whom we sign a contract for an advertising campaign, which may be the advertiser or an advertising agency that represents the advertiser. In each of 2009, 2010 and 2011, our largest customer was an advertising agency that represented many different advertisers.

Cost of Revenues

          Cost of revenues consist primarily of media costs and other costs:

	Year Ended December 31,
	2008	2009	2010	2011
	(US$ thousands)
Media costs	2,214	6,112	12,516	20,387
Other costs	520	1,218	2,096	4,180

Total	2,734	7,330	14,612	24,567

          Our media costs consist of payments for advertising space on websites and mobile apps. We purchase advertising space from publishers on both an exclusive and a non-exclusive basis. Purchasing on an exclusive basis gives us the exclusive right to place advertisements in that space within the specified contractual period, which is generally one year but sometimes two or three years. We pay a fixed sum for such space regardless of whether we use it, subject to various conditions such as the website continuing to generate a certain minimum traffic over the life of the arrangement. Purchasing on a non-exclusive basis gives us the right to place an advertisement in that space if it is not otherwise taken at the time when we place the advertisement. Contracts for non-exclusive advertising space generally also have a duration of one year. We pay for such space only if we use it, at a price that is generally negotiated upfront on an annual basis.

          Other costs include the salary and benefits (including share-based compensation) for employees who are primarily engaged in activities that contribute directly to the generation of revenue, such as the employees in our ad services group and our publisher relations group. Also included in other costs are the direct overhead expenses and certain costs for maintaining our platform, such as the cost of our content delivery platform and the depreciation and amortization of related equipment.

Operating Expenses

          Operating expenses consist primarily of technology and development expenses, sales and marketing expenses, and general and administrative expenses, net of other operating income.

	Year Ended December 31,
	2008	2009	2010	2011
	(US$ thousands)
Technology and development	508	700	2,011	2,753
Sales and marketing	1,244	3,057	7,985	15,512
General and administrative	1,367	2,206	4,433	27,188
Other operating expenses/(income)	—	—	(277)	(996)

Total	3,119	5,963	14,152	44,457

          Our technology and development expenses consist primarily of salary and benefits (including share-based compensation) for employees engaged in development and enhancement of our platforms and systems, amortization of our capitalized internal developed software costs and travel expenses incurred by the relevant employees. We expect our technology and development expenses to increase as we continue to develop new services and solutions, such as enhancements to our ADP platform (including further developing the real-time bidding system under DSP for advertising inventory) and mobile advertising platform and the development of our performance-based solutions.

          Our sales and marketing expenses consist primarily of salary and benefits (including share-based compensation), travel and entertainment expenses, and sales commissions for our employees engaged in sales and marketing activities. We expect our sales and marketing expenses to increase as we expand our sales and marketing team to support the growth of our business.

          Our general and administrative expenses consist primarily of salary and benefits for employees engaged in management and administration, and share based compensation for such employees and certain of our non-employee advisors, business and strategic development expenses incurred by those employees, public relations and meeting expenses, and professional service fees, such as audit fees. We expect our general and administrative expenses to increase after the completion of this offering, when we become a publicly listed company; such costs would include costs relating to enhancing our internal controls, complying with Section 404 of the Sarbanes-Oxley Act and maintaining investor relationships.

          Our other operating income related primarily to government subsidies that we received from a local government for general corporate purposes and to support our ongoing operations in the region. Such subsidies are granted from time to time at the discretion of the government authority. We are not subject to any obligations related to the grant of such subsidies, and the use of such subsidies is at our discretion.

Taxation

Cayman Islands

          We are not subject to income or capital gains tax under the current laws of the Cayman Islands.

PRC

          The PRC Enterprise Income Tax Law applies a uniform enterprise income tax rate of 25% to all enterprises incorporated in China unless they qualify certain preferential treatment. Dividends paid by our subsidiaries to our holding company in the Cayman Islands will be subject to a 10% withholding tax.

          Kendall, our wholly owned subsidiary in the PRC, was designated as "software company" by the relevant PRC government authorities in June 2011 and thus was entitled to an income tax exemption for two years beginning with its first profitable year and a 50% tax reduction at a rate of 12.5% for the subsequent three years.

          If our holding company in the Cayman Islands were deemed to be a "resident enterprise" under the PRC Enterprise Income Tax Law, it would be subject to enterprise income tax on its worldwide income at a rate of 25%. See "Risk Factors — Risks Related to Doing Business in China — Under the PRC Enterprise Income Tax Law, we may be classified as a PRC 'resident enterprise,' which could result in unfavorable tax consequences to us and our shareholders and have a material adverse effect on our results of operations and the value of your investment." Under such circumstances, it is unclear whether dividends paid by Kendall to our holding company in the Cayman Islands would continue to be subject to the 10% withholding tax.

          In November 2011, the Ministry of Finance released Circular Caishui [2011] No. 111 mandating Shanghai to be the first city in China to carry out a pilot program of tax reform. Effective January 1, 2012, any entity in Shanghai that falls in the category of "selected modern service industries" will switch from a business tax payer to a value-added tax, or VAT, payer, who is permitted to offset expenses incurred in providing the relevant services against the taxable income. All of our subsidiaries and consolidated affiliated entities in Shanghai fall into this category and will be subject to VAT at a rate of 6% and will stop paying business tax from January 1, 2012 onwards.

We expect that the subjection to VAT will not have material impact on our consolidated financial statements.

Hong Kong

          Our subsidiaries did not have assessable profits that were earned in or derived from Hong Kong. Accordingly, no Hong Kong profit tax has been provided for in the periods presented.

Critical Accounting Policies

          We prepare financial statements in accordance with U.S. GAAP, which requires us to make judgments, estimates and assumptions that affect the reported amounts of our assets and liabilities and the disclosure of our contingent assets and liabilities at the end of each fiscal period and the reported amounts of revenues and expenses during each fiscal period. We continually evaluate these judgments and estimates based on our own historical experience, knowledge and assessment of current business and other conditions, our expectations regarding the future based on available information and assumptions that we believe to be reasonable, which together form our basis for making judgments about matters that are not readily apparent from other sources. Since the use of estimates is an integral component of the financial reporting process, our actual results could differ from those estimates. Some of our accounting policies require a higher degree of judgment than others in their application.

          The selection of critical accounting policies, the judgments and other uncertainties affecting application of those policies and the sensitivity of reported results to changes in conditions and assumptions are factors that should be considered when reviewing our financial statements. We believe the following accounting policies involve the most significant judgments and estimates used in the preparation of our financial statements.

Accounts Receivable

          We generally allow a credit period of 30 to 120 days to our customers after we complete the delivery of their advertising campaign. Accounts receivable primarily represent amounts due from customers that are recorded at their carrying value. Accounts receivable are reduced by an allowance that reflects our best estimate of the amounts that will not be collected. We review our accounts receivable on a periodic basis and record allowances when there is a doubt on the collectability of the balance. In evaluating the collectability of an account receivable balance, management considers various factors, including the aging of the balance, customer specific facts and economic conditions. Overdue balances greater than 30 days are reviewed individually for collectability.

          Accounts receivable balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. We do not have any off-balance-sheet credit exposure related to our customers.

Revenue Recognition

          Internet advertising revenue.    We currently derive substantially all of our net revenues from internet advertising services and solutions that we provide to advertisers, both directly to the advertisers and indirectly through advertising agencies. We recognize revenues when the following criteria are met: persuasive evidence of an arrangement exists, the sales price is fixed or determinable, delivery has occurred and collectability is reasonably assured. Revenues represent fees earned from customers net of agency commissions, business tax, related surcharges and government-imposed cultural development fees.

          Customer advertising campaign agreements are generally short term in nature (typically one month), and revenue is recognized over the service period in which the campaigns are delivered provided that no significant obligations remain, collection of the resulting receivable is reasonably assured, and the fees are fixed or determinable. Our prices for advertising campaigns utilize a CPM pricing model. In our contracts we typically charge a fixed fee for delivering a guaranteed number of impressions. We act as a principal in all transactions and record advertising revenues on a gross basis due to our legal and substantial obligations to perform in accordance with our customer contracts and the risk and rewards we retain in regards to fulfilling those obligations, which make us the primary obligor to the advertisers. The associated expenses are recorded as cost of revenues.

          Internet advertising revenue recognition requires judgment, including whether certain arrangement includes multiple elements, and if so, whether vendor-specific objective evidence or third-party evidence of fair value exists for those elements. If vendor-specific objective evidence or third-party evidence of the fair value of each element of the arrangement exists, the elements of the contract are unbundled and the revenue is recognized for each element when or as delivered. For contracts where we provide customers with advertising campaigns that contain multiple deliverables (for example, advertisements in different formats to be delivered over different periods of time), since we sell the marketing services over a broad price range, there is a lack of objective and reliable evidence of fair value for each deliverable included in the arrangement, and depending on the nature of customer arrangement, revenue may be contingent upon the delivery of previously undelivered items. Accordingly, we account for these contracts as a single unit of account, and such revenues are deferred and subsequently recognized ratably upon the commencement of the last deliverable over the remaining performance period of the arrangement. Revenue is deferred when non-refundable payments are received from customers prior to satisfaction of the revenue recognition criteria discussed above. When all of the elements within an arrangement are delivered ratably over the agreement period, the revenues are recognized on a straight line basis over the contract period.

          We adopted ASU No. 2009-13 on January 1, 2011 on a prospective basis for applicable transactions originating or materially modified after December 31, 2010. This standard eliminates the use of the residual method and requires arrangement consideration to be allocated based on the relative selling price for each deliverable. It also modifies the fair value requirements by requiring the use of a best estimate of selling price in addition to vendor specific objective evidence and third party evidence for determining the selling price of a deliverable. The adoption of this standard did not have a significant impact on our revenue recognition for multiple deliverable arrangements. Internet advertising revenue recognition requires judgment, including whether an arrangement includes multiple elements, and if so, when neither vendor specific objective evidence nor third party evidence of selling price exists, we use our best estimate of selling price to allocate arrangement consideration on a relative basis to each element. Best estimate of selling price is generally based on the selling prices of the various elements when they are sold to customers of a similar nature and geography on a stand-alone basis or an estimated stand-alone pricing when the element has not previously been sold stand-alone. These estimates are generally based on pricing strategies, market factors and strategic objectives. Revenue is deferred when non-refundable payments are received from customers prior to the satisfaction of revenue recognition criteria discussed above. When each element within an arrangement is delivered ratably over the agreement period, the revenues are recognized on a straight-line basis over the delivery period.

          We also offer incentives to our advertising agency customers in the form of volume commissions. These incentives are accrued depending on the agreements with the customers based on a pre-determined sliding scale percentage. The commissions are usually settled on annual basis in the following fiscal year. We estimate the commission payable at the end of each accounting period end based on the aggregate revenue using the applicable commission rate and the commissions are recorded as a reduction of revenue.

          Technology fee.    We also generate technology fees for making our systems directly available to our customers. Such revenue is recognized over the contractual period, provided no significant obligations of ours remain, collection of the resulting receivable is reasonably assured, and the fees are fixed or determinable. Our customers do not have the right to take possession of our software at any time during or after the term of the relevant customer agreement. Accordingly, our revenue recognition is outside the scope of the prescribed accounting guidance relevant to software revenue. The volume of such transactions is not significant.

          Internet advertising design service fee.    Internet advertising designing revenues represent fees earned from our customers for providing design solutions for internet advertising. There is no warranty, maintenance or other post contract services after the design solution is delivered to our customers. The revenues are recognized upon customer acceptance of the design deliverables, and the volume of such transactions is not significant.

          Barter transactions.    We occasionally enter into cross-promotional agreements, which represent advertising-for-advertising barter transactions. Such barter transactions should be recorded at fair value only if such value of the advertising surrendered in the transaction is determinable within reasonable limits. We recognized revenue for such barter transactions only when the fair value is determinable and the volume of such transactions is not significant.

          E-commerce sale of merchandise.    Prior to discontinuing our e-commerce operations in September 2010, we sold merchandise sourced from manufacturers and distributors in China and operated the YoBrand.com website. We recorded product sales and related costs on a gross basis when we were the primary obligor in a transaction. When we were not the primary obligor in a transaction and were instead acting as an agent, fees earned are recorded on a net basis. Revenue from our e-commerce sale of merchandise was recorded net of value-added and business taxes. The volume of our e-commerce transactions was not significant.

Income Taxes

          The provision for income taxes has been determined using the asset and liability approach of accounting for income taxes. Under this approach, deferred taxes represent the future tax consequences expected to occur when the reported amounts of assets and liabilities are recovered or paid. The provision for income taxes represents income taxes paid or payable for the current year plus the change in deferred taxes during the year. Deferred taxes result from differences between the financial and tax bases of our assets and liabilities and are adjusted for changes in tax rates and tax laws when changes are enacted. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized. The assessment of whether or not a valuation allowance is required often requires significant judgment including the long-range forecast of future taxable income and the evaluation of tax planning initiatives. Adjustments to the deferred tax valuation allowances are made to earnings in the period when such assessments are made.

          Our tax rate is based on expected income, statutory tax rates and tax planning opportunities available in the jurisdictions in which we operate. For interim financial reporting, we estimate the annual effective tax rate based on projected taxable income for the full year and record a quarterly income tax provision in accordance with the anticipated annual effective tax rate. As the year progresses, we refine the estimates of the year's taxable income as new information becomes available, including year-to-date financial results. This continual estimation process often results in a change to our expected effective tax rate for the year. When this occurs, we adjust the income tax provision during the quarter in which the change in estimate occurs so that the year-to-date provision reflects the expected annual tax rate. In arriving at the estimated effective tax rate, no effect shall be included for the tax related to significant, unusual or extraordinary items for the interim period or for the fiscal year. The tax effects of these items should instead be computed and recognized as a discrete tax event in the period of occurrence. Significant judgment is required in determining our effective tax rate and in evaluating our tax positions.

          We recognize deferred tax assets and liabilities based on the differences between the financial statement carrying amounts and the tax basis of assets and liabilities. Deferred tax assets represent items to be used as a tax deduction or credit in future tax returns for which we have already properly recorded the tax benefit in the income statement. At least quarterly, we assess the likelihood that the deferred tax asset balance will be recovered from future taxable income. We take into account such factors as prior earnings history, expected future earnings, carry-back and carry-forward periods, and tax strategies that could potentially enhance the likelihood of a realization of a deferred tax asset. To the extent recovery is unlikely, a valuation allowance is established against the deferred tax asset which will increase our income tax expense in the year such determination is made. Based on our review of the factors mentioned above, we consider it is more likely than not that Kendall and New E-Media will realize the benefits of these deductible differences, and accordingly we did not provide any valuation allowances on the deferred tax assets for the years ended December 31, 2009, 2010 and 2011.

          We recognize a tax benefit associated with an uncertain tax position when, in our judgment, it is more likely than not that the position will be sustained upon examination by a taxing authority. For a tax position that meets the more-likely-than-not recognition threshold, we initially and subsequently measure the tax benefit as the largest amount that we judge to have a greater than 50% likelihood of being realized upon ultimate settlement with a taxing authority. Our liability associated with unrecognized tax benefits is adjusted periodically due to changing circumstances, such as the progress of tax audits, case law developments and new or emerging legislation. Such adjustments are recognized entirely in the period in which they are identified. Our effective tax rate includes the net impact of changes in the liability for unrecognized tax benefits and subsequent adjustments as considered appropriate by management. We classify interest and penalties recognized on the liability for unrecognized tax benefits as income tax expense, if any. At December 31, 2009, 2010 and 2011, the amounts of gross unrecognized tax benefits were US$0. We do not anticipate any significant increase to our liability for unrecognized tax benefit within the next 12 months.

Share-based Compensation Expenses

          We have adopted stock option plans to attract and retain the best personnel and provide additional incentives to directors, employees, consultants and advisors of our company. We have authorized the issuance and reservation of up to a total of 22,022,152 ordinary shares under all our share incentive plans. We had 1,283,000 vested and unvested restricted share units and 5,530,745 vested and unvested options granted to certain directors, employees, officers, consultants and advisors outstanding as of December 31, 2011. The aggregated intrinsic value of all outstanding vested and unvested options based on the difference between the IPO price and the exercise price of the options outstanding as of December 31, 2011 is             . Such intrinsic value is calculated based on the difference between the IPO price and the exercise price of the options multiplied by the number of outstanding vested and unvested options.

          We account for the share based compensation of the options granted to our employees based on the grant date fair value of the option. The options granted to non-employees are remeasured each period end. We account for restricted share units granted based on the grant date fair value of the underlying ordinary shares. Our share-based compensation expenses have been categorized as either cost of revenue, general and administrative expenses, sales and marketing expenses or technology and development expenses, depending on the job or service functions of the grantees.

          We account for any change in any of the terms or conditions of stock options as a modification of the award. When a modification occurs, we calculate incremental compensation cost of a modification as the excess of the fair value of the modified option over the fair value of the original option immediately before its terms are modified, measured based on the share price and other pertinent assumptions at the modification date. For vested options, we would recognize incremental compensation cost in the period the modification occurs and for unvested options, we would recognize, over the remaining requisite service period, the sum of the incremental compensation cost and the remaining unrecognized compensation cost for the original award on the modification date. In March 2011, we modified 265,302 share options previously granted to certain non-employees by accelerating the vesting schedule of those options. Total share-based compensation expense recognized for these non-employee options for the year ended December 31, 2011 was US$1.3 million.

          Among options and restricted share units granted to our directors, executive officers and other employees pursuant to stock option plans, the options to purchase 2,541,513 ordinary shares and 445,000 restricted share units have both service and performance conditions. The fair value of these granted options is estimated based on the probability as to whether performance targets will be achieved. If such targets are not met, no compensation cost is recognized and any recognized compensation cost is reversed. In September 2011, we modified 450,875 share options and 305,000 restricted share units with both performance and services conditions by changing the vesting terms into service condition only. Before the modification, no compensation cost for these options and restricted share units was recognized as the original performance targets were not expected to be met and none of the options and restricted share units were expected to be vested. The incremental compensation cost of US$2.0 million and US$2.3 million, respectively, which represents the total cumulative compensation cost revaluated immediately after the modification, should be recognized for the award over the remaining vesting period. In addition, we modified 1,250,000 share options which were granted and immediately vested in April 2011 and replaced them with equal number of fully vested restricted share units of our company. The fair value of US$4.4 million for these immediately vested options was expensed on the original grant day, and the incremental cost of US$3.9 million resulting from the replacement was recognized on the date of modification.

          In December 2011, we granted 1,380,000 immediately vested restricted share units to certain advisors for the advisory services they provided. The restricted share units were fully vested upon the grant and the related expenses of US$8.5 million for these immediately vested restricted share units were expensed at the time of grant. In addition, in December 2011, we modified the exercise price of 426,500 options granted in June 2011 from US$8.00 to US$6.00. The incremental cost resulting from such modification was insignificant.

          We engaged an independent third-party appraiser to assist in the determination of the fair value of our equity securities as of each option grant date in 2008, 2009, 2010 and 2011. We have also taken into consideration the transaction price of our private equity financing transactions with independent third parties closest to the respective valuation dates in our valuation process. Our management is ultimately responsible for all assumptions and valuation methodologies used in such determination.

          The following table sets forth certain information regarding the share options and restricted share units granted to our directors, officers, employees and advisors at different dates during the 12 months prior to December 31, 2011 and up to the date of this prospectus:

Grant date	No. of Ordinary Shares Underlying RSU Granted	No. of Ordinary Shares Underlying Option Granted		Exercise Price Per Share	Weighted average fair value of RSU / Option	Fair Value Per Share at Grant Date	Intrinsic Value Per Option at the Grant Date	Type of valuation	DLOM	Discount rate
				(US$)	(US$)	(US$)	(US$)
January 12, 2011	—	34,200		4.00	2.29	4.42	0.42	Retrospective	18%	24%
March 10, 2011	—	680,000		4.00	3.31	6.06	2.06	Contemporaneous	15%	21%
March 16, 2011	—	7,000		1.00	5.15	6.06	5.06	Contemporaneous	15%	21%
March 16, 2011	345,000	—		NA	6.06	6.06	NA	Contemporaneous	15%	21%
April 26, 2011	—	1,718,500	**	6.00	3.63	7.46	1.46	Contemporaneous	5%	20%
April 26, 2011	—	75,000		1.00	6.46	7.46	6.46	Contemporaneous	5%	20%
April 26, 2011	553,000	—		NA	7.46	7.46	NA	Contemporaneous	5%	20%
June 23, 2011*	—	440,500		6.00	4.00	6.16	0.16	Contemporaneous	13%	23%
September 29, 2011	305,000	—		NA	7.62	7.62	NA	Contemporaneous	10%	21%
September 29, 2011**	1,250,000	(1,250,000)		NA	6.65	7.62	NA	Contemporaneous	10%	21%
December 5, 2011	1,530,000	—		NA	6.16	6.16	NA	Contemporaneous	13%	23%
TOTAL	3,983,000	1,705,200

*
On December 5, 2011, we modified the exercise price for outstanding options granted in June 2011 from US$8.00 to US$6.00. Relevant information in this row has been updated to reflect the applicable valuation metrics on the date of modification.

**
The modification of 1,250,000 share options aforementioned, which were initially granted and immediately vested in April 2011 and then were replaced with the equal number of our fully vested restricted share units in September 2011, are excluded from the calculation of the number of the share options granted on April 26, 2011. Such 1,250,000 restricted share units are included in the calculation of the number of grants on September 29, 2011. The incremental fair value per share was US$3.14 upon the modification.

Significant Factors, Assumptions, and Methodologies Used in Determining Fair Value of Options

          The binomial model was applied in determining the fair value of our stock options. The binomial model requires the input of highly subjective assumptions including the expected stock price volatility and sub-optimal early exercise factor at which employees and non-employees are likely to exercise stock options. The sub-optimal early exercise factor was estimated based on the vesting and contractual terms of the awards and management's expectation of exercise behavior of the grantees. The risk-free rate for periods within the contractual life of the option is based on the U.S. zero coupon bond yield curve in effect at the time of grant. For expected volatilities, we have made reference to historical volatilities of several comparable companies.

          If factors change and we employ different assumptions for estimating share-based compensation expenses in future periods or if we decide to use a different valuation model, our share-based compensation expenses in future periods may differ significantly from what we have recorded in prior periods, which could materially affect our operating income, net income and net income per share.

          The binomial model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable, which are characteristics not present in our option grants. Existing valuation models, including the Black-Scholes, binomial and other lattice models, may not provide reliable measures of the fair value of our share-based compensation. Consequently, there is a risk that our estimates of the fair values of our share-based compensation awards on the grant dates may be significantly different from the actual values realized upon the exercise, expiration, early termination or forfeiture of those share-based payments in the future. Certain share-based compensation awards, such as employee share options, may expire worthless or otherwise result in zero intrinsic value as compared to the fair value originally estimated on the grant date and reported in our financial statements. Alternatively, values that are significantly higher than fair values originally estimated on the grant date and reported in our financial statements may be realized from these instruments. There is currently no market-based mechanism or other practical application to verify the reliability and accuracy of the estimates stemming from these valuation models, nor is there a means to compare and adjust the estimates to actual values.

Significant Factors, Assumptions, and Methodologies Used in Determining Fair Value of Ordinary Shares

          We are a private company with no quoted market for our ordinary shares. We therefore needed to make estimates for the fair value of our ordinary shares at the relevant grant dates. In determining the fair value of our ordinary shares, we have considered the guideline prescribed by the AICPA Audit and Accounting Practice Aid, Valuation of Privately-Held Company Equity Securities Issued and Compensation, or the Practice Aid. Specifically, paragraph 16 of the Practice Aid sets forth the preferred types of valuation that should be used.

          The procedures performed to determine the fair value of our ordinary shares were based on the income approach to estimate the aggregate equity value of our company at the relevant stock option or restricted share unit grant dates. The market multiple approach was performed as well to substantiate the income approach result. We have used the option-pricing method to allocate the aggregate equity value to preferred and ordinary shares. The option-pricing method treats preferred shares and ordinary shares as call options on the enterprise's value, with exercise prices based on the liquidation preference of the preferred shares. The significant assumptions used in this method include volatility and probability of different liquidity scenarios. The following table sets forth the significant assumptions applied in the option-pricing allocation method during the 12 months prior to December 31, 2011 and up to the date of this prospectus:

		Probability of liquidity scenario
	Volatility
Date		Liquidation	Private	IPO
January 12, 2011	47%	35%	50%	15%
March 16, 2011	46%	35%	35%	30%
April 26, 2011	32%	20%	20%	60%
June 23, 2011	41%	20%	20%	60%
September 29, 2011	51%	20%	20%	60%
December 5, 2011	56%	20%	20%	60%

          Volatility:    Estimating the volatility of the share price of a privately held company is complex because there is no readily available market for the shares. We estimated the volatility of our shares based on historical volatility of comparable companies' shares.

          Probability of scenarios:    The probability of each scenario is based on the best estimate of our board and management at each valuation date. The decrease of liquidation probability from 45% on October 5, 2010 to 20% on September 29, 2011 and the increase of IPO probability from 5% to 60% for the same period is in line with the growth of our operating and financial performance, additional private equity financing, and the preparation for this offering during this period.

          The determination of the fair value of our ordinary shares requires complex and subjective judgments to be made regarding our projected financial and operating results, the unique business risks, the liquidity of our shares and our operating history and prospects at the time of each grant. The income approach and equity allocation method we used applied the following key assumptions or bases:

          General assumptions:    No material changes in the existing political, legal, fiscal and economic conditions in China; our ability to recruit and retain competent management, key personnel and technical staff to support our ongoing operations; and no material deviation in industry trends and market conditions from economic forecasts. These assumptions are inherently uncertain and subjective.

          Discount rate:    The risks associated with achieving the estimated cash flow were assessed in selecting the appropriate discount rates, which had been determined to be 25-35% in 2010 and 20-24% in 2011. We determined the discount rate before valuation date July 17, 2010 based on the analysis of required rates of return by equity investors in start-up, early development and expansion stage companies as referenced in the Practice Aid. Subsequent to July 17, 2010, the discount rates were based on the estimated market required rate of return for investing in our company, or weighted average cost of capital, or WACC, which was derived by using the Capital Asset Pricing Model, a method that market participants commonly use to price securities. WACC was determined based on a consideration of the factors including risk-free rate, comparative industry risk, equity risk premium, company size and non systematic risk factors. WACCs are estimated based on certain publicly traded companies in the internet advertising industries as our guideline comparable companies. The decrease in discount rates from 25% in October 2010 to 23% in December 2011 was as a result of our business growth, operating and financial milestones achieved and obtaining preferred share financing from investors.

          Discount for lack of marketability, or DLOM:    Prior to July 16, 2010, we did not include any DLOM in our fair value calculation as that has been considered in the risk adjusted required return rates. Subsequent to July 16, 2010, when determining the DLOM, empirical studies guidelines regarding the discount of restricted stock such as FMV Opinions, Inc.'s restricted stock study were considered as the reference base, and our prospects for liquidity, assessed operating risks, concentration of ownership, uncertainty of value, etc. factors were also considered. The DLOMs were estimated to be 30% in October 2010. The DLOM further decreased to 18% in January 2011, 15% in March 2011, 5% in April and June 2011 as we commenced the preparation for this offering since January 2011. The DLOM increased to 10% in September 2011 and 13% in December due to the increased volatility and uncertainty of the global capital market. The lower DLOM is used for the valuation, the higher is the determined fair value of the ordinary shares.

          The market approach is also applied as a cross check to the income approach and is as an effective indicator of our fair value in an orderly transaction between market participants. Under the market approach, the appropriate multiples, such as EV/EBITDA, at the valuation dates, and multiplying the relevant financial indicators to be representative of the performance of our company. The market multiples were obtained through the market comparison method, where several companies with stock traded in the public market were selected for comparison purposes and used as a basis for choosing reasonable market multiples for our company.

Significant Factors Contributing to the Difference in Fair Value Determined

          The determined fair value of our ordinary shares increased from $1.93 as of July 17, 2010 to $3.19 as of October 5, 2010, primarily due to the following reasons:

  •
  Our financial performance continued to strengthen during this period. Our net revenue in the third quarter increased by 42% over the second quarter. In addition, we achieved our first EBITDA profit (non-GAAP) in this period. The probability that we can achieve our longer term financial forecast also increased. Accordingly, we reduced the discount rate from 28% to 25%.

  •
  The number of advertisers using our platform to execute advertising campaigns grew from 98 in the three months ended June 30, 2010 to 141 in the three months ended September 30, 2010. Net revenues per advertiser remained stable at around $58 thousand per advertiser, despite the diversification of our customer base.

  •
  In July 2010, one of the top international agencies adopted our system under our demand side platform system.

  •
  An additional 21 publishers adopted our AFP operating system in the third quarter of 2010.

  •
  In September, we launched our mobile advertising platform.

          The determined fair value of our ordinary shares increased from $3.19 as of October 5, 2010 to $4.42 as of January 12, 2011, primarily due to the following reasons:

  •
  Our financial performance continued to improve in this period. Our net revenue in the fourth quarter continued to grow 19% compared to the third quarter. We continue to achieve the EBITDA profit (non-GAAP) for a second consecutive quarter.

  •
  The number of advertisers using our platform to execute advertising campaigns grew from 141 in the three months ended September 30, 2010 to 154 in the three months ended December 31, 2010. The net revenues per advertiser also increased from $58 thousand to $63 thousand per advertiser quarter on quarter.

  •
  An additional 15 publishers adopted our AFP operating system in the fourth quarter of 2010.

  •
  Our online advertising business was becoming increasingly accepted by advertisers and we further strengthened our marketing efforts. Our operating performance continued to improve.

  •
  We carried out our third round of private equity funding in the amount of US$38 million from the issuance and sale of our Series C preferred shares, demonstrating investors' confidence in our business and also providing additional funding for our business growth.

          The determined fair value of our ordinary shares increased from $4.42 as of January 12, 2011 to $6.06 as of March 10 and March 16, 2011, primarily due to the following reasons:

  •
  Despite the seasonality of our business, we were able to achieve a quarterly adjusted EBITDA profit (non-GAAP) for the first quarter of a fiscal year for the first time. This represented the third consecutive quarter in which we achieved an adjusted EBITDA profit. Our first quarter earning results were higher than what we had budgeted in the fourth quarter of 2010. These operating results represent our successful business strategy execution and enhanced operating efforts. Accordingly, our discount rate has reduced from 24% to 21%.

  •
  In January 2011, we launched AFM, our proprietary internet advertising operating system for mobile publishers.

  •
  The number of advertisers using our platform to execute advertising campaigns grew from 154 in the three months ended December 31, 2010 to 159 in the three months ended March 31, 2011. The net revenues per advertiser decreased from $63 thousand to $52 thousand quarter on quarter mainly due to seasonality factors which were within our budgets and expectations.

  •
  An additional 30 publishers adopted our AFP operating system in the first quarter of 2011.

  •
  We extended our geographic reach by opening a new office in Xiamen in the first quarter of 2011.

  •
  Due to the resulting increased likelihood of the marketability of our ordinary shares, the DLOM further decreased from 18% in January 2011 to 15% in March 2011 as we commenced the preparations for this offering in January 2011.

          The determined fair value of our ordinary shares increased from $6.06 as of March 16, 2011 to $7.46 as of April 26, 2011, primarily due to the following reasons:

  •
  We continued to achieve strong operating and financial performance during the period. With our increased scale and consistency of achieving our financial forecast, the discount rate decreased from 21% to 20%;

  •
  An additional eight publishers adopted our AFP operating system in April 2011;

  •
  Due to the resulting increased likelihood of the marketability of our ordinary shares, the DLOM further decreased from 15% in March 2011 to 5% in April 2011 as we made substantial progress towards this offering during the period.

          The determined fair value of our ordinary shares increased from $7.46 as of April 26, 2011 to $8.49 as of June 23, 2011 (which was subsequently modified to $6.16 on December 5, 2011), primarily due to the following reasons:

  •
  Kendall, one of our wholly owned subsidiaries in the PRC, was designated as "software company" by the relevant PRC government authorities in June 2011 and thus was entitled to an income tax exemption for two years beginning with its first profitable year and a 50% tax reduction at a rate of 12.5% for the subsequent three years. We revised our budget for the next 5 years to reflect the reduced income tax rate we are entitled to.

  •
  The number of advertisers using our platform to execute advertising campaigns grew significantly from 159 in the three months ended March 31, 2011 to 232 in the three months ended June 30, 2011.

  •
  In June 2011, another top international agency adopted our system under our demand side platform.

          Although we continued to achieve strong operating and financial results in the third and fourth quarters of 2011, the determined fair value of our ordinary shares decreased from $8.49 as of June 23, 2011 to $7.62 as of September 29, 2011 and $6.16 as of December 5, 2011. The decrease was primarily caused by an increase of DLOM to 10% in September and 13% in December 2011 from 5% in June 2011 due to the volatility and uncertainty of the global capital markets and an increase in the discount rate to 21% in September 2011 and 23% in December 2011 from 20% in June 2011 due to the increased systematic risk and industry risk as a result of the negative overall market condition during the period.

Results of Operations

          The following table summarizes our consolidated results of operations for the periods indicated. Our business has grown rapidly since our inception in 2007. Our limited operating history makes it difficult to predict future operating results. We believe that period-to-period comparisons of results of operations should not be relied upon as indicative of future performance.

	Year Ended December 31,
	2009	2010	2011
	(US$ thousands)
Net revenues	10,796	27,274	50,671
Cost of revenues	(7,330)	(14,612)	(24,567)

Gross profit	3,466	12,662	26,104
Operating expenses
Technology and development	(700)	(2,011)	(2,753)
Sales and marketing	(3,057)	(7,985)	(15,512)
General and administrative	(2,206)	(4,433)	(27,188)
Other operating income	—	277	996

Total operating expenses	(5,963)	(14,152)	(44,457)

Operating loss from continuing operations	(2,497)	(1,490)	(18,353)
Interest income	50	45	285
Interest expense	(44)	—	—
Other income/(expenses)	(1)	(92)	130

Loss before income tax	(2,492)	(1,537)	(17,938)
Income tax benefit/(expense)	263	(426)	(617)

Loss from continuing operations	(2,229)	(1,963)	(18,555)
Loss from discontinued operations	(196)	(1,055)	—

Net loss	(2,425)	(3,018)	(18,555)

Comparison of the Years Ended December 31, 2011 and 2010

          Net Revenues.    Our net revenues increased by 85.8% from US$27.3 million in 2010 to US$50.7 million in 2011. This increase was primarily due to a 71.2% increase in the number of advertisers using our platform to execute advertising campaigns, from 264 in 2010 to 452 in 2011, as our business grew, as well as a 8.5% increase in net revenues per advertiser, from US$103 thousand in 2010 to US$112 thousand in 2011. Advertisers in the automotive industry accounted for the largest increases in our net revenues over the same period last year.

          Cost of Revenues.    Our cost of revenues increased by 68.1% from US$14.6 million in 2010 to US$24.6 million in 2011. The increase in our cost of revenues was primarily due to increases in media costs.

  •
  Media costs. Our media costs increased by 62.9% from US$12.5 million in 2010 to US$20.4 million in 2011, primarily due to the increased volume of advertising space that we purchased to accommodate the growth of our business.

  •
  Other costs. Our other costs increased by 99.4% from US$2.1 million in 2010 to US$4.2 million in 2011, primarily due to increases in salary and benefits with increases in average related headcount from 66 in 2010 to 109 in 2011 as we expanded our business.

          Gross Margin.    Our gross margin increased from 46.4% in 2010 to 51.5% in 2011 as our economies of scale and improvements in our data analysis capability allowed us to use our advertising space more efficiently.

          Operating Expenses.    Our operating expenses increased by 214.1% from US$14.2 million in 2010 to US$44.5 million in 2011. The increase in our operating expenses was due to increases in technology and development, sales and marketing, and general and administrative expenses, net of the increase in other operating income.

  •
  Technology and development expenses. Technology and development expenses increased by 36.9% from US$2.0 million in 2010 to US$2.8 million in 2011. This increase was primarily due to salary and benefits increasing by 57.0% from approximately US$1.1 million to approximately US$1.7 million as we increased our average related headcount from 89 in 2010 to 108 in 2011.

  •
  Sales and marketing expenses. Sales and marketing expenses increased by 94.3% from US$8.0 million in 2010 to US$15.5 million in 2011. Travel and entertainment expenses increased by 121.1% from US$2.5 million to US$5.5 million and salary and benefits increased by 55.3% from US$3.2 million to US$5.0 million as we expanded our sales and marketing activities to build up our business and increased our average related headcount from 159 in 2010 to 222 in 2011. Sales commissions for employees increased significantly from US$0.7 million in 2010 to US$3.1 million in 2011.

  •
  General and administrative expenses. General and administrative expenses increased significantly more than five times from US$4.4 million in 2010 to US$27.2 million in 2011 primarily due to increase of share-based compensation and headcount increase. Share-based compensation expenses increased significantly from US$0.4 million in 2010 to US$19.7 million in 2011, primarily due to share-based compensation incurred in connection with grants of options and restricted share units over the period and one-time expenses incurred for the modification of terms and vesting schedules of previously granted options and restricted share units, the grants of immediately vested options and restricted share units, and the modification by replacing previously granted and vested options to an executive with the equal number of immediately vested restricted share units.

  •
  Other operating income. Other operating income increased by 260.1% from US$0.3 million in 2010 to US$1.0 million in 2011. Our other operating income related primarily to government subsidies that we from time to time received from local governments for general corporate purposes and to support our ongoing operations in China.

          Income Tax Expenses.    Our income tax expenses increased by 44.9% from US$0.4 million in 2010 to US$0.6 million in 2011 primarily due to our increased taxable income for PRC tax purposes.

          Loss from Continuing Operations, Net of Tax.    As a result of the foregoing, our loss from continuing operations increased by more than 8-fold from US$2.0 million in 2010 to US$18.6 million in 2011.

          Loss from Discontinued Operations, Net of Tax.    Our loss from discontinued operations, net of tax, decreased from US$1.1 million in 2010 to zero in 2011. The losses in 2010 were incurred in our YoBrand e-commerce business, which we discontinued in September 2010 when we terminated our contractual arrangements with Topweaver.

Comparison of the Years Ended December 31, 2010 and 2009

          Net Revenues.    Our net revenues increased by 153% from US$10.8 million in 2009 to US$27.3 million in 2010. This increase was primarily due to a 90% increase in the number of advertisers using our platform to execute advertising campaigns, from 139 in 2009 to 264 in 2010, as our business grew, as well as a 33% increase in net revenues per advertiser, from US$78 thousand in 2009 to US$103 thousand in 2010. Advertisers in the mobile communication industry accounted for the largest increases in our net revenues.

          Cost of Revenues.    Our cost of revenues increased by 99% from US$7.3 million in 2009 to US$14.6 million in 2010. The increase in our cost of revenues was primarily due to increases in media costs.

  •
  Media costs. Our media costs increased by 105% from US$6.1 million in 2009 to US$12.5 million in 2010, primarily due to the increased volume of advertising space that we purchased to accommodate the growth of our business, as well as an increase in the purchase of more expensive online advertising formats, such as online video.

  •
  Other costs. Our other costs increased by 72.0% from US$1.2 million in 2009 to US$2.1 million in 2010, primarily due to increases in salary and benefits with increases in average related headcount from 33 in 2009 to 66 in 2010 as we expanded our business.

          Gross Margin.    Our gross margin increased from 32.1% to 46.4% as our economies of scale and improvements in our data analysis capability allowed us to use our advertising space more efficiently.

          Operating Expenses.    Our operating expenses increased by 137% from US$6.0 million in 2009 to US$14.2 million in 2010. The increase in our operating expenses was due to increases in technology and development, sales and marketing, and general and administrative expenses, net of the increase in other operating income.

  •
  Technology and development expenses. Technology and development expenses increased by 187% from US$0.7 million in 2009 to US$2.0 million in 2010. Salary and benefits increased by 171% from US$0.4 million to US$1.1 million and travel expenses increased by 275% from US$0.1 million to US$0.3 million as we increased our average related headcount from 33 in 2009 to 89 in 2010, covered more advertisers and publishers in more geographical locations and intensified our research and development efforts to expand the functionalities of our supply side and demand side platforms.

  •
  Sales and marketing expenses. Sales and marketing expenses increased by 161% from US$3.1 million in 2009 to US$8.0 million in 2010. Travel and entertainment expenses increased by 302% from US$0.6 million to US$2.5 million and salary and benefits increased by 94.3% from US$1.7 million to US$3.2 million as we increased our average related headcount from 69 in 2009 to 159 in 2010 and expanded our marketing activities to build up our business. We also introduced a sales commission policy for our sales and marketing team in 2010 and incurred US$0.7 million in related expenses during that year; we did not pay sales commissions prior to 2010. We focused our efforts on developing relationships with more advertising agencies as we continued to diversify our advertiser base by industry and geography.

  •
  General and administrative expenses. General and administrative expenses increased by 101% from US$2.2 million in 2009 to US$4.4 million in 2010. Business and strategic development expenses increased by 249% from US$0.3 million to US$0.9 million and salary and benefits increased by 62.8% from US$0.7 million to US$1.1 million as we increased our average related headcount from 24 in 2009 to 44 in 2010 and intensified our business development activities.

  •
  Other operating income. Other operating income increased from US$0.0 million in 2009 to US$0.3 million in 2010. Our other operating income related primarily to government subsidies that we received from local governments for general corporate purposes and to support our ongoing operations in the region.

          Income Tax Benefit/(Expense).    We had income tax benefit of US$0.3 million in 2009 and income tax expenses of US$0.4 million in 2010. We incurred income tax expenses in 2010 because we had positive net income for PRC tax purposes, as certain expenses that reduce net income for U.S. GAAP purposes are not tax deductible in the PRC.

          Loss from Continuing Operations.    As a result of the foregoing, our loss from continuing operations decreased by 11.9% from US$2.2 million in 2009 to US$2.0 million in 2010.

          Loss from Discontinued Operations, Net of Tax.    Our loss from discontinued operations, net of tax, increased by 436% from US$0.2 million in 2009 to US$1.1 million in 2010. The increase was due to losses we incurred in our YoBrand e-commerce business after we commenced this new business in January 2010. We discontinued this operation in September 2010 when we terminated our contractual arrangements with Topweaver.

Selected Quarterly Results of Operations

          The following table sets forth our unaudited condensed consolidated quarterly results of operations for each of the eight quarters in the period from January 1, 2010 to December 31, 2011. You should read the following table in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus. We have prepared the unaudited condensed consolidated quarterly financial information on the same basis as our audited consolidated financial statements. The unaudited condensed consolidated financial information includes all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for the quarters presented.

	Three Months Ended
	March 31, 2010	June 30, 2010	September 30, 2010	December 31, 2010	March 31, 2011	June 30, 2011	September 30, 2011	December 31, 2011
	(US$ thousands)
Net revenues	3,755	5,711	8,120	9,688	8,279	12,027	14,247	16,118
Cost of revenues	(2,203)	(3,077)	(4,278)	(5,054)	(4,337)	(5,664)	(6,767)	(7,799)

Gross profit	1,552	2,634	3,842	4,634	3,942	6,363	7,480	8,319
Operating expenses:
Technology and development	(348)	(466)	(557)	(640)	(599)	(781)	(757)	(616)
Sales and marketing	(1,199)	(1,775)	(2,126)	(2,885)	(2,762)	(3,623)	(4,303)	(4,824)
General and administrative	(1,102)	(1,013)	(1,175)	(1,143)	(2,542)	(6,758)	(6,441)	(11,447)
Other operating income	51	73	46	107	239	185	286	286

Total operating expenses	(2,598)	(3,181)	(3,812)	(4,561)	(5,664)	(10,977)	(11,215)	(16,601)

Operating income/(loss) from continuing operations	(1,046)	(547)	30	73	(1,722)	(4,614)	(3,735)	(8,282)
Interest income	10	8	5	22	24	42	103	116
Interest expense	—	—	—	—	—	—	—	—
Other expense	(2)	(7)	(20)	(63)	(35)	(143)	100	208

Income (loss) before income tax/(benefit)	(1,038)	(546)	15	32	(1,733)	(4,715)	(3,532)	(7,958)
Income taxes benefit/(expense)	(288)	(151)	4	9	262	(415)	(77)	(387)

Income (loss) from continuing operations	(1,326)	(697)	19	41	(1,471)	(5,130)	(3,609)	(8,345)
Loss from discontinued operations, net of tax	(289)	(388)	(378)	—	—	—	—	—

Net income (loss)	(1,615)	(1,085)	(359)	41	(1,471)	(5,130)	(3,609)	(8,345)

Non-GAAP Financial Measures
Income (loss) from continuing operations	(1,326)	(697)	19	41	(1,471)	(5,130)	(3,609)	(8,345)
Add: Share-based compensation	136	181	337	736	1,685	5,360	4,593	9,536

Adjusted income (loss) from continuing operations	(1,190)	(516)	356	777	214	230	984	1,191

Income(loss) from continuing operations	(1,326)	(697)	19	41	(1,471)	(5,130)	(3,609)	(8,345)
Add: Income tax expense/(benefit)	288	151	(4)	(9)	(262)	415	77	387
Depreciation and amortization	85	98	124	140	160	168	217	216
Interest expense	—	—	—	—	—	—	—	—
Interest income	(10)	(8)	(5)	(22)	(24)	(42)	(103)	(116)
Share-based compensation	136	181	337	736	1,685	5,360	4,593	9,536

Adjusted EBITDA	(827)	(275)	471	886	88	771	1,175	1,678

          Our net revenues have grown steadily each quarter, subject only to seasonal effects between the fourth quarter of each year and the first quarter of the following year. The growth of net revenues was mainly attributable to increased use of our internet advertising services by advertisers to promote their brand and market their products and services. Our net revenues have generally increased at higher rate than our cost of revenues and operating expenses during these periods, as our economies of scale and improvements in our data analysis capability allowed us to use our advertising space more efficiently. We achieved positive adjusted income from continuing operations and positive adjusted EBITDA for the first time in the three months ended September 30, 2010. See "— Results of Operations — Non-GAAP Financial Measures" for the definitions of the non-GAAP financial measures presented here.

          Our business is subject to seasonal fluctuations, with the fourth quarter generally being our strongest and the first quarter our weakest, consistent with the advertising industry in general. In addition, advertising spending in China has historically been cyclical, reflecting overall economic conditions as well as the budgeting and buying patterns of our advertisers. See "Risk Factors — Risks Related to Our Business and Industry — Our quarterly revenues and operating results are subject to significant fluctuations and may continue to fluctuate from period to period in the future, which makes our quarterly results of operations difficult to predict."

Liquidity and Capital Resources

Cash Flows and Working Capital

          Our primary sources of liquidity have historically been proceeds from issuances of convertible promissory notes and convertible preferred shares and proceeds from the sale of our internet advertising services and solutions. As of December 31, 2011, we had US$53.6 million in cash and cash equivalents. Our cash and cash equivalents generally consist of bank deposits and liquid investments with maturities of three months or less. In November 2010, we obtained an RMB20 million (US$3.2 million) line of credit from a PRC bank, primarily to supply our daily operating cash needs. This line of credit was renewed in 2011 and will expire in November 2012. As of December 31, 2011, we had not withdrawn any borrowings under this line of credit.

          We generally receive payments from customers 30 to 120 days from the end of the month in which we complete the delivery of their advertising campaign. In a minority of cases, we require prepayments of between one-third and one-half of the contractual amount, payable before the start of the contract period.

          We generally make payments to publishers for non-exclusive advertising space 30 to 45 days from the end of the month in which we use the advertising space. We generally pre-pay part of the cost for exclusive advertising space before the beginning of each quarter within the contractual period. As a result, our accounts receivable balances have been higher than our accounts payable balances. As we increase the scale of our operations, we have been able to reduce accounts receivable outstanding days by shortening the credit period offered to our customers and to increase accounts payable turnover days by negotiating longer payment terms with our enhanced bargaining power.

          Although we consolidate the results of New E-Media and Yihong, we only have access to cash balances or future earnings of New E-Media and Yihong through our contractual arrangements with them. See "Corporate History and Structure." For restrictions and limitations on liquidity and capital resources as a result of our corporate structure, see "— Holding Company Structure."

          We believe that our cash and cash equivalents, our anticipated cash flow from operations and our credit facilities will be sufficient to meet our anticipated cash needs for the next 12 months. We may, however, need additional cash resources in the future if we experience changes in business conditions or other developments. We may also need additional cash resources in the future if we find and wish to pursue opportunities for investment, acquisition, collaboration or similar actions. If we determine that our cash requirements exceed the amount of cash and cash equivalents we have on hand, we may seek to issue debt or equity securities or obtain an additional credit facility.

          The following table sets forth a summary of our cash flows for the periods indicated:

	Year Ended December 31,
	2009	2010	2011
	(US$ thousands)
Net cash provided by (used in) operating activities	(6,487)	(875)	5,092
Net cash used in investing activities	(681)	(1,681)	(1,407)
Net cash provided by financing activities	18,062	37,965	1,064
Effect of foreign exchange rate changes on cash and equivalents	(6)	270	1,143

Net increase in cash and cash equivalents	10,888	35,679	5,892
Cash and cash equivalents at the beginning of the year	1,183	12,071	47,750

Cash and cash equivalents at the end of the year	12,071	47,750	53,642

Operating Activities

          Net cash provided by operating activities in 2011 was US$5.1 million. During 2011, we received US$51.8 million primarily from the provision of internet advertising services and solutions. We spent US$19.0 million to purchase media resources and cover direct costs relating to our revenue generating activities, US$13.7 million in staff compensation and social welfare, US$4.2 million in taxes and fees, primarily relating to income taxes, business taxes, surcharges and government-imposed cultural development fees, and US$11.0 million in technology and development, sales and marketing, and general and administrative expenses. The principal working capital items accounting for the difference between our net cash provided by operating activities and our net loss were an increase in other payables and accruals of US$2.6 million and an increase in accounts payable of US$1.7 million, which was partially offset by an increase in accounts receivable of US$3.5 million. The increases in accounts receivables, accounts payables and other payables and accruals was due to the growth and expansion of our business. The other principal non-cash item accounting for the difference between our net loss and our net cash provided by operating activities during 2011 was share-based compensation expense of US$21.2 million. The share-based compensation expense was related to modifications in 2011 in the vesting schedules of options that we had previously granted to certain of our non-employee advisors, the modification by replacing previously granted and vested options to an executive with the equal number of immediately vested restricted share units, the grant of immediately fully vested restricted share units to certain advisors, as well as other share-based compensation recognized during the period.

          Net cash used in operating activities in 2010 was US$0.9 million. In the year ended December 31, 2010, we received US$23.6 million primarily from the provision of internet advertising services and solutions. We spent US$8.2 million to purchase media resources and cover direct costs relating to our revenue generating activities, US$6.7 million in staff compensation and social welfare, US$1.1 million in taxes and fees, primarily relating to income taxes, business taxes, surcharges and government-imposed cultural development fees, and US$8.8 million in technology and development, sales and marketing, and general and administrative expenses. The principal working capital items accounting for the difference between our net cash used in operating activities and our loss were an increase in accounts receivable of US$8.6 million and partially offsetting increases in other payables and accruals of US$3.8 million, accounts payable of US$3.3 million and income tax payable of US$0.9 million. The increases in accounts receivable and accounts payable were related to the growth of our business in the second half of 2010. The increase in other payables and accruals was related to our adoption of a sales commission policy in 2010 and increased commissions to advertising agencies. The increase in income tax payable was because we had taxable income in New E-Media for the first time in 2010 and certain expenses or losses under U.S. GAAP are not deductible under PRC tax principles. We also had a loss from discontinued operations net of tax of US$1.1 million and share-based compensation of US$1.4 million in 2010.

          Net cash used in operating activities in 2009 was US$6.5 million. In the year ended December 31, 2009, we received US$7.4 million primarily from the provision of internet advertising services and solutions. We spent US$7.1 million to purchase media resources and cover direct costs relating to our revenue generating activities, US$3.4 million in staff compensation and social welfare, US$0.4 million in taxes, primarily relating to business taxes, surcharges and government-imposed cultural development fees, and US$3.1 million in technology and product development, sales and marketing, and general and administrative expenses. The principal working capital items accounting for the difference between our net cash used in operating activities and our loss were an increase in accounts receivable of US$4.4 million and an increase in prepayments and other current assets of US$2.4 million and a partially offsetting increase in accounts payable of US$1.1 million. The increases in accounts receivable, prepayments and other current assets and accounts payable were related to the growth of our business. We also had share-based compensation of US$0.6 million in 2009.

Investing Activities

          Net cash used in investing activities in 2011 was US$1.4 million, consisting primarily of purchases of servers, personal computers and other equipment for our business.

          Net cash used in investing activities in 2010 was US$1.7 million, consisting primarily of US$1.4 million in leasehold improvements and purchases of servers, personal computers and other equipment for our business. The purchases were in connection with our opening of a new office in Xiamen in Fujian province, as well as the relocation of our offices in Beijing and Guangzhou. We also had US$0.3 million of net investing cash flows used in discontinued operations related to our YoBrand e-commerce business, which we discontinued when we terminated our contractual arrangements with Topweaver in September 2010.

          Net cash used in investing activities in 2009 was US$0.7 million, consisting of leasehold improvements and purchases of servers, personal computers and other equipment for our business. The purchases were in connection with our further expansion in Shanghai and for equipment needs arising from our increased headcount.

Financing Activities

          Net cash provided by financing activities in 2011 was US$1.1 million, consisting primarily of the proceeds we received from the June 2011 issuance of additional Series C preferred shares as part of the Series C financing plan, partially offset by our cash payment for deferred initial public offering related cost.

          Net cash provided by financing activities in 2010 was US$38.0 million, consisting primarily of the proceeds from the issuance of our Series C preferred shares.

          Net cash provided by financing activities in 2009 was US$18.1 million, consisting of US$16.1 million in proceeds from the issuance of our Series B preferred shares and US$2.0 million in proceeds from the issuance of convertible promissory notes.

Capital Expenditures

          We made capital expenditures of US$0.7 million, US$1.4 million and US$1.4 million in 2009, 2010 and 2011, respectively. In the past, our capital expenditures were primarily used to make leasehold improvements and to purchase servers, personal computers and other equipment for our business. Our capital expenditures may increase in the near term as our business continues to grow and as we expand and improve our technology infrastructure.

Contractual Obligations

          The following table sets forth our contractual obligations as of December 31, 2011:

	Payment Due by Period
	Total	Less than 1 year	1-3 years	3-5 years
		(US$ thousands)
Operating Lease Obligations	2,205	1,547	658	—
Purchase Obligations	5,823	5,598	225	—
Investment Obligations	810	810	—	—

Total	8,838	7,955	883	—

          Our operating lease obligations relate to our leases of office space. Our purchase obligations relate to our contracts to purchase advertising space. Our investment obligations relate to a joint venture agreement we entered into for the purpose of setting up a joint venture entity with a third party.

Holding Company Structure

          We are a holding company with no material operations of our own. We conduct our operations primarily through our wholly owned subsidiaries and consolidated affiliated entities in China. As a result, our ability to pay dividends currently depends upon dividends paid by Kendall, which earns revenues by receiving substantially all of the economic benefits generated by our consolidated affiliated entities in the form of service fees in consideration for the technical services provided by Kendall based on contractual arrangements. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, can be made in foreign currencies without prior SAFE approval by complying with certain procedural requirements. However, if our PRC subsidiaries or any newly formed subsidiaries incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us. In addition, our PRC subsidiaries are permitted to pay dividends to us only out of their accumulated profits, if any, as determined in accordance with PRC accounting standards and regulations. Under PRC law, our subsidiaries and our consolidated affiliated entities in China are each required to set aside at least 10% of its after-tax profits each year, if any, to fund certain statutory reserve funds until such reserve funds reach 50% of their registered capital. In addition, our subsidiaries and our consolidated affiliated entities in China may each allocate a portion of their after-tax profits based on PRC accounting standards to staff welfare and bonus funds at their discretion. These reserve funds and staff welfare and bonus funds are not distributable as cash dividends. Our PRC subsidiaries have never paid dividends and will not be able to pay dividends until they generate accumulated profits and meet the requirements for statutory reserve funds. In addition, due to restrictions on distributions of share capital from our PRC subsidiaries and affiliated entities and also as a result of their accumulated losses, total restrictions placed on the distribution of our subsidiaries and our consolidated entities' net assets were US$10.4 million and US$21.2 million as of December 31, 2010 and December 31, 2011, respectively. We have derived these numbers from our U.S. GAAP financial statements, but the accumulated losses of our PRC subsidiaries and our PRC consolidated variable interest entities would not be significantly different if calculated pursuant to PRC accounting standards and regulations.

          As an offshore holding company with PRC subsidiaries, loans by us to our PRC subsidiaries which are foreign-invested enterprises, to finance their activities cannot exceed statutory limits equal to the difference between the total investment amount and the registered capital of the PRC subsidiaries. As of the date of this prospectus, Kendall has registered capital of US$15 million and a total investment amount of US$36.5 million. In addition, such loans must be registered with SAFE or its local branches. The total investment amount and the registered capital of a foreign-invested enterprise are also subject to staggered ratio restrictions under PRC law. While we do not anticipate any difficulty funding our PRC subsidiaries by increasing their registered capital and the total investment amount within the ratio restrictions when necessary or by registering loans to them with SAFE when required, we cannot assure you that we would not encounter difficulties. See "Risk Factors — Risks Related to Our Corporate Structure — PRC regulation of loans to, and direct investment in, PRC entities by offshore holding companies and governmental control of currency conversion may limit our use of the proceeds we receive from this offering to fund our expansion or operations."

          In addition, if the CSRC or other PRC regulatory agencies subsequently determine that we need to obtain the CSRC's approval for this offering, the CSRC or other PRC regulatory agencies may, among other things, delay or restrict the transfer of the proceeds from this offering into the PRC. See "Risk Factors — Risks Related to Doing Business in China — The approval of the CSRC may be required in connection with this offering under regulations adopted in 2006, and if required, we cannot assure you that we will be able to obtain such approval."

          If we are unable to transfer the proceeds of this offering to our PRC subsidiaries or to any other PRC subsidiary that we may establish, our ability to use the proceeds to invest in our technology and solutions development, acquire strategic advertising inventory, undertake sales and marketing initiatives to facilitate our geographic expansion within China, or make strategic investments and acquisitions in China would be severely hampered. In addition, since we did not generate positive cash flow from operations or from investments in 2009, 2010 and 2011, it is unclear whether we would be able to fund such uses from internally generated cash at any time in the near future.

Off-Balance Sheet Commitments and Arrangements

          We have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as shareholder's equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or product development services with us.

Inflation

          Since our inception, inflation in China has not materially affected our results of operations. According to the National Bureau of Statistics of China, the year-over-year percent changes in the consumer price index for December 2009, 2010 and 2011 were increases of 1.9%, 4.6% and 4.1%, respectively. Although we have not been materially affected by inflation in the past, we can provide no assurance that we will not be affected in the future by higher rates of inflation in China.

Quantitative and Qualitative Disclosure about Market Risk

Foreign Exchange Risk

          Substantially all of our revenues and expenses are denominated in Renminbi. We do not believe that we currently have any significant direct foreign exchange risk and have not used any derivative financial instruments to hedge exposure to such risk. Although in general our exposure to foreign exchange risks should be limited, the value of your investment in our ADSs will be affected by the exchange rate between the U.S. dollar and the Renminbi because the value of our business is effectively denominated in Renminbi, while our ADSs will be traded in U.S. dollars.

          The conversion of Renminbi into foreign currencies, including U.S. dollars, is based on rates set by the People's Bank of China. The PRC government allowed the Renminbi to appreciate by more than 20% against the U.S. dollar between July 2005 and July 2008. Between July 2008 and June 2010, this appreciation halted and the exchange rate between the Renminbi and the U.S. dollar remained within a narrow band. Since June 2010, the PRC government has allowed the Renminbi to appreciate slowly against the U.S. dollar again. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the Renminbi and the U.S. dollar in the future.

          To the extent that we need to convert U.S. dollars we receive from this offering into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the Renminbi amount we receive from the conversion. Conversely, if we decide to convert Renminbi into U.S. dollars for the purpose of making payments for dividends on our ordinary shares or ADSs or for other business purposes, appreciation of the U.S. dollar against the Renminbi would have a negative effect on the U.S. dollar amounts available to us.

          As of December 31, 2011, we had RMB-denominated cash balances of RMB245.6 million and U.S. dollar-denominated cash balances of US$14.6 million. Assuming we had converted the RMB-denominated cash balance of RMB245.6 million into U.S. dollars at the exchange rate of US$1.00 for RMB6.2939 as of December 31, 2011, the U.S. dollar cash balance would have been US$39.0 million. If the RMB had depreciated by 10% against the U.S. dollar, the U.S. dollar cash balance would have been US$35.5 million instead.

Interest Rate Risk

          Our exposure to interest rate risk primarily relates to the interest income generated by excess cash, which is mostly held in interest-bearing bank deposits. We have not used derivative financial instruments in our investment portfolio. Interest earning instruments carry a degree of interest rate risk. We have not been exposed to, nor do we anticipate being exposed to, material risks due to changes in market interest rates. However, our future interest income may fall short of expectations due to changes in market interest rates.

Recent Accounting Pronouncements

          In October 2009, the Financial Accounting Standards Board, or FASB, issued ASU No. 2009-13 ("ASU 2009-13"), Multiple-Deliverable Revenue Arrangements. ASU 2009-13 amends ASC 605-25 regarding revenue arrangements with multiple deliverables. By providing another alternative for determining the selling price of deliverables, the guidance for arrangements with multiple deliverables will allow companies to allocate consideration in multiple deliverable arrangements in a manner that better reflects the transaction's economics and will often result in earlier revenue recognition. The new guidance modifies the fair value requirements of previous guidance by allowing "best estimate of selling price" in addition to vendor-specific objective evidence ("VSOE") and other vendor objective evidence ("VOE," now referred to as "TPE," standing for third-party evidence) for determining the selling price of a deliverable. A vendor is now required to use its best estimate of the selling price when VSOE or TPE of the selling price cannot be determined. In addition, the residual method of allocating arrangement consideration is no longer permitted under the new guidance. The adoption of this guidance did not have a material impact on our consolidated financial statements.

          In October 2009, the FASB issued FASB ASU No. 2009-14, "Certain Revenue Arrangements That Include Software Elements," which is now codified under FASB ASC Topic 985, "Software." This ASU changes the accounting model for revenue arrangements which include both tangible products and software elements, providing guidance on how to determine which software, if any, relating to the tangible product would be excluded from the scope of the software revenue guidance. FASB ASU No. 2009-14 was effective on a prospective basis for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010, with early adoption permitted. The guidance may be applied either prospectively from the beginning of the fiscal year for new or materially modified arrangements or retrospectively. We adopted this guidance as of January 1, 2011 on a prospective basis. The adoption of this guidance did not have a material impact on our consolidated financial statements.

          In January 2010, FASB issued Accounting Standards Update 2010-06, Improving Disclosures about Fair Value Measurements. This amends ASC 820 (formerly Statement No. 157, Fair Value Measurements. This guidance requires a number of additional disclosures regarding (1) the different classes of assets and liabilities measured at fair value, (2) the valuation techniques and inputs used, (3) the activity in Level 3 fair value measurements and (4) the transfers between Levels 1, 2 and 3. The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The adoption of this guidance did not have a material impact on our consolidated financial statements.

          In February 2010, FASB issued Accounting Standards Update 2010-09, Subsequent Events (ASC 855): Amendments to Certain Recognition and Disclosure Requirements. This amendment addresses both the interaction of the requirements of this topic with the SEC's reporting requirements and the intended breadth of the reissuance disclosure provision related to subsequent events (ASC 855-10-50-4). All of the amendments in this update are effective upon issuance, except for the use of the issued date for conduit debt obligors. That amendment is effective for interim or annual periods ending after June 15, 2010. The adoption of ASU 2010-09 did not have a material impact on our consolidated financial statements.

          In April 2010, FASB issued Accounting Standards Update 2010-13, Compensation — Stock Compensation (ASC 718): Effect of Denominating the Exercise Price of a Share-Based Payment Award in the Currency of the Market in Which the Underlying Equity Security Trades — a consensus of the FASB Emerging Issues Task Force. The amendments are effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2010. Earlier application is permitted. The adoption of ASU 2010-13 did not have a material impact on our consolidated financial statements.

          In May 2011, the FASB issued ASU No. 2011-04 ("ASU 2011-04"), Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. ASU 2011-04 amends the accounting and disclosure requirements on fair value measurements. The new guidance limits the highest-and-best-use measure to non-financial assets, permits certain financial assets and liabilities with offsetting positions in market or counterparty credit risks to be measured at a net basis, and provides guidance on the applicability of premiums and discounts. Additionally, the new guidance expands the disclosures on Level 3 inputs by requiring quantitative disclosure of the unobservable inputs and assumptions, as well as description of the valuation processes and the sensitivity of the fair value to changes in unobservable inputs. The new guidance will be effective during interim and annual periods beginning after December 15, 2011. We have not early adopted the new guidance and do not expect the adoption of ASU 2011-04 to have a material impact on our consolidated financial statements.

          In June 2011, the FASB issued ASU No. 2011-05 ("ASU 2011-05"), Comprehensive Income (Topic 220) — Presentation of Comprehensive Income. ASU 2011-05 eliminates the current option to report other comprehensive income and its components in the statement of changes in equity. Instead, it requires an entity to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of net income and other comprehensive income or in two separate but consecutive statements. The new guidance will be effective for fiscal years, and interim periods within those years, beginning after December 15, 2011 and will have presentation changes only. We have not early adopted the new guidance and do not expect the adoption of ASU 2011-05 to have a material impact on our consolidated financial statements.

Change in Accountants

          We engaged Deloitte Touche Tohmatsu CPA Ltd. or Deloitte, on June 2, 2010 to audit our consolidated financial statements for the two years ended December 31, 2009. Our chief financial officer, Ms. Bonnie Yi Zhang, was then a partner at Deloitte and in charge of the audit engagement. Ms. Zhang decided to join us as our chief financial officer and informed Deloitte of her intention to resign from the partnership in November 2010. As a result of Ms. Zhang's decision to become our chief financial officer, Deloitte was no longer independent. With the approval of our directors, we dismissed Deloitte on January 21, 2011.

          Deloitte did not complete a review or audit of our consolidated financial statements and has never issued an audit report or any audit opinion with respect to our consolidated financial statements. During the fiscal year ended December 31, 2010 and in the interim period before Deloitte's dismissal in January 2011, there were no disagreements between Deloitte and us on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. During the fiscal year ended December 31, 2010, there were no "reportable events" as defined under Item 16F(a)(1)(v) of Form 20-F that would require disclosure.

          In 2011, we provided a copy of this disclosure to Deloitte. We requested that our former independent registered public accountants, Deloitte, furnish us with a letter addressed to the SEC stating whether it agrees with the above statements, and if not, stating the respects in which it does not agree. On February 17, 2012, we received the requested letter from Deloitte, a copy of which is included as Exhibit 16.1 to the registration statement of which this prospectus forms a part.

          In light of the dismissal of Deloitte and with the approval of our directors in January 2011, we appointed PricewaterhouseCoopers Zhong Tian CPA Limited Company, or PwC, as our independent auditor to perform audits on our financial statements for the year ended December 31, 2011. During the two fiscal years ended December 31, 2010 and the subsequent period prior to engaging PwC, neither we nor any person on our behalf consulted with PwC regarding either (i) the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on our financial statements and no written or oral advice was provided by PwC was an important factor considered by us in reaching a decision as to any accounting, auditing or financial reporting issue, or (ii) any matter that was the subject of a disagreement or reportable event pursuant to Item 16F(a)(1)(iv) of Form 20-F and the related instructions to Item 16F, or a reportable event, as defined in Item 16F(a)(1)(v) of Form 20-F.

          We also requested our new independent registered public accountants, PwC, to review the foregoing disclosures and offered PwC the opportunity to furnish us with a letter addressed to the SEC containing any new information, clarification of our expression of its views or the respects in which it does not agree with the statements by us in response to Item 16F of Form 20-F. PwC had no disagreement with the disclosure and consequently declined the opportunity to furnish us with such a letter.

INDUSTRY BACKGROUND

The Advertising Market in China

          China had the second largest advertising market in Asia and the third largest in the world in 2010, with a market size of approximately US$26.1 billion, or approximately 0.4% of China's GDP, according to the report issued by ZenithOptimedia in December 2011. However, China's advertising market remains small in both absolute terms and as a percentage of GDP relative to that of more developed countries such as the United States. The advertising market in the United States was approximately US$151.7 billion in 2010, or approximately 1.0% of the United States' GDP, according to the report issued by ZenithOptimedia in December 2011. Given China's projected overall economic growth as well as its lower level of advertising spending as a percentage of GDP, China's overall advertising market is expected to grow to US$40.1 billion by 2013, representing a three-year CAGR of 15.4% from 2010, significantly outpacing growth in more developed countries, according to the report issued by ZenithOptimedia in December 2011.

Total Advertising Spending

Country	2000	2005	2010*	2011E**	2012E**	2013E**	2000-2010 CAGR		2010-2013E** CAGR
	(US$ million)
USA	156,667	166,235	151,665	154,935	160,333	165,994	(0.3%	)	3.1%
Japan	52,241	54,060	46,153	45,358	46,746	47,630	(1.2%	)	1.1%
China	5,865	12,455	26,122	29,943	34,840	40,135	16.1%		15.4%
Germany	26,478	22,430	23,791	24,419	24,894	25,405	(1.1%	)	2.2%
UK	16,311	18,261	18,086	18,355	19,039	19,720	1.0%		2.9%

*: Rank by total advertising expenditures in 2010.

**: E means estimated data.

Source: ZenithOptimedia

The Rapid Growth of the Internet Advertising Market in China

          Internet users in China have spent an increasing amount of time online over the past five years. According to reports issued in January 2006 and January 2012 by CNNIC, the official China Internet Network Information Center, China's internet user base grew from 111.0 million in 2005 to 513.1 million in 2011, representing a CAGR of 29.1%. Average time spent online per user also increased from 15.9 hours per week in 2005 to 18.7 hours per week in 2011, according to reports issued by CNNIC in January 2006 and January 2012.

          Internet penetration in China is still low, however, compared to developed countries such as the United States. The internet penetration rate in China was 38% at the end of 2011, according to the report issued by CNNIC in January 2012, whereas the internet penetration rate in the United States was 82% at the end of 2011, according to Euromonitor International, a market intelligence firm.

          Internet advertising has emerged as a viable advertising channel in China as a result of the increase in China's internet user base and time spent online per user. Internet advertising represented 18.2% of the overall advertising market in China in 2010, and China's internet advertising market grew from US$0.6 billion in year 2005 to US$4.7 billion in year 2010, representing a CAGR of 51.2%, according to the report issued by ZenithOptimedia in December 2011. Internet advertising is estimated to have surpassed newspaper and become the second largest ad spending category in China in 2011. By 2013, total internet advertising spending in China is expected to reach US$11.8 billion, representing a three-year CAGR of 35.7%, according to the report issued by ZenithOptimedia in December 2011. Moreover, China's relatively low internet penetration suggests that the outsized growth of China's internet advertising market could continue going forward.

Advertising Spending in China by Media

	2000	2005	2010*	2011E**	2012E**	2013E**	2000-2010 CAGR	2010-2013E** CAGR
	(US$ million)
TV	2,495	5,248	10,041	11,447	13,107	14,655	14.9%	13.4%
Newspapers	2,163	3,782	5,635	5,748	5,949	6,038	10.0%	2.3%
Internet	24	601	4,745	6,405	8,839	11,844	69.9%	35.7%
Outdoor	775	1,860	4,042	4,506	4,912	5,403	18.0%	10.2%
Radio	232	574	1,140	1,288	1,443	1,580	17.2%	11.5%
Magazines	167	367	476	497	532	548	11.0%	4.8%
Cinema	8	23	43	51	58	66	17.8%	15.0%

Total	5,865	12,455	26,122	29,943	34,840	40,135	16.1%	15.4%

*: Rank by advertising spending in 2010.

**: E means estimated data.

Source: ZenithOptimedia

Increasing Fragmentation of Internet Advertising Spending

          In the early 2000s, Chinese internet users had a relatively limited choice of online destinations, which were primarily internet portals such as Sina, Sohu and NetEase. With the emergence of search engines like Baidu, instant message service providers like Tencent and online gaming providers like Shanda, Chinese internet users began to enjoy more options during the middle of the past decade. In part due to the discovery capabilities enabled by websites specializing in search and social communication, the number and variety of China-based websites has continued to grow in recent years as internet users could more easily find content relevant to their interests. The total number of China-based websites grew from 265 thousand in 2000 to 694 thousand in 2005 and 2.30 million in 2011, representing a CAGR of 21.7%, according to reports issued by CNNIC in January 2001, January 2006 and January 2012. Moreover, the online activities of Chinese internet users have become more diversified in recent years as many vertical sites have become more established and new websites have emerged offering a variety of services ranging from online shopping and social commerce to online video and online literature to social networking and microblogs.

          Following internet users' activities online, internet advertising spending in China has also diversified away from portals. The advertising revenue of portals that provide online content across multiple verticals in China as a percentage of the total online display advertising market decreased from 44.0% in 2005 to 20.0% in 2010, according to the reports published in June 2010 and May 2011, respectively, by iResearch.

Continued Importance of Display Advertising

          Internet advertising mainly involves display advertising and search advertising. Brand advertising represents the vast majority of display advertising. Internet brand advertising, similar to brand advertising delivered through traditional media such as television or print, allows advertisers to reach, engage and spread their message to potential consumers of their products or services over the internet. The format of display ads ranges from text and images to video and interactive ads. Traditionally there are two pricing models for these types of display ads. One is CPT, or cost per display time, where the ads are priced on time displayed regardless of the actual number of consumers reached. The other is CPM, or cost per thousand impressions, which is based on actual impressions delivered. Although some publishers in China are beginning to offer CPM pricing, the predominant majority of display ads in China are still priced on a CPT basis. On the other hand, performance-based advertising, mainly represented by search ads, delivers measurable internet advertising results to advertisers. These results are typically in the form of qualified clicks or actions, and they are priced on a cost per click or CPC basis, or on a cost per action or CPA basis.

          According to the report issued by iResearch in May 2011, the internet display advertising market in China was US$3.1 billion in 2010, or 65.6% of total internet advertising spending.

Brand and Performance-based Advertising Spending in China

China Online Ad Segments	2009	2010	2011E**	2012E**	2013E**	2014E**	2009-2014E** CAGR
	(US$ millions)
Display	2,018	3,086	4,389	6,202	8,592	11,624	41.9%
Portal Display	710	941	1,214	1,534	1,903	2,332	26.9%
Vertical	653	944	1,256	1,703	2,335	3,132	36.8%
eCommerce	220	515	854	1,324	1,987	2,881	67.3%
Independent Online Video	177	259	470	788	1,127	1,435	51.9%
SNS	111	148	237	384	633	1,069	57.2%
Others*	146	278	359	470	606	775	39.5%
Search	1,019	1,616	2,507	3,813	5,653	8,214	51.8%

Source: iResearch

Note: The U.S. dollar numbers are based on an exchange rate of US$1:RMB6.83

*
"Others" include classfied advertising websites, vertical search, desktop software, local websites and IGA.

**: E means estimated data.

          We believe that brand advertising will continue to represent the majority of dollars spent on internet advertising in China due to China's emerging branding economy, which is fueled by rapid growth in disposable income for a significant portion of the Chinese population. Advertisers are investing heavily in establishing brand recognition for their products to secure or maintain a competitive advantage over competing products. We believe this branding economy will persist for the foreseeable future given the projections for the continued growth of China's middle class and the country's relatively short branding history to-date. Concurrently, the emergence of new types of websites, such as online video sites, social networking sites and microblogs, opens up new potential ad formats and advertising campaign permutations for brand advertisers. As consumers continue to spend more time online and as new types of websites continue to attract more users and generate greater page views, the importance and potential impact of online brand advertising will continue to grow.

The Emergence of Mobile Internet Advertising

          In addition to being the largest internet market as measured by number of personal computer users accessing the web, according to data from Informa Telecoms & Media, China has the world's largest number of mobile subscriptions (over 980 million by the end of 2011). The research indicates that these users are increasingly using their mobile devices to access the internet due to substantially increasing smartphone usages and adopting new wireless internet-enabled devices, such as tablet computers. According to reports issued by CNNIC in January 2007 and January 2012, the number of users accessing the internet via mobile phones in China grew rapidly from 17.0 million in 2006 to 355.6 million in 2011, representing a CAGR of 83.7%.

          We believe that China's internet user base will continue to adopt mobile internet technology rapidly given the online wireless infrastructure development and increasing adoption of smart phones. China's telecom operators plan to invest a total of RMB 400 billion from 2009 to 2011 in building out their 3G mobile networks, according to the Ministry of Industry and Information Technology. In the meantime, adoption of smart mobile devices has also picked up significantly in recent years. According to a report issued in January 2011 by DCCI, the total number of smartphone shipments in China grew from 8 million in 2006, or 7% of the total mobile handset shipments, to 40 million in 2010, or 16% of the total mobile handset shipments, and is expected to increase further to 99 million in 2012, representing 35% of the total mobile handset shipments in China. Consequently, telecommunication carriers' non-SMS data revenue is also projected to grow significantly during the same period. The convenience of the mobile internet has not only resulted in tremendous user uptake, but also helped drive the emergence and ongoing success of microblogging and location-based services.

          As a result, the mobile advertising market in China is expected to grow from US$187.5 million in 2010 to US$2.5 billion in 2014, representing a CAGR of 91.4%, according to a report issued in January 2012 by iResearch.

Market Challenges for Internet Advertising

          Internet advertising has tremendous potential to provide value-added advertising content tailored to individual consumers. To overcome the challenges and successfully realize this objective, advertisers will need to be able to effectively and efficiently target their preferred audiences, and publishers will need to have sufficient data to appropriately segment and sell to their audience.

Challenges for Advertisers

          Lack of channels with nationwide user reach.    China has historically lacked media outlets with true nationwide reach. Based on our industry knowledge, only some of the government-run television stations have historically been able to offer nearly nationwide reach. However, since the emergence of the internet, the Chinese, and especially those in the more affluent costal regions, have been spending more time online and consuming less of their media content through television. As a result, advertisers have become increasingly challenged in their ability to reach their target audiences at scale or build sufficient frequency within those target audiences through television advertising. While internet advertising represents a potential solution to advertisers' unmet needs, we believe it remains difficult to reach a targeted, nationwide audience at scale through online advertising as Chinese internet users' online activities are highly fragmented across many different websites and continue to become more diversified. As advertisers embrace online advertising and move more of their budgets online, we have increasingly seen them struggle with how to optimize the reach and frequency of their ads across numerous website publishers and potential ad formats. Simply advertising with the largest portals can mean reaching a smaller group of internet users with high frequency and only achieving limited exposure to a much more significant portion of the overall online population. Yet advertising on smaller, niche online sites also presents numerous challenges both in terms of the resources required to deal with many publishers as well as effectively targeting preferred audiences across many publisher partners.

          Lack of effective measurement tools for internet advertising.    We believe that many online advertisers have started to emphasize increased efficiency in their ad spend by seeking to target their intended audience rather than by simply purchasing generic internet advertising space. However, most publishers still sell their inventories of advertising space on a CPT basis. This makes it very difficult for advertisers to measure the return on investment of their advertising budget spent online, as they are charged on a time basis and have limited, if any, statistics on how many impressions are actually delivered to target consumers and how much each qualified impression actually costs them.

Challenges for Publishers

          Under-monetized page views.    Based on our industry knowledge, many mid- and small-sized publishers in China lack the scale or sales force on a standalone basis to adequately engage with large advertisers, and the sales forces of large publishers normally focus on their premium inventory. Without a reasonable sense for their audience's activities away from the given publisher's site, these publishers are often at a loss for how to market their run-of-site or non-premium inventory to advertisers. As the number of page views in China has grown exponentially, these challenges associated with audience fragmentation have been exacerbated. Compounding a lack of insight into their audience, smaller publishers also tend not to have a sufficient sales force to appropriately engage advertisers and advertising agencies at the level required to generate meaningful revenue.

          Lack of reliable third-party audience analytics for web publishers.    Based on our industry knowledge, most publishers in China are relatively unsophisticated in terms of knowing their audience. They do not have the capability or dedicated resources to conduct audience analysis in-house, and there is currently little in-depth analysis on audience reach or advertisement effectiveness available for publishers from third parties in the market. The lack of reliable and comprehensive audience analytics has obscured the efficacy of brand advertising online and hindered the realization of truly targeted ads and efficiency-based pricing models. This has dampened advertisers' adoption of internet advertising, especially for brand advertising which requires both reach and frequency.

Industry-wide Challenge

          Under-developed traditional and online advertising services industry.    The advertising services industry in China is still highly fragmented, with a large number of small, independent domestic agencies providing limited valued added services. According to the 2010 China Advertising Yearbook published in December 2010, there were 124,886 advertising agencies in China in 2009. Similarly, China's internet advertising services market is relatively new and possesses an underdeveloped value chain compared to those of more developed markets. Many Chinese publishers manage their own inventory of advertising space. To help facilitate liquidity and efficiency in the internet advertising market in China, a handful of third-party advertising platforms have emerged in China over the last several years including a few third-party brand advertising platforms. However, most third-party brand advertising platforms are small in scale. Based on our industry knowledge, these brand advertising platforms tend to be relationship-driven and limited to basic arbitraging internet advertising inventories between publishers and advertisers without adding significant targeting or intelligence capabilities. Few of them provide deep audience insight or robust technology-driven internet advertising services or solutions. As a result, third-party advertising platforms only account for a small portion of the internet advertising market in China. According to reports issued by iResearch in January and May 2011, third-party advertising platforms represented 4.7% of China's total internet display advertising market in 2010.

Market Opportunity

          We believe that the internet brand advertising market in China represents an enormous opportunity for a third-party platform that has both broad access to advertising inventory from leading publishers as well as the technological expertise to target and deliver ads in real time. Such a third-party platform would be able to offer advertisers not only significant efficiencies but also high-quality analysis of consumers' online activities to enable precise user targeting nationwide.

BUSINESS

Overview

          We operate a leading integrated internet advertising platform in China, according to iResearch. Our online platform reached 486 million monthly unique visitors in December 2011 according to DCCI, and our mobile platform provided our advertisers with access to 249 million monthly unique visitors in December 2011. Our online publisher base comprised 409 publishers in China, including 20 of the top 50 websites in China according to Alexa.com as of February 1, 2012. We provide advertisers with targeted nationwide access to Chinese consumers, and we enable publishers who use our platform to better monetize their traffic.

          Based on our industry knowledge, advertisers historically have had few options to reach a nationwide audience in China due to its highly fragmented media distribution system and underdeveloped advertising services sector. As consumers have increasingly migrated online, the wide range of activities they pursue across millions of websites has led to increasing diversification of user traffic, which we believe prevents advertisers from realizing the promise of internet advertising: targeted and nationwide consumer reach. As a result, internet advertising spending as a percentage of total advertising spending in China lagged behind the consumer time spent online as a percentage of time spent on all media platforms. We believe that a lack of reliable, third-party tools for advertisers to measure their return on investment and for publishers to offer effectively targeted advertising solutions have further contributed to this lag in internet advertising growth.

          Our mission is to become the indispensable platform for internet advertising in China. We offer a differentiated value proposition to advertisers that enables them to achieve a higher return on investment by matching individual advertising campaigns to their target audiences across formats and access points, enabling advertisers to realize the interactivity and precision targeting capabilities of the internet at scale. In doing so, we also help participating publishers to better monetize their traffic and improve the liquidity of their advertising inventory. As a result, we provide internet users with value-added advertising content that is tailored to their interests.

          Our integrated internet advertising platform comprises software and related technical support services that automatically deliver targeted advertisements from advertisers to websites or mobile apps or sites of publishers with whom we have contractual arrangements. Our platform effectively integrates advertisers with publishers and delivers advertisements across different ad formats and different types of internet access devices. The core component of our platform, our AdChina AdManager system, tracks available advertising space from publishers, processes orders from advertisers, analyzes audience data and matches advertisements to their target audience almost instantaneously across the entire range of our publisher base. We have extended the reach of AdChina AdManager system by providing a hosted demand platform for advertising agencies and advertisers and a separate hosted supply platform for internet publishers that operate online websites or mobile apps or sites addressing mobile device access.

          We derive substantially all of our revenues from the provision of internet advertising services and solutions. We believe that our differentiated value proposition has contributed to the rapid increase in our advertisers, from 139 in 2009 to 264 in 2010 and 452 in 2011, for a three-year CAGR of 80.3%. Our net revenues increased from US$10.8 million in 2009 to US$27.3 million in 2010 and US$50.7 million in 2011, for a three-year CAGR of 116.6%. We incurred losses from continuing operations of US$2.2 million, US$2.0 million and US$18.6 million in 2009, 2010 and 2011, respectively. Our net loss reflected non-cash share-based compensation expenses in an aggregate amount of US$0.6 million in 2009, US$1.4 million in 2010 and US$21.2 million in 2011.

Our Strengths

          We believe that the following competitive strengths contribute to our success and differentiate us from our competitors:

Platform Scale Driving Strong Network Effects for Advertiser Brand Exposure and Publisher Inventory Monetization

          We have successfully developed a leading integrated internet advertising platform in China, servicing both online and mobile advertising channels. Our massive scale enables us to provide advertisers a single overarching view of China's highly fragmented internet audience and offer true nationwide reach and efficient targeting through our integrated platform. The size of our publisher and advertiser base creates network effects that benefit our advertisers and publishers alike. The expansion of our publisher base provides our advertisers both broader and more targeted reach to intended audiences, which attracts more advertisers to use our platform. The increasing number of advertisers on our platform, on the other hand, enhances our understanding of the advertising demand and enables us to help publishers more efficiently monetize their advertising inventory, thus further driving the expansion of our publisher base. We believe the virtuous cycle has allowed us to maintain our market leading position and increase our market share. According to DCCI, our online advertising platform reached 486 million monthly unique visitors in China in December 2011, or 94.7% of all internet users in China. Our online publisher base comprised 409 publishers, including 20 of the top 50 websites in China based on rankings from Alexa.com as of February 1, 2012. We launched our mobile advertising platform in September 2010, and our mobile platform provided our advertisers with access to 249 million monthly unique visitors in December 2011. As of December 31, 2011, we had implemented approximately 2,387 ad campaigns for 640 different advertisers since our establishment. We leverage our unique access to data across a wide range and large number of websites to generate valuable insights into consumers' internet behavior.

End-to-End Platform Deeply Embedded on Both the Demand Side and the Supply Side

          We have developed what we believe is the only internet advertising platform that is fully integrated end-to-end across the advertising value chain in China. We have extended the reach of our proprietary AdChina AdManager system, the core component of our platform, by providing a hosted demand platform for advertising agencies and advertisers and a separate supply platform for publishers. On the demand side, advertising agencies and advertisers can use our AdChina Demand Platform, or ADP, which consists of three software systems including Digital Automation System, or DAS, Demand Side Platform, or DSP, and Data Management Platform, or DMP. ADP enables advertising agencies and advertisers to plan and implement media campaigns, track their results with our own or third-party measurement tools, and to access the consumer information from their prior campaigns through our platform. On the supply side, publishers can use our AdChina Supply Platform, or ASP, which consists mainly of AdManager for Publisher, or AFP and AdManager for Mobile, or AFM, software systems to track and manage their entire inventory of advertising space and analyze their own audiences. Our unique perspective allows us to anticipate and react to trends and developments across the internet advertising industry as they develop. For example, our fast growing mobile platform, since its introduction in late 2010, has enabled us to become one of the leading internet advertising companies who are capable of delivering both online and mobile advertising services. With hosted software systems specifically designed for both the demand and supply sides and seamlessly integrated with the AdChina AdManager, our comprehensive platform increases efficiencies for advertising agencies, advertisers and publishers, which enhances our value proposition to all participating advertising agencies, advertisers and publishers while reinforcing the barriers to entry against potential competitors.

Robust Proprietary Technologies Supporting Our Internet Advertising Platform

          We designed and created our integrated internet advertising platform in-house, and we are continuously modifying and improving our platform to make it more robust and powerful. We designed our web-based platform to be easily scalable with minimal incremental investment and highly reliable. In addition, we have placed special emphasis on ease of use to encourage widespread adoption by advertising agencies, advertisers and publishers, which increases the usage of our platform and the depth of our relationships with participating advertising agencies, advertisers and publishers. We have built a variety of targeting techniques into the platform, such as frequency capping, day parting, behavioral analysis and retargeting, and incorporated advanced analytical tools to leverage our experience and the insights we gain from our database. Our platform also allows third parties to track our campaign performance through back-end technology integration and thus provides trusted endorsement to our measurement for advertising agencies and advertisers.

Strategic Positioning to Collect Consumer Data and Apply Proprietary Insights

          Our scale and reach within the China internet advertising market have been instrumental in allowing us to build what we believe to be an unparalleled database of consumer insights. Our differentiated view of consumer behavior exceeds what any single publisher could amass on its own and enhances the value that we bring to advertisers and publishers. This ability to provide an in-depth understanding of a website's audience is critical to both advertisers and publishers alike. We help advertisers target the right audience for each advertisement, increase ad efficacy and drive favorable return on investment. By providing in-depth knowledge of their audience, we enable publishers to monetize their advertising inventory more effectively. We have developed and are continually refining a proprietary taxonomy that underpins our targeting technologies. Using this taxonomy, we are able to segment target audiences along multiple dimensions by demographic profile, geographical location, browsing habits and consumption behavior to leverage our enormous and growing database of consumer insights. Capitalizing on our large database of internet consumer data and insights, we released our eTV2.0 Intelligent Cross-Media Advertising Planning System, or eTV2.0, in December 2011 to help advertising agencies and advertisers better plan and allocate their advertising budgets between TV and internet media. eTV2.0 maps our own consumer data and TV consumer data provided by third parties. It uses TV advertising terminology to enable advertisers to compare the results of advertising placements and rationalize advertising budgeting.

Experienced Management Team with Market Knowledge and Operational Expertise

          Our management team possesses deep and extensive internet advertising experience, local market knowledge and rich operational expertise that enables us to innovate and respond to industry trends. Before founding our company in 2007, our CEO, Alan Fangjun Yan, was a marketing director at eBay. Our COO, Peter Cheng, was a principal product manager responsible for global internet marketing products at eBay and the vice-president of product management at Adify. Our CFO, Bonnie Yi Zhang, was previously a partner at Deloitte Touche Tohmatsu CPA Ltd. and has substantial knowledge of U.S. GAAP reporting, SEC rules and requirements, and extensive experience in auditing PRC companies listed in the U.S. stock exchanges. Our CTO, Huayi Cheng, was a principal engineer for eBay's application protocol interface and PayPal's billing system. Our Chief Marketing Officer, Min Tang, previously served as vice president of marketing and global sales of luxury category and key accounts at Focus Media, a Nasdaq-listed company. Our management team also benefits from industry insights from a world-class, highly engaged advisory board of leaders from related industries, including the former President of Google Display Ads and former CEO of DoubleClick and current director of Twitter, Inc., David Rosenblatt, and the co-founder and former chief strategy officer of aQuantive and former chief advertising strategist of Microsoft, Michael Galgon.

Our Strategies

          Our mission is to become the indispensable platform for internet advertising in China. Specifically, we plan to achieve this objective by pursuing the following strategies:

Attract New Advertisers and Increase Per Advertiser Spend on Our Platform

          We intend to attract new advertisers, particularly large and sophisticated domestic and multinational brands, through our direct sales force. At the same time, we will further penetrate major advertising agencies by encouraging the adoption of various software systems under ADP and other value added services. By offering nationwide reach and advanced audience targeting capabilities through our integrated internet advertising platform, we aim to facilitate the migration of advertising spending to the internet. We also plan to expand our sales coverage to a significantly broader advertiser base by targeting more emerging domestic Chinese brands, many of which we expect to increase their spending on internet advertising as they grow.

Deepen and Expand our Relationships with Publishers

          We plan to deepen our relationships within our existing publisher base and place advertisements on a greater percentage of their websites' aggregate page views. We also plan to selectively extend our reach to additional high quality publishers who have complementary audience bases. In particular, we will expand our publisher relationships within rapidly growing sub-sectors of the internet, as we have done already with video websites, to cover sub-sectors that represent emerging consumer trends such as microblogging, social networking and social commerce, or that offer differentiated data and user behavior information, such as e-commerce. We believe that these initiatives will help us round out our coverage of commercially valuable audiences across China's increasingly fragmented internet landscape.

Promote the Adoption of Our Demand Platform for Advertising Agencies and Advertisers and Our Supply Platform for Publishers

          We plan to encourage greater adoption of the various software systems under our demand side and supply side platforms, ADP by advertising agencies and advertisers and ASP by publishers. We will continue to upgrade existing features and add new features to our demand-side and supply-side systems and improve our platform's ease of use. We also intend to improve the efficacy of ads delivered through our platform by further enhancing our capabilities around, and utilization of, our significant repository of consumer insights. We aim to continue to promote the adoption of our AFM system to extend our initial leadership position in the emerging mobile internet market by partnering with more mobile app developers.

Extend the Functionality of Our Integrated Platform

          We plan to extend the functionality of platforms in various aspects. For example, we plan to support more performance-based solutions that we can offer to advertisers on a CPA-based pricing model. We believe these solutions will gain greater acceptance within the China market and that a CPA-based pricing model will complement our current CPM pricing model. We are currently developing algorithms for our new performance-based solutions and we plan to integrate these solutions with our AdChina AdManager system later in the year. We also intend to extend the functionality of our platform to add new functions and features to our recently launched mobile platform. We believe that these initiatives will not only appeal to advertisers but will also expand our database of consumer data, giving us additional insights on consumers' online behavior, which will further strengthen our competitive position. We also expect to further refine our recently released eTV2.0 and enhance the mapping efficiency of our own consumer data and TV consumer data provided by third parties so that advertising agencies and advertisers have more reliable data reference for purpose of budget planning and allocation.

Pursue Strategic Investments, Acquisitions and Alliances

          We intend to pursue selective strategic investments, acquisitions and alliances. We will evaluate initiatives that could help us expand on the supply side by increasing our user reach or controlling our media costs or to expand on the demand side by attracting more advertisers to our platform. We will also consider using strategic investments, acquisitions or alliances to reinforce our technical capacities in a way that would allow us to expand our offering of services and solutions.

Our Platform

          Our integrated internet advertising platform is comprised of AdChina AdManager, our core system, and two extended and standalone platforms that are based on AdChina AdManager: AdChina Demand Platform, or ADP, for advertising agencies and advertisers; and AdChina Supply Platform, or ASP, for online and mobile publishers. ADP integrates DAS, DSP and DMP, our three major demand side software systems, and ASP integrates mainly AFP, for online publishers, and AFM, for mobile publishers. Our platform is the foundation of our business, one that we believe provides us with key competitive advantages and creates substantial barriers to entry.

AdChina AdManager

          AdChina AdManager is the core system of our integrated internet advertising platform. We designed and built AdChina AdManager in-house and launched it in December 2007. Advertisers preload their advertisements on our platform, publishers make advertising space available on our platform, and AdChina AdManager matches advertisements to advertising space in a way that delivers the advertisements to the desired target audience. By aggregating publishers on a single integrated internet advertising platform, AdChina AdManager makes their advertising space more attractive to advertisers than if they were only accessible individually and separately. Publishers have the option to allow us to deliver advertisements on their websites by inserting a snippet of code in the relevant advertising spaces, or they can take integration one step further and manage all or part of their inventory of advertising space through our system. However, AdChina AdManager offers much more than just the ability to deliver advertisements on websites. AdChina AdManager has a wide range of tools for planning and executing advertising campaigns, including targeting the audience, optimizing the execution, and collecting and analyzing the resulting data.

          Targeting.    AdChina AdManager offers advertisers the ability to target audiences based on a wide variety of different criteria, including:

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  Content — The content of the website where the advertisement will be viewed.

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  Key words — Key words that appear on the webpage where the advertisement will be viewed.

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  Behavior — The user's browsing behavior, including the content of websites where the user typically browses.

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  Previous impressions — Frequency capping ensures that the user will not see the same advertisement more than a set number of times; creative sequencing ensures that the user sees the next advertisement in the sequence.

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  Demographics — Information supplied by the user about his or her gender, age, income, residence, or other personal attributes.

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  Location — The user's geographic location, either by actual location in over 300 cities across China or by generic category (such as "home" or "office").

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  Day parting — The part of the day when the advertisement will be shown.

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  Retargeting — The user's past interaction with the advertising campaign, with the brand or with the same industry.

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  System — The user's operating system or browsing software.

          Optimization.    Optimization is the process of adjusting an advertising campaign while it is ongoing to ensure that it reaches the desired key performance indicators. AdChina AdManager automatically generates periodic reports to our ad services group over the course of each advertising campaign tracking its progress against key performance indicators. If a campaign is falling short of any key performance indicator, we will intervene to adjust the campaign in real time. For example, if one of the websites on which the campaign was designed to run is not producing a sufficient volume of target audience unique visits, we can adjust the mix of websites to produce the required volume. In most cases the adjustment can be accomplished within the original parameters of the campaign and does not require the involvement of the advertising agency or advertiser. In some cases AdChina AdManager will automatically make the necessary adjustments, and in other cases our ad services group will manually refine the campaign.

          Data collection.    Integrating publishers onto a single platform allows us to gather data from consumers' browsing history on a very large and diverse set of websites. We use technologies, including cookies, to collect information on each user who visits a publisher's website on our platform. We do not collect personally identifiable data, but we collect data such as:

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  Demographics — Data voluntarily supplied by the user on any website on our platform, including gender, age, income, profession, address and interests.

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  Browsing history — The content of websites that the user visits, how frequently and in what sequence.

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  Interaction — The user's interaction with the advertisement, starting with the user's clicking on the advertisement and including the user's interaction with the destination site to which the advertisement is linked.

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  IP address — The IP address from which the user accesses the website.

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  System — The user's operating system or browsing software.

We continually analyze consumer data we collect across many different dimensions to yield statistical insights into user behavior. The number and variety of publishers and advertising campaigns executed on our platform enable us to collect data on a wide range of online user behaviors, which gives our database a richness and depth that we believe would be difficult for any competitor to replicate in a short period of time and without substantial investment of time and money. This data provides us with the basis for an in-depth, web-wide understanding of the characteristics of the audience of each website on our platform, which allows us to accurately choose the right combination of websites to deliver the desired target audience for each advertising campaign, both when we initially plan a campaign and when we optimize its execution. It also allows us to accurately value and efficiently utilize our inventory of advertising space. As an initiative to further leverage our large database of internet consumer data and insights, we released eTV2.0 in December 2011 to map our own consumer data and TV consumer data provided by third parties. eTV2.0 uses TV advertising terminology to help advertisers better plan and allocate their advertising budgets on TV and internet media.

          Measurement and analysis.    AdChina AdManager automatically supplies periodic reports to the advertising agency or advertiser over the course of an advertising campaign to facilitate tracking the campaign's progress. Advertising agencies and advertisers also have real-time access to this information over a web-based interface. These measurements can be provided by independent third parties like Nielsen and iResearch or by us, or by any combination of these third parties and us. We believe that our customers are generally satisfied with the quality of our measurements when compared to those of independent third parties. Upon request, we can also arrange for surveys to be conducted, by ourselves or by an independent third party, any time before, during or after the advertising campaign.

          AdChina AdManager also generates and sends reports to publishers each month, showing the number of advertisements placed on their websites and the fees they earned from them.

          We use the tools on AdChina AdManager to provide in-depth analysis of the data from the ad campaign in the reports we send to our customers. Data analysis can set up a virtuous cycle where the data collected on one campaign informs the planning for the next campaign and the accuracy and effectiveness of the campaigns improves marginally with each cycle. Often advertisers and publishers do not understand the potential for exploiting their data until they see the kind of insights that our analytical tools can provide. By making that potential clear to them, we believe we can drive adoption of our various demand-side and supply-side systems whereby advertising agencies, advertisers and publishers can gain direct access to those analytical tools.

AdChina Demand Platform

          AdChina Demand Platform, or ADP, is our proprietary internet advertising platform for advertising agencies and advertisers. ADP is built upon and upgraded from Dynamic Audience Segments, a demand side software system we launched in June 2010, and it currently encompasses three major software systems: Digital Automation System, or DAS, Demand Side Platform, or DSP, and Data Management Platform, or DMP. Advertising agencies and advertisers can use ADP for all their ad campaigns, including both the ad campaigns that they run on our platform and those on third-parties'. We charge a nominal fee for the adoption of ADP. As of the date of this prospectus, a number of globally leading advertising agencies have adopted different systems under ADP based on their needs and preferences. ADP is based on AdChina AdManager and incorporates the key functions and features of AdChina AdManager plus additional functions and features that are special to ADP, all of which can be directly controlled by the advertising agencies or advertisers. Advertising agencies and advertisers can adopt the systems under ADP on the full service model, meaning that our employees will help them with any and all functions and features that they do not wish to control themselves, or on the self-service model, meaning that they take full control of the functions and features themselves, setting up and launching advertising campaigns through our platform entirely on their own. We expect that most advertising agencies and advertisers who adopt ADP will begin with the full service model, and once their own staff gains experience with ADP they will choose to switch to the self-service model.

          ADP offers advertising agencies and advertisers various features and assistance through the following three major software systems:

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  DAS — workflow management.  Digital Automation System, or DAS, helps the advertising agencies and advertisers streamline workflow and enhance efficiency. DAS divides the ad campaign process into a sequence of different modules based on standard industry workflows, and create customized procedures and authorizations for each module. This allows advertising agencies and advertisers to delegate tasks under different modules to different teams such as creative, finance or strategy, and maintain centralized monitoring over the entire workflow.

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  DSP — efficient tool for ad campaign planning, trading, execution and delivery.  Demand Side Platform, or DSP, allows the advertising agencies or advertisers to manage the entire process of ad campaign planning, trading and launching on our platform and achieve cost-efficient ad delivery plan. On the one hand, users of DSP can define their own target audience, ad format and other parameters of their campaign, and DSP will automatically suggest an optimized cross-media ad delivery plan. On the other hand, DSP serves as a trading desk — it analyses the yield and value of different types of media to come up with a cost-efficient mix of media purchase plan (for example, CPM, CPC or CPD) and makes real-time bidding on various types media, which enables the advertising agencies and advertisers to acquire media resources at optimum costs. Our recently introduced eTV2.0 also supports DSP to help advertising agencies and advertisers better plan and allocate their advertising budgets on TV and internet media. eTV2.0 maps our own consumer data and TV consumer data provided by third parties and it helps advertisers to decide on how to spend advertising budget efficiently.

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  DMP — multi-source integration of customer data.  Data Management Platform, or DMP, is designed to work seamlessly with DSP and it enables the advertising agencies and advertisers to take advantage of our customer database as well as third-party data to assemble their own proprietary target audience database. The more campaign an advertiser runs on our platform, the richer and more useful the resulting database and reference data become. We believe that DMP will be a powerful incentive for advertising agencies and advertisers to stay with ADP once they have adopted it and to shift an increasing proportion of their ad campaign onto our integrated platform.

AdChina Supply Platform

          AdChina Supply Platform, or ASP, is the proprietary internet advertising operating system for internet publishers and it integrates mainly AFP, for online publishers, and AFM, for mobile publishers. ASP is based on AdChina AdManager and gives publishers access to the key functions and features of AdChina AdManager plus additional functions and features that are special to ASP, all of which can be directly or indirectly managed and controlled by publishers.

          We launched AFP in August 2009 and it had been adopted by 65 and 106 online publishers as of December 31, 2010 and 2011, respectively. AFM is the mobile counterpart to AFP we launched in January 2011. We expect AFM to appeal primarily to mobile app developers and mobile site publishers. We do not normally charge a fee for the use of either systems under ASP.

          ASP offers internet publishers the following special features:

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  Advanced inventory management system.  ASP gives the publishers a wide range of inventory management tools, including the ability to decide exactly which advertising spaces to make available through our platform at what times and at what prices on what pricing models. It can selectively exclude certain advertisers from accessing its advertising space or selectively limit access to certain advertisers.

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  In-depth data analysis.  ASP allows the publisher to analyze and understand the audience that visits its website, based on that audience's browsing history with all the other websites on our platform. This gives publishers a more in-depth understanding of their own audience than they could achieve merely by analyzing their audience's interaction with their own website.

Sales

          We generally sell advertising services and solutions in the context of specific advertising campaigns and sign a separate contract for each campaign. We treat the parties with whom we enter into contracts for advertising campaigns as our customers, and we treat the firms for whom the advertising campaigns are ultimately being executed as our advertisers. Therefore, our "customers" include both advertisers and advertising agencies, while our "advertisers" include both advertisers that have a direct contractual relationship with us and advertisers that are represented by advertising agencies and have no direct contractual relationship with us. In addition to contracts for specific advertising campaigns, we also have annual framework agreements with advertising agencies and some of our advertiser customers.

          We have adopted a dual-track sales model. Our sales team, which included 166 employees as of December 31, 2011, is responsible for managing our relations with both advertising agencies and advertisers. Approximately 60% of our fees earned from customers in 2011 came from advertising agency customers, and 40% from advertiser customers. We maintain direct relationships with many of our advertisers that are represented by advertising agencies and are not our customers, in addition to our relationships with the advertising agencies. We believe that this dual-track approach has contributed to our success in retaining key customers and growing our advertiser base. Our customers include all of what we consider to be the ten largest advertising agencies in China, both international and domestic, and our advertiser base has grown from 47 advertisers in 2008 to 139 advertisers in 2009, 264 advertisers in 2010 and 452 advertisers in 2011.

          An advertising campaign typically lasts for one month or at the most several months. We generally quote a single price for the entire package of service and solutions that we provide for the advertising campaign. Our system can generate quotes automatically for most of our campaigns, taking into account the target audience profile and the key performance indicators specified by the advertiser. As of December 31, 2011, we had implemented approximately 2,387 ad campaigns for 640 different advertisers since our establishment. We have been successful in diversifying our advertiser base by industry, with significant revenue from the food and beverage, mobile communication, cosmetics and personal care, automotive, household products, apparels, internet services and IT product industries in 2011, among others.

          Substantially all of our prices are quoted on a CPM basis for online ad services. Our list prices depend on various factors, including network selection, ad formats and specific targeting requirements. For online advertisements, the run-of-the-network rate applies when the customer does not place restrictions on the websites where the advertisement can be delivered. We charge higher rates if the customer specifies a particular category of website. Currently, our mobile ad services are quoted on a cost-per-click, or CPC, basis. The pricing model is based on similar principles, with a base rate for run-of-the-network advertisements and other rates, surcharges or additional fees that may apply depending upon the structure of the advertising campaign. The amount charged to the customer in each case is typically discounted from the amount on the rate card. We review and adjust the list prices annually, but our effective rates after discounts have been relatively stable for the past three years.

          Our proprietary customer management system, or CMS, comprises a number of functional modules, including customer management, proposal management, media planning, fee quotation and contract management. Our sales and other functional departments use CMS to manage advertising customers, advertising proposals, media plans, ad design, contracts and orders. CMS also helps our back-office departments to calculate fees, commissions, revenues and accounts receivable and monitor overall sales performance. Internally, CMS provides clear roadmaps of communication and work flows that are tailored to each relevant department. This integrated system enhances our ability to manage our customers and allows us to react to customer needs in a fast and efficient way. We believe that CMS has been a key factor in enabling us to manage the rapid growth of our business to date and gives us great scalability going forward.

Marketing

          We use a variety of traditional and web-based channels to acquire customers, including direct marketing, print advertising in trade journals, field sales, customer referrals, trade shows, industry conferences and our website. In 2010 we launched the annual China Digital Media Summit in Shanghai, an annual event that we founded and co-hosted together with China Business Network. The purpose of this event is to provide a forum for advertisers and other industry participants to come together to discuss some of the fastest growing areas of the digital economy, such as social media and online video, while solidifying our leadership position in China's internet advertising industry. In 2011, this event attracted more than 500 participants from around the world, including participants from leading advertisers, agencies and publishers, and garnered the attention of more than 100 different media outlets.

Publishers

          We acquire advertising space from both online and mobile publishers. Our publisher relations group is responsible for managing relations with our publisher base, collecting feedback from publishers about our platform and encouraging them to adopt our ASP platform. Our publisher relations group is also responsible for acquiring new publishers to include in our expanding publisher base. Our online publisher base mainly consists of a wide array of websites that we deliver advertisements on, and it has grown from 171 publishers as of December 31, 2008, to 302 as of December 31, 2009, 403 as of December 31, 2010 and 409 as of December 31, 2011, including 20 of the top 50, 38 of the top 100, and 141 of the top 500 websites in China based on rankings from Alexa.com as of February 1, 2012.

          Our online publisher base includes websites in a wide variety of categories, including news, financial, entertainment, music, sports, video and web TV, gaming, automotive, blogs, social networks, family, and local-interest, among others. The following table shows how many of the top websites in China in certain popular categories are included in our online publisher base:

Category	Coverage
Portals	10 of the top 10
News	9 of the top 10
Finance	9 of the top 10
Sports	9 of the top 10
Female lifestyle	9 of the top 10
Online community and social network	7 of the top 10
Online video and TV	7 of the top 10

Source: based on rankings from Alexa.com as of February 1, 2012.

          Our mobile publishers at the current stage mainly consist of mobile apps and, to a lesser extent, web-based mobile sites where we deliver advertisements, and our mobile platform provided our advertisers with access to 249 million monthly unique visitors in December 2011. Our platform is compatible with all major mobile operating systems, including Apple iOS, Andriod, Windows Phone and Blackberry. We launched AFM, our advertising operating system for mobile publishers, in January 2011.

          We generally sign one-year contracts with publishers, though we have some contracts with terms of two or three years.

Research and Development

          We believe that the quality of our technology gives us an advantage over our competitors and we intend to continue to invest resources to enhance and develop our technology. In addition, we periodically evaluate new technology and software alternatives to help improve operational efficiency. We have invested US$0.7 million, US$1.0 million, US$2.5 million and US$3.4 million in research and development in 2008, 2009, 2010 and 2011, respectively, out of which US$0.2 million, US$0.3 million, US$0.6 million and US$0.7 million, respectively, were capitalized as internal use software.

          We have a rigorous roadmap that sets out our research and development goals for the near and intermediate term and guides our research and development efforts. For the remainder of 2012, our research and development initiatives will focus on the following key areas: improvements to our ability to analyze and utilize our user data; further enhancements to ADP, including further developing the real-time bidding system under DSP for advertising inventory; further developing our mobile platform and the launch of our new performance-based solutions, which will enable us to offer services and solutions using a CPA pricing model.

Intellectual Property

          We rely on a combination of trademark, copyright and trade secret protection laws in the PRC and other jurisdictions as well as confidentiality procedures and contractual provisions to protect our intellectual property and our brand. We have applied to register our logo as a trademark. We have registered 12 copyrights in China for software that comprises our integrated internet advertising platform.

Technology Infrastructure

          We have dedicated teams of hardware and software engineers to maintain and develop our integrated internet advertising platform. Our integrated internet advertising platform is characterized by high capacity, reliability and scalability, with distributed data processing capabilities and real-time monitoring system. We primarily use third-party facilities for hosting our internet advertising platform and our data centers and systems incorporate varying degrees of redundancy to safeguard against service interruptions.

Competition

          As demand for internet advertising services and solutions continues to increase, we expect new competitors to enter the market and existing competitors to allocate more resources to developing and marketing internet advertising services and solutions. As a result, we expect competition in the internet advertising market to intensify.

          Our primary current and potential competitors include internet advertising networks such as Adsit! Media Corporation, Adsame Networks Technology Incorporated, Shanghai MediaV Advertising Co., Ltd., YoYi Media (Beijing) Interactive Advertising Co., Ltd., hdtMEDIA Corporation and Shanghai Quantone Digital Advertising Co., Ltd., an entity related to Allyes Online Media Holding Ltd.

          We also compete for a share of advertisers' overall marketing spending with large internet companies and traditional media, including website publishers with their own sales forces that sell their advertising space directly to advertisers; major internet portals and search companies; and direct marketing, television, radio, cable and print advertising companies.

Employees

          As of December 31, 2011, we employed 491 people, including 261 in our product, platform and technology group, 183 in our sales, marketing and publisher relations group and 47 in management and administration. We had 328 employees at our headquarters in Shanghai, 89 in Beijing and 74 in Guangzhou. We had a total of 397 employees as of December 31, 2010 (of whom 205 were in our product, platform and technology group), 206 employees as of December 31, 2009 (of whom 116 were in our product, platform and technology group) and 90 employees as of December 31, 2008 (of whom 54 were in our product, platform and technology group).

          We enter into standard confidentiality and employment agreements with our management and employees.

          In addition to salaries and benefits, we provide commission-based compensation for our sales force and performance-based bonuses for other employees. We also allow many of our employees to participate in share-based incentive plans to align their interests more closely with those of our shareholders.

          As required by regulations in China, we participate in various employee social security plans that are organized by municipal and provincial governments, including housing, pension, medical insurance and unemployment insurance. We are required under Chinese law to make contributions to employee benefit plans at specified percentages of the salaries, bonuses and certain allowances of our employees, up to a maximum amount specified by the local government from time to time.

          We believe that we maintain a good working relationship with our employees, and we have not experienced any labor disputes. None of our employees are represented by labor unions.

Facilities

          Our principal executive offices are located in Shanghai. We have leased 2,264 square meters of office space in Shanghai, 649 square meters in Guangzhou, 1,017 square meters in Beijing and 168 square meters in Xiamen.

Legal Proceedings

          We are currently not a party to any material legal or administrative proceedings. We may from time to time be subject to various legal or administrative claims and proceedings arising in the ordinary course of business. Litigation or any other legal or administrative proceeding, regardless of the outcome, is likely to result in substantial cost and diversion of our resources, including our management's time.

PRINCIPAL PRC REGULATIONS

          This section sets forth a summary of the PRC regulations that materially affect our business and the industry in which we operate.

Regulation of the Advertising Industry

Business License

          Pursuant to the Regulations on the Administration of Company Registration promulgated by State Council on June 24, 1994 and amended on December 18, 2005, the Regulations on Advertising Industry Administration promulgated by State Council on October 26, 1987 and the Implementation Rules for Regulations on Advertising Industry Administration promulgated by State Administration of Industry and Commerce on November 30, 2004, companies engaging in advertising activities must obtain a business license from the State Administration for Industry and Commerce or its local branches which includes the operation of an advertising business within its business scope. Companies conducting advertising activities without such a license may be subject to penalties, including fines, confiscation of advertising income and orders to cease advertising operations. The business license of an advertising company is valid for the duration of its existence, unless the license is suspended or revoked due to a violation of any relevant laws or regulations. New E-Media and Yihong, our consolidated affiliated entities, have obtained the business licenses covering the operation of an advertising business within their business scopes.

Foreign Investments in the Advertising Industry

          According to the Catalogue for the Guidance of Foreign Investment Industries jointly promulgated by National Development and Reform Commission and Ministry of Commerce on November 30, 2004, foreign investments in the advertising industry fall within the category of "restricted". The National Development and Reform Commission and the Ministry of Commerce amended the catalogue in October 2007 (effective as of December 1, 2007) and in December 2011 (effective as of January 30, 2012), and foreign investment in the advertising industry was changed to the category of "permitted". Under the Administrative Provision on Foreign Investment in the Advertising Industry jointly promulgated by the State Administration of Industry and Commerce and the Ministry of Commerce on August 22, 2008, foreign investors can invest in PRC advertising companies through either wholly owned enterprises or joint ventures with Chinese partners on the condition that the foreign investors must have at least three years of direct operations in the advertising industry as their core business outside China. This requirement is reduced to two years if foreign investment in the advertising company is in the form of a joint venture.

          We are a Cayman Islands company and a foreign legal entity under PRC laws. We have not directly operated any advertising business outside of China and therefore, we currently do not qualify under PRC regulations to become the shareholder of a PRC subsidiary that engages in providing advertising services. Accordingly, our PRC subsidiary, Kendall, is currently ineligible to apply for the required licenses for providing advertising services in China. Our advertising business is operated in China by our consolidated affiliated entities, New E-Media and Yihong. They are both owned by individual shareholders, who are PRC citizens. They both hold the requisite licenses to provide advertising services in China. We do not have any equity interest in our consolidated affiliated entities but effectively control them, and receive the economic benefits from them, through various contractual arrangements. See "Risk Factors — Risks Related to Our Corporate Structure — If the PRC government deems that the contractual arrangements that establish the structure for operating our business in China do not comply with PRC governmental restrictions on foreign investment in advertising business, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations."

Advertising Content

          PRC advertising laws and regulations set forth certain content requirements for advertisements in China, which include prohibitions on, among other things, misleading content, superlative wording, socially destabilizing content or content involving obscenities, superstition, violence, discrimination or infringement of the public interest. Advertisements for anesthetic, psychotropic, toxic or radioactive drugs are also prohibited. It is prohibited to disseminate tobacco advertisements via broadcast, film, television or print media, or in any waiting lounge, theater, cinema, conference hall, stadium or other public area. There are also specific restrictions and requirements regarding advertisements that relate to matters such as patented products or processes, pharmaceuticals, medical instruments, agrochemicals, foodstuff, alcohol and cosmetics. In addition, all advertisements relating to pharmaceuticals, medical instruments, agrochemicals and veterinary pharmaceuticals advertised through broadcast, film, television, newspaper, magazine and other forms of media, together with any other advertisements which are subject to censorship by administrative authorities according to relevant laws and administrative regulations, must be submitted to the relevant administrative authorities for content approval prior to dissemination.

          Advertisers, advertising service providers such as New E-Media, and advertising distributors are each required by PRC advertising laws and regulations to ensure that the content of the advertisements they prepare or distribute are true and accurate as well as in full compliance with applicable laws and regulations. In providing advertising services, advertising service providers and advertising distributors must review the prescribed supporting documents provided by advertisers for advertisements and verify that the content of the advertisements complies with applicable PRC laws and regulations. In addition, prior to distributing advertisements for certain commodities which are subject to government censorship and approval, advertising distributors are obligated to ensure that such censorship has been performed and approval has been obtained. Violation of these regulations may result in penalties, including fines, confiscation of advertising income, orders to cease dissemination of the advertisements and orders to publish an advertisement correcting the misleading information. In circumstances involving serious violations, the State Administration for Industry and Commerce or its local branches may revoke violators' licenses or permits for advertising business operations. Furthermore, advertisers, advertising service providers or advertising distributors may be subject to civil liability if they infringe on the legal rights and interests of third parties in the course of their advertising business.

Establishment of Foreign-Invested Advertising Enterprises

          In accordance with the Administrative Provision on Foreign Investment in the Advertising Industry jointly promulgated by the State Administration of Industry and Commerce and the Ministry of Commerce on August 22, 2008, the establishment of a foreign-invested advertising enterprise, by means of either new establishment or equity acquisition of an existing domestic advertising company, is subject to examination by State Administration for Industry and Commerce or its authorized branch at the provincial level and the issuance of an opinion. Upon obtaining such an opinion from State Administration for Industry and Commerce or its relevant branch, an approval from the Ministry of Commerce or its competent local counterparts is required before a foreign-invested advertising enterprise may apply for its business license. In addition, if a foreign-invested advertising enterprise intends to set up any branch, its registered capital must have been fully paid up and its annual advertising sales revenues must be no less than RMB 20 million. The establishment or acquisition of a domestic advertising company by New E-Media would not be subject to these restrictions.

Operational Matters

          Pursuant to the Advertising Law promulgated by the National People's Congress on October 27, 1994, entities engaging in the advertising business must establish and maintain registration, review and filing systems. Advertising fees must be reasonable, and rates and fee collection methods must be filed with the government. Pursuant to the Implementation Rules for Regulations on Advertising Industry Administration promulgated by State Administration of Industry and Commerce on November 30, 2004, an advertising agent fee may not be more than 15% of the advertising fee. An advertiser must provide government approval, including certificates rendered by relevant supervisory administrations, before it can broadcast or place its advertisements. Violation of these regulations may result in penalties, including fines, confiscation of advertising income, orders to cease dissemination of the advertisements, orders to publish an advertisement correcting the misleading information and orders to revoke violators' licenses or permits for advertising business operations. We believe we have complied with the foregoing regulations in all material respects.

Other Regulations

Regulations on Copyright and Trademark Protection

          China has adopted legislation governing intellectual property rights, including copyrights and trademarks. China is a signatory to major international conventions on intellectual property rights and is subject to the Agreement on Trade Related Aspects of Intellectual Property Rights as a result of its accession to the World Trade Organization in December 2001.

          Copyright. The National People's Congress amended the Copyright Law in 2001 to widen the scope of works and rights that are eligible for copyright protection. The amended Copyright Law extends copyright protection to internet activities, products disseminated over the internet and software products. In addition, there is a voluntary registration system administered by the China Copyright Protection Center. Kendall and New E-Media have each registered five copyrights in China under this registration system for software that comprises our integrated internet advertising platform.

          Trademark. The PRC Trademark Law and its implementation rules protect proprietary rights to registered trademarks. The Trademark Office under the State Administration for Industry and Commerce handles trademark registrations and may grant a term of ten years to registered trademarks and extend the term for another ten years upon request. Trademark license agreements must be filed with the Trademark Office for record. In addition, if a registered trademark is recognized as a well-known trademark, the protection of the proprietary right of the trademark holder may reach beyond the specific sector of the relevant products or services. Our consolidated affiliated entity, New E-Media, is in the process of application of the trademark registration.

          Domain names. The PRC Ministry of Industry and Information Technology and the CNNIC have both issued rules for domain name registration. We have registered many domain names with CNNIC.

Regulations on Foreign Currency Exchange

          The principal regulations governing foreign currency exchange in China are the Foreign Exchange Administration Regulations promulgated by the State Council, as amended on August 5, 2008. Under the Foreign Exchange Administration Regulations, Renminbi is freely convertible for current account items, including the distribution of dividends, interest payments, trade and service-related foreign exchange transactions, but not for capital account items, such as direct investments, loans, repatriation of investments and investments in securities outside of China, unless the prior approval of SAFE is obtained and prior registration with SAFE is made.

          On August 29, 2008, SAFE promulgated the Notice on Perfecting Practices Concerning Foreign Exchange Settlement Regarding the Capital Contribution by Foreign-invested Enterprises, regulating the conversion by a foreign-invested company of foreign currency into Renminbi by restricting how the converted Renminbi may be used. In accordance with the notice, the registered capital of a foreign-invested enterprise converted from foreign currencies and settled in Renminbi may only be used for purposes within the business scope approved by the applicable governmental authority and may not be used for equity investments within the PRC. The use of such Renminbi registered capital may not be changed without SAFE's approval, and may not in any case be used to repay Renminbi loans if the proceeds of such loans have not been used. Violations of Circular 142 will result in severe penalties, such as heavy fines.

          The People's Bank of China issued the Administration Measures on Individual Foreign Exchange Control, whose implementation rules were subsequently issued by SAFE, and both became effective on February 1, 2007. Under these regulations, the approval of SAFE or its authorized branch is required for all foreign exchange matters relating to the participation of PRC citizens in employee stock ownership plans, stock option plans and other similar plans. Pursuant to the Operating Procedures for Administration of Domestic Individuals Participating in the Employee Stock Option Plan or Stock Option Plan of An Overseas Listed Company promulgated by SAFE on March 28, 2007, PRC citizens who participate in stock incentive plans or equity compensation plans by an overseas publicly listed company are required, through a PRC agent or PRC subsidiaries of such overseas publicly listed company, to complete certain foreign exchange registration procedures with respect to the plans upon examination by, and approval of, SAFE. If our PRC employees who hold options we granted or our PRC subsidiaries fail to comply with these regulations, such employees or their PRC employers may be subject to fines and legal sanctions.

Regulations on Foreign-Invested Enterprises

          The Standing Committee of the National People's Congress issued the amended Company Law in 2005, which became effective on January 1, 2006. On April 24, 2006, the State Administration of Industry and Commerce, the Ministry of Commerce, the General Administration of Customs and the SAFE jointly issued the Implementation Opinions on Several Issues regarding the Laws Applicable to the Administration of Approval and Registration of Foreign-invested Companies. Pursuant to the above regulations, shareholders of a foreign-invested company are obligated to make full and timely contribution to the registered capital of the foreign-invested company. The shareholders can make their capital contributions in cash or in kind, including in the forms of contributions of intellectual property rights or land use rights that can be valued and is transferable. Contribution to a foreign-invested company's registered capital in cash must not be less than 30% of the total registered capital of the company. The shareholders may choose to make the contributions either in a lump sum or in installments. If the shareholders choose to make the contributions in installments, the first tranche of the contribution shall be no less than 15% of the total registered capital and shall be paid within three months of the establishment of the company and the remaining contribution shall be paid within two years of the establishment of the company. All the registered capital of our PRC subsidiary, Kendall, has been fully paid in cash. Menlo (formerly known as Eagle-eyed), our PRC subsidiary, was newly formed in June 2011. AdChina Media (Hong Kong) I Limited, the shareholder of Menlo, has fully paid the the registered capital as of the date hereof as it is allowed to make installed payment of registered capital according to the PRC regulations over a specified period of time.

          The Standing Committee of the National People's Congress issued the amended Wholly Foreign-owned Enterprise Law in 2000, and the State Council issued the amended Implementing Rules of the Wholly Foreign-owned Enterprise Law in 2001. Pursuant to these regulations, the establishment of a wholly foreign-owned enterprise in China, like Kendall or Menlo, requires an approval certificate from the competent approval authority and a business license from the competent company registration authority. Both Kendall and Menlo have obtained their approval certificates from the Shanghai Municipal People's Government and their business licenses from the Shanghai Administration for Industry and Commerce. AdChina Ltd. is the registered foreign owner of Kendall, and AdChina Media (Hong Kong) I Limited is the registered foreign owner of Menlo. AdChina Limited and AdChina Media (Hong Kong) I Limited directly hold all of the equity interests of Kendall and Menlo, respectively, in accordance with the foregoing provisions.

Regulations on Dividend Distribution

          The principal regulations governing distribution of dividends of foreign-invested enterprises include the Foreign-invested Enterprise Law promulgated by the Standing Committee of the National People's Congress, as amended on October 31, 2000, and the Implementation Rules of the Foreign-Invested Enterprise Law issued by the State Council, as amended on April 12, 2001. Pursuant to these laws and regulations, foreign-invested enterprises in China may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, foreign-invested enterprises in China are required to allocate at least 10% of their respective accumulated profits each year, if any, to fund certain reserve funds unless these reserves have reached 50% of the registered capital of the enterprises. These reserves are not distributable as cash dividends.

Regulations on Share Pledge Registration

          According to the PRC Property Rights Law promulgated by the National People's Congress in 2007, a pledge right is not deemed to be validly created without registration with the relevant local administration for industry and commerce. If a pledge is not successfully registered, it would not be deemed to be a validly created security interest under the PRC Property Rights Law. The share pledges under the equity interest pledge agreement between Kendall and the shareholders of New E-Media and Yihong have already been duly registered with the Chongming Administration for Industry and Commerce.

Regulations on Offshore Financing

          See "Risk Factors — Risks Related to Doing Business in China — PRC regulations relating to offshore investment activities by PRC residents may limit our subsidiaries' ability to increase their registered capital or distribute profits to us, limit our ability to inject capital into our PRC subsidiaries, or otherwise expose us to liability under PRC law."

Regulations on Overseas Listing

          See "Risk Factors — Risks Related to Doing Business in China — The approval of the CSRC may be required in connection with this offering under regulations adopted in 2006, and if required, we cannot assure you that we will be able to obtain such approval."

Regulations on Taxation

          See "Risk Factors — Risks Related to Doing Business in China — Under the PRC Enterprise Income Tax Law, we may be classified as a PRC 'resident enterprise,' which could result in unfavorable tax consequences to us and our shareholders and have a material adverse effect on our results of operations and the value of your investment."

          According to the Notice on Certain Preferential Policies regarding Enterprise Income Tax promulgated by the Ministry of Finance and the State Administration of Tax in February 2008, a qualified newly-established software production enterprise is exempted from enterprise income tax in the first and second years and allowed a 50% reduction in the third to fifth years after its first profit-making year. Kendall, our wholly owned subsidiary in China, is qualified as a newly-established software production enterprise and entitled to such preferential tax treatment.

          We are subject to tax examinations or audits by the relevant tax authorities from time to time. The most recent tax audit by the tax authorities concluded in August 2011, and the audit resulted in findings of certain non-compliance leading to an additional payment of tax assessed at RMB16,278 (US$2,524), a penalty-related charge of RMB 56,075 (US$8,694), as well as a reduction of previously claimed tax deductions which we assess has no overall impact to income tax expense recorded.

MANAGEMENT

Directors and Executive Officers

          The following table sets forth information regarding our executive officers and directors as of the date of this prospectus.

Directors and Executive Officers	Age	Position/Title
Alan Fangjun Yan	38	Chairman of the Board of Directors and Chief Executive Officer
Peter Cheng**	42	Director and Chief Operating Officer
Richard Lim	54	Director
Peter Kellner**	42	Director
Jeffrey Crowe**	55	Director
Joseph Chow*	48	Independent Director Appointee
Jeffrey Zhijie Zeng*	43	Independent Director Appointee
Bonnie Yi Zhang	38	Chief Financial Officer
Huayi Cheng	40	Chief Technology Officer
Min Tang	43	Chief Marketing Officer

*
Joseph Chow and Jeffrey Zhijie Zeng have accepted our appointment to be our independent directors, effective upon the SEC's declaration of effectiveness of our registration statement on Form F-1 of which this prospectus is a part.

**
Peter Cheng, Peter Kellner and Jeffrey Crowe will step down from our board upon the SEC's declaration of effectiveness of our registration statement on Form F-1 of which this prospectus is a part.

          Mr. Alan Fangjun Yan is the founder of our company and has been the chairman of our board of directors and our chief executive officer since our inception in 2007. Mr. Yan has over 14 years of experience in internet and advertising-related industries in China, Singapore and the United States. From 2005 to 2006, Mr. Yan served at eBay as a marketing director. Prior to joining eBay, Mr. Yan was a senior marketing manager at Philips from 2001 to 2004, and before that, Mr. Yan has been primarily responsible for product marketing at Lucent Technologies during 1994 and 2000. Mr. Yan received a bachelor of science degree in computer science and electrical engineering from Ocean University of Qingdao in China and an MBA degree from MIT Sloan School of Management.

          Mr. Peter Cheng has served as the chief operating officer of our company since February 2008. He joined our board of directors in April 2008. From 2006 to 2008, he served as the vice president of product management of Adify Corporation, now part of Cox Digital Solutions, a provider of digital advertising solutions in the United States. Prior to joining Adify Corporation, Mr. Cheng held senior management positions in eBay from 2002 to 2006 including principal product manager responsible for eBay's global internet marketing products and initiatives. Before joining eBay, Mr. Cheng served as a group product manager at Vividence Corporation (acquired by Keynote Systems) from 2000 to 2002. Mr. Cheng also served as a product manager at Oracle Corporation from 1997 to 2000, and as a senior marketing analyst of FedEx Corporation from 1996 to 1997. Mr. Cheng holds a bachelor of science degree in computer science and information engineering from National Chiao Tung University in Taiwan and an MBA degree from the Kelley School of Business at Indiana University.

          Mr. Richard Lim has been our director since April 2008. Mr. Lim was appointed by the holders of the Series A preferred shares. Mr. Lim is a founder and managing director of GSR Ventures. Prior to founding GSR Ventures in 2005, Mr. Lim was involved in founding three venture-backed companies in the United States. He was also an executive at Lotus Development Corporation and the National University Hospital of Singapore. Mr. Lim holds a bachelor's degree from the National University of Singapore and an MBA degree from Stanford University.

          Mr. Peter Kellner has been our director since 2007. Mr. Kellner was appointed by the holders of the Series B preferred shares. Mr. Kellner is the founder and managing partner of Richmond Global, a venture capital firm focusing on technology and communications investments in the United States, China and India. Prior to founding Richmond Global in 1999, Mr. Kellner co-founded Endeavor Global in 1997, an organization promoting entrepreneurship and job creation in emerging markets. Mr. Kellner received a bachelor's degree in 1991 from Princeton University, a J.D. degree from Yale Law School and an MBA degree from Harvard Business School.

          Mr. Jeffrey Crowe has been our director since September 2011. Mr. Crowe was appointed by the holders of the Series C preferred shares. He is also a director for a number of privately held companies. Mr. Crowe is a partner at Norwest Ventures Partners, a venture capital firm which he joined in 2004. Mr. Crowe focuses on investments in software, internet, and consumer industries. From 1999 to 2011, Mr. Crowe served as president, chief operating officer and board member of DoveBid, Inc., a privately held business auction firm, which expanded during his tenure via internal growth and acquisition. Mr. Crowe obtained a bachelor of arts degree in history from Dartmouth College and an MBA from Stanford Graduate School of Business.

          Mr. Joseph Chow will serve as our independent director commencing upon the effectiveness of the registration statement of which this prospectus is a part. Mr. Chow has over 18 years of experience in corporate finance, financial advisory and management. Mr. Chow is currently a managing director of Moelis and Company and was previously a managing director at Goldman Sachs (Asia) LLP between 2008 and 2009. Prior to that, he served as an independent financial consultant from 2006 to 2008, as chief financial officer of Harbor Networks Limited from 2005 to 2006, and as chief financial officer of China Netcom (Holdings) Company Limited from 2001 to 2004. Prior to that, Mr. Chow served as the director of strategic planning of Bombardier Capital, Inc., as vice president of international operations of Citigroup and as the corporate auditor of GE Capital. Mr. Chow is currently a director of Synutra International, Inc. and China Lodging Group, both Nasdaq-listed companies, and of Intime Department Store (Group) Co., Ltd., which is listed on the Stock Exchange of Hong Kong. Mr. Chow obtained a bachelor of arts degree in political science from the Nanjing Institute of International Relations and an MBA from the Robert H. Smith School of Business at the University of Maryland at College Park.

          Mr. Jeffrey Zhijie Zeng will serve as our independent director commencing upon the effectiveness of the registration statement of which this prospectus is a part. Mr. Zeng is the senior managing director of CITIC Capital Holdings Limited and the general manager and managing partner of Kaixin Investment, a venture capital fund jointly founded by China Development Bank and CITIC Capital. Mr. Zeng has been active in the venture capital industry for more than 15 years. Prior to joining Kaixin Investment, he had been a managing director of Walden International, where he was mainly responsible for venture investments in China from 2001 to 2008. Prior to that, Mr. Zeng worked for CITIC Pacific Ltd in Hong Kong and Mitsubishi Corporation in Tokyo, Japan. Mr. Zeng is currently the chairman of the board of directors of China Special Article Logistics Company and concurrently serves as director or independent director for six publicly listed companies in the US, China and Hong Kong: Vimicro International Corporation and AutoNavi Holdings Limited, which are listed on Nasdaq; E-House (China) Holdings Ltd., which is listed on the New York Stock Exchange; Great Wall Technology Company Ltd. and Chinasoft International Ltd., which are listed on the Stock Exchange of Hong Kong; and Shanghai AJ Corporation, which is listed on the Shanghai Stock Exchange. Mr. Zeng also serves on the board of a number of private companies. Mr. Zeng holds a bachelor's degree in economics from the University of Nagasaki in Japan and a master's degree in management from Stanford University.

          Ms. Bonnie Yi Zhang has been our chief financial officer since May 2011. From October 2007 to April 2011, she was an audit partner of Deloitte Touche Tohmatsu based in Shanghai, China with a focus on serving Chinese companies listed in the United States and Chinese companies making initial public offerings in the United States. From May 2005 to August 2007, Ms. Zhang served as a senior manager of Deloitte & Touche, LLP's National Office SEC Services group. While she was with that group, Ms. Zhang was primarily responsible for pre-issuance reviews of securities offering documents and periodic reports to be filed with the SEC and was primarily focusing on foreign private issuers. Ms. Zhang graduated summa cum laude in 1997 in Business Administration from McDaniel College in Maryland. She is a certified public accountant in the State of Maryland and is a member of the American Institution of Certified Public Accountants.

          Mr. Huayi Cheng has been our chief technology officer since he joined our company as a member of the founding team in 2007. Mr. Cheng leads the technology and product and development teams. From 2003 to 2007, Mr. Cheng held senior management positions including principal engineer in eBay's application protocol interface and PayPal's billing system. During this period, Mr. Cheng led the effort to build and oversaw eBay's application protocol interface and helped design and deploy the first billing system in Paypal. Prior to joining eBay, Mr. Cheng worked for multiple technology companies in the United States. He has extensive experience in designing and developing internet-related products. Mr. Cheng received a bachelor of science degree in computer science and technology from Tsinghua University in China and a master of science degree in computer science from Georgia Institute of Technology.

          Ms. Min Tang has been our chief marketing officer since September 2011. From January 2009 to September 2011, she was a senior vice president of our company in charge of marketing and brand building. From October 2005 to December 2008, Ms. Tang served as vice president of marketing and global sales of luxury category and key accounts at Focus Media, a Nasdaq-listed company with business operations in China. Ms. Tang received a bachelor's degree in economics from Ji'nan University in 1990.

Employment Agreements

          We have entered into employment agreements with each of our senior executive officers. We may terminate a senior executive officer's employment for cause at any time without remuneration for certain acts of the officer, such as a crime resulting in a criminal conviction, willful misconduct or gross negligence to our detriment, a material breach of the employment agreement or of our corporate and business policies and procedures, or providing services for other entities without our consent. We may also terminate a senior executive officer's employment by giving one month's notice or by paying a one-time compensation fee equal to one month's salary in lieu of such notice under certain circumstances, such as a failure by such officer to perform agreed-upon duties or the impracticability of the performance caused by a material change of circumstances. A senior executive officer may terminate his or her employment at any time by giving one month's notice or immediately if we delay in the payment of remuneration, fail to pay social security fees, or fail to provide the necessary working conditions for such officer.

          Each senior executive officer has agreed to hold any trade secrets or technical secrets of our company in strict confidence during and after his or her employment. Each officer also agrees to transfer to us all the intellectual property developed by such officer during his or her employment unless such intellectual property is not related to our business or the performance of any employment duties and has been developed by such officer solely with his or her own resources. If the officer breaches the above contractual obligations in relation with confidentiality and intellectual property, we are entitled to terminate his or her employment immediately and collect liquidated damages from such officer equal to twelve months' salary for such officer. We may also require such officer to compensate us for our actual losses if the liquidated damages are insufficient to cover the loss.

          Each officer also agrees to refrain from competing with us, directly or indirectly, for two years after his or her termination of employment, provided that we pay compensation equal to seven or twelve months' salary to the officer during the restriction period.

Board of Directors

          Our board of directors currently consists of five director and will consist of four directors upon the effectiveness of the registration statement of which this prospectus is a part. A director is not required to hold any shares in our company to qualify to serve as a director. A director may vote with respect to any contract, proposed contract, or arrangement in which he is materially interested. A director may exercise all the powers of the company to borrow money, mortgage its business, property and uncalled capital, and issue debentures or other securities whenever money is borrowed or as security for any obligation of the company or of any third party.

Committees of the Board of Directors

          We established a compensation committee under the board of directors in 2009. Prior to the completion of this offering, we intend to establish two additional committees under the board of directors: the audit committee and the corporate governance and nominating committee. We intend to adopt a charter for each of the three committees prior to the completion of this offering. Each committee's members and functions are described below.

          Audit Committee.    Upon the completion of this offering, our audit committee will consist of Messrs. Joseph Chow, Jeffrey Zhijie Zeng and Richard Lim and will be chaired by Mr. Joseph Chow. Our board of directors has determined that each of Mr. Joseph Chow and Mr. Jeffrey Zhijie Zeng satisfies the "independence" requirements of Rule 10A-3 under the Exchange Act, and Rule 5605(a)(2) of the Nasdaq Listing Rules. The audit committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee will be responsible for, among other things:

  •
  selecting the independent registered public accounting firm and pre-approving all auditing and non-auditing services permitted to be performed by the independent registered public accounting firm;

  •
  reviewing with the independent registered public accounting firm any audit problems or difficulties and management's response;

  •
  reviewing and approving all proposed related party transactions, as defined in Item 404 of Regulation S-K under the Securities Act;

  •
  discussing the annual audited financial statements with management and the independent registered public accounting firm;

  •
  reviewing major issues as to the adequacy of our internal controls and any special audit steps adopted in light of material control deficiencies;

  •
  annually reviewing and reassessing the adequacy of our audit committee charter;

  •
  meeting separately and periodically with management and the independent registered public accounting firm; and

  •
  reporting regularly to the board.

          Compensation Committee.    Upon the completion of this offering, our compensation committee will consist of Messrs. Richard Lim, Joseph Chow and Jeffrey Zhijie Zeng and will be chaired by Mr. Richard Lim. Our board of directors has determined that each of Mr. Joseph Chow and Mr. Jeffrey Zhijie Zeng satisfies the "independence" requirements of Rule 5605(a)(2) of the Nasdaq Listing Rules. The compensation committee will assist the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated upon. The compensation committee will be responsible for, among other things:

  •
  reviewing the total compensation package for our three most senior executives and making recommendations to the board with respect to it;

  •
  approving and overseeing the total compensation package for our executives other than the three most senior executives;

  •
  reviewing the compensation of our directors and making recommendations to the board with respect to it; and

  •
  periodically reviewing and approving any long-term incentive compensation or equity plans, programs or similar arrangements, annual bonuses, and employee pension and welfare benefit plans.

          Corporate Governance and Nominating Committee.    Upon the completion of this offering, our corporate governance and nominating committee will consist of Messrs. Alan Fangjun Yan, Joseph Chow, and Jeffrey Zhijie Zeng and will be chaired by Mr. Alan Fangjun Yan. Our board of directors has determined that each of Mr. Joseph Chow and Mr. Jeffrey Zhijie Zeng satisfies the "independence" requirements of Rule 5605(a)(2) of the Nasdaq Listing Rules. The corporate governance and nominating committee will assist the board in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The corporate governance and nominating committee will be responsible for, among other things:

  •
  recommending nominees to the board for election or re-election to the board, or for appointment to fill any vacancy on the board;

  •
  reviewing annually with the board the current composition of the board with regards to characteristics such as independence, age, skills, experience and availability of service to us;

  •
  selecting and recommending to the board the names of directors to serve as members of the audit committee and the compensation committee, as well as of the corporate governance and nominating committee itself;

  •
  advising the board periodically with regards to significant developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations, and making recommendations to the board on all matters of corporate governance and on any remedial action to be taken; and

  •
  monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Duties of Directors

          Under Cayman Islands law, our directors have a duty of loyalty to act honestly in good faith with a view to our best interests. Our directors also have a duty to exercise the skill they actually possess and such care and diligence that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duty of care to us, our directors must ensure compliance with our sixth memorandum and articles of association. A shareholder may have the right to seek damages in our name if a duty owed by our directors is breached. You should refer to

"Description of Share Capital — Differences in Corporate Law" for additional information on our standard of corporate governance under Cayman Islands law.

Terms of Directors and Officers

          Our officers are elected by and serve at the discretion of the board. Our directors are not subject to a term of office and hold office until such time as they are removed from office by [ordinary] resolution or the consent of a majority of directors then in office. A director will be removed from office automatically if, among other things, the director (i) becomes bankrupt or makes any arrangement or composition with his creditors; or (ii) dies or is found by our company to be of unsound mind.

Compensation of Directors and Executive Officers

          For the fiscal year ended December 31, 2011, we paid an aggregate of approximately US$1.0 million in cash to our senior executive officers, and we did not pay any cash compensation to our non-executive directors. For share incentive grants to our officers and directors, see "— Share Incentive Plans."

Share Incentive Plans

          We adopted three share incentive plans prior to 2012, namely, the AdChina, Inc. 2007 Equity Incentive Plan, which we refer to as the 2007 Incentive Plan, the AdChina, Inc. 2008 Stock Plan, which we refer to as the 2008 Stock Plan, and the AdChina Ltd. 2008 Share Plan, as amended and restated in 2009 and 2011, which we refer to as the 2008 Plan. Both the 2007 Incentive Plan and the 2008 Stock Plan were assumed by AdChina Ltd. in connection with its acquisition of AdChina Inc. in 2008. We plan to adopt our 2012 Share Incentive Plan prior to the completion of this offering. The purpose of these plans is to attract and retain the best available personnel by linking the personal interests of the members of the board, employees, consultants and advisors to the success of our business and by providing such individuals with an incentive for outstanding for generate superior returns for our shareholders.

The 2007 Incentive Plan

          Under the 2007 Incentive Plan, the maximum number of our ordinary shares in respect of which options or restricted shares may be granted is 3,250,000 shares. The options granted under the 2007 Incentive Plan are vested over a period ranging from 0 to 4 years. As of the date of this prospectus, options to purchase 3,050,000 ordinary shares have been exercised and 200,000 are outstanding. The ordinary shares acquired under the 2007 Incentive Plan are subject to, among other things, substantial restrictions on transfer, and are subject to rights of first refusal and other rights in favor of our company.

          The following paragraphs summarize the terms of the 2007 Incentive Plan.

          Types of Awards.    The following briefly describes the principal features of the various awards that may be granted under the 2007 Incentive Plan.

  •
  Options.  Options provide for the right to purchase a specified number of our ordinary shares at a specified price and usually will become exercisable in the discretion of the plan administrator in one or more installments after the grant date. The option exercise price may be paid, subject to the discretion of the plan administrator, in cash, by cancellation of our indebtedness to the award recipient, by tender of a full recourse promissory note meeting certain requirements, by waiver of compensation due from us or accrued to the award recipient for services rendered, through a broker-assisted cashless exercise, or by any combination of the foregoing.

  •
  Restricted Shares.  A restricted share award is the grant of our ordinary shares which are subject to certain restrictions. Unless otherwise determined by our plan administrator, a restricted share is nontransferable and may be repurchased by us upon termination of employment or service during a restricted period. The purchase price may be paid in the same fashion as that for the exercise of options. Our plan administrator may also impose other restrictions that are not inconsistent with the law on the restricted shares.

          Plan Administration.    A committee created by our board of directors, or if no committee is in place, the board of directors is the plan administrator. The plan administrator will determine the provisions and terms and conditions of each grant including, among other things, the forms and terms of the awards, grant waivers of any condition of the plan or any award or correct any default or reconcile any inconsistency in the 2007 Incentive Plan, any award or ancillary documents for each grant.

          Award Agreement.    Options or restricted shares granted under the 2007 Incentive Plan are evidenced by an award agreement that sets forth the terms, conditions and limitations of each grant.

          Option Exercise Price.    The exercise price of an option will be determined by the plan administrator when the option is granted, provided that (i) the exercise price of an incentive stock option, as defined under the United States Internet Revenue Code of 1986, as amended, or the Code, will not be less than 100% of the fair market value of the ordinary shares on the date of the grant, and (ii) the exercise price of any option granted to a 10% shareholder will not be less than 110% of the fair market value of the ordinary shares on the date of the grant. The exercise price may be amended and adjusted in the absolute discretion of the plan administrator.

          Eligibility.    At the discretion of the plan administrator, we may grant awards to employees, officers, directors, advisors or consultants of our company.

          Term of the Option Awards.    The term of each option grant shall be stated in the option award agreement, provided that the term shall not exceed 10 years from the date of the grant.

          Transferability.    Except as permitted by the plan administrator, awards granted under the 2007 Incentive Plan will not be transferable or assignable by the award recipient, other than by will or by the laws of descent and distribution and, with respect to the non-qualified stock options, as defined under the Code, by instrument through a between-the-livings or testamentary trust in which the options are to be passed upon death of the award recipient, or by gift to immediate family. The option may only be exercised during the lifetime of the award recipient by the award recipient or his or her representative.

          Termination.    Our board of directors may, at any time and from time to time, terminate or amend the 2007 Incentive Plan subject to shareholder approval with respect to certain amendments. Unless earlier terminated due to the award recipient's ceasing employment with us or ceasing to provide services to us, the 2007 Incentive Plan will automatically terminate in 2017.

The 2008 Stock Plan

          The 2008 Stock Plan was adopted by AdChina, Inc. to provide for issuance of up to 1,050,000 ordinary shares to the option recipients. As of the date of this prospectus, all options to purchase ordinary shares have been granted and exercised and 1,050,000 ordinary shares of AdChina Ltd. were issued upon the exercise of such options. The ordinary shares acquired under the 2008 Stock Plan are subject to, among other things, substantial restrictions on transfer, and are subject to rights of first refusal and other rights in favor of our company.

The 2008 Plan

          Under the 2008 Plan, as amended and restated, the maximum number of our ordinary shares of which options may be granted was 17,722,152. As of the date of this prospectus, options to purchase a total of 5,330,745 ordinary shares were outstanding under the 2008 Plan. The vesting of the options granted under the 2008 Plan is based upon a service period ranging from zero to four years, or the achievement of performance targets. In addition, as of the date of this prospectus, we have granted 3,983,000 restricted share units to certain executives under the 2008 Plan. The ordinary shares acquired under the 2008 Plan are subject to, among other things, substantial restrictions on transfer, and are subject to rights of first refusal and other rights in favor of our company.

          The following paragraphs summarize the terms of the 2008 Plan.

          Types of Awards.    The following briefly describe the principal features of the various awards that may be granted under the 2008 Plan.

  •
  Options.  Options provide for the right to purchase a specified number of our ordinary shares at a specified price and usually will become exercisable in the discretion of the plan administrator in one or more installments after the grant date. The option exercise price may be paid, subject to the discretion of the plan administrator, in cash, by third-party payment, by reduction in the number of ordinary shares otherwise deliverable pursuant to the award, by tender of a full recourse promissory note meeting certain requirements, through a cashless exercise, or by any combination of the foregoing.

  •
  Share Appreciation Rights.  Share appreciation rights entitle the award recipient the right to receive a payment, in cash and/or ordinary shares as specified in the award agreement, to receive a payment measured by the appreciation in the value of our ordinary shares.

  •
  Restricted Shares.  A restricted share award is the grant of our ordinary shares which are subject to certain restrictions. Unless otherwise determined by our plan administrator, a restricted share is nontransferable and may be repurchased by us upon termination of employment or service during a restricted period pursuant to the award agreement. The purchase price may be paid in the same fashion as that for the exercise of options. Our plan administrator may also impose other restrictions that are not inconsistent with the law on the restricted shares.

  •
  Unrestricted Ordinary Shares.  At the discretion of our plan administrator, we may make payments in the form of unrestricted ordinary shares.

  •
  Restricted Share Units.  Restricted share units represent the right to receive our ordinary shares at a specified date in the future, subject to forfeiture of the right upon termination of employment or service during the applicable restriction period. Upon vesting, the plan administrator, in its sole discretion, may pay restricted share units in the form of cash, ordinary shares or a combination thereof.

          Plan Administration.    One or more committees created by our board of directors, or the board of directors is the plan administrator. The plan administrator will determine the provisions and terms and conditions of each grant including, among other things, determine the eligibility of recipient of awards, grant awards and determine the terms of each award, approve the forms of award agreement, construe or interpret the 2008 Plan and any award agreement, cancel, modify or waive our company's rights with respect to, or modify, discontinue or terminate any outstanding awards, accelerate or extend the vesting schedule, or determine fair market value for purpose of the 2008 Plan or any award.

          Award Agreement.    Awards granted under the 2008 Plan are evidenced by an award agreement that sets forth the terms, conditions and limitations of each grant. An option award agreement will also specify whether the option constitutes an incentive share option or a non-qualified stock option.

          Option Exercise Price.    The exercise price of an option will be determined by the plan administrator when the option is granted. For any option granted to a 10% shareholder, the exercise price will not be less than 110% of the fair market value of the ordinary shares on the date of the grant. The exercise price may be amended and adjusted in the absolute discretion of the plan administrator.

          Eligibility.    At the discretion of the plan administrator, we may grant awards to employees, officers, directors of our company and other eligible persons.

          Term of the Awards.    The term of each option grant or share appreciation rights shall be stated in the option award agreement, provided that the term shall not exceed 10 years from the date of the grant. An award of restricted shares or unrestricted ordinary shares shall either vest or be repurchased by us no more than 10 years from the date of the grant.

          Transferability.    Except as explicitly permitted by the Plan, the applicable law and by the award agreements, awards granted under the 2008 Plan will not be transferable or assignable by the award recipient, and may only be exercised by the award recipient. The limited exceptions to this transferability restriction include, among other things, transfer to our company, transfer by will or by the laws of descent and distribution or by the award recipient's beneficiary if the award recipient dies, transfer to the award recipient's legal representative if he or she is disabled, or transfer by gift to immediate family.

          Termination.    Unless earlier terminated by our board of directors, the 2008 Plan will automatically terminate in 2019. After termination of the 2008 Plan, previously granted awards shall remain outstanding pursuant to their respective terms.

2012 Share Incentive Plan

          We plan to adopt our 2012 Share Incentive Plan prior to the completion of this offering in order to attract and retain the best available personnel, provide additional incentives to employees, directors and consultants and promote the success of our business. The plan permits the grant of options to purchase our Class A ordinary shares, restricted shares and restricted share units as deemed appropriate by the administrator under the plan. The maximum aggregate number of shares that may be issued pursuant to our 2012 Share Incentive Plan is equal to three percent of the total outstanding shares on an as-converted basis as of the date of adoption. If and whenever the number of unissued shares reserved under the 2012 Share Incentive Plan accounts for less than one percent of the total then outstanding shares on an as-converted basis, the number shall be increased automatically back to three percent. As of the date of this prospectus, we have not granted any awards under this plan to our employees.

          The following paragraphs describe the principal terms of our share incentive plan:

          Plan Administration.    The plan will be administered by a committee of one or more directors to whom the board shall delegate the authority to grant or amend awards to participants other than any of the committee members. The committee will determine the provisions and terms and conditions of each award grant.

          Awards and Award Agreement.    We may grant options, restricted shares or restricted share units to our directors, employees or consultants under the plan. Awards granted under the plan will be evidenced by award agreements that set forth the terms, conditions and limitations for each award. These may include the term of an award, the provisions applicable in the event the participant's employment or service terminates, and our authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind an award.

          Option Exercise Price.    The exercise price of an option shall be determined by the plan administrator and set forth in the award agreement. It may be a fixed price or a variable price related to the fair market value of our Class A ordinary shares, to the extent not prohibited by applicable laws. Subject to certain limits set forth in the plan, the exercise price may be amended or adjusted in the absolute discretion of the plan administrator, whose determination shall be final, binding and conclusive. To the extent not prohibited by applicable laws or any exchange rule, a downward adjustment of the exercise prices of options shall be effective without the approval of the shareholders or the approval of the affected participants.

          Eligibility.    We may grant awards to our employees, directors and consultants or those of any of our related entities, which include our subsidiaries or any entities in which we hold a substantial ownership or control interest, as determined by our plan administrator. Awards other than incentive share options may be granted to our employees, directors and consultants. Incentive share options may be granted only to employees of our company or a parent or a subsidiary of our company.

          Term of the Awards.    The term of each award grant shall be determined by our plan administrator, provided that the term shall not exceed 10 years from the date of the grant.

          Vesting Schedule.    In general, the plan administrator determines, or the award agreement specifies, the vesting schedule. Restricted shares granted under the plan will have either a three-year, a two-year or a one-year vesting schedule. We have the right to repurchase the restricted shares until they have vested.

          Transfer Restrictions.    Except as otherwise provided by the plan administrator, an award may not be transferred or otherwise disposed of by a participant other than by will or the laws of descent and distribution. The plan administrator may permit an award other than an incentive share option to be transferred to or exercised by certain persons related to the participant by express provision in the award or by an amendment to the award.

          Corporate Transactions.    Except as otherwise provided in an individual award agreement or any other written agreement entered into between a participant and us, our plan administrator may provide for one or more of the following in the event of a change of control or other similar corporate transaction: (i) the termination of each award outstanding under the plan at a specific time in the future, with each participant having the right to exercise the vested portion of the awards during a period of time as determined by the plan administrator; (ii) the termination of any award in exchange for an amount of cash equal to the amount that could have been obtained upon the exercise of the award; (iii) the replacement of an award with other rights or property selected by the plan administrator; (iv) the assumption of the award by our successor, parent or subsidiaries, or the substitution of an award granted by our successor, parent or subsidiaries, with appropriate adjustments; or (v) payment of an award in cash based on the value of our Class A ordinary shares on the date of the corporate transaction plus reasonable interest on the award.

          Amendment and Termination of the Plan.    With the approval of our board, the plan administrator may amend, modify or terminate the plan at any time and from time to time. However, no amendment may be made without the approval of our shareholders to the extent that approval is required by applicable laws. The approval of our shareholders would also be required in the event that the amendment increased the number of shares available under our plan, permitted the plan administrator to extend the term of our plan or the exercise period for an option beyond ten years from the date of grant, or resulted in a material increase in benefits or a change in eligibility requirements, unless we decided to follow home country practice.

Grants

          The following tables summarizes, as of the date of this prospectus, the outstanding options and restricted share units granted to our executive officers, directors, and other individuals as a group under the 2007 Incentive Plan, the 2008 Stock Plan and the 2008 Plan.

Name	Ordinary Shares Underlying Outstanding Options		Exercise Price (US$/Share)	Date of Grant	Date of Expiration
Alan Fangjun Yan	*		0.01	April 14, 2008	April 13, 2013
Peter Cheng	*		0.01	April 14, 2009	April 13, 2019
	*		0.50	July 17, 2010	July 16, 2020
Huayi Cheng	*		0.01	December 12, 2007	December 11, 2012
	*		0.01	April 14, 2008	April 13, 2018
	*		0.50	July 17, 2010	July 16, 2020
Min Tang	*		0.01	February 6, 2009	February 5, 2014
	*		0.50	July 17, 2010	July 16, 2020
	*		4.00	January 12, 2011	January 11, 2021
Other Individuals as a Group(1)	4,659,475	(1)

Total	5,530,745	(2)

*
Less than one percent of our outstanding share capital.

(1)
As of the date of this prospectus, other individuals as a group held options to purchase 4,659,475 ordinary shares of our company, with exercise prices ranging from US$0.01 to US$6.00 per ordinary share. These options were granted or modified on various dates from December 12, 2007 through December 5, 2011.

(2)
Each option will expire after ten years from the grant date or such shorter period as the board of directors may determine at the time of its grant.

Name	Ordinary Shares Underlying Outstanding Restricted Share Units	Date of Grant	Date of Expiration
Peter Cheng	*	March 16, 2011	March 15, 2021
Huayi Cheng	*	March 16, 2011	March 15, 2021
Bonnie Yi Zhang	*	April 26, 2011	April 25, 2021
Min Tang	*	March 16, 2011	March 15, 2021
	*	September 29, 2011	September 28, 2021
	*	December 5, 2011	December 4, 2021
Other Individuals as a Group	*	March 16, 2011 to December 5, 2011	March 15, 2021 to December 4, 2021

Total	1,283,000

*
Less than one percent of our outstanding share capital.

PRINCIPAL AND SELLING SHAREHOLDERS

          The following table sets forth information concerning the beneficial ownership of our ordinary shares as of the date of this prospectus, assuming (1) the planned re-designation of 6,308,407 ordinary shares into the equivalent number of Class A ordinary shares, (2) the planned automatic conversion and re-designation of 44,518,750 series A, series B, series C and series D preferred shares into the equivalent number of Class A ordinary shares, (4) the planned re-designation of 8,000,000 ordinary shares into the equivalent number of Class B ordinary shares, and (5) the issuance of Class A ordinary shares for all future vesting and/or exercise of options, restricted share units and other types of awards under our existing and future share incentive plans, by:

  •
  each of our directors and executive officers, including two director appointees;

  •
  each person known to us to beneficially own more than 5% of our ordinary shares; and

  •
  [each selling shareholder.]

          We plan to adopt a dual class ordinary share structure immediately upon the completion of this offering, subject to the approval of our existing shareholders. The calculations in the table below assume that there are 58,827,157 ordinary shares outstanding as of the date of this prospectus and                          ordinary shares, including                          Class A ordinary shares and 8,000,000 Class B ordinary shares, outstanding immediately after the completion of this offering, assuming that the underwriters do not exercise their option to purchase additional ADSs.

          In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days, including through the exercise of any option, warrant, or other right or the conversion of any other security. These shares, however, are not included in the computation of the percentage ownership of any other person.

	Ordinary Shares Beneficially Owned Prior to This Offering			Class A Ordinary Shares Being Sold in This Offering		Class A Ordinary Shares Beneficially Owned After This Offering		Class B Ordinary Shares Beneficially Owned After This Offering		Aggregate Voting Power After This Offering
	Number		%(1)	Number	%(2)	Number	%(3)	Number	%(4)	%(5)
Directors and Executive Officers:
Alan Fangjun Yan	10,954,713	(6)	18.5%
Peter Cheng	933,662	(7)	1.6%
Richard Lim	17,561,472	(8)	29.9%
Peter Kellner	8,746,720	(9)	14.9%
Jeffrey Crowe	—		—
Joseph Chow	—		—
Jeffrey Zhijie Zeng	—		—
Huayi Cheng	1,695,034	(10)	2.9%
Bonnie Yi Zhang	*		*
Min Tang	*		*
All Directors and Executive Officers as a Group(11)	38,508,264		64.6%
Principal Shareholders:
GSR Ventures	17,561,472	(12)	29.9%
Richmond Global	8,746,720	(13)	14.9%
Universe Access Enterprises Limited	7,280,000	(14)	12.4%
Norwest Venture Partners VII-A-Mauritius	6,399,946	(15)	10.9%
News America Incorporated	5,422,147	(16)	9.2%
Selling Shareholders:

Note: Beneficial ownership is determined in accordance with the rules applicable to this prospectus and the registration statement of which this prospectus is a part, and persons listed in this table reserve the right to disclaim beneficial ownership for other purposes.

*
Less than 1% of our total outstanding shares.

**
Except for Mr. Richard Lim, Mr. Peter Kellner and Mr. Jeffrey Crowe, the business address of our directors and executive officers is c/o 20/F, Media Zone Jing An, No. 211, Shi Men Yi Road, Shanghai, 200041, People's Republic of China. The business address of Mr. Jeffrey Crowe is Norwest Venture Partners, 525 University Avenue, Suite 800, Palo Alto, CA 94301.

(1)
For each person and group included in this column, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of the number of shares outstanding and the number of shares such person or group has the right to acquire upon exercise of the stock options within 60 days after the date of this prospectus. The total number of shares outstanding as of the date of this prospectus is 58,827,157, assuming the conversion of all outstanding preferred shares into an aggregate of 44,518,750 ordinary shares immediately upon the completion of this offering. The total number of shares outstanding after the completion of this offering will be                      .

(2)
For each person and group included in this column, percentage ownership is calculated by dividing the number of Class A ordinary shares to be converted, re-designated and sold by the selling shareholder in this offering, by the sum of                          , being the total number of Class A ordinary shares to be sold by us and the selling shareholders in this offering, assuming the underwriters do not exercise their option to purchase additional ADSs in this offering, and no other change to the number of ADSs offered by us as set forth on the cover page of this prospectus.

(3)
For each person and group included in this column, percentage ownership is calculated by dividing the number of Class A ordinary shares that will be beneficially owned by such person or group immediately after this offering, including shares that such person or group has the right to acquire within 60 days of the date of this prospectus, by

  , being the sum of the total number of Class A ordinary shares outstanding immediately after the completion of this offering, and the number of Class A ordinary shares underlying share options or restricted share units held by such person or group that are exercisable or vested within 60 days of the date of this prospectus.

(4)
For each person and group included in this column, percentage ownership is calculated by dividing the number of Class B ordinary shares that will be beneficially owned by such person or group immediately after this offering, by 8,000,000, being the sum of the total number of Class B ordinary shares outstanding immediately after the completion of this offering.

(5)
For each person or group included in this column, percentage of total voting power represents voting power based on both Class A and Class B ordinary shares held by such person or group with respect to all outstanding shares of our Class A and Class B ordinary shares as a single class immediately after this offering. Each holder of Class A ordinary shares will be entitled to one vote per Class A ordinary share. Each holder of our Class B ordinary shares will be entitled to 20 votes per Class B ordinary share. Our Class B ordinary shares are convertible at any time by the holder into Class A ordinary shares on a 1-for-1 basis.

(6)
Represents (i) 7,280,000 ordinary shares held by Mr. Alan Fangjun Yan through Universe Access Enterprises Limited, a limited liability company incorporated in the British Virgin Islands, of which Mr. Alan Fangjun Yan is the sole director; (ii) 720,000 ordinary shares held by Ms. Yuying Zhao, Mr. Yan's wife, through Master Field Management Limited, a limited liability company incorporated in the British Virgin Islands; (iii) 2,621,663 ordinary shares held by nine individual shareholders, including Mr. Huayi Cheng, our chief technology officer, as well as eight non-executive employees and advisors of our company, who acquired their ordinary shares through exercise of stock options. These individual shareholders authorized Mr. Yan to vote these shares on their behalf under power of attorney; and (v) 333,050 ordinary shares that Mr. Yan has the right to acquire upon exercise of the stock options and vesting of restricted shares within 60 days after the date of this prospectus.

(7)
Represents (i) 175,000 ordinary shares owned by Mr. Peter Cheng through AdChina Holders II, LLC; (ii) 545,654 ordinary shares owned by Mr. Peter Cheng through the Marvelous Island Trust; (iii) 59,540 ordinary shares issuable upon the conversion of 59,540 Series A preferred shares owned by Mr. Peter Cheng through AdChina Holders I, LLC; and (iv) 153,468 ordinary shares that Mr. Peter Cheng has the right to acquire upon exercise of the stock options and vesting of restricted share units within 60 days after the date of this prospectus.

(8)
Represents 17,561,472 ordinary shares issuable upon the conversion of 9,453,872 Series A preferred shares, 6,418,437 Series B preferred shares, 1,530,155 Series C preferred shares and 159,008 Series D preferred shares held by GSR Ventures as described in footnote 12. The general partner of GSR Ventures is GSR Partners II, L.P., whose general partner is GSR Partners II, Ltd., a company incorporated in the Cayman Islands, which is owned by Messrs. Richard Lim, Sonny Wu, James Ding, Alexander Pan and Kevin Fong. Each of Messrs. Richard Lim, Sonny Wu, James Ding, Alexander Pan and Kevin Fong does not receive the economic benefit of ownership of the shares in our company held by GSR Ventures, except to the extent of his pecuniary interest therein. The business address of Mr. Richard Lim is 101 University Avenue, 4th Floor, Palo Alto, CA 94301.

(9)
Represents 8,746,720 ordinary shares issuable upon the conversion of 1,439,494 Series A preferred shares, 6,538,322 Series B preferred shares and 768,904 Series C preferred shares held by Richmond Global as described in footnote 12 below. Mr. Peter Kellner is the managing partner and holds voting power of Richmond Global. Mr. Peter Kellner does not receive the economic benefit of ownership of the shares in our company held by Richmond Global, except to the extent of his pecuniary interest therein. The business address of Mr. Peter Kellner is 12 East 49th Street, 40th Floor, New York, NY 10017, USA.

(10)
Represents (i) 1,470,923 ordinary shares held by Mr. Huayi Cheng; and (ii) 224,111 ordinary shares that Mr. Huayi Cheng has the right to acquire upon exercise of stock options and vesting of restricted share units within 60 days after the date of this prospectus. Mr. Cheng authorized Mr. Alan Fangjun Yan to vote the ordinary shares that Mr. Cheng currently holds.

(11)
Certain of our directors and executive officers have been granted options pursuant to our share incentive plans. See "Management—Share Incentive Plans."

(12)
Represents 17,561,472 Class A ordinary shares issuable upon the conversion of 9,453,872 Series A preferred shares, 6,418,437 Series B preferred shares, 1,530,155 Series C preferred shares and 159,008 Series D preferred shares held by GSR Ventures II, L.P., GSR Associates II, L.P. and Banean Holding Ltd., which we collectively refer to as "GSR Ventures". The general partner of GSR Ventures is GSR Partners II, L.P., whose general partner is GSR Partners II, Ltd., a company incorporated in the Cayman Islands, which is owned by Messrs. Richard Lim, Sonny Wu, James Ding, Alexander Pan and Kevin Fong. GSR Partners II, L.P., the general partner of GSR Ventures, has sole voting and dispositive power with regards to the shares in our company held by GSR Ventures. The business address of GSR Ventures is Scotia Centre, P.O. Box 268, Grand Cayman KY1-1104, Cayman Islands.

(13)
Represents 8,746,720 Class A ordinary shares issuable upon the conversion of 1,439,494 Series A preferred shares, 6,538,322 Series B preferred shares and 768,904 Series C preferred shares held by Uhuru Capital LLC, Uhuru China Media LLC, Richmond China Media, L.P. and Richmond China Media II, L.P., which we collectively refer to as "Richmond Global". Mr. Peter Kellner is the managing partner and holds voting power of Richmond Global. Mr. Peter Kellner has sole voting and dispository power with respect to the shares in our company held by Richmond Global.

(14)
Represents 7,280,000 ordinary shares held by Universe Access Enterprises Limited, of which Mr. Alan Fangjun Yan is the sole director and beneficial owner. Mr. Yan has sole voting and dispositive power with regards to the shares in our company held by Universe Access Enterprises Limited.

(15)
Represents 6,399,946 Class A ordinary shares issuable upon the conversion of 6,399,946 Series C preferred shares held by Norwest Venture Partners VII-A-Mauritius, a private limited company which is owned by certain affiliated partnerships, including Norwest Venture Partners XI, Norwest Venture Partners VI-A, LP and Norwest Venture Partners VII-A, LP, the partnerships which we collectively refer to as the "NVP Funds" who contributed capital for the acquisition of the shares of our Company held by Norwest Venture Partners VII-A Mauritius. The general partner of Norwest Venture Partner XI is Genesis VC Partners XI, LLC, whose managing directors are Mr. Promod Haque and Mr. George Still and chief financial officer is Mr. Kurt Betcher. The general partner of Norwest Venture Partners VI-A, LP is Itasca VC Partners VI-A, LLC, whose managing directors are Mr. Promod Haque and Mr. George Still and chief financial officer is Mr. Kurt Betcher. The general partner of Norwest Venture Partner VII-A, LP is Itasca VC Partners VII-A, LLC, whose managing directors are Mr. Promod Haque and Mr. George Still and chief financial officer is Mr. Kurt Betcher. Norwest Venture Partners VII-A-Mauritius has sole voting and dispositive power with regards to the shares in our company held by it; and the respective NVP Funds as well as Messrs. Promod Haque, Kurt Betcher and George Still have voting and dispositive power with respect to the shares of Norwest Venture Partners VII-A-Mauritius held by such NVP Funds. The business address of Norwest Venture Partners VII-A-Mauritius is International Financial Services Limited, IFS Court, Twenty-Eight, Cybercity, Ebene, Maruritius.

(16)
Represents 5,422,147 Class A ordinary shares issuable upon the conversion of 4,945,599 Series B preferred shares and 476,548 Series C preferred shares held by News America Incorporated, which is wholly owned by News Publishing Australia Limited, which is wholly owned by News Corporation, a publicly-traded corporation on Nasdaq. News Corporation may be deemed to share voting and dispositive power with respect to the shares of our company owned by News America Incorporated. The members of the board of directors of News Corporation, as it is constituted from time to time, may be deemed to share voting power and investment control over the shares that are indirectly beneficially owned by News Corporation. Each of the above individuals does not receive the economic benefit of ownership of the shares in our company held by News America Incorporated, except to the extent of his or her pecuniary interest therein. The business address of News America Incorporated is 1211 Avenue of the Americas, New York, NY 10036.

          As of the date of this prospectus, 3,071,001 of our outstanding ordinary shares and 20,557,332 of our outstanding preferred shares are held by 18 record holders in the United States, representing approximately 40.2% of our total outstanding shares. None of our shareholders has informed us that he or she is affiliated with a registered broker-dealer or is in the business of underwriting securities.

          Subject to the approval of our existing shareholders, our ordinary shares will be divided into Class A ordinary shares and Class B ordinary shares immediately prior to the completion of this offering. Holders of Class A ordinary shares are entitled to one vote per share, while holders of Class B ordinary shares are entitled to 20 votes per share. We will issue Class A ordinary shares represented by our ADSs in this offering. See "Description of Share Capital — Ordinary shares" for a more detailed description of our Class A ordinary shares and Class B ordinary shares. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company. See "Description of Share Capital — History of Securities Issuances" for a description of issuances of our ordinary shares and preferred shares that have resulted in significant changes in ownership held by our major shareholders.

RELATED PARTY TRANSACTIONS

Contractual Arrangements with Our Consolidated Affiliated Entities

          PRC laws and regulations currently limit foreign ownership of companies that provide advertising services. To comply with these restrictions, we provide internet advertising services and solutions in China through contractual arrangements between Kendall, our PRC subsidiary and New E-Media and Yihong, our consolidated affiliated entities. For a description of these contractual arrangements, see "Corporate History and Structure — Contractual Arrangements with Our Consolidated Affiliated Entities."

Private Placements

          See "Description of Share Capital — History of Securities Issuances."

Investors' Rights Agreements

          In connection with our Series D preferred shares private placement in February 2012, we and our shareholders entered into the fourth amended and restated investors' rights agreement, which amended and restated the investors' rights agreements we previously entered into with the investors of our Series A, Series B and Series C preferred shares.

          Pursuant to this amended and restated investors' rights agreement, our board of directors may consist of a maximum of seven directors. Subject to certain requirements, the holders of a majority of our ordinary shares have the right to appoint four directors to the board, and the holders of a majority of our outstanding Series A, Series B and Series C preferred shares each have the right to nominate one director. Of the current members of our board of directors, Mr. Richard Lim was appointed by the holders of the Series A preferred shares, Mr. Peter Kellner was appointed by the holders of the Series B preferred shares and Mr. Jeffrey Crowe was appointed by the holders of the Series C preferred shares. Such shareholders' right to appoint directors will automatically terminate upon the completion of this offering.

          Under this investors' rights agreement, our fourth amended and restated right of first refusal and co-sale agreement and our fifth amended and restated memorandum and articles of association, our major Series A, Series B, Series C and Series D preferred shareholders are also entitled to registration rights and certain preferential rights, including liquidation preference, pre-emptive rights, rights of first refusal in the event that ordinary shareholders intend to transfer or dispose of any shares of our company, and drag-along rights. Except for the registration rights, all preferred shareholders' rights will automatically terminate upon the completion of this offering.

          Under the fourth amended and restated investors' rights agreement, the shareholders agreed and undertook to vote in favor of an amendment of the restated memorandum and articles of association immediately prior to the completion of this offering (if this offering satisfies the definition of "Qualified IPO" under our currently effective memorandum and articles of association) to adopt a dual class voting structure. It is agreed that up to 10,515,654 ordinary shares directly held by Alan Fangjun Yan and his wife or indirectly through their personal holding companies, namely Universe Access Enterprises Limited and Master Field Management Limited, will be re-designated as Class B ordinary shares on a one for one basis and have 20 votes per share, while all the other ordinary shares will be re-designated as Class A ordinary shares on a one for one basis and have one vote per share, and all the preferred shares will be convertible into and then re-designated as Class A ordinary shares based on the then applicable conversion ratio.

Amount Due From Topweaver

          Prior to September 2010, we operated an e-commerce business in China through contractual arrangements between Kendall and Topweaver, a PRC domestic company owned by our founder that primarily operated its e-commerce business. The contractual arrangements that Kendall entered into with Topweaver were substantially similar to those between Kendall and New E-Media, and both New E-Media and Topweaver were our consolidated affiliated entities before September 2010. To focus on our core businesses, we terminated the arrangements between Kendall and Topweaver in September 2010, after which Topweaver became a related party due to the fact that all the shareholders of our company as of the termination date also hold equity interests in Topweaver. As part of the termination efforts, we waived intercompany liabilities due from Topweaver amounting to approximately US$1.2 million, and then distributed the remaining net assets of Topweaver on a pro rata basis to our shareholders. For the periods prior to September 2010, all transactions between Kendall and Topweaver have been fully eliminated upon consolidation. As of December 31, 2010, we had an amount due from Topweaver of US$0.2 million relating primarily to expenses paid by us on behalf of Topweaver for certain common office expenses incurred after September 2010 as Topweaver continues to share office space with us. The outstanding amount of US$0.2 million was fully repaid in 2011.

Employment Agreements

          See "Management — Employment Agreements."

Share Incentives

          See "Management — Share Incentive Plans."

DESCRIPTION OF SHARE CAPITAL

          We are a Cayman Islands company and our corporate matters are governed by our memorandum and articles of association and the Companies Law (2011 Revision) of the Cayman Islands, which we refer to as the Companies Law below.

          As of the date hereof, our authorized share capital consists of 78,000,000 ordinary shares with a par value of US$0.00005 each and 47,560,000 preferred shares with a par value of US$0.00005 each, of which 13,260,000 preferred shares are designated as Series A convertible preferred shares, 18,300,000 preferred shares are designated as Series B convertible preferred shares, 9,630,000 preferred shares are designated as Series C convertible preferred shares and 6,370,000 shares of which are designated as Series D preferred shares. As of the date of this prospectus, there are 14,308,407 ordinary shares, 13,256,892 Series A convertible preferred shares, 18,298,715 Series B convertible preferred shares, 9,623,979 Series C convertible preferred shares and 3,339,164 Series D convertible preferred shares issued and outstanding.

          Immediately prior to the completion of this offering and subject to the approval of our existing shareholders, our authorized share capital will be divided into 292,000,000 Class A ordinary shares of a par value of US$0.00005 each and 8,000,000 Class B ordinary shares of a par value of US$0.00005 each. Immediately prior to the completion of this offering, 8,000,000 ordinary shares indirectly held by Alan Fangjun Yan, chairman of the board of directors and chief executive officer of our company, and his wife through their personal holding companies, namely Universe Access Enterprises Limited and Master Field Management Limited, will be re-designated as 8,000,000 Class B ordinary shares. At the same time, all other outstanding ordinary shares will be re-designated as 6,308,407 Class A ordinary shares and all preferred shares will be automatically converted into and re-designated as 44,518,750 Class A ordinary shares.

          On           , 2012, we adopted our sixth amended and restated memorandum and articles of association, which will become effective upon the completion of this offering. The following are summaries of material provisions of our sixth amended and restated memorandum and articles of association and the Companies Law insofar as they relate to the material terms of our ordinary shares.

Ordinary Shares

          General.    Our ordinary shares will be divided into Class A ordinary shares and Class B ordinary shares upon the completion of this offering. Holders of Class A ordinary shares and Class B ordinary shares will have the same rights except for voting and conversion rights. All of our outstanding ordinary shares are fully paid. Certificates representing the ordinary shares are issued in registered form. Our shareholders who are not residents of the Cayman Islands may freely hold and vote their shares.

          Dividends.    The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors subject to the Companies Law.

          Conversion.    Each Class B ordinary share will be convertible into one Class A ordinary share at any time by the holder thereof. Class A ordinary shares shall not be convertible into Class B ordinary shares under any circumstances. Upon any transfer of Class B ordinary shares by a holder thereof to any person or entity which is not an affiliate of such holder (as defined in our articles of association), such Class B ordinary shares shall be automatically and immediately converted into the equal number of Class A ordinary shares.

          Voting Rights.    In respect of matters requiring shareholders' vote, each Class A ordinary share is entitled to one vote, and each Class B ordinary share is entitled to          votes. Voting at any shareholders' meeting is by show of hands unless a poll is demanded. A poll may be demanded by any shareholder holding at least 10% of the shares given a right to vote at the meeting, present in person or by proxy. Shareholders may attend any shareholders' meeting in person or by proxy, or if a corporation or other non-natural person, by its duly authorized representative or proxy. We currently do not allow shareholders to vote electronically.

          A quorum required for a meeting of shareholders consists of shareholders present in person of by proxy of, if a company or other non-natural person, by its duly authorized representative, representing a majority of the aggregate voting power of all of the ordinary shares entitled to vote. An annual general meeting of shareholders shall be held each year at such time and place as may be determined by our board of directors. Extraordinary general meetings of shareholders may be called only by (i) the chairman of our board of directors, (ii) a majority of our board of directors or (iii) a requisition of shareholders holding at the date of requisition no less than 50% of the voting rights represented by the then-issued shares and not be called by any other person. Advance notice of at least ten days is required for the convening of shareholders' meetings subject to certain exceptions.

          An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of the votes of the shares cast in a general meeting, while a special resolution requires the affirmative vote of at least two-thirds of the votes cast attaching to the shares. A special resolution is required for important matters such as a change of name. Holders of the shares may effect certain changes by ordinary resolution, including alter the amount of our authorized share capital, consolidate all or any of our share capital and divide all or any of our share capital into shares of larger amount than our existing share capital, and cancel any authorized unissued shares.

          Transfer of Shares.    Subject to the restrictions set out in our sixth amended and restated memorandum and articles of association, our shareholders may transfer all or any of their ordinary shares by an instrument of transfer.

          Our board of directors may decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our board may also decline to register any transfer of any ordinary share unless (a) the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board may reasonably require to show the right of the transferor to make the transfer; and (b) a fee of such maximum sum as Nasdaq may determine to be payable, or such lesser sum as our board may from time to time require, is paid to us in respect thereof.

          If our board of directors refuses to register a transfer it shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal. The registration of transfers may be suspended after notice is given by advertisement in such one or more newspapers or by electronic means and the register of members closed at such times and for such periods (not exceeding 30 days in any year) as our board may from time to time determine.

          Liquidation.    On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of shares), assets available for distribution shall be distributed as determined by the liquidator with the sanction of an ordinary resolution of the shareholders.

          Calls on Shares and Forfeiture of Shares.    Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 calendar days prior to the specified time and place of payment. Shares that have been called upon and remain unpaid on the specified time are subject to forfeiture.

          Redemption of Shares.    We may issue shares on terms that are subject to redemption on such terms and in such manner as may, before the issue of such shares, be determined by the board of directors.

          Variations of Rights of Shares.    All or any of the special rights attached to any class of shares may be varied with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

          Inspection of Books and Records.    Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements.

History of Securities Issuances

          The following is a summary of our securities issuances during the past three years.

          In July 2008, we effected a one-to-two share split. All share and per share information relating to ordinary shares and preferred shares has been retrospectively adjusted to give effect to the share split.

          Ordinary Shares.    Our current holding company, AdChina Ltd., was incorporated in the Cayman Islands in April 2008. Immediately after the incorporation of AdChina Ltd., we issued 8,000,000 ordinary shares to Alan Fangjun Yan and 770,000 ordinary shares to several individual investors. Mr. Yan then transferred 7,280,000 of the ordinary shares issued to him to Universe Access Enterprise Limited, a British Virgin Islands company beneficially owned by Mr. Yan, and 720,000 of such shares to Master Field Management Limited, a British Virgin Islands company beneficially owned by Ms. Yuying Zhao, Mr. Yan's wife. The individual investors later transferred the ordinary shares issued to them to a Delaware company beneficially owned by these individuals.

          In June 2008, we issued 1,120,000 ordinary shares to a family trust beneficially owned by an advisor, upon his exercise of options to purchase the equivalent number of ordinary shares, and 1,131,611 ordinary shares to The Marvelous Island Trust, a family trust beneficially owned by Peter Cheng, the chief operating officer of our company, upon his exercise of options granted to purchase the equivalent number of ordinary shares. In addition, we issued 211,728 and 3,695,068 ordinary shares in June and September 2011, respectively, to certain directors, executive officers, employees and advisors upon their exercise of vested options.

          Preferred Shares.    In April 2008, we issued 13,256,892 Series A preferred shares to our Series A shareholder, primarily including GSR Ventures II, L.P. and GSR Associates II, L.P., Uhuru Capital LLC and individual investors who later transferred the Series A preferred shares issued to them to a Delaware company beneficially owned by these individuals. A portion of the Series A preferred shares were issued upon the conversion of promissory notes originally issued by AdChina, Inc., our wholly owned subsidiary, in April 2007. Please see the description under "— Convertible Promissory Notes" for terms of the April 2007 promissory notes.

          In June 2009, we issued 18,298,715 Series B preferred shares to our Series B shareholder, primarily including GSR Ventures II, L.P., GSR Associates II, L.P., Richmond China Media, L.P., News America Incorporated and Uhuru Capital LLC. A portion of the Series B preferred shares were issued upon the conversion of promissory notes issued by us in March 2009. Please see the description under "— Convertible Promissory Notes" for terms of the March 2009 promissory notes.

          In November 2010, we issued 9,175,553 Series C preferred shares to our Series C shareholders, primarily including Norwest Venture Partners VII-A Mauritius, GSR Ventures II, L.P., GSR Associates II, L.P., and Richmond China Media II, L.P. As part of the Series C preferred share financing plan, we issued an additional 448,426 Series C preferred shares to AdChina Holders I, LLC in June 2011. In aggregate, we have issued 9,623,979 Series C preferred shares to our Series C shareholders.

          In February 2012, we issued a total of 3,339,164 Series D preferred shares to Iron Horse Investment, LLC, Arrowpoint Fundamental Opportunity Fund, LLP, Catalyst China, LLC, GSR

Ventures II, L.P., GSR Associates II, L.P. and Banean Holdings Ltd. We used substantially all of the proceeds to repurchase 3,250,000 outstanding ordinary shares from selected key employees.

          Convertible Promissory Notes.    In April 2007 and January 2008, AdChina, Inc. issued convertible promissory notes in an aggregate amount of US$1.25 million to a group of investors, or the 2007 Notes, which were convertible into AdChina Ltd.'s ordinary shares. In April 2008, in connection with our series A preferred shares issuance, all of the outstanding principal amount and accrued interests of the 2007 Notes were converted into our series A preferred shares.

          In March 2009, we issued convertible promissory notes, or the 2009 Notes, to a group of investors. In June 2009, in connection with our series B preferred shares issuance, all of the outstanding principal amount and accrued interests of the 2009 Notes were converted into series B preferred shares.

Issuance of Additional Preferred Shares

          Our sixth amended and restated memorandum and articles of association authorize our board of directors to issue shares, grant rights over existing shares or issue other securities in one or more series as they deem necessary and appropriate and determine designations, powers, preferences, privileges and other rights, including dividend rights, conversion rights, terms of redemption and liquidation preferences, any or all of which may be greater than the powers and rights associated with existing shares in issue at such times and on such other terms as they think proper.

          Our board of directors may issue preferred shares, without action by our shareholders, to the extent authorized but unissued. The issuance of preferred shares may be used as an anti-takeover device without further action on the part of the shareholders. Issuance of these shares may dilute the voting power of holders of ordinary shares, including holders of ADSs.

Registration Rights

          Pursuant to our third amended and restated investors' rights agreement, we have granted certain registration rights to our shareholders. Set forth below is a description of the registration rights granted under the agreement.

          Demand Registration Rights.    At any time after the date six months following the completion of this offering, upon a written request from the holders of at least 25% of the registrable securities then outstanding, we shall file a registration statement covering the offer and sale of the registrable securities. Registrable securities include our ordinary shares issued or issued upon conversion of the preferred shares. However, we are not obligated to proceed with a demand registration if the aggregate proceeds from such an offering do not exceed US$10.0 million, or we have already effected two demand registrations. We have the right to defer the filing of a registration statement for up to 90 days if our board of directors determines in good faith that the filing of a registration statement would be materially detrimental to us, but we cannot exercise the deferral right more than once in any 12-month period.

          Piggyback Registration Rights.    If we propose to file a registration statement for a public offering of our securities other than pursuant to registration statement relating to any employee benefit plan or a corporate reorganization, then we must offer holders of registrable securities an opportunity to include in that registration all or any part of their registrable securities. The underwriters of any underwritten offering have the right to limit the number of shares with registration rights to be included in the registration statement, subject to certain limitations.

          Form F-3 Registration Rights.    When we are eligible for registration on Form F-3, upon holders of at least 25% of the registrable securities then outstanding will have the right to request that we file registration statements on Form F-3 covering the offer and sale of their securities. We are not obligated to effect more than two Form F-3 registrations in any 12 month period and each such registration must be for an offering of registrable securities that results in aggregate proceeds of not less than US$5.0 million. We have the right to defer filing of a registration statement for up to 90 days if our board of directors determines in good faith that the filing of a registration statement would be materially detrimental to us, but we cannot exercise the deferral right more than once in any 12-month period.

          Expenses of Registration.    We will pay all expenses relating to any demand, piggyback, or Form F-3 registration, subject to certain exceptions, unless a registration request is subsequently withdrawn at the request of the holders of registrable securities.

          Termination of Obligations.    We shall have no obligation to effect any demand, piggyback, or Form F-3 registration upon the earlier of (i) the fifth anniversary after the consummation of a qualified public offering; and (ii) as to any registerable security holder, at such time as all registrable securities owned by such holder may be sold in any 90 days period without registration pursuant to Rule 144 under the Securities Act.

Differences in Corporate Law

          The Companies Law of the Cayman Islands is modeled after that of the United Kingdom but does not follow recent United Kingdom statutory enactments. In addition, the Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

          Mergers and Similar Arrangements.    The Companies Law permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) "merger" means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company; and (b) a "consolidation" means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company and (b) such other authorization, if any, as may be specified in such constituent company's articles of association. The plan must be filed with the Registrar of Companies together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Dissenting shareholders have the right to be paid the fair value of their shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) if they follow the required procedures, subject to certain exceptions. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

          In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

  •
  the statutory provisions as to majority vote have been met;

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  the shareholders have been fairly represented at the meeting in question;

  •
  the arrangement is such that a businessman would reasonably approve; and

  •
  the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

          When a take-over offer is made and accepted by holders of 90.0% of the shares within four months, the offeror may, within a two month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed unless there is evidence of fraud, bad faith or collusion.

          If the arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

          Shareholders' Suits.    The Cayman Islands courts can be expected to follow English case law precedents. The common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) which permit a noncontrolling shareholder to commence a class action against or derivative actions in the name of the company to challenge (a) an act which is ultra vires the company or illegal, (b) an act which constitutes a fraud against the minority where the wrongdoers are themselves in control of the company, and (c) an action which requires a resolution with a qualified (or special) majority which has not been obtained) have been applied and followed by the courts in the Cayman Islands. There are currently no treaties or reciprocal agreements made between the Cayman Islands and either China or the United States that allow enforcement of foreign judgments without having to commence proceedings in the Cayman Islands.

          Indemnification.    Cayman Islands law does not limit the extent to which a company's articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

          Under our sixth amended and restated memorandum and articles of association, we may indemnify our directors, officers, registered public accounting firm or any trustee acting in relation to the affairs of our company against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such persons in connection with actions, suits or proceedings to which they are party or are threatened to be made a party by reason of their acting as our directors, officers, registered public accounting firm or trustee, except for any matters in respect of any fraud or dishonesty which may attach to any of the said persons.

          We intend to enter into indemnification agreements with our directors and executive officers to indemnify them to the fullest extent permitted by applicable law and our articles of association, from and against all costs, charges, expenses, liabilities and losses incurred in connection with any litigation, suit or proceeding to which such director is or is threatened to be made a party, witness or other participant.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and therefore is unenforceable.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Receipts

          JPMorgan Chase Bank, N.A., as depositary, will issue the ADSs that you will be entitled to receive in this offering. Each ADS will represent an ownership interest in             class A ordinary shares that we will deposit with the custodian, as agent of the depositary, under the deposit agreement between us, the depositary and the holders from time to time of the American depositary receipts, or ADRs, that represent the ADSs. In the future, each ADS will also represent an ownership interest in any securities, cash or other property that has been deposited with the depositary but has not been distributed by the depositary to holders of ADRs.

          The depositary's office is located at 1 Chase Manhattan Plaza, Floor 58, New York, NY, 10005-1401.

          You may hold ADSs either directly from the depositary or indirectly through your broker or other financial institution. If you hold ADSs directly, either represented by ADRs in book-entry form on the depositary's direct registration system or represented by ADRs that you hold in certificated form, you are an ADR holder. This description assumes you hold your ADSs directly. If you hold the ADSs indirectly through your broker or financial institution nominee, you must rely on the procedures of that broker or financial institution to assert the rights of an ADR holder described in this section. You should consult with your broker or financial institution to find out what those procedures are.

          Unless you specifically request otherwise, all ADSs will be represented by ADRs in book-entry form on the depositary's direct registration system and periodic statements will be mailed to you reflecting your ownership interest in such ADSs. In our description, references to ADRs shall include both ADRs in book-entry form on the depositary's direct registration system and ADRs in certificated form.

          We will not treat ADR holders as shareholders of ours and ADR holders will not have any shareholder rights. Cayman Island law governs shareholder rights. Because the depositary or its nominee will be the shareholder of record for the class A ordinary shares represented by all the outstanding ADSs, shareholder rights rest with the depositary or its nominee. Your rights are those of an ADR holder. Such rights derive from the terms of the deposit agreement to be entered into between us, the depositary and all holders from time to time of ADRs representing the ADSs issued under the deposit agreement. The obligations of the depositary and its agents are also set out in the deposit agreement. Because the depositary or its nominee will actually be the registered owner of the class A ordinary shares, you must rely on it to exercise the rights of a shareholder on your behalf. The deposit agreement and the ADSs are governed by New York law.

          The following is a summary of the material terms of the deposit agreement. This summary may not contain all the information that you may otherwise deem important. For more complete information, you should read the entire deposit agreement and the form of ADR which contains the terms of your ADSs. The deposit agreement and the form of ADR are filed as an exhibit to the registration statement of which this prospectus forms a part and may be accessed on the SEC's website at www.sec.gov. See also "Where You Can Find Additional Information."

Share Dividends and Other Distributions

How will I receive dividends and other distributions on the class A ordinary shares underlying my ADSs?

          We may make various types of distributions with respect to our securities. The depositary has agreed that, to the extent practicable, it will pay to you the cash dividends or other distributions it or the custodian receives on class A ordinary shares or other deposited securities, after converting any cash received into U.S. dollars and, in all cases, making any necessary deductions provided for in the deposit agreement. You will receive these distributions in proportion to the number of underlying securities that your ADSs represent.

          Except as stated below, the depositary will deliver such distributions to ADR holders in proportion to their interests in the following manner:

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  Cash.  The depositary will distribute any U.S. dollars available to it resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof (to the extent applicable), on an averaged or other practicable basis, subject to (i) appropriate adjustments for taxes withheld, (ii) such distribution being impermissible or impracticable with respect to certain registered ADR holders, and (iii) deduction of the depositary's expenses in (1) converting any foreign currency to U.S. dollars to the extent that it determines that such conversion may be made on a reasonable basis, (2) transferring foreign currency or U.S. dollars to the United States by such means as the depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (3) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (4) making any sale by public or private means in any commercially reasonable manner. If exchange rates fluctuate during a time when the depositary cannot convert a foreign currency, you may lose some or all of the value of the distribution.

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  Shares.  In the case of a distribution in class A ordinary shares, the depositary will issue additional ADRs to evidence the number of ADSs representing such class A ordinary shares. Only whole ADSs will be issued. Any class A ordinary shares which would result in fractional ADSs will be sold and the net proceeds will be distributed in the same manner as cash to the ADR holders entitled thereto.

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  Rights to receive additional shares.  In the case of a distribution of rights to subscribe for additional class A ordinary shares or other rights, if we provide evidence satisfactory to the depositary that it may lawfully distribute such rights, the depositary will distribute warrants or other instruments in the discretion of the depositary representing such rights. However, if we do not furnish such evidence, the depositary may:

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  sell such rights if practicable and distribute the net proceeds in the same manner as cash to the ADR holders entitled thereto; or

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  if it is not practicable to sell such rights, do nothing and allow such rights to lapse, in which case ADR holders will receive nothing.

    We have no obligation to file a registration statement under the Securities Act in order to make any rights available to ADR holders.

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  Other Distributions.  In the case of a distribution of securities or property other than those described above, the depositary may either (i) distribute such securities or property in any manner it deems equitable and practicable or (ii) to the extent the depositary deems distribution of such securities or property not to be equitable and practicable, sell such securities or property and distribute any net proceeds in the same way it distributes cash.

          If the depositary determines that any distribution described above is not practicable with respect to any specific registered ADR holder, the depositary may choose any method of distribution that it deems practicable for such ADR holder, including the distribution of foreign currency, securities or property, or it may retain such items, without paying interest on or investing them, on behalf of the ADR holder as deposited securities, in which case the ADSs will also represent the retained items.

          Any U.S. dollars will be distributed by checks drawn on a bank in the United States for whole dollars and cents. Fractional cents will be withheld without liability and dealt with by the depositary in accordance with its then current practices.

          The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADR holders.

          There can be no assurance that the depositary will be able to convert any currency at a specified exchange rate or sell any property, rights, class A ordinary shares or other securities at a specified price, nor that any of such transactions can be completed within a specified time period.

Deposit, Withdrawal and Cancellation

How does the depositary issue ADSs?

          The depositary will issue ADSs if you or your broker deposit class A ordinary shares or evidence of rights to receive class A ordinary shares with the custodian and pay the fees and expenses owing to the depositary in connection with such issuance. In the case of the ADSs to be issued under this prospectus, we will arrange with the underwriters named herein to deposit such class A ordinary shares.

          Class A ordinary shares deposited in the future with the custodian must be accompanied by certain delivery documentation and shall, at the time of such deposit, be registered in the name of JPMorgan Chase Bank, N.A., as depositary for the benefit of holders of ADRs or in such other name as the depositary shall direct.

          The custodian will hold all deposited class A ordinary shares (including those being deposited by or on our behalf in connection with the offering to which this prospectus relates) for the account of the depositary. ADR holders thus have no direct ownership interest in the class A ordinary shares and only have such rights as are contained in the deposit agreement. The custodian will also hold any additional securities, property and cash received on or in substitution for the deposited class A ordinary shares. The deposited class A ordinary shares and any such additional items are referred to as "deposited securities".

          Upon each deposit of class A ordinary shares, receipt of related delivery documentation and compliance with the other provisions of the deposit agreement, including the payment of the fees and charges of the depositary and any taxes or other fees or charges owing, the depositary will issue an ADR or ADRs in the name or upon the order of the person entitled thereto evidencing the number of ADSs to which such person is entitled. All of the ADSs issued will, unless specifically requested to the contrary, be part of the depositary's direct registration system, and a registered holder will receive periodic statements from the depositary which will show the number of ADSs registered in such holder's name. An ADR holder can request that the ADSs not be held through the depositary's direct registration system and that a certificated ADR be issued.

How do ADR holders cancel an ADS and obtain deposited securities?

          When you turn in your ADR certificate at the depositary's office, or when you provide proper instructions and documentation in the case of direct registration ADSs, the depositary will, upon payment of certain applicable fees, charges and taxes, deliver the underlying class A ordinary shares to you or upon your written order. At your risk, expense and request, the depositary may deliver deposited securities at such other place as you may request.

          The depositary may only restrict the withdrawal of deposited securities in connection with:

  •
  temporary delays caused by closing our transfer books or those of the depositary or the deposit of class A ordinary shares in connection with voting at a shareholders' meeting, or the payment of dividends;

  •
  the payment of fees, taxes and similar charges; or

  •
  compliance with any U.S. or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of deposited securities.

          This right of withdrawal may not be limited by any other provision of the deposit agreement.

Record Dates

          The depositary may, after consultation with us if practicable, fix record dates for the determination of the registered ADR holders who will be entitled (or obligated, as the case may be):

  •
  to receive any distribution on or in respect of class A ordinary shares,

  •
  to give instructions for the exercise of voting rights at a meeting of shareholders,

  •
  to pay the fee assessed by the depositary for administration of the ADR program and for any expenses as provided for in the ADR, or

  •
  to receive any notice or to act in respect of other matters,

          all subject to the provisions of the deposit agreement.

Voting Rights

How do I vote?

          If you are an ADR holder and the depositary asks you to provide it with voting instructions, you may instruct the depositary how to exercise the voting rights for the class A ordinary shares which underlie your ADSs. As soon as practicable after receiving notice of any meeting or solicitation of consents or proxies from us, the depositary will distribute to the registered ADR holders a notice stating such information as is contained in the voting materials received by the depositary, or stating how to retrieve such information (for example, from a website), and describing how you may instruct the depositary to exercise the voting rights for the class A ordinary shares which underlie your ADSs, including instructions for giving a discretionary proxy to a person designated by us. For instructions to be valid, the depositary must receive them in the manner and on or before the date specified. The depositary will try, as far as is practical, subject to the provisions of and governing the underlying class A ordinary shares or other deposited securities, to vote or to have its agents vote the class A ordinary shares or other deposited securities as you instruct. In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we will provide the depositary with a meeting notice setting forth details concerning the matters to be voted upon at least 35 days in advance of the meeting date. The depositary will only vote or attempt to vote as you instruct. The depositary will not itself exercise any voting discretion. Furthermore, neither the depositary nor its agents are responsible for any failure to carry out any voting instructions, for the manner in which any vote is cast or for the effect of any vote.

          We have advised the depositary that under Cayman law and our constituent documents, each as in effect as of the date of the deposit agreement, voting at any meeting of shareholders is by show of hands unless a poll is (before or on the declaration of the results of the show of hands) demanded. In the event that voting on any resolution or matter is conducted on a show of hands basis in accordance with our constituent documents, the depositary will refrain from voting and the voting instructions (or the deemed voting instructions, as set out above) received by the depositary from holders shall lapse. The depositary will not demand a poll or join in demanding a poll, whether or not requested to do so by ADR holders. There is no guarantee that you will receive voting materials in time to instruct the depositary to vote and it is possible that you, or persons who hold their ADRs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote.

Reports and Other Communications

Will ADR holders be able to view our reports?

          The depositary will make available for inspection by ADR holders at the offices of the depositary and the custodian the deposit agreement, the provisions of or governing deposited securities, and any written communications from us which are both received by the custodian or its nominee as a holder of deposited securities and made generally available to the holders of deposited securities.

          Additionally, if we make any written communications generally available to holders of our class A ordinary shares, we plan to furnish copies thereof (or English translations or summaries) to the depositary, and it will distribute the same to registered ADR holders.

Fees and Expenses

What fees and expenses will I be responsible for paying?

          The depositary may charge each person to whom ADSs are issued, including, without limitation, issuances against deposits of class A ordinary shares, issuances in respect of share distributions, rights and other distributions, issuances pursuant to a stock dividend or stock split declared by us or issuances pursuant to a merger, exchange of securities or any other transaction or event affecting the ADSs or deposited securities, and each person surrendering ADSs for withdrawal of deposited securities or whose ADRs are cancelled or reduced for any other reason, $5.00 for each 100 ADSs (or any portion thereof) issued, delivered, reduced, cancelled or surrendered, as the case may be. The depositary may sell (by public or private sale) sufficient securities and property received in respect of a share distribution, rights and/or other distribution prior to such deposit to pay such charge.

          The following additional charges shall be incurred by the ADR holders, by any party depositing or withdrawing class A ordinary shares or by any party surrendering ADSs or to whom ADSs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by us or an exchange of stock regarding the ADRs or the deposited securities or a distribution of ADSs), whichever is applicable:

  •
  a fee of US$1.50 per ADR for transfers of certificated or direct registration ADRs;

  •
  a fee of up to US$0.05 per ADS for any cash distribution made pursuant to the deposit agreement;

  •
  a fee of up to US$0.05 per ADS per calendar year (or portion thereof) for services performed by the depositary in administering the ADRs (which fee may be charged on a periodic basis during each calendar year and shall be assessed against holders of ADRs as of the record date or record dates set by the depositary during each calendar year and shall be payable in the manner described in the next succeeding provision);

  •
  reimbursement of such fees, charges and expenses as are incurred by the depositary and/or any of the depositary's agents (including, without limitation, the custodian and expenses incurred on behalf of holders in connection with compliance with foreign exchange control regulations or any law or regulation relating to foreign investment) in connection with the servicing of the class A ordinary shares or other deposited securities, the delivery of deposited securities or otherwise in connection with the depositary's or its custodian's compliance with applicable law, rule or regulation (which charge shall be assessed on a proportionate basis against holders as of the record date or dates set by the depositary and shall be payable at the sole discretion of the depositary by billing such holders or by deducting such charge from one or more cash dividends or other cash distributions);

  •
  a fee for the distribution of securities (or the sale of securities in connection with a distribution), such fee being in an amount equal to the $0.05 per ADS issuance fee for the execution and delivery of ADSs which would have been charged as a result of the deposit of such securities (treating all such securities as if they were class A ordinary shares) but which securities or the net cash proceeds from the sale thereof are instead distributed by the depositary to those holders entitled thereto;

  •
  stock transfer or other taxes and other governmental charges;

  •
  cable, telex and facsimile transmission and delivery charges incurred at your request in connection with the deposit or delivery of class A ordinary shares;

  •
  transfer or registration fees for the registration of transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities; and

  •
  expenses of the depositary in connection with the conversion of foreign currency into U.S. dollars.

          We will pay all other charges and expenses of the depositary and any agent of the depositary (except the custodian) pursuant to agreements from time to time between us and the depositary. The charges described above may be amended from time to time by agreement between us and the depositary.

          Our depositary has agreed to reimburse us for certain expenses we incur that are related to establishment and maintenance of the ADR program, including investor relations expenses and exchange application and listing fees. Neither the depositary nor we can determine the exact amount to be made available to us because (i) the number of ADSs that will be issued and outstanding, (ii) the level of fees to be charged to ADR holders and (iii) our reimbursable expenses related to the ADR program are not known at this time. The depositary collects its fees for issuance and cancellation of ADSs directly from investors depositing class A ordinary shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions, or by directly billing investors, or by charging the book-entry system accounts of participants acting for them. The depositary will generally set off the amounts owing from distributions made to ADR holders. If, however, no distribution exists and payment owing is not timely received by the depositary, the depositary may refuse to provide any further services to holders that have not paid those fees and expenses owing until such fees and expenses have been paid. At the discretion of the depositary, all fees and charges owing under the deposit agreement are due in advance and/or when declared owing by the depositary.

Payment of Taxes

          ADR holders must pay any tax or other governmental charge payable by the custodian or the depositary on any ADS or ADR, deposited security or distribution. If an ADR holder owes any tax or other governmental charge, the depositary may (i) deduct the amount thereof from any cash distributions, or (ii) sell deposited securities (by public or private sale) and deduct the amount owing from the net proceeds of such sale. In either case the ADR holder remains liable for any shortfall. Additionally, if any taxes or other governmental charges (including any penalties and/or interest) shall become payable by or on behalf of the custodian or the depositary with respect to any ADR, any deposited securities represented by the ADSs evidenced thereby or any distribution thereon, including, without limitation, any PRC Enterprise Income Tax owing if Circular 82 or any other circular, edict, order or ruling, as issued and as from time to time amended, is applied or otherwise, such tax or other governmental charge shall be paid by the holder thereof to the depositary. and by holding or having held an ADR the holder and all prior holders thereof, jointly and severally, agree to indemnify, defend and save harmless each of the depositary and its agents in respect thereof. If any tax or governmental charge is unpaid, the depositary may also refuse to effect any registration, registration of transfer, split-up or combination of deposited securities or withdrawal of deposited securities until such payment is made. If any tax or governmental charge is required to be withheld on any cash distribution, the depositary may deduct the amount required to be withheld from any cash distribution or, in the case of a non-cash distribution, sell the distributed property or securities (by public or private sale) to pay such taxes and distribute any remaining net proceeds to the ADR holders entitled thereto.

          By holding an ADR or an interest therein, you will be agreeing to indemnify us, the depositary, its custodian and any of our or their respective directors, employees, agents and affiliates against, and hold each of them harmless from, any claims by any governmental authority with respect to taxes, additions to tax, penalties or interest arising out of any refund of taxes, reduced rate of withholding at source or other tax benefit obtained.

Reclassifications, Recapitalizations and Mergers

          If we take certain actions that affect the deposited securities, including (i) any change in par value, split-up, consolidation, cancellation or other reclassification of deposited securities or (ii) any distributions not made to holders of ADRs or (iii) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all of our assets, then the depositary may choose to:

  (1)
  amend the form of ADR;

  (2)
  distribute additional or amended ADRs;

  (3)
  distribute cash, securities or other property it has received in connection with such actions;

  (4)
  sell any securities or property received and distribute the proceeds as cash; or

  (5)
  none of the above.

If the depositary does not choose any of the above options, any of the cash, securities or other property it receives will constitute part of the deposited securities and each ADS will then represent a proportionate interest in such property.

Amendment and Termination

How may the deposit agreement be amended?

          We may agree with the depositary to amend the deposit agreement and the ADSs without your consent for any reason. ADR holders must be given at least 30 days notice of any amendment that imposes or increases any fees or charges (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or otherwise prejudices any substantial existing right of ADR holders. Such notice need not describe in detail the specific amendments effectuated thereby, but must give ADR holders a means to access the text of such amendment. If an ADR holder continues to hold an ADR or ADRs after being so notified, such ADR holder is deemed to agree to such amendment and to be bound by the deposit agreement as so amended. Notwithstanding the foregoing, if any governmental body or regulatory body should adopt new laws, rules or regulations which would require amendment or supplement of the deposit agreement or the form of ADR to ensure compliance therewith, we and the depositary may amend or supplement the deposit agreement and the ADR at any time in accordance with such changed laws, rules or regulations, which amendment or supplement may take effect before a notice is given or within any other period of time as required for compliance. No amendment, however, will impair your right to surrender your ADSs and receive the underlying securities, except in order to comply with mandatory provisions of applicable law.

How may the deposit agreement be terminated?

          The depositary may, and shall at our written direction, terminate the deposit agreement and the ADRs by mailing notice of such termination to the registered holders of ADRs at least 30 days prior to the date fixed in such notice for such termination; provided, however, if the depositary shall have (i) resigned as depositary under the deposit agreement, notice of such termination by the depositary shall not be provided to registered holders unless a successor depositary shall not be operating under the deposit agreement within 45 days of the date of such resignation, and (ii) been removed as depositary under the deposit agreement, notice of such termination by the depositary shall not be provided to registered holders of ADRs unless a successor depositary shall not be operating under the deposit agreement on the 90th day after our notice of removal was first provided to the depositary. After termination, the depositary's only responsibility will be (i) to deliver deposited securities to ADR holders who surrender their ADRs, and (ii) to hold or sell distributions received on deposited securities. As soon as practicable after the expiration of six months from the termination date, the depositary will sell the deposited securities which remain and hold the net proceeds of such sales (as long as it may lawfully do so), without liability for interest, in trust for the ADR holders who have not yet surrendered their ADRs. After making such sale, the depositary shall have no obligations except to account for such proceeds and other cash.

Limitations on Obligations and Liability to ADR holders

Limits on our obligations and the obligations of the depositary; limits on liability to ADR holders and holders of ADSs

          Prior to the issue, registration, registration of transfer, split-up, combination, or cancellation of any ADRs, or the delivery of any distribution in respect thereof, and from time to time, we or the depositary or its custodian may require:

  •
  payment with respect thereto of (i) any stock transfer or other tax or other governmental charge, (ii) any stock transfer or registration fees in effect for the registration of transfers of class A ordinary shares or other deposited securities upon any applicable register and (iii) any applicable fees and expenses described in the deposit agreement;

  •
  the production of proof satisfactory to it of (i) the identity of any signatory and genuineness of any signature and (ii) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial ownership of any securities, compliance with applicable law, regulations, provisions of or governing deposited securities and terms of the deposit agreement and the ADRs, as it may deem necessary or proper; and

  •
  compliance with such regulations as the depositary may establish consistent with the deposit agreement.

          The issuance of ADRs, the acceptance of deposits of class A ordinary shares, the registration, registration of transfer, split-up or combination of ADRs or the withdrawal of class A ordinary shares, may be suspended, generally or in particular instances, when the ADR register or any register for deposited securities is closed or when any such action is deemed advisable by the depositary; provided that the ability to withdraw class A ordinary shares may only be limited under the following circumstances: (i) temporary delays caused by closing transfer books of the depositary or our transfer books or the deposit of class A ordinary shares in connection with voting at a shareholders' meeting, or the payment of dividends, (ii) the payment of fees, taxes, and similar charges, and

(iii) compliance with any laws or governmental regulations relating to ADRs or to the withdrawal of deposited securities.

          The deposit agreement expressly limits the obligations and liability of the depositary, ourselves and our respective agents. Neither we nor the depositary nor any such agent will be liable if:

  •
  any present or future law, rule, regulation, fiat, order or decree of the United States, the Cayman Islands, the People's Republic of China or any other country, or of any governmental or regulatory authority or securities exchange or market or automated quotation system, the provisions of or governing any deposited securities, any present or future provision of our charter, any act of God, war, terrorism or other circumstance beyond our, the depositary's or our respective agents' control shall prevent or delay, or shall cause any of them to be subject to any civil or criminal penalty in connection with, any act which the deposit agreement or the ADRs provide shall be done or performed by us, the depositary or our respective agents (including, without limitation, voting);

  •
  it exercises or fails to exercise discretion under the deposit agreement or the ADR;

  •
  it performs its obligations under the deposit agreement and ADRs without gross negligence or bad faith;

  •
  it takes any action or refrains from taking any action in reliance upon the advice of or information from legal counsel, accountants, any person presenting class A ordinary shares for deposit, any registered holder of ADRs, or any other person believed by it to be competent to give such advice or information; or

  •
  it relies upon any written notice, request, direction or other document believed by it to be genuine and to have been signed or presented by the proper party or parties.

          Neither the depositary nor its agents have any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs. We and our agents shall only be obligated to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs, which in our opinion may involve us in expense or liability, if indemnity satisfactory to us against all expense (including fees and disbursements of counsel) and liability is furnished as often as may be required. The depositary and its agents may fully respond to any and all demands or requests for information maintained by or on its behalf in connection with the deposit agreement, any registered holder or holders of ADRs, any ADRs or otherwise related to the deposit agreement or ADRs to the extent such information is requested or required by or pursuant to any lawful authority, including without limitation laws, rules, regulations, administrative or judicial process, banking, securities or other regulators. The depositary shall not be liable for the acts or omissions made by any securities depository, clearing agency or settlement system in connection with or arising out of book-entry settlement of deposited securities or otherwise. Furthermore, the depositary shall not be responsible for, and shall incur no liability in connection with or arising from, the insolvency of any custodian that is not a branch or affiliate of JPMorgan Chase Bank, N.A. The depositary and the custodian(s) may use third party delivery services and providers of information regarding matters such as pricing, proxy voting, corporate actions, class action litigation and other services in connection with the ADRs and the deposit agreement, and use local agents to provide extraordinary services such as attendance at annual meetings of issuers of securities. Although the depositary and the custodian will use reasonable care (and cause their agents to use reasonable care) in the selection and retention of such third party providers and local agents, they will not be responsible for any errors or omissions made by them in providing the relevant information or services.

          Additionally, none of us, the depositary or the custodian shall be liable for the failure by any registered holder of ADRs or beneficial owner therein to obtain the benefits of credits on the basis of non-U.S. tax paid against such holder's or beneficial owner's income tax liability. Neither we nor the depositary shall incur any liability for any tax consequences that may be incurred by holders or beneficial owners on account of their ownership of ADRs or ADSs.

          Neither the depositary nor its agents will be responsible for any failure to carry out any instructions to vote any of the deposited securities, for the manner in which any such vote is cast or for the effect of any such vote. Neither the depositary nor any of its agents shall be liable to registered holders of ADRs or beneficial owners of interests in ADSs for any indirect, special, punitive or consequential damages (including, without limitation, lost profits) of any form incurred by any person or entity, whether or not foreseeable and regardless of the type of action in which such a claim may be brought.

          Each party to the deposit agreement, including the ADR holders, irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any suit, action or proceeding against the depositary or the company directly or indirectly arising out of or relating to the class A ordinary shares or other deposited securities, the ADSs or the ADRs, the deposit agreement or any transaction contemplated in the deposit agreement, or any breach of the deposit agreement, whether the suit, action or proceeding is based on contract, tort, common law or any other theory.

          The depositary may own and deal in any class of our securities and in ADSs.

Disclosure of Interest in ADSs

          To the extent that the provisions of or governing any deposited securities may require disclosure of or impose limits on beneficial or other ownership of deposited securities, other shares and other securities and may provide for blocking transfer, voting or other rights to enforce such disclosure or limits, you agree to comply with all such disclosure requirements and ownership limitations and to comply with any reasonable instructions we may provide in respect thereof. We reserve the right to instruct you to deliver your ADSs for cancellation and withdrawal of the deposited securities so as to permit us to deal with you directly as a holder of class A ordinary shares and, by holding an ADS or an interest therein, you will be agreeing to comply with such instructions.

Books of Depositary

          The depositary or its agent will maintain a register for the registration, registration of transfer, combination and split-up of ADRs, which register shall include the depositary's direct registration system. Registered holders of ADRs may inspect such records at the depositary's office at all reasonable times, but solely for the purpose of communicating with other holders in the interest of the business of our company or a matter relating to the deposit agreement. Such register may be closed from time to time, when deemed expedient by the depositary.

          The depositary will maintain facilities for the delivery and receipt of ADRs.

Pre-release of ADSs

          In its capacity as depositary, the depositary shall not lend class A ordinary shares or ADSs; provided, however, that the depositary may (i) issue ADSs prior to the receipt of class A ordinary shares and (ii) deliver class A ordinary shares prior to the receipt of ADSs for withdrawal of deposited securities, including ADSs which were issued under (i) above but for which class A ordinary shares may not have been received. These transactions are referred to as "pre-release." The depositary may receive ADSs in lieu of class A ordinary shares under (i) above (which ADSs will promptly be canceled by the depositary upon receipt by the depositary) and receive class A ordinary shares in lieu of ADSs under (ii) above. Each such pre-release will be subject to a written agreement whereby the person or entity to whom ADSs or class A ordinary shares are to be delivered (a) represents that at the time of the pre-release it or its customer owns the class A ordinary shares or ADSs that it is to deliver under such pre-release, (b) agrees to indicate the depositary as owner of such class A ordinary shares or ADSs in its records and to hold such class A ordinary shares or ADSs in trust for the depositary until such class A ordinary shares or ADSs are delivered to the depositary or the custodian, (c) unconditionally guarantees to deliver to the depositary or the custodian, as applicable, such class A ordinary shares or ADSs, and (d) agrees to any additional restrictions or requirements that the depositary deems appropriate. Each such pre-release will be at all times fully collateralized with cash, U.S. government securities or such other collateral as the depositary deems appropriate, terminable by the depositary on not more than five (5) business days' notice and subject to such further indemnities and credit regulations as the depositary deems appropriate. The depositary will normally limit the number of ADSs and class A ordinary shares involved in such pre-release at any one time to 30% of the ADSs outstanding (without giving effect to ADSs outstanding under (i) above), provided, however, that the depositary reserves the right to change or disregard such limit from time to time as it deems appropriate. The depositary may also set limits with respect to the number of ADSs and class A ordinary shares involved in pre-release with any one person on a case-by-case basis as it deems appropriate. The depositary may retain for its own account any compensation received by it in conjunction with the foregoing. Collateral provided in connection with pre-release transactions, but not the earnings thereon, shall be held for the benefit of the registered holders of ADRs (other than the person or entity who has provided the collateral).

Appointment

          In the deposit agreement, each registered holder of ADRs and each person holding an interest in ADSs, upon acceptance of any ADSs (or any interest therein) issued in accordance with the terms and conditions of the deposit agreement will be deemed for all purposes to:

  •
  be a party to and bound by the terms of the deposit agreement and the applicable ADR or ADRs, and

  •
  appoint the depositary its attorney-in-fact, with full power to delegate, to act on its behalf and to take any and all actions contemplated in the deposit agreement and the applicable ADR or ADRs, to adopt any and all procedures necessary to comply with applicable laws and to take such action as the depositary in its sole discretion may deem necessary or appropriate to carry out the purposes of the deposit agreement and the applicable ADR and ADRs, the taking of such actions to be the conclusive determinant of the necessity and appropriateness thereof.

Governing Law

          The deposit agreement and the ADRs shall be governed by and construed in accordance with the laws of the State of New York. In the deposit agreement, we have submitted to the jurisdiction of the courts of the State of New York and appointed an agent for service of process on our behalf. Notwithstanding the foregoing, any action based on the deposit agreement or the transactions contemplated by the deposit agreement may be instituted by the depositary and ADR holders in any competent court in the British Virgin Islands, Hong Kong, the People's Republic of China or the United States or through the commencement of English language arbitration either in New York, New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association or in Hong Kong following the arbitration rules of the United Nations Commission on International Trade Law.

SHARES ELIGIBLE FOR FUTURE SALE

          Upon completion of this offering, we will have        ADSs outstanding, representing approximately       % of our outstanding ordinary shares. All of the ADSs sold in this offering will be freely transferable by persons other than our "affiliates" without restriction or further registration under the Securities Act. Sales of substantial amounts of our ADSs in the public market could adversely affect prevailing market prices of our ADSs. Prior to this offering, there has been no public market for our ordinary shares or the ADSs, and while application has been made for the ADSs to be listed on Nasdaq, we cannot assure you that a regular trading market will develop in the ADSs. We do not expect that a trading market will develop for our ordinary shares not represented by the ADSs.

Lock-Up Agreements

          We have agreed that we will not offer, sell, contract to sell, pledge, grant any option to purchase, purchase any option or contract to sell, make any short sale, file a registration statement with respect to, or otherwise dispose of (including entering into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequence of ownership interests) any of our ADSs or ordinary shares or any securities that are convertible into or exchangeable for, or that represent the right to receive, our ADSs or ordinary shares or any substantially similar securities (other than pursuant to employee stock option plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of the date of this prospectus), without the prior written consent of the representatives of the underwriters for a period ending 180 days after the date of this prospectus. However, in the event that either (1) during the last 17 days of the "lock-up" period, we release earnings results or announce any material news or a material event or (2) prior to the expiration of the "lock-up" period, we announce that we will release earnings results during the 15-day period following the last day of the "lock-up" period, then in each case the "lock-up" period will be automatically extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the announcement of the material news or material event, as applicable, unless the representatives of the underwriters waive, in writing, such an extension.

          [Each of our existing shareholders, executive officers, directors and certain of our option holders has agreed, subject to certain exceptions, not to offer, sell, contract to sell, pledge, grant any option to purchase, purchase any option or contract to sell, right or warrant to purchase, make any short sale, file a registration statement with respect to, or otherwise dispose of (including entering into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequence of ownership interests) any of our ADSs or ordinary shares or any securities that are convertible into or exchangeable for, or that represent the right to receive, our ADSs or ordinary shares or any substantially similar securities, without the prior written consent of the representatives of the underwriters for a period ending 180 days after the date of this prospectus. The lock-up for our preferred shareholders party to the amended and restated shareholders' agreement with us excludes ADSs that these shareholders may purchase in this offering or in open market transactions after the completion of this offering. In the event that either (1) during the last 17 days of the relevant "lock-up" period, we release earnings results or announce any material news or a material event or (2) prior to the expiration of the "lock-up" period, we announce that we will release earnings results during the 15-day period following the last day of the "lock-up" period, then in each case the "lock-up" period will be automatically extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the announcement of the material news or material event, as applicable, unless the representatives waive, in writing, such an extension. After the expiration of the 180-day period, the ordinary shares or ADSs held by our existing shareholders, executive officers, directors and option holders may be sold subject to the restrictions under Rule 144 under the Securities Act or by means of registered public offerings.]

Rule 144

          Under Rule 144 as currently in effect, a person who has beneficially owned our restricted shares for at least six months is generally entitled to sell the restricted securities without registration under the Securities Act beginning 90 days after the date of this prospectus, subject to certain additional restrictions.

          Our affiliates may sell within any three-month period a number of restricted shares that does not exceed the greater of the following:

  •
  1% of the then outstanding ordinary shares, in the form of ADSs or otherwise, which will equal approximately               ordinary shares immediately after this offering; or

  •
  the average weekly trading volume of our ordinary shares (in the form of ADSs) on Nasdaq during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Affiliates who sell restricted securities under Rule 144 may not solicit orders or arrange for the solicitation of orders, and they are also subject to notice requirements and the availability of current public information about us.

          Persons who are not our affiliates are only subject to one of these additional restrictions, the requirement of the availability of current public information about us, and this additional restriction does not apply if they have beneficially owned our restricted shares for more than one year.

Rule 701

          In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases our ordinary shares from us in connection with a compensatory stock or option plan or other written agreement relating to compensation is eligible to resell such ordinary shares 90 days after we became a reporting company under the Exchange Act in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144, and except as otherwise restricted by lock-up arrangements.

Registration Rights

          Upon completion of this offering, certain holders of our ordinary shares or their transferees will be entitled to request that we register their shares under the Securities Act, following the expiration of the lock-up agreements described above. See "Description of Share Capital — Registration Rights."

TAXATION

          The following summary of material Cayman Islands, PRC and United States federal income tax consequences of an investment in our ADSs or ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in our ADSs or ordinary shares, such as the tax consequences under state, local and other tax laws. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Conyers Dill & Pearman, our Cayman Islands counsel; to the extent it relates to PRC tax law, it is the opinion of Jun He Law Offices, our special PRC counsel; and to the extent that the discussion states definitive legal conclusions under United States federal income tax law as to the material U.S. federal income tax consequences of an investment in our ADSs or ordinary shares, and subject to the qualifications herein, it represents the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, our special United States counsel.

Cayman Islands Taxation

          The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or brought within the jurisdiction of the Cayman Islands. There are no exchange control regulations or currency restrictions in the Cayman Islands.

People's Republic of China Taxation

          If the PRC tax authorities determine that AdChina Ltd., our Cayman Islands holding company, is a PRC resident enterprise for enterprise income tax purposes, we may be required to withhold a 10% withholding tax from dividends we pay to our non-PRC resident enterprise shareholders, including the holders of our ADSs. In addition, ADS holders may be subject to PRC tax on gains realized on the sale or other disposition of ADSs or ordinary shares, if such income is treated as sourced from within the PRC. See "Risk Factors — Risks Related to Doing Business in China — Under the PRC Enterprise Income Tax Law, we may be classified as a PRC 'resident enterprise,' which could result in unfavorable tax consequences to us and our shareholders and have a material adverse effect on our results of operations and the value of your investment." If AdChina Ltd. is not treated as a PRC resident enterprise for enterprise income tax purposes, then there are no material PRC tax consequences of an investment in our ADSs or ordinary shares to holders who are not PRC residents.

Material United States Federal Income Tax Considerations

          The following is a discussion of the material United States federal income tax considerations relating to the acquisition, ownership and disposition of our ADSs or ordinary shares by a U.S. Holder (as defined below) that will acquire our ADSs or ordinary shares in the offering and will hold our ADSs or ordinary shares as "capital assets" (generally, property held for investment) under the United States Internal Revenue Code of 1986, as amended, or the Code. This discussion is based upon existing United States federal tax law, including the Code, its legislative history, existing, temporary and proposed regulations thereunder, published rulings and court decisions, all of which are subject to differing interpretations or change, possibly with retroactive effect. No ruling has been sought from the IRS with respect to any United States federal income tax consequences described below, and there can be no assurance that the IRS or a court will not take a contrary position. This discussion does not address all aspects of United States federal income taxation that may be important to particular investors in light of their individual investment circumstances, including investors subject to special tax rules (for example, financial institutions, insurance companies, regulated investment companies, real estate investment trusts, broker-dealers, traders in securities that elect mark-to-market treatment, partnerships (or other entities treated as partnerships for United States federal income tax purposes) and their partners, tax-exempt organizations (including private foundations), holders who are not U.S. Holders, holders who own (directly, indirectly or constructively) 10% or more of our voting stock, holders who acquire their ADSs or ordinary shares pursuant to any employee share option or otherwise as compensation, investors that will hold their ADSs or ordinary shares as part of a straddle, hedge, conversion, constructive sale or other integrated transaction for United States federal income tax purposes, or investors that have a functional currency other than the United States dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this discussion does not discuss any United States federal estate, gift or alternative minimum tax consequences or any non-United States, state or local tax considerations. Each U.S. Holder is urged to consult its tax advisor regarding the United States federal, state, local and non-United States income and other tax considerations of an investment in our ADSs or ordinary shares.

General

          For purposes of this discussion, a "U.S. Holder" is a beneficial owner of our ADSs or ordinary shares that is, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for United States federal income tax purposes) created in, or organized under the law of, the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise validly elected to be treated as a United States person under the Code.

          If a partnership (or other entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of our ADSs or ordinary shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If a U.S. Holder is a partner of a partnership holding our ADSs or ordinary shares, the U.S. Holder is urged to consult its tax advisor regarding an investment in our ADSs or ordinary shares.

          Based in part on certain representations we have received from the depositary bank, a U.S. Holder of ADSs will be treated as the beneficial owner for United States federal income tax purposes of the underlying shares represented by the ADSs. The U.S. Treasury has expressed concerns that parties to whom American depositary shares are released before shares are delivered to the depositary, or intermediaries in the chain of ownership between holders of American depositary shares and the issuer of the security underlying the American depositary shares, may be taking actions that are inconsistent with the claiming of foreign tax credits by holders of American depositary shares. These actions would also be inconsistent with the claiming of the reduced rate of tax, described below, applicable to dividends received by certain non-corporate holders. Accordingly, the creditability of any PRC taxes, and the availability of the reduced tax rate for dividends received by certain non-corporate U.S. Holders, each described below, could be affected by actions taken by such parties or intermediaries.

          Our company is a corporation organized under the laws of the Cayman Islands. As such, our company believes that it is properly classified as a non-United States corporation for United States federal income tax purposes. Under certain provisions of the Code and regulations, however, if pursuant to a plan (or a series of related transactions), a non-United States corporation, such as our company, acquires substantially all of the assets of a United States corporation, and after the acquisition 80% or more of the stock (by vote or value) of the non-United States corporation (excluding stock issued in a public offering related to the acquisition) is owned by former shareholders of the United States corporation by reason of their ownership of the United States corporation, the non-United States corporation will be considered a United States corporation for United States federal income tax purposes. Our founder originally formed AdChina, Inc. in the United States. Through a series of private transactions in April 2008 involving our company, former shareholders of AdChina, Inc. came to hold less than 80% of our stock, and, as such, we do not believe that our company should be treated as a United States corporation under the rules described above. If, contrary to this view, the United States tax authorities successfully treated our company as a United States domestic corporation as a result of the restructuring and related transactions that occurred in connection with our incorporation (or otherwise), our company would be subject to United States federal income tax on its worldwide taxable income as if it were a United States corporation, which could materially increase our expenses and reduce the amounts available to pay as dividends to our shareholders and, accordingly, materially reduce the value of your investment in our company. You are urged to consult your tax advisor concerning the income tax consequences of purchasing, holding or disposing of ADSs or ordinary shares if we were to be treated as a United States domestic corporation for United States federal income tax purposes. The remainder of this discussion assumes that our company is treated as a non-United States corporation for U.S. federal income tax purposes.

Passive Foreign Investment Company Considerations

          A non-United States corporation, such as our company, will be classified as a "passive foreign investment company," or PFIC, for United States federal income tax purposes for any taxable year, if either (i) 75% or more of its gross income for such year consists of certain types of "passive" income or (ii) 50% or more of the value of its assets (determined on the basis of a quarterly average) during such year produce or are held for the production of passive income. For this purpose, cash and assets readily convertible into cash are categorized as a passive asset. Passive income generally includes dividends, interest, royalties and rents (other than royalties and rents derived in the active conduct of a trade or business and not derived from a related person), annuities, net gains from the sale or exchange of property producing such income, net gains from commodity transactions, net foreign currency gains and income from notional principal contracts. We will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which we own, directly or indirectly, more than 25% (by value) of the stock.

          Although the law in this regard is unclear, we treat the consolidated affiliated entities as being owned by us for United States federal income tax purposes, not only because we control their management decisions but also because we are entitled to substantially all of the economic benefits associated with those entities, and, as a result, we consolidate their results of operations in our consolidated U.S. GAAP financial statements. If it were determined, however, that we are not the owner of the consolidated affiliated entities for United States federal income tax purposes, we would likely be treated as a PFIC for the current and any subsequent taxable year.

          Assuming that we are the owner of the consolidated affiliated entities for United States federal income tax purposes, our primary activities consist of the research, development and provision of online and mobile advertising solutions. Although the law in this area is in many instances unclear, based on our current income and assets and projections as to the value of our ADSs and outstanding ordinary shares pursuant to this offering, we do not expect to be classified as a PFIC for the current taxable year or in the foreseeable future. While we do not anticipate PFIC status, because the value of our assets for purposes of the asset test will generally be determined by reference to the market price of our ADSs or ordinary shares, fluctuations in the market price of our ADSs or ordinary shares may cause us to be a PFIC for the current or subsequent taxable years. We expect to file annual reports on Form 20-F with the U.S. Securities and Exchange Commission in which we will update our expectations as to whether or not we anticipate being a PFIC for such year.

          The composition of our income and our assets will also be affected by (i) future growth in activities that may potentially produce passive income, and (ii) how, and how quickly, we spend our liquid assets and the cash raised in this offering. Under circumstances where revenues from activities that produce passive income significantly increase relative to our revenues from activities that produce non-passive income or where we determine not to deploy significant amounts of cash for active purposes, our risk of becoming classified as a PFIC may substantially increase.

          Furthermore, because there are uncertainties in the application of the relevant rules, it is possible that the IRS may successfully challenge our classification of certain income and assets as non-passive, which may result in our company becoming classified as a PFIC for the current or subsequent taxable years. Because PFIC status is a fact-intensive determination made on an annual basis and will depend upon the composition of our assets and income, and the value of our tangible and intangible assets from time to time, no assurance can be given that we are not or will not become classified as a PFIC. If we are a PFIC for any year during which a U.S. Holder holds our ADSs or ordinary shares, we generally will continue to be treated as a PFIC for all succeeding years during which such U.S. Holder holds our ADSs or ordinary shares unless we cease to be a PFIC and the U.S. Holder makes a "deemed sale" election with respect to the ADSs or ordinary shares.

          The discussion below under "—Dividends" and "—Sale or Other Disposition of ADSs or Ordinary Shares" is written on the basis that we will not be classified as a PFIC for United States federal income tax purposes. The United States federal income tax rules that apply if we are a PFIC for the current or any subsequent taxable years are generally discussed below under "—Passive Foreign Investment Company Rules."

Dividends

          Subject to the discussion below under "—Passive Foreign Investment Company Rules," any cash distributions (including the amount of any PRC tax withheld) paid on our ADSs or ordinary shares out of our current or accumulated earnings and profits, as determined under United States federal income tax principles, will generally be includible in the gross income of a U.S. Holder as dividend income on the day actually or constructively received by the U.S. Holder, in the case of ordinary shares, or by the depositary, in the case of ADSs. Because we do not intend to determine our earnings and profits on the basis of United States federal income tax principles, any distribution paid will generally be treated as a "dividend" for United States federal income tax purposes. For taxable years beginning before January 1, 2013, a non-corporate U.S. Holder that is the recipient of dividend income generally will be subject to tax on dividend income from a "qualified foreign corporation" at a maximum United States federal tax rate of 15% rather than the marginal tax rates generally applicable to ordinary income provided that the holder meets a minimum holding period requirement without protection from the risk of loss. For these purposes, a qualified foreign corporation is a non-United States corporation that is not classified as a PFIC for the taxable year in which the dividend is paid or the preceding taxable year and either (i) that is eligible for the benefits of a comprehensive tax treaty with the United States which the Secretary of Treasury of the United States determines is satisfactory for purposes of this provision and which includes an exchange of information program, or (ii) whose stock (or ADSs in respect of such stock) on which the dividend is paid is readily tradable on an established securities market in the United States. We have applied to list the ADSs on Nasdaq. Provided the listing is approved on Nasdaq, which is an established securities market in the United States, the ADSs are expected to be readily tradable. Thus, regardless of the applicability of any treaty, we believe that dividends we pay on our ADSs will meet the conditions required for the reduced tax rates. Further, unless we are deemed to be a resident enterprise under the PRC Enterprise Income Tax Law, we will not be eligible for the benefits of any comprehensive tax treaty with the United States, and because we do not expect that our ordinary shares will be listed on any established securities market, we do not believe that dividends we pay on our ordinary shares that are not represented by ADSs will meet the conditions required for these reduced tax rates. Dividends received on our ADSs or ordinary shares will not be eligible for the dividend received deduction allowed to corporations.

          Dividends generally will be treated as income from foreign sources for United States foreign tax credit purposes and generally will constitute passive category income. A U.S. Holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit in respect of any foreign withholding taxes imposed on dividends received on our ADSs or ordinary shares. A U.S. Holder who does not elect to claim a foreign tax credit for foreign tax withheld, may instead claim a deduction, for United States federal income tax purposes, in respect of such withholdings, but only for a year in which such U.S. Holder elects to do so for all creditable foreign income taxes. The rules governing the foreign tax credit are complex. U.S. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

Sale or Other Disposition of ADSs or Ordinary Shares

          Subject to the discussion below under "—Passive Foreign Investment Company Rules," a U.S. Holder will generally recognize capital gain or loss upon the sale or other disposition of ADSs or ordinary shares in an amount equal to the difference between the amount realized upon the disposition and the U.S. Holder's adjusted tax basis in such ADSs or ordinary shares. Any capital gain or loss will be long-term if the ADSs or ordinary shares have been held for more than one year and will generally be United States source gain or loss for United States foreign tax credit purposes. Long-term capital gains of non-corporate U.S. Holders are currently eligible for reduced rates of taxation. In the event that gain from the disposition of the ADSs or ordinary shares is subject to tax in the PRC, such gain may be treated as PRC source gain under the United States-PRC income tax treaty. The deductibility of a capital loss is subject to limitations. U.S. Holders are urged to consult their tax advisors regarding the tax consequences if a foreign withholding tax is imposed on a disposition of our ADSs or ordinary shares, including the availability of the foreign tax credit under their particular circumstances.

Passive Foreign Investment Company Rules

          If we are classified as a PFIC for any taxable year during which a U.S. Holder holds our ADSs or ordinary shares, and unless the U.S. Holder makes a mark-to-market election (as described below), the U.S. Holder will generally be subject to special United States federal income tax rules that have a penalizing effect, regardless of whether we remain a PFIC, on (i) any excess distribution that we make to the U.S. Holder (which generally means any distribution paid during a taxable year to a U.S. Holder that is greater than 125% of the average annual distributions paid in the three preceding taxable years or, if shorter, the U.S. Holder's holding period for the ADSs or ordinary shares), and (ii) any gain realized on the sale or other disposition, including a pledge, of ADSs or ordinary shares. Under the PFIC rules the:

  •
  excess distribution or gain will be allocated ratably over the U.S. Holder's holding period for the ADSs or ordinary shares;

  •
  amounts allocated to the current taxable year and any taxable years in the U.S. Holder's holding period prior to the first taxable year in which we are classified as a PFIC, or a pre-PFIC year, will be taxable as ordinary income;

  •
  amounts allocated to each prior taxable year, other than the current taxable year or a pre-PFIC year, will be subject to tax at the highest tax rate in effect applicable to such U.S. Holder for that year; and

  •
  interest charge generally applicable to underpayments of tax will be imposed on the tax attributable to each prior taxable year, other than the current taxable year or a pre-PFIC year.

If we are a PFIC for any taxable year during which a U.S. Holder holds our ADSs or ordinary shares and any of our non-United States subsidiaries is also a PFIC, such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of each such non-United States subsidiary classified as a PFIC (each such subsidiary, a lower tier PFIC) for purposes of the application of these rules. U.S. Holders should consult their tax advisors regarding the application of the PFIC rules to any of our subsidiaries.

          As an alternative to the foregoing rules, a U.S. Holder of "marketable stock" in a PFIC may make a mark-to-market election with respect to our ADSs, but not our ordinary shares, provided that the listing of the ADSs on Nasdaq is approved and that the ADSs are regularly traded. We anticipate that our ADSs should qualify as being regularly traded, but no assurances may be given in this regard. If a U.S. Holder makes a valid mark-to-market election, the U.S. Holder will generally (i) include as ordinary income for each taxable year that we are a PFIC the excess, if any, of the fair market value of ADSs held at the end of the taxable year over the adjusted tax basis of such ADSs and (ii) deduct as an ordinary loss the excess, if any, of the adjusted tax basis of the ADSs over the fair market value of such ADSs held at the end of the taxable year, but such deduction will be allowed only to the extent of the net amount previously included in income as a result of the mark-to-market election. The U.S. Holder's adjusted tax basis in the ADSs would be adjusted to reflect any income or loss resulting from the mark-to-market election. If a U.S. Holder makes a mark-to-market election in respect of a corporation classified as a PFIC and such corporation ceases to be classified as a PFIC, the U.S. Holder will not be required to take into account the gain or loss described above during any period that such corporation is not classified as a PFIC. If a U.S. Holder makes a mark-to-market election, any gain such U.S. Holder recognizes upon the sale or other disposition of our ADSs will be treated as ordinary income and any loss will be treated as ordinary loss, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. In the case of a U.S. Holder who has held ADSs or ordinary shares during any taxable year in respect of which we were classified as a PFIC and continues to hold such ADSs or ordinary shares (or any portion thereof) and has not previously determined to make a mark-to-market election, and who is considering making a mark-to-market election, special tax rules may apply relating to purging the PFIC taint of such ADSs or ordinary shares.

          Because a mark-to-market election cannot be made for any lower-tier PFICs that we may own, a U.S. Holder may continue to be subject to the PFIC rules with respect to such U.S. Holder's indirect interest in any investments held by us that are treated as an equity interest in a PFIC for United States federal income tax purposes.

          We do not intend to provide information necessary for U.S. Holders to make qualified electing fund elections which, if available, would result in tax treatment different from the general tax treatment for PFICs described above.

          If a U.S. Holder owns our ADSs or ordinary shares during any taxable year that we are a PFIC, the U.S. Holder must file an annual IRS Form 8621 or such other form as is required by the

United States Treasury Department. Each U.S. Holder is urged to consult its tax advisor concerning the United States federal income tax consequences of purchasing, holding and disposing ADSs or ordinary shares if we are or become classified as a PFIC, including the possibility of making a mark-to-market election and the unavailability of the election to treat us as a qualified electing fund.

Information Reporting and Backup Withholding

          Dividend payments with respect to the ADSs or ordinary shares and proceeds from the sale, exchange or redemption of our ADSs or ordinary shares may be subject to information reporting to the IRS and possible United States backup withholding currently at a rate of 28%. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding. U.S. Holders that are required to establish their exempt status generally must provide such certification on IRS Form W-9.

          Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder's United States federal income tax liability, and a U.S. Holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

          Pursuant to the Hiring Incentives to Restore Employment Act of 2010 and recently promulgated temporary regulations thereunder, individual U.S. Holders and certain entities may be required to submit to the IRS certain information with respect to his or her beneficial ownership of the ADSs or ordinary shares, if such ADSs or ordinary shares are not held on his or her behalf by a financial institution. This new law also imposes penalties if an individual U.S. Holder is required to submit such information to the IRS and fails to do so.

          U.S. Holders should consult their tax advisors regarding the application of the United States information reporting and backup withholding rules.

UNDERWRITING

          We[, the selling shareholders] and the underwriters named below have entered into an underwriting agreement with respect to the ADSs being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of ADSs indicated in the following table. Goldman Sachs (Asia) L.L.C. and Credit Suisse Securities (USA) LLC are acting as the representatives of the underwriters named below. Goldman Sachs (Asia) L.L.C.'s address is 68th Floor, Cheung Kong Center, 2 Queen's Road Central, Hong Kong. Credit Suisse Securities (USA) LLC's address is Eleven Madison Avenue, New York, New York 10010.

Underwriters	Number of ADSs
Goldman Sachs Asia L.L.C.
Credit Suisse Securities (USA) LLC

Total

          The underwriters are committed to take and pay for all of the ADSs being offered, if any are taken, other than the ADSs covered by the option described below unless and until this option is exercised.

          If the underwriters sell more ADSs than the total number set forth in the table above, the underwriters have an option to buy up to an additional             ADSs from us [and the selling shareholders]. They may exercise that option for 30 days from the date of this prospectus. If any ADSs are purchased pursuant to this option, the underwriters will severally purchase ADSs in approximately the same proportion as set forth in the table above.

          The following tables show the per ADS and total underwriting discounts and commissions to be paid to the underwriters by us [and the selling shareholders]. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase a total of additional ADSs.

Paid by Us

	No Exercise	Full Exercise
Per ADS	US$	US$
Total	US$	US$

[Paid by the Selling Shareholders]

	No Exercise	Full Exercise
Per ADS	US$	US$
Total	US$	US$

          ADSs sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any ADSs sold by the underwriters to securities dealers may be sold at a discount of up to US$             per ADS from the initial public offering price. If all the ADSs are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms. The offering of the ADSs by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part.

          Total expenses for this offering are estimated to be approximately US$             , including SEC registration fees of US$             , the Financial Industry Regulatory Authority, Inc., or FINRA, filing fees of US$             , Nasdaq listing fee of US$             , printing expenses of approximately

US$             , legal fees and expenses of approximately US$             , accounting fees of approximately US$                          , roadshow costs and expenses of approximately US$             , and travel and other out-of-pocket expenses of approximately US$                          . All amounts are estimated except for the fees relating to SEC registration, FINRA filing and Nasdaq listing.

          [We have agreed with the underwriters not to, without the prior consent of the representatives, for a period of 180 days following the date of this prospectus, offer, sell, contract to sell, pledge, grant any option to purchase, purchase any option or contract to sell, make any short sale, file a registration statement with respect to, or otherwise dispose of (including entering into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequence of ownership interests) any of our ADSs or ordinary shares or any securities that are convertible into or exchangeable for, or that represent the right to receive, our ADSs or ordinary shares or any substantially similar securities. We have also agreed to cause our subsidiaries and controlled affiliates to abide by the restrictions of the lock-up agreement. In addition, all of our shareholders and all of our directors, executive officers and option holders have entered into a similar 180-day lock-up agreement with respect to our ADSs or ordinary shares or any securities that are convertible into or exchangeable for, or that represent the right to receive, our ADSs or ordinary shares or any substantially similar securities.

          The 180-day restricted period described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the 180-day restricted period, we issue an earnings release or announce material news or a material event; or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 15-day period following the last day of the 180-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or event, as applicable.]

          Prior to the offering, there has been no public market for our ADSs or ordinary shares. The initial public offering price of the ADSs has been negotiated between us and the representatives. Among the factors to be considered in determining the initial public offering price of the ADSs, in addition to prevailing market conditions, will be our historical performance, estimates of our business potential and earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.

          We have applied to list our ADSs on Nasdaq under the symbol "ADCN".

          In connection with the offering, Goldman Sachs (Asia) L.L.C., or one of its affiliates as stabilizing agent, may purchase and sell ADSs in the open market on behalf of the underwriters. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of ADSs than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional ADSs from [us/the selling shareholders] in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional ADSs or purchasing ADSs in the open market. In determining the source of ADSs to close out the covered short position, the underwriters will consider, among other things, the price of ADSs available for purchase in the open market as compared to the price at which they may purchase additional ADSs pursuant to the option granted to them. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for, or purchases of, ADSs made by the underwriters in the open market prior to the completion of the offering.

          The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased ADSs sold by, or for the account of, such underwriter in stabilizing or short covering transactions.

          Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the ADSs, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the ADSs. As a result, the price of the ADSs may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they are required to be conducted in accordance with applicable laws and regulations, and they may be discontinued at any time. These transactions may be effected on Nasdaq, the over-the-counter market or otherwise.

          No action has been or will be taken by us or by any underwriter in any jurisdiction except in the United States that would permit a public offering of the ADSs, or the possession, circulation or distribution of a prospectus or any other material relating to us and the ADSs in any country or jurisdiction where action for that purpose is required. Accordingly, the ADSs may not be offered or sold, directly or indirectly, and neither this prospectus nor any other material or advertisements in connection with the ADSs may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable laws, rules and regulations of any such country or jurisdiction.

          A prospectus in electronic format will be made available on the websites maintained by one or more of the underwriters or one or more securities dealers. One or more of the underwriters may distribute prospectuses electronically. The underwriters may agree to allocate a number of ADSs for sale to their online brokerage account holders. ADSs to be sold pursuant to an internet distribution will be allocated on the same basis as other allocations. In addition, ADSs may be sold by the underwriters to securities dealers who resell ADSs to online brokerage account holders.

          This prospectus may be used by the underwriters and other dealers in connection with offers and sales of the ADSs, including the ADSs initially sold by the underwriters in the offering being made outside of the United States, to persons located in the United States.

          This prospectus does not constitute a public offer of the ADSs or ordinary shares, whether by way of sale or subscription, in the Cayman Islands. Each underwriter may not offer or sell, directly or indirectly, any ADSs or ordinary shares in the Cayman Islands.

          In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date), an offer of the ADSs to the public may not be made in that Relevant Member State prior to the publication of a prospectus in relation to the ADSs which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of the ADSs to the public in that Relevant Member State at any time,

  (a)
  to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

  (b)
  to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

  (c)
  to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

  (d)
  in any other circumstances which do not require the publication by the company of a prospectus pursuant to Article 3 of the Prospectus Directive.

          For the purposes of this provision, the expression an "offer of ADSs to the public" in relation to any ADSs in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the ADSs to be offered so as to enable an investor to decide to purchase or subscribe the ADSs, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

          Each underwriter has severally represented and agreed that:

  (a)
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the ADSs in circumstances in which Section 21(1) of the FSMA does not apply to us; and

  (b)
  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the ADSs in, from or otherwise involving the United Kingdom.

          The ADSs may not be offered or sold to any investors in Switzerland other than on a non-public basis. This prospectus does not constitute a prospectus within the meaning of Article 652a and Art. 1156 of the Swiss Code of Obligations (Schweizerisches Obligationenrecht). Neither this offering nor the ADSs have been or will be approved by any Swiss regulatory authority.

          The ADSs may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the ADSs may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

          This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ADSs may not be circulated or distributed, nor may the ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

          Where the ADSs are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

          The ADSs have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

          This prospectus may not be circulated or distributed in the PRC and the ADSs may not be offered or sold, and will not be offered or sold to any person for re-offering or resale, directly or indirectly, to any resident of the PRC except pursuant to applicable laws and regulations of the PRC. For the purpose of this paragraph, PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

          The ADSs have not been offered or sold, and will not be offered or sold, directly or indirectly, in the United Arab Emirates, except: (1) in compliance with all applicable laws and regulations of the United Arab Emirates; and (2) through persons or corporate entities authorized and licensed to provide investment advice and/or engage in brokerage activity and/or trade in respect of foreign securities in the United Arab Emirates. The information contained in this prospectus does not constitute a public offer of securities in the United Arab Emirates in accordance with the Commercial Companies Law (Federal Law No. 8 of 1984 (as amended)) or otherwise and is not intended to be a public offer and is addressed only to persons who are sophisticated investors.

          Some of the underwriters are expected to make offers and sales both in and outside the United States through their respective selling agents. Any offers and sales in the United States will be conducted by broker-dealers registered with the SEC. Goldman Sachs (Asia) L.L.C. is expected to make offers and sales in the United States through its selling agent, Goldman, Sachs & Co.

          The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of ADSs offered.

          We [and the selling shareholders] have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

          We currently anticipate that we will undertake a directed share program pursuant to which we will direct the underwriters to reserve up to       of the ADSs offered in this offering for sale at the initial public offering price to directors, officers, employees, business associates and related persons through a directed share program. The number of ADSs available for sale to the general public in the public offering will be reduced to the extent these persons purchase any reserved ADSs. Any ADSs not so purchased will be offered by the underwriters to the general public on the same basis as the other ADSs offered hereby.

          The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the issuer [and the selling shareholders], for which they received or will receive customary fees and expenses.

          In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve securities and instruments of the issuer [and the selling shareholders].

          Goldman Sachs (Asia) L.L.C. and Credit Suisse Securities (USA) LLC are acting as joint bookrunners for this offering.

LEGAL MATTERS

          The validity of the ADSs and certain other legal matters with respect to U.S. federal and New York State law in connection with this offering will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP. Certain legal matters with respect to U.S. federal and New York State law in connection with this offering will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP. The validity of the ordinary shares represented by the ADSs offered in this offering and other certain legal matters as to Cayman Islands law will be passed upon for us by Conyers Dill & Pearman. Legal matters as to PRC law will be passed upon for us by Jun He Law Offices and for the underwriters by Commerce & Finance Law Offices. Skadden, Arps, Slate, Meagher & Flom LLP may rely upon Conyers Dill & Pearman with respect to matters governed by Cayman Islands law and Jun He Law Offices with respect to matters governed by PRC law. Simpson Thacher & Bartlett LLP may rely upon Commerce & Finance Law Offices with respect to matters governed by PRC law.

 EXPERTS

          The consolidated financial statements as of December 31, 2010 and 2011 and for each of the three years in the period ended December 31, 2011 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers Zhong Tian CPAs Limited Company, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

          The offices of PricewaterhouseCoopers Zhong Tian CPAs Limited Company are located at 11/F PricewaterhouseCoopers Center, 2 Corporate Avenue, 202 Hu Bin Road, Luwan District, Shanghai 200021, PRC.

 WHERE YOU CAN FIND ADDITIONAL INFORMATION

          We have filed with the SEC a registration statement on Form F-1, including relevant exhibits and securities under the Securities Act with respect to underlying ordinary shares represented by the ADSs, to be sold in this offering. We have also filed with the SEC a related registration statement on F-6 to register the ADSs. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement. You should read our registration statements and their exhibits and schedules for further information with respect to us and our ADSs.

          Immediately upon effectiveness of the registration statement to which this prospectus is a part, we will be subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. For the fiscal year ending December 31, 2011, we will be required to file our annual report on Form 20-F within 120 days after the end of each fiscal year. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders, and Section 16 short swing profit reporting for our officers and directors and for holders of more than 10% of our ordinary shares. All information filed with the SEC can be accessed over the Internet at the SEC's website at www.sec.gov or inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.

 CONVENTIONS WHICH APPLY TO THIS PROSPECTUS

          Except where the context otherwise requires and for purposes of this prospectus only:

  •
  "we," "us," "our company," "our," and "AdChina" refer to AdChina Ltd., a Cayman Islands company, its subsidiaries and consolidated variable interest entities;

  •
  "monthly unique visitors" is a measure of the number of different individuals that visit at least one of the websites on our platform at least once in a given month;

  •
  "publishers" refers to online and mobile sites and app developers, collectively;

  •
  "China" or "PRC" refers to the People's Republic of China, excluding, for the purpose of this prospectus only, Taiwan, Hong Kong, and Macau;

  •
  "shares" or "ordinary shares" refers to our ordinary shares, par value US$0.00005 per share, and after the completion of this offering, to our Class A ordinary shares and Class B ordinary shares, par value US$0.00005 per share, collectively; and

  •
  "ADSs" refers to our American depositary shares, each of which represents             Class A ordinary shares, and "ADRs" refers to any American depositary receipts that evidence our ADSs.

          Unless we indicate otherwise, all information in this prospectus reflects no exercise by the underwriters of their option to purchase up to             additional ADSs representing              Class A ordinary shares.

          Percentages of total voting power after this offering reflect the division of our shares into two classes immediately prior to the completion of this offering. Each holder of Class A ordinary shares will be entitled to one vote per Class A ordinary share. Each holder of our Class B ordinary shares will be entitled to 20 votes per Class B ordinary share. The ADSs represent Class A ordinary shares.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of AdChina Ltd.:

          In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, changes in equity and comprehensive income/(loss), and cash flows present fairly, in all material respects, the financial position of AdChina Ltd. (the "Company") and its subsidiaries at December 31, 2010 and 2011, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2011 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the accompanying financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers Zhong Tian CPAs Limited Company
Shanghai, the People's Republic of China

February 17, 2012

ADCHINA LTD.

CONSOLIDATED BALANCE SHEETS

(In U.S. dollars ("$" or "US$") except for share data)

		As of December 31,
	Notes	2010	2011	2011
				Unaudited pro forma (Note 3(w))
Assets
Current assets
Cash and cash equivalents		$47,750,097	$53,642,267	$53,642,267
Accounts receivable, net	5	15,893,235	19,671,053	19,671,053
Prepayments and other current assets	6	2,385,625	4,838,373	4,838,373
Due from related parties	16	153,597	—	—
Deferred tax assets	14	1,344,165	803,081	803,081

Total current assets		67,526,719	78,954,774	78,954,774

Non-current assets
Property, equipment and software, net	7	2,063,600	2,764,224	2,764,224
Other assets		211,040	392,230	392,230

Total assets		$69,801,359	$82,111,228	$82,111,228

Liabilities and Equity
Current liabilities
Accounts payable		$4,692,688	$6,684,989	$6,684,989
Advances from customers and deferred revenue		178,646	497,750	497,750
Income tax payable	14	947,481	877,689	877,689
Other payables and accruals	8	5,401,519	9,627,362	9,627,362

Total current liabilities		11,220,334	17,687,790	17,687,790

Total liabilities		11,220,334	17,687,790	17,687,790

Commitments and contingencies	20

The accompanying notes are an integral part of these consolidated financial statements

ADCHINA LTD.

CONSOLIDATED BALANCE SHEETS (Continued)

(In U.S. dollars ("$" or "US$") except for share data)

		As of December 31,
	Notes	2010	2011	2011
				Unaudited pro forma (Note 3(w))
Equity
Ordinary shares ($0.00005 par value; 65,000,000 shares authorized as of December 31, 2010 and 2011, respectively; 11,021,611 shares and 17,558,407 shares issued and outstanding as of December 31, 2010 and 2011, respectively; 0 shares outstanding on a pro-forma basis as of December 31, 2011)	12	$551	$878	$—
Class A ordinary shares ($0.00005 par value; 0 shares outstanding as of December 31, 2010 and 2011, respectively; 50,737,993 shares outstanding on a pro-forma basis as of December 31, 2011)	12	—1	—	2,537
Class B ordinary shares ($0.00005 par value; 0 shares outstanding as of December 31, 2010 and 2011, respectively; 8,000,000 shares outstanding on a pro-forma basis as of December 31, 2011)	12	—	—	400
Series A convertible preferred shares ($0.00005 par value; 13,260,000 shares authorized as of December 31, 2010 and 2011, respectively; 13,256,892 shares issued and outstanding as of December 31, 2010 and 2011, respectively; 0 shares outstanding on a pro-forma basis as of December 31, 2011) (liquidation value of $7,852,720 at December 31, 2011)	11	7,311,067	7,311,067	—
Series B convertible preferred shares ($0.00005 par value; 18,300,000 shares authorized as of December 31, 2010 and 2011, respectively; 18,298,715 shares issued and outstanding as of December 31, 2010 and 2011, respectively; 0 shares outstanding on a pro-forma basis as of December 31, 2011) (liquidation value of $27,750,000 at December 31, 2011)	11	18,105,704	18,105,704	—
Series C convertible preferred shares ($0.00005 par value; 9,630,000 shares authorized as of December 31, 2010 and 2011, respectively; 9,175,553 and 9,623,979 shares issued and outstanding as of December 31, 2010 and 2011, respectively; 0 shares outstanding on a pro-forma basis as of December 31, 2011) (liquidation value of $60,000,200 at December 31, 2011)	11	37,953,708	39,781,242	—
Additional paid-in capital		3,334,699	24,573,709	89,769,663
Accumulated other comprehensive income		804,941	2,135,323	2,135,323
Accumulated deficit		(8,929,645)	(27,484,485)	(27,484,485)

Total equity		58,581,025	64,423,438	64,423,438

Total liabilities and equity		$69,801,359	$82,111,228	$82,111,228

The accompanying notes are an integral part of these consolidated financial statements

ADCHINA LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In U.S. dollars ("$" or "US$") except for share data)

		For the year ended December 31,
	Notes	2009	2010	2011
Net revenues		$10,795,777	$27,274,027	$50,670,726
Cost of revenues		(7,330,174)	(14,612,083)	(24,566,533)

Gross profit		3,465,603	12,661,944	26,104,193

Operating expenses:
Technology and development	3	(699,754)	(2,010,797)	(2,753,325)
Sales and marketing		(3,057,381)	(7,984,894)	(15,512,247)
General and administrative		(2,205,500)	(4,433,287)	(27,187,294)
Other operating income		—	276,565	996,029

Total operating expenses		(5,962,635)	(14,152,413)	(44,456,837)

Operating loss from continuing operations		(2,497,032)	(1,490,469)	(18,352,644)

Interest income		49,163	44,485	285,498
Interest expense		(43,556)	—	—
Other income/(expenses)		(701)	(91,264)	129,588

Loss before income tax		(2,492,126)	(1,537,248)	(17,937,558)

Income tax benefit/(expense)		263,489	(425,984)	(617,282)

Loss from continuing operations, net of tax		(2,228,637)	(1,963,232)	(18,554,840)

Loss from discontinued operations, net of tax	4	(196,803)	(1,054,804)	—

Net loss		$(2,425,440)	$(3,018,036)	$(18,554,840)

Deemed dividends on Series C convertible preferred shares		—	—	(1,941,685)
Net loss attributable to ordinary shareholders		$(2,425,440)	$(3,018,036)	$(20,496,525)

Basic and diluted loss per share	15
— Continuing operations		$(0.25)	$(0.20)	$(1.67)
— Discontinued operations		(0.03)	(0.10)	—

— Total		$(0.28)	$(0.30)	$(1.67)

Weighted average shares used in calculating basic and diluted loss per share		8,770,000	9,954,250	12,266,696
Pro forma basic and diluted loss per share (unaudited)	15			$(0.35)

Weighted average shares used in calculating pro forma basic and diluted loss per share (unaudited)				53,228,826

The accompanying notes are an integral part of these consolidated financial statements

ADCHINA LTD.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY AND COMPREHENSIVE INCOME/(LOSS)

(In U.S. dollars ("$" or "US$") except for share data)

	Ordinary Shares		Preferred Shares		Additional paid in capital	Accumulated other comprehensive Income/(loss)	Accumulated deficit	Total	Comprehensive Income/(loss)
	Shares		Shares
Balance at January 1, 2009	8,770,000	$439	7,179,404	$3,775,508	$1,406,437	$75,634	$(3,486,169)	$1,771,849
Reclassification of Series A convertible preferred shares into permanent equity	—	—	6,077,488	3,535,559	—	—	—	3,535,559	—
Conversion of convertible promissory notes	—	—	2,021,596	2,043,556	—	—	—	2,043,556
Issuance of Series B convertible preferred shares, net of issuance cost	—	—	16,277,119	16,062,148	—	—	—	16,062,148	—
Share-based compensation	—	—	—	—	633,482	—	—	633,482
Net loss	—	—	—	—		—	(2,425,440)	(2,425,440)	(2,425,440)
Foreign currency translation adjustments	—	—	—	—	—	(23,329)	—	(23,329)	(23,329)

Balance at December 31, 2009	8,770,000	439	31,555,607	25,416,771	2,039,919	52,305	(5,911,609)	21,597,825
Comprehensive loss for the year									$(2,448,769)

Issuance of Series C convertible preferred shares, net of issuance cost	—	—	9,175,553	37,953,708	—	—	—	37,953,708	—
Issuance of ordinary shares pursuant to share incentive plans	2,251,611	112	—	—	11,554	—	—	11,666	—
Deconsolidation of discontinued operations	—	—	—	—	(112,206)	—	—	(112,206)	—
Share-based compensation	—	—	—	—	1,395,432	—	—	1,395,432
Net loss	—	—	—	—	—	—	(3,018,036)	(3,018,036)	(3,018,036)
Foreign currency translation adjustments	—	—	—	—	—	752,636	—	752,636	752,636

Balance at December 31, 2010	11,021,611	$551	40,731,160	$63,370,479	$3,334,699	$804,941	$(8,929,645)	$58,581,025
Comprehensive loss for the year									$(2,265,400)

Issuance of ordinary shares pursuant to share incentive plans	6,536,796	327	—	—	65,200	—	—	65,527
Issuance of Series C convertible preferred shares, net of issuance cost	—	—	448,426	1,827,534	—	—	—	1,827,534
Beneficial conversion features of preferred shares	—	—	—	—	1,941,685	—	—	1,941,685
Deemed dividends on Series C convertible preferred shares	—	—	—	—	(1,941,685)	—	—	(1,941,685)
Share-based compensation	—	—	—	—	21,173,810	—	—	21,173,810
Net loss	—	—	—	—	—	—	(18,554,840)	(18,554,840)	(18,554,840)
Foreign currency translation adjustments	—	—	—	—	—	1,330,382	—	1,330,382	1,330,382

Balance at December 31, 2011	17,558,407	$878	41,179,586	$65,198,013	$24,573,709	$2,135,323	$(27,484,485)	$64,423,438

Comprehensive loss for the year									$(17,224,458)

The accompanying notes are an integral part of these consolidated financial statements

ADCHINA LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In U.S. dollars ("$" or "US$") except for share data)

	For the year ended December 31,
	2009	2010	2011
Cash flows from operating activities:
Net loss	$(2,425,440)	$(3,018,036)	$(18,554,840)
Adjustments to reconcile net loss to cash (used in)/generated from operating activities:
Loss from discontinued operations, net of tax	196,803	1,054,804	—
Foreign exchange loss/(gain)	1,315	85,648	(150,089)
Deferred tax expense/(benefit)	(263,489)	(528,935)	598,265
Share-based compensation	629,281	1,389,634	21,173,810
Bad debt expenses	87,287	113,552	536,269
Depreciation and amortization of property, equipment and software	223,455	447,058	761,064
Interest expense for convertible promissory notes	43,556	—	—
Changes in current assets and liabilities, excluding effects of discontinued operations:
Increase in accounts receivable	(4,372,802)	(8,566,669)	(3,541,788)
Decrease/(increase) in prepayments and other current assets	(2,348,561)	837,830	(209,586)
Increase in accounts payable	1,075,205	3,285,716	1,728,663
Increase/(decrease) in advances from customers and deferred revenue	(24,380)	150,196	319,104
Increase/(decrease) in income tax payable	—	907,415	(136,257)
Increase in other payables and accruals	881,395	3,813,463	2,567,166

Operating cash flows (used in)/generated from continuing operations	(6,296,375)	(28,324)	5,091,781
Net cash used in discontinued operations	(190,188)	(847,038)	—

Net cash (used in)/generated from operating activities	(6,486,563)	(875,362)	5,091,781

Cash flows from investing activities:
Purchase of property, equipment and software	(680,871)	(1,360,643)	(1,406,873)

Net investing cash flows used in continuing operations	(680,871)	(1,360,643)	(1,406,873)
Net investing cash flows of discontinued operations	—	(320,071)	—

Net cash used in investing activities	(680,871)	(1,680,714)	(1,406,873)

The accompanying notes are an integral part of these consolidated financial statements

ADCHINA LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

(In U.S. dollars ("$" or "US$") except for share data)

	For the year ended December 31,
	2009	2010	2011
Cash flows from financing activities:
Proceeds from issuance of Series B convertible preferred shares	16,412,609	—	—
Proceeds from issuance of Series C convertible preferred shares	—	38,136,341	1,863,793
Issuance cost of convertible preferred shares	(350,461)	(182,633)	(36,259)
Proceeds from issuance of convertible promissory notes	2,000,000	—	—
Proceeds from exercise of stock options	—	11,666	65,527
Payment of deferred initial public offering costs	—	—	(829,471)

Financing cash flows provided by continuing operations	18,062,148	37,965,374	1,063,590
Net financing cash flows of discontinued operations	—	—	—

Net cash provided by financing activities	18,062,148	37,965,374	1,063,590

Effect of foreign exchange rate changes on cash and cash equivalents	(6,481)	269,997	1,143,672
Net increase in cash and cash equivalents	10,888,233	35,679,295	5,892,170
Cash and cash equivalents, beginning of year*	1,182,569	12,070,802	47,750,097

Cash and cash equivalents, at end of year*	$12,070,802	$47,750,097	$53,642,267

Supplemental disclosures of cash flow information:
Cash paid for income taxes	—	27,130	570,664
Supplemental disclosures of non-cash investing and financing activities:
Issuance of convertible preferred shares upon conversion of promissory notes (Note 10)	2,043,556	—	—

*
cash and cash equivalents as of December 31, 2009 include both cash and cash equivalents of continuing and discontinued operations.

The accompanying notes are an integral part of these consolidated financial statements

ADCHINA LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. dollars ("$" or "US$") except for share data)

1. ORGANIZATION AND PRINCIPAL ACTIVITIES

(a)
Principal activities

          AdChina Ltd. (the "Company") and its subsidiaries and consolidated variable interest entities ("VIEs" or "affiliated entities") are collectively referred to as the "Group". The Group is principally engaged in research, development and operation of digital media platform and providing solutions to online and mobile advertising. The Group's principal operations and geographic market are in the People's Republic of China ("PRC").

(b)
Organization

          Prior to April 2008, the business of the Group was operated through AdChina, Inc. (AdInc). Mr. Alan Fangjun Yan (the "Founder" who is also the Chief Executive Officer, or "CEO") had established AdInc under the laws of Delaware, United States of America. AdInc entered into convertible promissory notes with 11 investors in April 2007 and one investor in January 2008 for a total amount of US$1.25 million (Note 11). Due to Chinese laws and regulations which prohibit or restrict foreign ownership of advertising businesses, on August 10, 2007, AdInc, through its de facto agents and using the funds from the convertible promissory notes, established Shanghai New E-Media Advertising Co., Ltd. ("New E-Media "), which was 91% owned by the Founder and 9% by his wife. On November 1, 2007, AdInc, through the same de facto agents, acquired from an unrelated third party, a 100% interest in Topweaver Digital Technology Co., Ltd ("Topweaver"), a dormant entity incorporated under the laws of the PRC, for approximately US$3,000 (equivalent to RMB 21,000). This entity remained substantially dormant until 2009 when the Company utilized this entity to start its E-commerce business. In September 2011, a wholly owned subsidiary, Kendall Technology Development (Shanghai) Co., Ltd. ("Kendall"), through the same de facto agents and using the funds from its operation, established Shanghai Yihong Advertising Co., Ltd ("Yihong"), which was 100% owned by the Founder and Mr. Huayi Cheng (the Chief Technology Officer, or "CTO"). Topweaver and Yihong are collectively referred to as the "PRC entities" and are all consolidated VIEs (Notes 2 and 4).

          Pursuant to a single plan with the purpose of raising capital, AdInc initiated a restructuring in conjunction with the issuance of Series A convertible preferred shares (the "Restructuring") in April 2008. As part of the Restructuring, on the same date, the Company and AdInc entered into a securities exchange agreement ("Exchange Agreement") in which each AdInc's shareholder agreed to sell, assign, transfer and deliver to the Company and the Company agreed to purchase all of the shares of capital stock of AdInc, consisting of ordinary shares of capital stock, owned by the respective AdInc shareholders, in exchange for the issuance by the Company of an aggregate of 4,350,000 shares (equivalent to 8,700,000 shares on post-split basis at the same shareholding percentage. On April 14, 2008, upon the effective date of the Exchange Agreement and as part of the Restructuring, the Founder and the other collective ordinary share holders transferred all the equity interest of AdInc and the related PRC entities to the Company and subsequently, AdInc became a 100% owned subsidiary of the Company.

          On the same date, the Company also issued a total of 6,628,446 Series A convertible preferred shares (equivalent to 13,256,892 shares on a post-split basis) as a result of (1) the conversion of the convertible promissory notes held by the 12 investors, with a carrying value of

ADCHINA LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In U.S. dollars ("$" or "US$") except for share data)

1. ORGANIZATION AND PRINCIPAL ACTIVITIES (Continued)

US$1,320,258 (Note 11), and (2) additional consideration received from new investors of US$6,100,001, net with issuance cost of US$109,192 (Note 10). The Restructuring was accounted for as a reverse acquisition pursuant to the guidance in ASC 805, Business Combinations which provides that a reverse acquisition is an acquisition in which the entity that issues securities (the legal acquirer) is identified as the acquiree for accounting purposes based on the guidance in paragraphs 805-10-55-11 through 55-15. The entity whose equity interests are acquired (the legal acquiree) is the acquirer for accounting purposes in a reverse acquisition. While AdChina Ltd. is the legal acquirer which was formed to effect the combination by issuing securities, AdInc is considered the accounting acquirer in accordance with the aforementioned guidance due to 1) the relative larger size of AdInc before the combination; 2) senior management at AdInc before the acquisition continuing to hold the same positions after the combination; and 3) no loss of control by AdInc and the resulting shared operating control of the combined entity. As such, AdInc is considered the accounting acquirer in the Restructuring and the historical balances and results of operations, prior to April 2008, are those of AdInc.

          On July 16, 2008, the Company's Board of Directors and shareholders executed a one to two share split. All share and per share information in the consolidated financial statements has been retrospectively adjusted to give effect to the share split where applicable.

          The Company had subsequently issued Series B and Series C convertible preferred shares (Note 11) and 2009 convertible promissory notes (Note 10).

ADCHINA LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In U.S. dollars ("$" or "US$") except for share data)

1. ORGANIZATION AND PRINCIPAL ACTIVITIES (Continued)

(c)
Subsidiaries and VIEs

          From the period January 1, 2009 to December 31, 2011, the Company had interests in the following subsidiaries and VIEs:

Name	Relationship	Date of incorporation	Place of incorporation	Principal activities
Subsidiaries:
AdInc(1)	wholly owned subsidiary	April 2007	Delaware, USA	Dormant
Kendall(2)	wholly owned subsidiary	September 2008	PRC	Technology consulting and administrative services
AdChina Media (Hong Kong) I Limited	wholly owned subsidiary	March 2011	Hong Kong	Internet advertising services and solutions
AdChina Media (Hong Kong) II Limited	wholly owned subsidiary	March 2011	Hong Kong	Internet advertising services and solutions
AdChina Mobile Media (Hong Kong) Limited	wholly owned subsidiary	March 2011	Hong Kong	Internet advertising services and solutions
Shanghai Menlo Network Technologies, Inc ("Menlo")(5)	wholly owned subsidiary	June 2011	PRC	Technology consulting and solutions
Shanghai Yizhun Culture and Media Co., Ltd ("Yizhun")	wholly owned subsidiary	November 2011	PRC	Dormant

ADCHINA LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In U.S. dollars ("$" or "US$") except for share data)

1. ORGANIZATION AND PRINCIPAL ACTIVITIES (Continued)

	Relationship	Date of Incorporation or acquisition	Place of incorporation	Principal activities
VIEs:
New E-Media	VIE	August 2007	PRC	Internet advertising services and solutions
Topweaver(3)	VIE	November 2007	PRC	E-commerce operation
Yihong(4)	VIE	September 2011	PRC	Internet advertising services and solutions

(1)
In June 2011, AdInc was dissolved.

(2)
Kendall (formerly Kendall (Shanghai) Investment & Consulting Co., Ltd) was incorporated in September 2008 under the laws of the PRC as a wholly foreign owned entity of the Company for the sole purpose of controlling and consolidating the VIEs (Note 2).

(3)
On September 15, 2010, Kendall terminated its contractual arrangements with Topweaver. The results of Topweaver from its date of acquisition through the date of deconsolidation are presented as discontinued operations for all years presented in the consolidated financial statements (Note 4).

(4)
In September 2011, Yihong was incorporated through Mr. Alan Fangjun Yan and Mr. Huayi Cheng as Yihong's two shareholders. Yihong primarily engages in providing internet advertising services and solutions. The Company entered into a series of agreements with Yihong and its shareholders in order to be the primary beneficiary of, and substantially control, Yihong. Yihong became the Company's consolidated affiliated entity as a result of these contractual arrangements. The terms of these contractual arrangements are substantially identical to the terms of the Company's contractual arrangements with New E-Media and its shareholders.

(5)
Menlo was formerly named Eagle-eyed Technology Development (Shanghai) Co., Ltd.

2. VARIABLE INTEREST ENTITIES

          The Group has adopted Financial Accounting Standard Board ("FASB") guidance on accounting for variable interest entities ("VIEs"), which requires certain variable interest entities to be consolidated by the primary beneficiary of the entity.

          A VIE is an entity with one or more of the following characteristics: (a) the total equity investment at risk is not sufficient to permit the entity to finance its activities without additional financial support; (b) as a group, the holders of the equity investment at risk lack the ability to make certain decisions, the obligation to absorb expected losses or the right to receive expected residual returns, or (c) an equity investor has voting rights that are disproportionate to its economic interest and substantially all of the entity's activities are on behalf of the investor.

          For the year ended December 31, 2009, the Company would be considered the primary beneficiary of a VIE and consolidated the VIE if the Company had variable interests, including those variable interests held by its related parties which the Company treated as its own variable interests, that will absorb a majority of the entity's expected losses, receive a majority of the entity's expected residual returns, or both.

ADCHINA LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In U.S. dollars ("$" or "US$") except for share data)

2. VARIABLE INTEREST ENTITIES (Continued)

          In December 2009, the FASB issued ASU No. 2009-17 ("ASU 2009-17"), Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities, an amendment to ASC 810 Consolidations, which replaced the quantitative-based risks and rewards calculation for determining which reporting entity, if any, has a controlling financial interest in a variable interest entity with an approach focused on identifying which reporting entity has 1) the power to direct the activities of a variable interest entity that most significantly impact the entity's economic performance and 2) the obligation to absorb losses from or the right to receive benefits of the variable interest entity that could potentially be significant to the VIE. The Group adopted the new requirements effective January 1, 2010 and the adoption did not have a significant impact on the Group's audited consolidated financial statements for the years ended December 31, 2010 and 2011. The retrospective adoption of ASU 2009-17 also did not have any significant impact on all prior periods presented in the Group's consolidated financial statements.

New E-Media, Topweaver and Yihong

          New E-Media and Topweaver's equity holders are the Founder and his wife, related parties to AdInc and the Company. Yihong was established through the Founder and the CTO, related parties to the Company. These PRC entities are VIEs due to their insufficient equity at risk. At the incorporation of these PRC entities, the equity holders' contributed capital of RMB 1 million, RMB 21,000 and RMB 1 million to New E-Media, Topweaver and Yihong, respectively. New E-Media and Topweaver were funded through loans their shareholders obtained from AdInc, and Yihong was funded through loans its shareholders obtained from Kendall. The shareholders of these PRC entities effectively acted as de facto agents to fund the required capital contributions from AdInc and Kendall into the PRC entities, are non-substantive shareholders and received no consideration for entering into such transactions. AdInc set up New E-Media for the purpose of expanding its business and introducing its audience centric media technology platform in China and as part of this, also provided technology support to New E-Media. In 2008, AdInc also extended additional intercompany loans, through its de facto agents, to New E-Media to fund its operations. As such, since all activities of New E-Media and Topweaver were to benefit AdInc and AdInc is exposed to the entity's losses through its intercompany loans in accordance to a series of contractual arrangements entered in January 2009, AdInc was the primary beneficiary of New E-Media and Topweaver. As a result, AdInc and the Company, subsequent to the Restructuring (Note 1), fully consolidate the results of operations and the assets and liabilities of these PRC entities under Accounting Standards Codification ("ASC") subtopic 810-10, Consolidation: Overall.

          In March 2009, Kendall, through a series of contractual arrangements, became the primary beneficiary of New E-Media and Topweaver (the "Transaction"). These contractual arrangements include: (i) a proxy agreement under which each shareholder of the PRC entities has executed a power of attorney to grant Kendall or its designee the power of attorney to act on his or her behalf on all matters pertaining to New E-Media and Topweaver and to exercise all of his or her rights as a shareholder of the PRC entities, (ii) an exclusive option agreement under which the shareholders granted Kendall or its third-party designee an irrevocable and exclusive option to purchase their equity interests in the PRC entities when and to the extent permitted by PRC law, (iii) an exclusive support service agreement under which New E-Media and Topweaver engage Kendall as their

ADCHINA LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In U.S. dollars ("$" or "US$") except for share data)

2. VARIABLE INTEREST ENTITIES (Continued)

exclusive provider of technical and operational services, (iv) an equity interest pledge agreement under which the shareholders pledged all of their equity interests in New E-Media and Topweaver to Kendall as collateral to secure their obligations under the exclusive services agreement and the exclusive option agreement. In September 2011, Kendall, through a series of contractual arrangements with substantially identical to the terms of Kendall's contractual arrangements between New E-Media and its shareholders, became the primary beneficiary of Yihong. Under the above agreements, the shareholders of New E-Media, Topweaver and Yihong irrevocably granted Kendall the power to exercise all voting rights to which they were entitled. In addition, Kendall has the option to acquire all of the equity interests in New E-Media, Topweaver and Yihong, to the extent permitted by the then-effective PRC laws and regulations, for nominal consideration. Through the above mentioned contractual arrangements, Kendall is deemed the primary beneficiary of New E-Media, Topweaver and Yihong.

          The change in primary beneficiary of New E-Media and Topweaver from AdInc and the Company to Kendall is accounted for as a reorganization under common control with no material impact on the consolidated financial statements given (a) the net assets of the PRC entities continued to be recorded at historical cost and (b) Kendall's lack of operations prior to the completion of the Transaction.

          The Company has the power to direct activities of the VIEs, and can freely have assets transferred out of the VIEs without any restrictions because of the series of contractual arrangements mentioned above. Therefore the Company considers that there is no asset in the consolidated VIEs that can be used only to settle obligations of the VIE. Pursuant to laws applicable to entities incorporated in the PRC and also as a result of the VIE's unreserved accumulated losses, total restrictions placed on the distribution of the Company's VIE's net assets are $3,600,040 and $3,458,869 at December 31, 2010 and 2011, respectively. Also, as both the consolidated VIEs are incorporated as limited liability companies under the PRC Company Law, the creditors do not have recourse to the general credit of the Company for all the liabilities of the consolidated VIEs.

Summary of contractual arrangements between Kendall, New E-Media and Yihong

          Contractual arrangements between the Company's wholly owned PRC subsidiary Kendall, consolidated affiliated entity New E-Media, Yihong and their shareholders comprise the following.

Proxy Agreement

          Pursuant to a proxy agreement entered into between Kendall and New E-Media with its shareholders, and between Kendall and Yihong with its shareholders in March 2009 and September 2011, respectively, the shareholders of New E-Media and Yihong each irrevocably appointed, by executing a power of attorney, the person designated by Kendall as their attorney-in-fact to act on their behalf on all matters of New E-Media and Yihong requiring shareholders' presence, vote or approval under PRC laws and regulations and their articles of association. The attorney-in-fact may exercise the shareholders' rights in their own discretion, without prior consent or advice from the shareholders, provided that they give prompt notice to the shareholders under certain circumstances. Each power of attorney will remain in force until the

ADCHINA LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In U.S. dollars ("$" or "US$") except for share data)

2. VARIABLE INTEREST ENTITIES (Continued)

termination or expiration of the proxy agreement, or until Kendall issues a written notice to replace the designated person with another person. Upon receiving such notice, the shareholders of New E-Media and Yihong are each required by the terms of the proxy agreement to execute a new power of attorney. The term of the proxy agreement is 20 years and will be extended automatically thereafter in one-year increments unless Kendall provides written notice otherwise prior to the relevant expiration date. The proxy agreements may be terminated by the agreement of all parties in writing, and they will be terminated if Kendall or New E-Media or Yihong dissolves due to the expiration of its business license. New E-Media, Yihong and their shareholders cannot terminate the respective proxy agreement without Kendall's written approval unless otherwise provided by law.

Exclusive Services Agreement

          Pursuant to an exclusive services agreement entered into between Kendall and New E-Media, and between Kendall and Yihong, in March 2009 and September 2011, respectively, Kendall has the exclusive right to provide services to New E-Media and Yihong based on their business needs, and to provide hardware or personnel support in connection with such services. Kendall is entitled to designate any third party to provide such services, or transfer its rights and obligations under these agreements to any third party. In consideration of the services provided by Kendall, New E-Media and Yihong agree to pay a service fee based on a set formula defined in each agreement. Under this formula, the service fee each year has been calculated by deducting an agreed-upon amount of cost and expenses incurred by New E-Media and Yihong from the net revenue for that year, which represents the annual profit generated by New E-Media and Yihong. As a result, the Company believes that Kendall receives substantially all of the economic benefits of New E-Media and Yihong in the form of the service fee based on the exclusive services agreements. If New E-Media and Yihong encounter difficulties in making the service fee payments in time, Kendall has the discretion to agree to a delayed payment by New E-Media and Yihong, or both parties may agree in writing to adjust the amount of service fee. In connection with the intellectual property rights resulting from the performance of each agreement, if the relevant technologies were jointly developed by New E-Media, Yihong and Kendall, or developed by New E-Media and Yihong based on technologies commissioned by Kendall, Kendall will own such intellectual property rights; if the relevant technologies were independently developed by New E-Media and Yihong, New E-Media and Yihong will own such intellectual property rights subject to certain rights and privileges of Kendall's regarding the transfer and license of such intellectual properties. The term of these agreements is 20 years and will be extended automatically thereafter in one-year increments unless Kendall gives a written notice to terminate prior to the termination date. New E-Media and Yihong cannot terminate the exclusive service agreement without Kendall's approval, unless otherwise provided by law.

Exclusive Option Agreement

          Pursuant to the exclusive option agreement entered into between Kendall and New E-Media with its shareholders, and between Kendall and Yihong with its shareholders in March 2009 and September 2011, respectively, New E-Media and Yihong shareholders irrevocably grant Kendall or its designated representative(s) an exclusive option to purchase, to the extent permitted under PRC

ADCHINA LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In U.S. dollars ("$" or "US$") except for share data)

2. VARIABLE INTEREST ENTITIES (Continued)

law, all or part of their equity interests in New E-Media and Yihong, and they irrevocably grant Kendall or its designated representative(s) an exclusive option to purchase, to the extent permitted under PRC law, all or part of the assets of New E-Media and Yihong, including but not limited to any intellectual properties and any investment rights and interests. The exercise price shall be the registered capital corresponding to the purchased equity interest, or the net book value corresponding to the purchased assets, subject to the lowest price then permitted by PRC law. Subject to then applicable PRC law and each agreement, Kendall has the sole discretion to decide the time and method of exercising the options, and it can exercise such options by itself or designate any third party to exercise them, in whole or in part. Without Kendall's written consent, New E-Media, Yihong and their shareholders may not transfer, pledge, or otherwise dispose of material assets or equity interests in any way. The exclusive option agreements will remain in full force and effect until all of the equity interests and assets in New E-Media and Yihong have been acquired by Kendall or its designated representative(s). New E-Media, Yihong and their shareholders cannot terminate the respective exclusive option agreement without Kendall's approval, unless otherwise provided by law.

Equity Interest Pledge Agreement

          Pursuant to the equity interest pledge agreement entered into between Kendall and New E-Media with its shareholders, and between Kendall and Yihong with its shareholders in March 2009 and September 2011, respectively, New E-Media and Yihong shareholders have pledged all their equity interests in New E-Media and Yihong to Kendall to guarantee New E-Media's, Yihong's and their shareholders' performance of their obligations under, where applicable agreement, the exclusive services agreement and the exclusive option agreement. If New E-Media, Yihong or any of their shareholders breach their contractual obligations under these agreements, Kendall, as pledgee, will be entitled to certain rights, including the right to sell or auction the pledged equity interests. Without Kendall's prior written consent, shareholders of New E-Media and Yihong may not transfer, accept, incur or allow any encumbrance on the pledged equity interests or contribute additional capital into New E-Media and Yihong. Subject to certain exceptions, if there is any possibility that the value of the pledged equity interests will be materially diminished in a way that would jeopardize Kendall's interests, Kendall is entitled to sell or auction the pledged equity interests. During the term of this agreement, Kendall is entitled to collect all of the dividends and other distributions paid on the pledged equity interests. The pledge agreements became effective upon proper execution by all parties of the equity interest pledge agreement and the proper record of such equity interest pledge activities on the register of shareholders of New E-Media and Yihong. Upon effectiveness of each agreement, the pledgors are required to provide the pledgees with a certificate from competent local branch of the State Administration of Industry and Commerce evidencing proper registration of the pledge arrangement. The pledge expires when New E-Media, Yihong and their shareholders have fully performed their obligations and repaid their debts under the proxy agreement, exclusive services agreement and exclusive option agreement.

ADCHINA LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In U.S. dollars ("$" or "US$") except for share data)

2. VARIABLE INTEREST ENTITIES (Continued)

Risks in relation to contractual arrangements between Kendall, New E-Media and Yihong

          The Company believes that Kendall's contractual arrangements with New E-Media and Yihong are in compliance with PRC law and are legally enforceable. The legal opinion of Jun He Law Offices, the Company's PRC legal counsel, also supports this conclusion. The shareholders of the consolidated VIEs, are also shareholders of the Company and therefore have no current interest in seeking to act contrary to the contractual arrangements. However, the consolidated VIEs and their shareholders may fail to take certain actions required for the Group's business or to follow the Group's instructions despite their contractual obligations to do so. Furthermore, if New E-Media and Yihong or their shareholders do not act in the best interests of the Company under the contractual arrangements and any dispute relating to these contractual arrangements remains unresolved, the Company will have to enforce its rights under these contractual arrangements through the operations of PRC law and courts and therefore will be subject to uncertainties in the PRC legal system. All of these contractual arrangements are governed by PRC law and provide for the resolution of disputes through arbitration in the PRC. Accordingly, these contracts would be interpreted in accordance with PRC law and any disputes would be resolved in accordance with PRC legal procedures. As a result, uncertainties in the PRC legal system could limit the Company's ability to enforce these contractual arrangements, which may make it difficult to exert effective control over the Company's consolidated VIEs, and its ability to conduct the Group's business may be adversely affected. The risk and uncertainties of the PRC regulations are further disclosed in Note 3(y)(c).

          Summary financial information of the Group's three VIEs included in the consolidated financial statements is as follows. The VIE deconsolidated by the Company in September 2010, Topweaver, was classified as discontinued operations (Note 4).

	As of December 31,
	2010	2011
Total assets from continuing operations	$26,125,960	$36,906,082
Total liabilities from continuing operations	26,967,134	36,316,890

	For the year ended December 31,
	2009	2010	2011
Net revenue from continuing operations	$10,795,777	$27,274,027	$50,376,160
(Loss)/income from continuing operations, net of tax	(708,397)	421,057	300,055
Loss from discontinued operations, net of tax*	(97,212)	(1,054,804)	—

*
The 2009 loss from discontinued operations, net of tax includes income of US$99,591 which was eliminated upon consolidation.

ADCHINA LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In U.S. dollars ("$" or "US$") except for share data)

3. SUMMARY OF PRINCIPAL ACCOUNTING POLICIES

(a)
Basis of presentation

          The consolidated financial statements of the Group have been prepared in accordance with the accounting principles generally accepted in the United States of America ("US GAAP") for all periods presented.

(b)
Basis of consolidation

          The consolidated financial statements include the financial statements of the Company, its wholly-owned subsidiaries and its consolidated VIEs (Note 2) in which it has a controlling financial interest. The results of the subsidiaries and VIEs are consolidated from the date on which the Group obtained control and continue to be consolidated until the date that such control ceases. A controlling financial interest is typically determined when a company holds a majority of the voting equity interest in an entity. However, if the company demonstrates its ability to control the VIEs through its rights to all the residual benefits of the VIEs and its obligation to fund losses of the VIEs then the entity is consolidated. All significant intercompany balances and transactions between the Company, its subsidiaries and VIEs have been eliminated in consolidation.

(c)
Use of estimates

          The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets, long lived assets and liabilities at the dates of the financial statements and the reported amount of revenues and expenses during the reporting periods. Actual results could differ from those estimates. On an ongoing basis, the Group's management reviews these estimates based on information that is currently available. Changes in facts and circumstances may cause the Group to revise its estimates. Significant accounting estimates reflected in the Group's consolidated financial statements include the allowance for doubtful accounts, valuation allowance of deferred tax assets and assumptions impacting share-based compensation including valuation of ordinary share, share option and forfeiture rate.

(d)
Cash and cash equivalents

          Cash and cash equivalents consist of cash on hand and demand deposits, which are unrestricted as to withdrawal and use, and which have remaining maturities of three months or less when initially purchased.

(e)
Accounts receivable, net

          Accounts receivable primarily represent amounts due from customers. The carrying value of accounts receivable is reduced by an allowance that reflects the Group's best estimate of the amounts that will not be collected. Management reviews its accounts receivable on a periodic basis and records allowances when there is a doubt on the collectability of the balance. In evaluating the collectability of an account receivable balance, management considers various factors, including the aging of the balance, customer specific facts and economic conditions.

ADCHINA LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In U.S. dollars ("$" or "US$") except for share data)

3. SUMMARY OF PRINCIPAL ACCOUNTING POLICIES (Continued)

          Accounts receivable balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Group does not have any off-balance-sheet credit exposure related to its customers.

(f)
Property, equipment and software, net

          Property, equipment and software are stated at historical cost less accumulated depreciation and impairment loss, if any. Depreciation and amortization is calculated on a straight line method over the estimated useful lives of the assets. The estimated useful lives are as follows:

Leasehold improvements	over the shorter of the lease term or their estimated useful lives
Computers and office equipment	3 years
Vehicles	5 years
Software	5 years

          In accordance with ASC 350-40 "Software — internal use software", the Group capitalizes eligible costs of developing internal-use software that are incurred in the application development stage when developing or obtaining software for internal use. Internal software development cost, amounting to US$321,790, US$644,812 and US$658,330, were capitalized within property, equipment and software in the years ended December 31, 2009, 2010 and 2011, respectively. Amortization expenses for the capitalized software for the years ended December 31, 2009, 2010 and 2011, were US$66,474, US$138,708 and US$243,519, respectively.

          Repair and maintenance costs are charged to expense as incurred, whereas the cost of renewals and betterments that extend the useful life of the assets are capitalized as additions to the related assets. When items are retired or otherwise disposed of, loss or income is charged or credited to the consolidated statements of operations for the difference between the carrying value and net sales proceeds received thereon.

(g)
Impairment of long-lived assets

          The Group evaluates its long-lived assets and finite lived intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When these events occur, the Group measures impairment by comparing the carrying amount of the assets to future undiscounted net cash flows expected to result from the use of the assets and their eventual disposition. The Group reviews long-lived assets for impairment at the individual asset or the asset group level for which the lowest level of independent cash flows can be identified. If the sum of the expected undiscounted cash flows is less than the carrying amount of the assets, the Group would recognize an impairment loss based on the fair value of the assets. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary. The Group's management is responsible for all assumptions and valuation methodologies used in the fair value determination. There was no impairment charge recognized during the years ended December 31, 2009, 2010 and 2011.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In U.S. dollars ("$" or "US$") except for share data)

3. SUMMARY OF PRINCIPAL ACCOUNTING POLICIES (Continued)

(h)
Advance from customers and deferred revenue

          The Group receives prepayments for services in advance from certain customers. The amounts received in advance are deferred and recognized in the period the service is performed.

(i)
Revenue recognition

          Revenues primary consist of revenues from internet advertising services. Revenues are recognized when all four of the following criteria are met: (i) persuasive evidence of an agreement exists; (ii) delivery of service has occurred; (iii) the price is both fixed and determinable; and (iv) collection of the resulting receivable is reasonably assured.

  Internet advertising revenues

          Internet advertising revenues represent fees earned from customers, net of agency commissions, business tax, surcharges and government-imposed cultural development fees, and are recognized over the service period in which the advertising campaigns are delivered, provided that no significant obligations remain, collection of the resulting receivable is reasonably assured, and the fees are fixed or determinable. The pricing of the campaigns are generally based on a cost-per-thousand impression, or CPM, pricing model, where a fixed fee is agreed upon based on the requirement on a guaranteed number of times advertisements are delivered, referred to as impressions. Customer advertising campaign agreements are generally short-term in nature (typically one month). The Group acts as a principal in all transactions and records advertising revenues on a gross basis due to the legal and substantial obligations to perform in accordance with customer contracts and the risk and rewards the Group retains in regards to fulfilling those obligations. Therefore the Group is the primary obligor to the advertising customers. The associated expenses are recorded as cost of revenues.

          Prior to 2011, internet advertising revenue recognition required judgment, including whether certain arrangements included multiple elements, and if so, whether vendor-specific objective evidence ("VSOE") or third party price evidence ("TPE") of fair value existed for those elements. If VSOE or TPE of the fair value of each element of the arrangement existed, the elements of the contract were unbundled and the revenue was recognized for each element when or as delivered. For contracts where the Group provides customers with advertising campaigns that contain multiple deliverables (e.g., advertisements in different formats to be delivered over different periods of time), since the Group sells the marketing services over a broad price range, there is a lack of objective and reliable evidence of fair value for each deliverable included in the arrangement, and depending on the nature of customer arrangement, revenue may be contingent upon the delivery of undelivered items. Accordingly, the Group accounted for these contracts as a single unit of account pursuant to ASC subtopic 605-25 Revenue Recognition: Multiple-Element Arrangements, and such revenues were deferred and subsequently recognized ratably upon the commencement of the last deliverable over the remaining performance period of the arrangement. Revenue was deferred when non-refundable payments were received from customers prior to the satisfaction of revenue recognition criteria discussed above. When all of the elements within an arrangement were

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In U.S. dollars ("$" or "US$") except for share data)

3. SUMMARY OF PRINCIPAL ACCOUNTING POLICIES (Continued)

delivered ratably over the agreement period, the revenues were recognized on a straight-line basis over the contract period.

          The Group adopted ASU No. 2009-13 ("ASU 2009-13") on January 1, 2011 on a prospective basis for applicable transactions originating or materially modified after December 31, 2010. This standard eliminates the use of the residual method and requires arrangement consideration to be allocated based on the relative selling price for each deliverable. It also modifies the fair value requirements by requiring the use of a best estimate of selling price ("BESP") in addition to VSOE and TPE for determining the selling price of a deliverable. The adoption of this standard did not have a significant impact on the Company's revenue recognition for multiple deliverable arrangements. Internet advertising revenue recognition requires judgment, including whether certain arrangement includes multiple elements, and if so, when neither VSOE nor TPE of selling price exists, the Group uses management's BESP to allocate arrangement consideration on a relative basis to each element. BESP is generally based on the selling prices of the various elements when they are sold to customers of a similar nature and geography on a stand alone basis or an estimated stand alone pricing when the element has not previously been sold stand alone. These estimates are generally based on pricing strategies, market factors and strategic objectives. Revenue is deferred when non-refundable payments are received from customers prior to the satisfaction of revenue recognition criteria discussed above. When each element within an arrangement is delivered ratably over the agreement period, the revenues are recognized on a straight-line basis over the delivery period.

          The Group offers incentives to certain of its customers in the form of agency commissions. These incentives are accrued depending on the agreements with the customers based on a pre-determined sliding scale and mutual understanding with its customers. The commissions are usually settled on an annual basis in the following fiscal year. The Group estimates the agency commission payable at the end of each accounting period end based on the aggregate revenue using the applicable agency commission rate and the agency commissions are recorded as a deduction of revenue.

  Technology fee

          The Group also generates technology fees for making its technologies available to the Group's customers. Such revenue is recognized over the contractual period, provided no significant Group obligations remain, collection of the resulting receivable is reasonably assured, and the fees are fixed or determinable. The Group's customers do not have the right to take possession of the Group's software at any time during or after the term of the relevant customer agreement. Accordingly, the Group's revenue recognition is outside the scope of the prescribed accounting guidance relevant to software revenue. The volume of such transactions is not significant for all the periods presented.

  Internet advertising design service fee

          Internet advertising design revenues represent fees earned from the Group's customers for providing design solution for internet advertising. There is no warranty, maintenance or other post

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In U.S. dollars ("$" or "US$") except for share data)

3. SUMMARY OF PRINCIPAL ACCOUNTING POLICIES (Continued)

contract services after the design solution is delivered to the Group's customers. The revenues are recognized upon customer acceptance of the design deliverables. The volume of such transactions is not significant.

  Barter transactions

          The Group enters into cross-promotional agreements, which represent advertising-for-advertising barter transactions, and follows ASC subtopic 605-20 Revenue Recognition: Services. Such barter transactions should be recorded at fair value only if such value of the advertising surrendered in the transaction is determinable within reasonable limits. The Group recognized revenue for such barter transactions only when the fair value is determinable. The volume of such transactions was not significant for the years ended December 31, 2009, 2010 and 2011.

  E-Commerce sale of merchandise (discontinued operations as disclosed in Note 4)

          Topweaver's principal business was to sell merchandise sourced from manufacturers and distributors in China and operate the Yobrand.com website. Customers placed their order for products online. Topweaver had the responsibility of fixing the related selling price and shipping charge and recorded product sales and related costs on a gross basis when it was the primary obligor in a transaction. When Topweaver was not the primary obligor in a transaction and was instead acting as an agent, fees earned were recorded on a net basis. Revenue of Topweaver was recorded net of value-added and business taxes.

(j)
Indirect taxes and surcharges

          For the years ended Decemember 31, 2009, 2010 and 2011, the Group was subject to business tax, surcharges and government-imposed cultural development fees on the provision of taxable services, which include online advertising services provided to customers and in certain instances consultancy services to the VIEs in the PRC. The related business taxes paid for the services provided to customers and consultancy services are accrued for as a reduction of revenues and in operating expenses, respectively.

          Business tax, surcharges and cultural development fees related to advertising revenue for the years ended December 31, 2009, 2010 and 2011 were US$493,853, US$1,511,089 and US$2,784,337 respectively.

          In November 2011, the Ministry of Finance released Circular Caishui [2011] No. 111 mandating Shanghai to be the first city to carry out a pilot program of tax reform. Effective January 1, 2012, any entity in Shanghai that falls in the category of "selected modern service industries" will switch from a business tax payer and becomes a value-added tax ("VAT") payer, who is permitted to offset expenses incurred in providing the relevant services from the taxable income. All of our subsidiaries and consolidated affiliated entities in Shanghai will be subject to VAT at a rate of 6% and stop paying 5% business tax from January 1, 2012 onwards. The Company

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In U.S. dollars ("$" or "US$") except for share data)

3. SUMMARY OF PRINCIPAL ACCOUNTING POLICIES (Continued)

expects that the subjection to VAT will not have material impact on its consolidated financial statements.

(k)
Cost of revenues

          Cost of revenues consists of the cost to purchase advertising space for the online advertising operations, personnel-related expenses (including share-based compensation cost), and other overhead expenses directly attributed to the services provided and other direct costs. The Group becomes obligated to make payments related to website publishers in the period the advertising impressions, click-through, and actions are delivered or occur. Such expenses are classified as cost of revenues in the consolidated statements of operations as incurred.

(l)
Technology and development expenses

          Technology and development expenses consist primarily of salary and benefits (including share-based compensation cost) for employees engaged in development and enhancement of the Group's internet advertising platform and systems, amortization of capitalized internal developed software costs and travel expenses incurred by the relevant employees. In accordance with ASC 350-40, the Group capitalizes eligible costs of developing internal-use software (Note 3(f)). Development costs of internal-use software that were incurred in the preliminary project stage or subsequent to achievement of technological feasibility have been expensed as incurred. The Group also recognizes other development cost as expenses when incurred.

(m)
Sales and marketing expenses

          Sales and marketing expenses consist primarily of salary and benefits (including share-based compensation cost), and sales commissions for employees engaged in sales and marketing activities. The Group also includes within this category, travel and entertainment expenses related to maintaining customer relationships.

(n)
General and administrative expenses

          General and administrative expenses consist primarily of salary and benefits (including share based compensation cost) for employees engaged in management and administration, business and strategic development expenses incurred by those employees, public relations and meeting expenses, and professional service fees.

(o)
Start-up costs

          The Group expenses all costs incurred in connection with start-up activities, including pre-production costs and organization costs.

(p)
Operating leases

          Leases where substantially all the rewards and risks of ownership of assets remain with the lessor are accounted for as operating leases. Payments made under operating leases are charged

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In U.S. dollars ("$" or "US$") except for share data)

3. SUMMARY OF PRINCIPAL ACCOUNTING POLICIES (Continued)

to the consolidated statements of operations on a straight-line basis over the lease periods. The Group had no capital leases for the years ended December 31, 2009, 2010 and 2011.

(q)
Government subsidies

          Government subsidies are cash subsidies received by the Group's entities in the PRC from a local government authority. The government subsidies are granted from time to time at the discretion of the local PRC government authority. These subsidies are recorded in other operating income when received because they are granted for general corporate purposes and to support the Group's ongoing operations in the region. The Group is not subject to any obligations related to the subsidy and the use of these subsidies is solely at the discretion of the Group. The Group recognized government subsidies of $0, $276,565 and $996,029 in the years ended December 31, 2009, 2010 and 2011, respectively.

(r)
Income taxes

          Current income taxes are provided for in accordance with the relevant statutory tax laws and regulations.

          Income taxes are accounted for under the asset and liability method. Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective income tax bases, and for operating loss and tax credit carry-forwards. Deferred income taxes are measured using the currently enacted tax rate and laws. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the consolidated statements of operations in the period that includes the enactment date change. A valuation allowance is provided to reduce the carrying amount of deferred tax assets if it is considered more likely than not that some portion, or all, of the deferred tax assets will not be realized.

          The Group recognizes a tax benefit associated with an uncertain tax position when, in management's judgment, it is more likely than not that the position will be sustained upon examination by a taxing authority. For a tax position that meets the more-likely-than-not recognition threshold, the Group initially and subsequently measures the tax benefit as the largest amount that the Group judges to have a greater than 50% likelihood of being realized upon ultimate settlement with a taxing authority. The liability associated with unrecognized tax benefits is adjusted periodically due to changing circumstances, such as the progress of tax audits, case law developments and new or emerging legislation. Such adjustments are recognized entirely in the period in which they are identified. The effective tax rate for the Group includes the net impact of changes in the liability for unrecognized tax benefits and subsequent adjustments as considered appropriate by management. The Group classifies applicable interest and penalties recognized on the liability for unrecognized tax benefits as income tax expense. The Group did not record any unrecognized tax benefits during the years ended December 31, 2009, 2010 and 2011.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In U.S. dollars ("$" or "US$") except for share data)

3. SUMMARY OF PRINCIPAL ACCOUNTING POLICIES (Continued)

(s)
Share-based compensation

          The Group accounts for share-based compensation expenses in accordance with ASC subtopic 718-10 ("ASC 718-10"), Compensation-Stock Compensation, for share-based awards to employees. Under the fair value recognition provisions of ASC 718-10, share-based compensation costs are measured at the grant date. The share-based compensation expenses have been categorized as either cost of revenues, general and administrative expenses, selling and marketing expenses or technology and development expenses, depending on the job functions of the grantees.

  Option granted to employees

          For the options granted vested over a service period, the compensation expense is recognized using the straight-line vesting method over the requisite service period, which is generally the vesting period. Forfeitures are estimated at the time of grant, with such estimate updated periodically and with actual forfeitures recognized currently to the extent they differ from the estimate.

          For options granted with performance conditions, compensation expenses are recognized using graded vesting method over the service period in accordance with ASC 718 and will be adjusted for subsequent changes in the expected outcome of the performance-vesting condition until the vesting date.

          In determining the fair value of the Company's stock options, the binomial option pricing model was applied.

  Option and restricted share unit ("RSU") granted to non-employees

          The Group has accounted for equity instruments issued to non-employees in accordance with the provisions of ASC 718-10 and ASC subtopic 505-50, Equity: Equity-based Payments to Non-Employees. All transactions in which goods or services are received in exchange for equity instruments are accounted for based on the fair value of the equity instrument issued, as this has been determined to be more reliably measurable. The fair value of each option or RSUs granted to non-employees was estimated on the date of grant using the same option valuation model used for options granted to employees. Options or RSUs granted to non-employees of the Group are remeasured each period end in accordance with ASC 505. The final measurement date of the fair value of the equity instrument issued is the date on which the counterparty's performance is completed. The Company granted options to non-employees of the Group with a service condition. The share-based compensation expenses are recognized using straight-line vesting method over the requisition service period.

  Restricted share unit to employees

          For the RSUs granted, the compensation expense is recognized using the straight-line vesting method over the requisite service period, which is generally the vesting period. Forfeitures are

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In U.S. dollars ("$" or "US$") except for share data)

3. SUMMARY OF PRINCIPAL ACCOUNTING POLICIES (Continued)

estimated at the time of grant, with such estimate updated periodically and with actual forfeitures recognized currently to the extent they differ from the estimate.

          For the RSUs granted with performance conditions, compensation expenses are recognized using graded vesting method over the service period in accordance with ASC 718 and will be adjusted for subsequent changes in the expected outcome of the performance vesting condition until the vesting date.

  Option modification

          According to ASC 718, a change in any of the terms or conditions of equity based awards shall be accounted for as a modification of the award. Therefore, the Company calculates incremental compensation cost of a modification as the excess of the fair value of the modified option over the fair value of the original option immediately before its terms are modified. For vested options, the Company would recognize incremental compensation cost on the date of modification and for unvested options, the Company would recognize, prospectively and over the remaining requisite service period, the sum of the incremental compensation cost and the remaining unrecognized compensation cost for the original award.

(t)
Foreign currency translation

          The reporting currency of the Group is the United States dollar ("US dollar"). The Company is a holding company that engages in capital raising and financing activities denominated in the US dollar and also generates US dollar denominated income to fund its operations as result of such activities. As such, the Company's functional currency has been determined to be the US dollar. The Company's non-PRC subsidiaries cash flows are denominated in the US dollar, and their functional currency has been determined to be the US dollar. The financial records of the Company's PRC subsidiaries and its VIEs are maintained in its local currency, the Renminbi ("RMB"), which is their functional currency.

          Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at the rates of exchange existing at the balance sheet date. Transactions in currencies other than the functional currency during the year are converted into the functional currency at the applicable rates of exchange prevailing at the transactions date. Transaction gains and losses are recognized in other operating income (expenses), net. The financial records of the Group's subsidiaries and its VIES are maintained in their functional currency. Assets and liabilities are translated at the exchange rates at the balance sheet date. Equity accounts are translated at historical exchange rates and revenues, expenses, gains and losses are translated using the average rate for the year. Translation adjustments are reported as cumulative translation adjustments and are shown as a separate component of other comprehensive income in the consolidated statements of changes in equity and comprehensive income/(loss).

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In U.S. dollars ("$" or "US$") except for share data)

3. SUMMARY OF PRINCIPAL ACCOUNTING POLICIES (Continued)

(u)
Comprehensive income or loss

          Comprehensive income or loss is defined as the change in equity of the Group during a period from transactions and other events and circumstances excluding transactions resulting from investments by owners and distributions to owners. Comprehensive income or loss is reported in the consolidated statements of changes in equity. Accumulated other comprehensive income of the Group includes the foreign currency translation adjustments.

(v)
Loss per share

          Loss per share is calculated in accordance with ASC subtopic 260-10, Earnings Per Share: Overall. The Company's Series A, Series B and Series C convertible preferred shares are participating securities. Basic loss per share is computed by dividing net loss attributable to ordinary shareholders by the weighted average number of ordinary shares outstanding during the year using the two-class method. Under the two-class method, net loss is typically allocated between ordinary shares and other participating securities based on their participating rights. For the years ended December 31, 2009, 2010 and 2011, no loss was allocated to participating securities in the computation of basic loss per share as the participating convertible preferred shareholders have no obligation to share in the losses of the Group.

          Diluted loss per share is calculated by dividing net loss attributable to ordinary shareholders as adjusted for the effect of dilutive ordinary equivalent shares, if any, by the weighted-average number of ordinary and dilutive ordinary share equivalents outstanding during the period. Dilutive equivalent shares are excluded from the computation of diluted loss per share if their effects would be anti-dilutive. Ordinary share equivalents consist of the ordinary shares issuable in connection with the Group's convertible preferred shares using the if-converted method, and ordinary shares issuable upon the conversion of the stock options, using the treasury stock method. Ordinary share equivalents are not included in the denominator of the diluted earnings per share calculation when inclusion of such shares would be anti-dilutive, such as in a period in which a net loss is recorded. Ordinary equivalent shares consist of ordinary shares issuable upon the conversion of the convertible preferred shares using the if-converted method and ordinary shares issuable upon the exercise of outstanding stock options using the treasury stock method. Ordinary equivalent shares are not included in the denominator of the diluted loss per share calculation when inclusion of such instruments would be anti-dilutive.

(w)
Unaudited pro forma shareholders' equity

          Upon the completion of a qualified initial public offering, all of the convertible preferred shares (Note 11) outstanding will automatically convert into Class A ordinary shares; and all the ordinary shares will be redesignated into either Class A or Class B ordinary shares (Note 12). Unaudited pro forma shareholders' equity as of December 31, 2011, as adjusted for the assumed conversion of the convertible redeemable preferred shares and the redesignation of ordinary shares, is set forth on the consolidated balance sheets.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In U.S. dollars ("$" or "US$") except for share data)

3. SUMMARY OF PRINCIPAL ACCOUNTING POLICIES (Continued)

(x)
Unaudited pro forma loss per share

          Unaudited pro forma net loss per share for year ended December 31, 2011, computed by dividing net loss attributable to holders of ordinary shares by the weighted average number of ordinary shares outstanding for the year plus the weighted average number of ordinary shares as adjusted for the assumed conversion of the convertible preferred shares as of January 1, 2011 (or at the time of issuance, if later), is set forth on the consolidated statements of operations.

(y)
Risks and uncertainties

a.
Concentration of customer and credit risk

            Financial instruments that potentially expose the Group to concentration of credit risk consist primarily of cash and cash equivalents and accounts receivable. All of the Group's cash and cash equivalents are held with financial institutions that Group management believes to be high credit quality. The Group has not experienced any significant bad debts with respect to its accounts receivable. The Group conducts credit evaluations on its customers and generally does not require collateral or other security from such customers. The Group periodically evaluates the creditworthiness of the existing customers in determining an allowance for doubtful accounts primarily based upon the age of the receivables and factors surrounding the credit risk of specific customers.

            The following tables summarize accounts receivable and revenues for major customers that accounted for 10% or more of revenues generated in years presented, or 10% or more of accounts receivables at the end of the years presented. No other individual customer accounted for over 10% of accounts receivable as of December 31, 2010 and 2011.

	As of December 31,
	2010	2011
Accounts Receivable
Customer A	16.8%	4.6%
Customer B	4.9%	11.2%

	For the year ended December 31,
	2009	2010	2011
Revenues
Customer A	6.6%	16.9%	12.0%
Customer B	3.1%	2.8%	5.5%
Customer C	14.0%	4.2%	0.4%
  b.
  Currency convertibility risk

            Substantially all of the Group's operating activities are transacted in RMB, which is not freely convertible into foreign currencies. All foreign exchange transactions take place either

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In U.S. dollars ("$" or "US$") except for share data)

3. SUMMARY OF PRINCIPAL ACCOUNTING POLICIES (Continued)

  through the People's Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the People's Bank of China. Approval of foreign currency payments by the People's Bank of China or other regulatory institutions requires submitting a payment application form together with suppliers' invoices and signed contracts. The value of RMB is subject to changes in central government policies and to international economic and political developments affecting supply and demand in the China Foreign Exchange Trading System market. The Group's aggregate amount of cash and cash equivalents denominated in RMB amounted to RMB53,788,451 (equivalent to US$8,149,765), and RMB245,622,270 (equivalent to US$39,025,448) as of December 31, 2010 and 2011, respectively.

  c.
  PRC Regulations

            The Chinese market in which the Company operates poses certain macro-economic and regulatory risks and uncertainties. These uncertainties extend to the ability of the Company to engage in internet advertising businesses through contractual arrangements in the PRC since the internet and advertising services industries remain regulated. The Company conducts all of its operations in China through its variable interest entities, which it consolidates as a result of a series contractual arrangements enacted. Though the PRC has, since 1978, implemented a wide range of market-oriented economic reforms, continued reforms and progress towards a full market-oriented economy are uncertain. In addition, the telecommunication, information, and media industries remain highly regulated. Restrictions are currently in place and are unclear with respect to which segments of these industries foreign owned entities, like the Company, may operate. The Chinese government may issue from time to time new laws or new interpretations on existing laws to regulate areas such as telecommunication, information and media. Regulatory risk also encompasses the interpretation by the tax authorities of current tax laws, and the Group's legal structure and scope of operations in the PRC, which could be subject to further restrictions resulting in limitations on the Company's ability to conduct business in the PRC. There are uncertainties regarding the interpretation and application of current and future PRC laws, rules and regulations, including but not limited to the laws, rules and regulations governing the validity and enforcement of the contractual arrangements with consolidated VIEs. The Company believes that the structure for operating its business in China (including the ownership structure and the contractual arrangements with the consolidated VIEs) is in compliance with all applicable existing PRC laws, rules and regulations, and does not violate, breach, contravene or otherwise conflict with any applicable PRC laws, rules or regulations. However, the Company cannot assure that the PRC regulatory authorities will not adopt any new regulation to restrict or prohibit foreign investments in the advertising business through contractual arrangements in the future or that it will not determine that the ownership structure and contractual arrangements violate PRC laws, rules or regulations. If the Company and its consolidated VIEs are found to be in violation of any existing or future PRC laws or regulations, or fail to obtain or maintain any of the required

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In U.S. dollars ("$" or "US$") except for share data)

3. SUMMARY OF PRINCIPAL ACCOUNTING POLICIES (Continued)

  permits or approvals, the relevant PRC regulatory authorities would have broad discretion in dealing with such violations, including:

  •
  revoking the business licenses of such entities;

  •
  discontinuing or restricting the conduct of any transactions between the Company's PRC subsidiaries and the consolidated VIEs;

  •
  imposing fines, confiscating the income of the consolidated VIEs or the Company's PRC subsidiaries, or imposing other requirements with which the Company or its PRC subsidiaries and consolidated VIEs may not be able to comply;

  •
  requiring the Company to restructure its ownership structure or operations, including terminating the contractual arrangements with its consolidated VIEs and deregistering the equity pledges of its consolidated VIEs, which in turn would affect its ability to consolidate, derive economic interests from, or exert effective control over the consolidated VIEs; or

  •
  restricting or prohibiting its use of the proceeds of any offering to finance its business and operations in China.

          If the imposition of any of these penalties precludes the Company from operating its business, it would no longer be in a position to generate revenue or cash from it. If the imposition of any of these penalties causes the Company to lose its rights to direct the activities of its consolidated VIEs or its rights to receive its economic benefits, the Company would no longer be able to consolidate these entities, and its financial statements would no longer reflect the results of operations from the business conducted by VIEs except to the extent that the Company receives payments from VIEs under the contractual arrangements. Either of these results, or any other significant penalties that might be imposed on the Company in this event, would have a material adverse effect on its financial condition and results of operations.

(z)
Fair value

          Fair value reflects the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Group considers the principal or most advantageous market in which it would transact and considers assumptions that market participants would use when pricing the asset or liability.

          The Group applies a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument's categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The hierarchy is as follows:

          Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In U.S. dollars ("$" or "US$") except for share data)

3. SUMMARY OF PRINCIPAL ACCOUNTING POLICIES (Continued)

          Level 2 applies to assets or liabilities for which there are inputs other than quoted prices included within Level 1 that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

          Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

          The Group did not have any financial instruments that were required to be measured at fair value on a recurring basis as of December 31, 2010 and 2011. The carrying values of financial instruments, which consist of cash and cash equivalents, accounts receivable and accounts payable, are recorded at cost which approximates their fair value due to the short-term nature of these instruments. The Group does not use derivative instruments to manage risks.

(aa)
Recent accounting pronouncements

          In October 2009, the FASB issued FASB ASU No. 2009-14, "Certain Revenue Arrangements That Include Software Elements," which is now codified under FASB ASC Topic 985, "Software." This ASU changes the accounting model for revenue arrangements which include both tangible products and software elements, providing guidance on how to determine which software, if any, relating to the tangible product would be excluded from the scope of the software revenue guidance. FASB ASU No. 2009-14 was effective on a prospective basis for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010, with early adoption permitted. The guidance may be applied either prospectively from the beginning of the fiscal year for new or materially modified arrangements or retrospectively. The Group adopted this guidance as of January 1, 2011 on a prospective basis. The adoption of this guidance did not have a material impact on the consolidated financial statements.

          In January 2010, the FASB issued ASU No. 2010-06 ("ASU 2010-06"), Fair Value Measurements and Disclosures: Improving Disclosures about Fair Value Measurements. ASU 2010-06 amends ASC topic 820 ("ASC 820"), Fair Value Measurements and Disclosures to require a number of additional disclosures regarding (1) the different classes of assets and liabilities measured at fair value, (2) the valuation techniques and inputs used, (3) the activity in Level 3 fair value measurements and (4) the transfers between Levels 1, 2 and 3. The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The adoption of ASU 2010-06 did not have a material impact on the consolidated financial statements.

          In February 2010, the FASB issued ASU No. 2010-09 ("ASU 2010-09"), Subsequent Events (ASC topic 855): Amendments to Certain Recognition and Disclosure Requirements. This amendment addresses both the interaction of the requirements of this Topic with the SEC's

ADCHINA LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In U.S. dollars ("$" or "US$") except for share data)

3. SUMMARY OF PRINCIPAL ACCOUNTING POLICIES (Continued)

reporting requirements and the intended breadth of the reissuance disclosure provision related to subsequent events (ASC paragraph 855-10-50-4). All of the amendments in this update are effective upon issuance, except for the use of the issued date for conduit debt obligors. That amendment is effective for interim or annual periods ending after June 15, 2010. The adoption of ASU 2010-09 did not have a material impact on the consolidated financial statements.

          In April 2010, the FASB issued ASU No. 2010-13 ("ASU 2010-13"), Compensation — Stock Compensation (ASC topic 718): Effect of Denominating the Exercise Price of a Share-Based Payment Award in the Currency of the Market in Which the Underlying Equity Security Trades — a consensus of the FASB Emerging Issues Task Force. The amendments in this ASU are effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2010. Earlier application is permitted. The adoption of ASU 2010-13 did not have a material impact on the consolidated financial statements.

          In May 2011, the FASB issued ASU No. 2011-04 ("ASU 2011-04"), Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. ASU 2011-04 amends the accounting and disclosure requirements on fair value measurements. The new guidance limits the highest-and-best-use measure to non-financial assets, permits certain financial assets and liabilities with offsetting positions in market or counterparty credit risks to be measured at a net basis, and provides guidance on the applicability of premiums and discounts. Additionally, the new guidance expands the disclosures on Level 3 inputs by requiring quantitative disclosure of the unobservable inputs and assumptions, as well as description of the valuation processes and the sensitivity of the fair value to changes in unobservable inputs. The new guidance will be effective during interim and annual periods beginning after December 15, 2011. The Group has not early adopted the new guidance and does not expect the adoption of ASU 2011-04 to have a material impact on the consolidated financial statements.

          In June 2011, the FASB issued ASU No. 2011-05 ("ASU 2011-05"), Comprehensive Income (Topic 220)—Presentation of Comprehensive Income. ASU 2011-05 eliminates the current option to report other comprehensive income and its components in the statement of changes in equity. Instead, it requires an entity to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of net income and other comprehensive income or in two separate but consecutive statements. The new guidance will be effective for fiscal years, and interim periods within those years, beginning after December 15, 2011 and will have presentation changes only. The Group has not early adopted the new guidance and does not expect the adoption of ASU 2011-05 to have a material impact on the consolidated financial statements.

4. DISCONTINUED OPERATIONS

          As part of the long-term strategy to focus on its core competencies, the Group decided to discontinue its E-Commerce business and terminated the VIE arrangement with Topweaver on September 15, 2010. The Group waived intercompany liabilities due from Topweaver amounting to US$1,179,934, and then distributed the remaining net assets of Topweaver on a pro-rata basis to the Company's shareholders. The Group has adopted August 31, 2010 to account for the

ADCHINA LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In U.S. dollars ("$" or "US$") except for share data)

4. DISCONTINUED OPERATIONS (Continued)

deconsolidation for accounting convenience, as there are no significant changes in the financial position of Topweaver from this date until the date of deconsolidation.

          The distribution was recorded based on the carrying amount of the net assets of Topweaver as the transaction was a nonreciprocal transfer to the Company's shareholders. Distribution to shareholders after appropriate intercompany elimination was recorded in the consolidated statements of changes in equity and comprehensive income (loss) which equalled to the net asset of Topweaver at the date of deconsolidation. No significant cash was generated by the Group from the deconsolidated entity, and the Group does not have significant continuing involvement in Topweaver's operations after the deconsolidation.

          Results of the discontinued operations are summarized as follows:

	For the year ended December 31, 2009	For eight-month period ended August 31, 2010
Net revenues	$—	$254,325

Loss before income tax	$196,803	$1,054,804
Income tax benefit	—	—

Loss from discontinued operations, net of tax	$196,803	$1,054,804

          Assets and liabilities of the discontinued operations are summarized as follows:

As of August 31, 2010
Cash and cash equivalents	$207,865
Other current assets	395,390
Properties, equipments and software, net	116,887

Assets of discontinued operations	$720,142

Intercompany liabilities	$1,179,934
Other current liabilities	607,936

Liabilities of discontinued operations	$1,787,870

ADCHINA LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In U.S. dollars ("$" or "US$") except for share data)

5. ACCOUNTS RECEIVABLES, NET

          Accounts receivable consists of the following:

	As of December 31,
	2010	2011
Accounts receivable	$16,117,260	$20,431,347
Allowance for doubtful accounts	(224,025)	(760,294)

Accounts receivable, net	$15,893,235	$19,671,053

          The following table presents movement of the allowance for doubtful accounts

	For the year ended December 31,
	2009	2010	2011
Balance at the beginning of year	$23,186	$110,473	$224,025
Additions charged to bad debt expense	87,287	113,552	536,269

Balance at the end of year	$110,473	$224,025	$760,294

6. PREPAYMENTS AND OTHER CURRENT ASSETS

          The prepayments and other current assets consist of the following:

	As of December 31,
	2010	2011
Deferred initial public offering related costs	$—	$2,170,637
Prepaid media cost	1,455,617	1,319,658
Prepaid operating expenses	179,973	444,910
Prepaid income tax	—	422,215
Deposits	397,632	268,380
Other advance to suppliers	124,119	99,653
Others	228,284	112,920

Total	$2,385,625	$4,838,373

          Deferred initial public offering costs represent external costs incurred by the Company directly attributable to a proposed offering of the Company's equity shares in the United States and will be charged against the gross proceeds from such offering and net of the additional paid-in capital. The unpaid deferred initial public offering related external costs are US$1,341,004 as of December 31, 2011 (Note 8).

          Prepaid media cost is related to online advertising space purchased from third party publishers of websites. These prepayments are amortized over the shorter of the contractual periods or their useful lives. Management reviews the useful life of the prepaid media costs on a quarterly basis, or earlier if there are changes in the prepayment arrangements. The amortization of

ADCHINA LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In U.S. dollars ("$" or "US$") except for share data)

6. PREPAYMENTS AND OTHER CURRENT ASSETS (Continued)

prepaid media cost included in cost of revenues was US$2,180,877, US$5,181,218 and US$8,615,732 for the years ended December 31, 2009, 2010 and 2011, respectively. Prepayments with useful lives of more than one year are classified as other assets (non current).

7. PROPERTY, EQUIPMENT AND SOFTWARE, NET

          Property, equipment and software, net, as of December 31, 2010 and 2011 were as follows:

	As of December 31,
	2010	2011
Cost:
Leasehold improvements	$387,096	$806,177
Computers and office equipment	1,018,304	1,360,281
Vehicles	140,860	147,711
Software	1,341,292	2,114,061

Total	2,887,552	4,428,230
Less: Accumulated depreciation and amortization	(823,952)	(1,664,006)

Property, equipment and software, net	$2,063,600	$2,764,224

          Depreciation and amortization expenses were US$223,455, US$447,058 and US$761,064 for the years ended December 31, 2009, 2010 and 2011, respectively.

8. OTHER PAYABLES AND ACCRUALS

	As of December 31,
	2010	2011
Accrued agency commission	$2,530,108	$4,122,417
Business development related accruals	993,589	1,984,870
Sales commission accruals	696,023	1,472,345
Accrued intital public offering related costs	—	1,341,004
Indirect taxes and surcharges payable	1,053,576	358,348
Accrued employee benefits	79,605	129,601
Others	48,618	218,777

Total	$5,401,519	$9,627,362

9. LINE OF CREDIT

          In November 2010, the Group obtained a line of credit from a PRC bank with total amount of RMB20 million (equivalent to US$3,177,680). The purpose of the line of credit is mainly to supply daily operating cash needs. This line of credit has been renewed in November 2011 and will expire on November 18, 2012. As of December 31, 2011, the Group had not withdrawn any borrowings under this line of credit.

ADCHINA LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In U.S. dollars ("$" or "US$") except for share data)

10. CONVERTIBLE PROMISSORY NOTES

2009 convertible promissory notes

          On March 11, 2009, the Company issued Convertible Promissory Notes (the "2009 Notes") for total proceeds of US$2,000,000. At maturity date of 31 August 2009, the 2009 Notes were mandatorily redeemable at outstanding principal plus any accrued interest at 8% per annum. If the Company issued equity securities before the maturity date, holders of the 2009 Notes had the option to convert the outstanding principal plus accrued interest on their 2009 Notes into those equity securities at the lowest price that each equity security sold for at the next equity financing. On June 19, 2009, the Company issued Series B convertible preferred shares. All the 2009 Note holders converted the outstanding principal plus accrued interest of US$43,556 on their 2009 Notes into Series B convertible preferred shares at a conversion price of US$1.011 per share (Note 11).

          The 2009 Notes were classified as a liability until the date of conversion into Series B convertible preferred shares, which were classified as permanent equity from date of issuance. The conversion feature of the 2009 Notes did not meet the net settlement criterion to be considered a derivative as the underlying ordinary shares were not publicly traded nor readily convertible into cash. There was no beneficial conversion feature as the conversion price was equal to the market value of each Series B convertible preferred share issued.

11. CONVERTIBLE PREFERRED SHARES

          On April 14, 2008, the Company issued 10,297,966 Series A convertible preferred shares at a per share price of US$0.59 for an aggregated consideration of US$6,100,001, net of issuance cost of US$109,192 (Note 1(b)). On the same day, the Company issued 2,958,926 Series A convertible preferred shares in exchange of 2007 Notes originally issued by AdInc in April 2007 (Note 1).

          On July 16, 2008, the Company's Board of Directors and shareholders executed a two for one share split, subsequent to which, the total number of authorized ordinary shares is 31,600,000 of US$0.00005 par value each and authorized Series A convertible preferred shares is 13,260,000 of US$0.00005 par value per share.

          On June 19, 2009, the Company's Board of Directors and shareholders executed a board and shareholders resolution which resulted in (a) an increase of the Company's authorized ordinary shares from 31,600,000 shares to 52,936,280 shares of US$0.00005 par value per share and (b) a classification of 18,300,000 authorized ordinary shares into 18,300,000 Series B convertible preferred shares. On the same date, the Company also issued 18,298,715 Series B convertible preferred shares at US$1.01 per share, as a result of (1) the conversion of the 2009 Notes held by three venture capital investors, with a carrying value of US$2,043,556, and (2) additional consideration received from new investors of US$16,412,609, net of issuance cost of US$350,461.

          On October 29, 2010, the Company's Board of Directors and shareholders executed a board and shareholders resolution which resulted in (a) an increase of the Company's authorized ordinary shares from 52,936,280 to 65,000,000 of US$0.00005 par value per share and (b) a classification of 9,630,000 authorized ordinary shares into 9,630,000 Series C convertible preferred shares. On November 2, 2010, the Company issued 9,175,553 Series C convertible preferred shares at US$4.16 per share for an aggregate consideration of US$38,136,341. Issuance cost of US$182,633 was offset against the proceeds. On June 27, 2011, the Company issued additional 448,426

ADCHINA LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In U.S. dollars ("$" or "US$") except for share data)

11. CONVERTIBLE PREFERRED SHARES (Continued)

Series C convertible preferred shares ("Additional Series C") at US$4.16 per share for an aggregate consideration of US$1,863,793. Issuance cost of US$36,259 was offset against the proceeds. The terms of the Additional Series C are the same as the Series C convertible preferred shares issued on October 29, 2010.

          The key terms of the Series A, B and C convertible preferred shares are as follows:

Dividends

          The holders of the Series A convertible preferred shares were entitled to receive non-cumulative dividends at a rate of 8% and participate in dividends paid to holders of ordinary shareholders on an as-converted basis. Concurrent with the issuance of the Series B convertible preferred shares on June 19, 2009, the dividends rate was modified to 6%. The modification was deemed to be a transfer of wealth between different classes of preferred shareholders with no resulting accounting consequence to the Group.

          The holders of the Series B convertible preferred shares are entitled to receive non-cumulative dividends at the rate of 6%, prior and in preference to any dividend on the Series A preferred shares and ordinary shares, provided that the dividends shall be payable only when, and as declared by the Board of Directors.

          The holders of the Series C convertible preferred shares are entitled to receive non-cumulative dividends at the rate of 6%, prior and in preference to any dividend on the Series A and B preferred shares and ordinary shares, provided that the dividends shall be payable only when, and as declared by the Board of Directors.

          No dividends shall be paid on ordinary shares until a dividend in like amount is first paid on the Series A, B and C convertible preferred shares, on an if-converted basis. In the event that the Company shall declare a dividend to the holders of ordinary shares, the holders of Series A, B and C convertible preferred shares, shall be entitled to a proportionate share of such dividend on an as-converted basis.

Voting Rights

          The holders of each Series A, B and C convertible preferred shares are entitled to voting on an as-converted basis. Each share of the preferred shares conveys the right to the shareholder of one vote for each ordinary share upon conversion, before a Qualified Initial Public Offering ("QIPO").

          Upon a QIPO, all issued and outstanding preferred shares will be converted into Class A ordinary shares (Note 12).

Conversion

          Any Series A, Series B and Series C convertible preferred share may, at the option of the holder, be converted at any time after their date of issuance into ordinary shares. The initial conversion ratio is 1:1. Each Series A, Series B and Series C convertible preferred share is automatically convertible into ordinary shares upon (i) the consummation of a QIPO, or (ii) by

ADCHINA LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In U.S. dollars ("$" or "US$") except for share data)

11. CONVERTIBLE PREFERRED SHARES (Continued)

obtaining the necessary written consent from the holders of a majority of each separate series of preferred shares.

          The conversion price is subject to anti-dilution adjustments and in the event when new securities are to be issued at less than the applicable conversion price. No adjustment to conversion price had occurred as of December 31, 2010 and 2011.

          The conversion option for all series of preferred shares did not require bifurcation because the feature is clearly and closely related to the host equity instrument. Additionally, the conversion option does not meet the net settlement criterion to be considered a derivative as the underlying ordinary shares are not publicly traded nor readily convertible into cash.

          The Group has determined the fair value of its ordinary shares as of the commitment date in determining the beneficial conversion feature ("BCF") amount. There was no BCF attributable to the Series A, Series B convertible preferred shares and Series C convertible preferred shares issued on October 29, 2010, as the effective conversion price of the convertible preferred shares was greater than the fair value of the ordinary shares on each respective commitment date. For the Additional Series C issued on June 27, 2011, the effective conversion price of the convertible preferred shares was lower than the fair value of the ordinary shares. As a result, the Group has amortized the entire BCF amount of US$ 1,941,685 as deemed dividends upon issuance in 2011 since the preferred shares are convertible immediately upon issuance.

Redemption

          Of the 13,256,892 shares issued, 6,077,488 shares of Series A convertible preferred shares held by GSR Ventures II, LP and GSR Associates II, LP (collectively as "GSR") were redeemable at the option of the holder at their issuance price, or for a total redemption amount of US$3,600,000, if the Group fails to meet certain milestones within a designated timeframe. These shares with redemption rights were classified as mezzanine equity as of December 31, 2008 as the completion of the required actions was not within the control of the Group. In January 2009, GSR waived this right in the 2nd amendment to the Memorandum and Articles of Association of the Company dated January 12, 2009. There was no change in value of the redeemable Series A convertible preferred shares before and after the modification since the redemption right was attributed with insignificant value upon the issuance of Series A convertible preferred share and GSR did not require any compensation for waiving their rights to the contingent redemption. As a result, the GSR preferred shares were classified into permanent equity as of December 31, 2010 and 2011. The remaining 7,179,404 Series A convertible preferred shares are not redeemable and were classified as permanent equity at the date of issuance.

          The Series B and Series C convertible preferred shares are not redeemable at the option of the holders, and are classified as permanent equity at the date of issuance.

Liquidation Preferences

          The holders of Series A convertible preferred shares have preference over holders of ordinary shares with respect to payment of dividends and distribution of assets in the event of any voluntary or involuntary liquidation, dissolution, winding up or deemed liquidation of the Group ("Trade

ADCHINA LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In U.S. dollars ("$" or "US$") except for share data)

11. CONVERTIBLE PREFERRED SHARES (Continued)

Sale"). A deemed liquidation event includes a change in control and the sale, transfer, grant or disposition of all or substantially all of the assets, licenses, and proprietary rights of the Group. The holders of Series A convertible preferred shares will receive an amount equal to the subscription price, plus declared but unpaid dividends.

          The holders of Series C convertible preferred shares have preference over the holders of Series B convertible preferred shares, and the holders of Series B convertible preferred shares have preference over the holders of Series A convertible preferred shares and ordinary shares with respect to payment of dividends and distribution of assets in the event of a Trade Sale of the Group. The liquidation amount per share of Series A equals its issuance price, and that of Series B and Series C equals to 150% of their issuance price, respectively. Any dividends declared but unpaid will also be included in the liquidation amount.

          A Trade Sale event requires approval of a majority of the ordinary shareholders, which is the CEO of the Group and his wife, together with the approval of a majority of the preferred shareholders. Therefore, the liquidation preference rights triggered by a Trade Sale are within the control of the Group. As of December 31, 2011, the CEO of the Group and his wife collectively own 8,000,000 ordinary shares.

12. ORDINARY SHARES

          The Company's Amended Memorandum and Articles of Association dated on October 29, 2010, authorized the Company to issue 65,000,000 shares of US$0.00005 par value per ordinary share. Each ordinary share is entitled to one vote. The holders of ordinary shares are also entitled to receive dividends whenever funds are legally available and when declared by the Board of Directors, subject to prior rights of holders of all other classes of shares outstanding.

          In accordance with the Company's Amended Memorandum and Articles of Association dated on October 29, 2010, immediately prior to the closing of a QIPO, the 8,000,000 ordinary shares held by the CEO and his wife through their personal holding companies, Universe Access Enterprises Limited and Master Field Management Limited, will be redesignated as Class B ordinary shares on a one for one basis; while all the other ordinary shares will be redesignated as Class A ordinary shares on a one for one basis, and all the preferred shares will be convertible into Class A ordinary shares. Holders of Class A ordinary shares and the holders of Class B ordinary shares have the same rights, with the exception of voting and conversion rights. As of December 31, 2011, each Class B ordinary share was entitled to ten votes on all matters subject to a shareholder vote, and each Class A ordinary share was entitled to one vote on all matters subject to a shareholder vote. Subsequently in February 2012, the Company and the shareholders made further changes to the number of Class B ordinary shares and their voting rights as disclosed In Note 21.

ADCHINA LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In U.S. dollars ("$" or "US$") except for share data)

13. SHARE-BASED COMPENSATION

Share incentive plans

          The Group has three share incentive plans ("Plans") as followings:

          In February 2007, the Group adopted the 2007 Incentive Plan ("2007 Incentive Plan") which allows the Group to offer incentive awards to employees, officers, directors and consultants or advisors (the "Participants"). The Group has authorized 3,250,000 ordinary shares (reduced from 6,000,000 by amendment) for issuance under the 2007 Incentive Plan. The options granted under the 2007 Incentive Plan are vested over a period between 0 to 4 years. As of December 31, 2011, 3,050,000 have been exercised and 200,000 options were outstanding under the 2007 Incentive Plan.

          In February 2008, the Group adopted the 2008 Stock Plan ("2008 Stock Plan") that provides for the issuance of up to 1,050,000 authorized ordinary shares to Participants. The options granted under the 2008 Stock Plan are vested on the grant date. As of December 31, 2011, 1,050,000 options were granted under the 2008 Stock Plan, and all of those options were exercised in 2010.

          The options under both the 2007 Incentive Plan and the 2008 Stock Plan were granted by AdInc and subsequently transferred to AdChina Ltd. as a result of the Restructuring. Since the Restructuring was accounted for under the carry over basis of accounting, the surviving legal entity, AdChina Ltd., a shell vehicle company upon restructuring, was considered as a continuation of AdInc, with no fair value change of the options due to the transfer.

          In July 2008, the Group adopted a 2008 Share Plan which was amended and restated in July 2009, and March, April, September and December 2011. The Group refers to this as the "2008 Share Plan". The Group has authorized 16,318,827 ordinary shares for issuance under the amended 2008 Share Plan to Participants. The options and restricted share units granted under the 2008 Share Plan are vested upon a service period ranged from 0 to 4 years, or upon the achievement of performance targets. As of December 31, 2011, 8,212,106 share options and 3,983,000 restricted share units were granted under the 2008 Share Plan, including 402,954 share options which were forfeited, 2,478,407 share options which were exercised, 2,630,000 restricted share units which were vested and 5,330,745 share options and 1,283,000 restricted share units outstanding as of December 31, 2011.

          The options under the above plans were granted with exercise prices denominated in U.S. dollars, which is the functional currency of the Company.

Employee options:

          Under the Plans, the Company granted to its employees, 803,500 options in 2009, 627,050 options in 2010 and 1,705,200 options in 2011. Of the total employee options granted under the Plans, 2,541,513 share options granted had both service and performance conditions and have vesting schedules of one year or four years. The fair value of these options granted is estimated based on the probability as to whether the performance targets will be achieved. If such targets are not met, no compensation cost is recognized and any recognized compensation cost is reversed.

ADCHINA LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In U.S. dollars ("$" or "US$") except for share data)

13. SHARE-BASED COMPENSATION (Continued)

          In September 2011, the Company modified 450,875 options with both performance and services condition by changing the vesting terms into service condition only. Before the modification, no compensation cost for these options was recognized as the original performance targets were not expected to be met so none of the options were expected to be vested. The incremental compensation cost of US$1,995,048, which represents the total compensation cost revaluated right after the modification, should be recognized for the award over the remaining vesting period. In addition, the Company modified 1,250,000 share options which were immediately vested upon the initial grant in April 2011 and replaced them with an equal number of fully vested restricted share units of the Company (the "Replacement"). The fair value of US$4,400,000 for these immediately vested options was expensed on the original grant date, and the incremental cost of US$3,925,000 resulting from the Replacement was recognized on the date of modification.

          In December 2011, the Company modified the exercise price of 426,500 options granted in August 2011 from US$8.00 to US$6.00. The incremental cost resulting from such modification was insignificant.

          As of December 31, 2011, 2,384,882 share options were vested, exercisable and outstanding under the Plans, and 281,834 shares options outstanding will be vested if certain performance targets can be met in the future.

Non-employee options:

          Under the Plans, the Company granted 293,728 and 314,298 share options to certain of its non-employees during 2009 and 2010. No options were granted to non-employees in 2011. In March 2011, the Company modified 265,302 share options previously granted to certain non employees by accelerating the vesting schedule of these options. Total share-based compensation expense recognized for these non-employee options in 2011 was US$1,328,278. As of December 31, 2011, 466,298 share options granted to non-employees were outstanding, all of which were vested and exercisable.

ADCHINA LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In U.S. dollars ("$" or "US$") except for share data)

13. SHARE-BASED COMPENSATION (Continued)

          The following table summarized the Group's share option activity under the Option Plans:

	Number of Options	Weighted average exercise price	Weighted average remaining contract life	Weighted average Grant date fair value	Aggregate intrinsic value
		$	Years	$	$
Outstanding at December 31, 2008	8,348,330	0.04	7.04	0.2429	3,634,415
Granted	1,097,228	0.06		0.5439
Outstanding at December 31, 2009	9,445,558	0.04	6.34	0.2779	7,810,355
Granted	941,348	0.65		1.5222
Exercised	(2,251,611)	(0.01)		(0.1515)
Forfeited/Cancelled	(34,500)	(0.11)		(0.5983)

Outstanding at December 31, 2010	8,100,795	0.12	5.34	0.4562	30,262,340

*Granted	1,705,200	4.92		4.0686
Exercised	(3,906,796)	(0.02)		(0.2936)
Forfeited/Cancelled	(368,454)	(2.47)		(1.7200)

Outstanding at December 31, 2011	5,530,745	1.52	6.86	1.6007	25,270,949

Vested and expect to vest at December 31, 2011	5,175,705	1.51	6.95	1.5505	24,100,849

Exercisable at December 31, 2011	2,851,180	0.29	6.07	0.6237	16,743,581

Restricted share units:

          In 2011, the Company granted 3,983,000 restricted share units to its employees, certain executives and advisors, including 908,000 restricted share units subject to service vesting schedule of four years and 445,000 restricted share units subject to performance conditions which have vesting schedules of three or four years.

          In September 2011, the Company modified 305,000 restricted share units with both performance and services condition by changing the vesting terms into service condition only. Before the modification, no compensation cost for these restricted share units was recognized as the original performance targets were not expected to be met and none of the restricted share units were expected to be vested. The incremental compensation cost of US$2,324,100, which represents the total cumulative compensation cost revaluated right after the modification, should be recognized for the award over the remaining vesting period. In addition, pursuant to the Replacement mentioned above, another 1,250,000 fully vested restricted share units replaced the 1,250,000 share options initially granted in April 2011. Excluding the incremental cost resulting from

ADCHINA LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In U.S. dollars ("$" or "US$") except for share data)

13. SHARE-BASED COMPENSATION (Continued)

the Replacement, total share based compensation expense recognized for restricted share units was US$953,485 in 2011.

          In December 2011, the Company also granted 1,380,000 immediately vested restricted share units to certain advisors for the advisory services they provided. The restricted share units were fully vested upon the grant and the related expenses of US$8,500,800 for these immediately vested restricted share units were expensed at the time of grant.

          The following table summarized the Group's restricted share units activity under the Share Plan:

	Number of Units	Weighted average Grant date fair value
Unvested at January 1, 2011	—	—
*Granted	3,983,000	6.69
*Vested	(2,630,000)	(6.39)
Forfeited/Cancelled	(70,000)	(6.31)

Unvested at December 31, 2011	1,283,000	7.32

Expect to vest thereafter	1,283,000	7.32

*
The modification of 1,250,000 share options aforementioned, which were initially granted and immediately vested in April 2011 and then were replaced with equal number of fully vested restricted share units of the Company in September 2011, are excluded from the share options granted during the year ended December 31, 2011. Such 1,250,000 restricted share units are included in granted and vested restricted share units during the year ended December 31, 2011.

          All share-based payments to employees are measured based on their grant-date fair values, while share-based payments to non-employees are re-measured at each reporting date. Compensation expense for awards with only service conditions is recognized on a straight-line basis over the requisite service period while compensation expense for awards with performance conditions is recognized based on the graded-vesting attribution method.

Share-based compensation expenses

          The weighted-average grant date fair value for options granted to employees during the years ended December 31, 2009, 2010 and 2011 was US$0.52, US$1.55 and US$4.07, respectively. The weighted-average grant date fair value for options granted to non-employees during the years ended December 31, 2009 and 2010 was US$0.60 and US$1.47, respectively. The grant date fair value was computed using the binomial model. The fair values of stock options granted during the

ADCHINA LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In U.S. dollars ("$" or "US$") except for share data)

13. SHARE-BASED COMPENSATION (Continued)

years ended December 31, 2009, 2010 and 2011 were estimated using the following weighted-average assumptions:

	For the year ended December 31
	2009	2010	2011
Suboptimal exercise factor (employees)	2	2	2
Suboptimal exercise factor (non-employees)	2	3	3
Volatility	56% to 57%	54% to 56%	46% to 58%
Dividend yield	—	—	—
Contractual term of option	5 to 10 years	10 years	10 years
Risk-free interest rate	2.00% to 3.80%	2.64% to 3.94%	3.25% to 4.10%
Fair value of ordinary shares at grant date per share	US$0.48 to US$0.82	US$0.98 to US$3.19	US$4.42 to US$8.49

          The binomial model requires the input of highly subjective assumptions including the expected stock price volatility and sub-optimal early exercise factor at which employees and non-employees are likely to exercise stock options. For expected volatility, the Group has made reference to the historical volatility of several comparable companies in the similar industry. The sub-optimal early exercise factor was estimated based on the vesting and contractual terms of the awards and management's expectation of exercise behaviour of the grantees. The risk-free interest rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

          As a private company with no quoted market in the Company's ordinary shares, the Group needs to estimate the fair value of its ordinary shares at the relevant grant dates. The determination of the fair value of the ordinary shares requires complex and subjective judgments to be made regarding the projected financial and operating results, unique business risks, the liquidity of the Company's shares and operating history and prospects at the time of each grant. In determining the fair values of ordinary shares as of each award grant date in 2009, 2010 and 2011, the Group determined that the income approach is the most appropriate method to derive the fair values of the Company's ordinary shares, and the market approach was also considered for verifying the income approach results.

          The option-pricing method was used to allocate equity value of the Company to preferred and ordinary shares, taking into account the guidance prescribed by the American Institute of Certified Public Accountants Audit and Accounting Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. This method involves making estimates of the anticipated timing of a potential liquidity event, such as a sale of the Group or an initial public offering, and estimates of the volatility of the Company's equity securities. The anticipated timing is based on the plans of the Company's Board of Directors and management.

ADCHINA LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In U.S. dollars ("$" or "US$") except for share data)

13. SHARE-BASED COMPENSATION (Continued)

          The Group uses historical data to estimate the forfeiture rate at the time of grant and this assumption is revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Based upon the Group's historical and expected forfeitures for stock options granted, the Group estimated that its future forfeiture rate would be 10% for employees.

          For the years ended December 31, 2009, 2010 and 2011, the Group recognized total share-based compensation expenses of US$629,281, US$1,389,634, and US$21,173,810 respectively, which was classified as follows:

	For the year ended December 31,
	2009	2010	2011
Cost of revenue	$49,082	$45,380	$360,517
Technology and development expenses	10,252	133,414	409,934
Sales and marketing expenses	320,193	782,848	747,420
General and administrative expenses	249,754	427,992	19,655,939

Total	$629,281	$1,389,634	$21,173,810

          The compensation costs capitalized as part of the internally developed systems recorded under software (Note 7) were US$4,201, US$5,798 and US$0 for the years ended December 31, 2009, 2010 and 2011, respectively. No income tax benefit was recognized in the consolidated statements of operations for share-based compensation arrangements for 2009, 2010 and 2011, as no tax deduction was claimed.

          As of December 31, 2011, there was US$5,653,604 and US$0 in total unrecognized compensation cost for employees and non-employees respectively, related to unvested share-based compensation of options granted under the Plans, which is expected to be recognized over a weighted-average period of 2.45 years and 0 years, respectively. To the extent the actual forfeiture rate and subsequent changes in the expected outcome of the performance-vesting condition are different from the Group's estimate, actual share-based compensation related to these awards may be different from the expectation.

          As of December 31, 2011, there was US$8,010,724 of unrecognized compensation expense related to unvested restricted share units. The expense is expected to be recognized over a weighted average period of 3.07 years.

14. INCOME TAXES

Cayman Islands

          Under the current laws of the Cayman Islands, the Company is not subject to tax on income or capital gain. In addition, upon payment of dividends by the Company to its shareholders, no Cayman Islands withholding tax will be imposed.

ADCHINA LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In U.S. dollars ("$" or "US$") except for share data)

14. INCOME TAXES (Continued)

United States

          AdInc, the subsidiary incorporated in Delaware, United States of America, is subject to state income tax at a rate of 8.7% and federal income tax at different tax rates, depending on the taxable income level. The applicable federal tax rate is 15% for AdInc. AdInc did not have assessable profits that were derived in the United States for each of the three years ended December 31, 2011. Therefore, no United States taxes have been provided for in the periods presented.

Hong Kong

          The Company's subsidiaries did not have assessable profits that were earned in or derived from Hong Kong for the period from the inception dates to December 31, 2011. Accordingly, no Hong Kong profit tax has been provided for the periods presented.

PRC

          The Company's subsidiaries and VIEs registered in the PRC are subject to PRC Enterprise Income Tax ("EIT") on taxable income as reported in their respective statutory financial statements adjusted in accordance with relevant PRC income tax laws.

          In 2007, the National People's Congress passed new PRC EIT Law (the "New EIT Law"), and Detailed Implementation Rules of China EIT Law. The EIT laws were effective on January 1, 2008. The EIT laws apply a general enterprise income tax rate of 25% to both foreign-invested enterprises and domestic enterprises.

          In June 2011, Kendall was designated as a "software company" by the relevant PRC government authorities. Pursuant to the Corporate Income Tax Law issued by the State Administration of Taxation, a qualified software enterprise is entitled to an income tax exemption for two years beginning with its first profitable year and a 50% tax reduction to a rate of 12.5% for the subsequent three years.

          The New EIT law and its implementation rules imposes a withholding tax on dividends to be distributed out of profits earned after January 1, 2008 by a PRC entity to its non-resident corporate investors. The withholding tax rate is 10%, unless the dividend is distributed to a non-resident whose jurisdiction has a tax treaty with PRC that provides for a reduced rate of withholding tax. Under applicable accounting principles, a deferred tax liability should be recorded for taxable temporary differences attributable to the excess of financial reporting basis over tax basis in a domestic subsidiary. All the Company's PRC subsidiaries and VIEs had accumulated losses as of December 31, 2010 and 2011, besides one PRC subsidiary that had accumulated earnings as of December 31, 2011. For the PRC subsidiary that has undistributed accumulated earnings, the Company intends to reinvest all of its earnings on a tax-free basis if any to further expand its business in mainland China. As a result, the Group did not record any withholding tax or deferred tax liabilities as of December 31, 2010 and 2011.

          The Group made its assessment of the level of authority for each of its uncertain tax positions (including the potential application of interests and penalties) based on the technical merits of the position, and has measured the unrecognized benefits associated with the tax positions. This

ADCHINA LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In U.S. dollars ("$" or "US$") except for share data)

14. INCOME TAXES (Continued)

assessment did not have any impact on the Group's total liabilities or equity. At December 31, 2010 and 2011, the amount of gross unrecognized tax benefits was zero. The Group does not anticipate any significant increase to its liability for unrecognized tax benefit within the next 12 months. The Group will classify interest and penalties related to income tax matters, if any, in income tax expense. The Group did not have any material uncertain tax positions as of December 31, 2010 and 2011.

          The income tax expense/(benefit) allocated to continuing operations and discontinued operations is as following:

	For the year ended December 31,
	2009	2010	2011
Continuing operations	$(263,489)	$425,984	$617,282
Discontinued operations	—	—	—

Total	$(263,489)	$425,984	$617,282

          The income tax expense/(benefit) comprises of:

	For the year ended December 31,
	2009	2010	2011
Current tax expense	$—	$954,919	$19,017
Deferred tax expense/(benefit)	(263,489)	(528,935)	*598,265

Total	$(263,489)	$425,984	$617,282

*
Deferred tax expense for the year ended December 31, 2011 includes the adjustment to deferred tax assets of US$260,982 generated from the enacted EIT rate change in 2011.

          Reconciliation between the effective income tax rate and the PRC statutory income tax rate is as follows:

	For the year ended December 31,
	2009	2010	2011
PRC statutory tax rate	25%	25%	25%
Effect of differences between PRC statutory tax rate and foreign effective tax rates	(10.6)	(33.9)	(30.2)
Effect of tax holiday	—	—	1.2
Tax effect of other income/(expense) that are not deductible in determining taxable profit	(3.8)	(18.8)	0.6

Effective tax rate	10.6%	(27.7% )	(3.4%	)

ADCHINA LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In U.S. dollars ("$" or "US$") except for share data)

14. INCOME TAXES (Continued)

          The following table sets forth the effect of preferential tax on China operations:

For the year ended December 31, 2011
Tax holiday effect	207,702
Basic and diluted per share effect	0.02

          The principal components of the Group's deferred income tax assets as of December 31, 2010 and 2011 are as follows:

	As of December 31,
	2010	2011
Deferred tax assets:
Accrued expenses	$1,042,094	$613,007
Bad debt provision	56,006	190,074
Net loss carry forward	246,065	—

Total deferred tax assets	1,344,165	803,081

Deferred tax assets are analyzed as:
Current	1,344,165	803,081

Total	$1,344,165	$803,081

          The Group considers positive and negative evidence to determine whether some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, the Group believes it is more-likely-than-not that the Group will realize the benefits of these deductible differences as of December 31, 2010 and 2011. Accordingly no valuation allowances on the deferred tax assets were provided for the years ended December 31, 2009, 2010 and 2011.

          According to the PRC Tax Administration and Collection Law, the statute of limitations is from three to ten years if there is any underpayment of taxes. As at December 31, 2011, the tax returns of the Company's subsidiaries and its VIEs since their respective dates of incorporation are still open to examination.

15. LOSS PER SHARE

          The Group computes basic net loss per share in accordance with ASC subtopic 260-10 ("ASC 260-10"), Earnings Per Share: Overall. Under the provisions of ASC 260-10, basic net loss per share is computed using the weighted-average number of ordinary shares outstanding during the year. Basic earnings per share are computed by dividing net income attributable to holders of

ADCHINA LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In U.S. dollars ("$" or "US$") except for share data)

15. LOSS PER SHARE (Continued)

ordinary shares by the weighted average number of ordinary shares outstanding during the year using the two-class method. Under the two-class method, net income is allocated between ordinary shares and other participating securities based on their participating rights.

          Diluted net loss per share is computed using the weighted-average number of ordinary shares and, if dilutive, potential ordinary shares outstanding during the year. Potential ordinary shares consist of the incremental ordinary shares issuable upon the exercise of share options, and convertible preferred shares. Securities that could potentially dilute basic earnings per share ("EPS") were not included in the computation of diluted EPS because to do so would have been anti-dilutive for the years presented.

	For the year ended December 31,
	2009	2010	2011
Numerator:
Loss from continuing operations, net of tax	$(2,228,637)	$(1,963,232)	$(18,554,840)
Loss from discontinued operations, net of tax	(196,803)	(1,054,804)	—
Deemed dividends on Series C convertible preferred shares	—	—	(1,941,685)

Net loss attributable to ordinary shareholders:	$(2,425,440)	$(3,018,036)	$(20,496,525)

Denominator:
Denominator for basic loss per share — Weighted average number of ordinary shares outstanding	8,770,000	9,954,250	12,266,696
Effect of participating convertible preferred shares	—	—	—

Weighted average number of ordinary shares outstanding, diluted	8,770,000	9,954,250	12,266,696
Loss from continuing operations per share — basic and diluted	$(0.25)	$(0.20)	$(1.67)
Loss from discontinued operations per share — basic and diluted	(0.03)	(0.10)	—

Net loss per share — basic and diluted*	$(0.28)	$(0.30)	$(1.67)

*
The potentially dilutive securities such as share based awards and convertible preferred shares were not included in the calculation of dilutive loss per share because of their anti-dilutive effect. The Company's Series A, Series B, and Series C convertible preferred shares are participating securities and as such would be included in the calculation of basic earnings (loss) per share under ASC 260 in periods of net loss if, based on the contractual terms of the Series A, B, and C convertible preferred shares, all of these convertible preferred shares have a contractual obligation to share in the losses of the Group. For the years ended December 31, 2009, 2010 and 2011, it was determined that the convertible preferred shareholders have no such obligation to share in the losses of the Group and therefore no loss was allocated to them in the computation of basic loss per share. Ordinary equivalent shares consist of ordinary shares issuable upon the conversion of the convertible preferred shares using the if-converted method and ordinary shares issuable upon the exercise of outstanding stock options using the treasury stock method.

          For the years ended December 31, 2009, 2010 and 2011, the Company had securities which could potentially dilute basic earnings per share in the future, but which were excluded from the

ADCHINA LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In U.S. dollars ("$" or "US$") except for share data)

15. LOSS PER SHARE (Continued)

computation of diluted loss per share as their effects would have been anti-dilutive. Such weighted average number of ordinary shares outstanding are as follows:

	For the year ended December 31,
	2009	2010	2011
Series A convertible preferred shares	13,256,892	13,256,892	13,256,892
Series B convertible preferred shares	9,826,159	18,298,715	18,298,715
Series C convertible preferred shares	—	1,508,310	9,406,523
Convertible promissory notes	561,555	—	—
Share-based awards	5,746,206	6,998,605	7,478,924

	29,390,812	40,062,522	48,441,054

          Each Series A, Series B, and Series C convertible preferred shares (Note 11) will be converted automatically into Class A ordinary shares upon the completion of a QIPO, assuming the conversion of each series convertible preferred shares had occurred as of the earlier of (i) January 1 of the year or (ii) the issuance date of related convertible preferred shares during the year, based on existing terms of the preferred shares. The unaudited pro forma basic and diluted loss per share for the year ended December 31, 2011 is calculated as follows:

Pro forma (Unaudited)
For the year ended December 31,
2011
Numerator:
Net loss attributable to ordinary shareholders:	$(20,496,525)
Deemed dividends on Series C convertible preferred shares	1,941,685

Numerator for pro forma basic and diluted loss per share:	$(18,554,840)

Denominator:
Denominator for basic and diluted loss per share — weighted average number of ordinary shares outstanding	12,266,696
Pro-forma effect of convertible preferred shares	40,962,130

Denominator for pro-forma basic and diluted calculation	53,228,826
Pro-forma loss per share, basic and diluted:

Loss per share — basic and diluted:	$(0.35)

16. RELATED PARTY TRANSACTIONS

          After the deconsolidation as described in Note 4, Topweaver became a related party because it has common shareholders with the Company. For the periods prior to deconsolidation, the transactions with Topweaver have been fully eliminated upon consolidation. As of December 31,

ADCHINA LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In U.S. dollars ("$" or "US$") except for share data)

16. RELATED PARTY TRANSACTIONS (Continued)

2010, the amount due from Topweaver of US$153,597 related primarily to expenses paid on its behalf for common office expenses as the Group and Topweaver continue to share certain office space. The amount was not collateralized, interest-free and had normal business payment terms. The amount has been repaid in 2011. There were no other related party transactions in 2011.

17. SEGMENT

          The Group operates and manages its business as a single segment in accordance with ASC subtopic 280-10, Segment Reporting. Overall, the Group's chief operating decision-maker has been identified as the CEO, who reviews operating results to make decisions about allocating resources and assessing performance for the entire company. Since the Group operates in one reportable segment, all financial segment and other information required by ASC subtopic 280 can be found in the Consolidated Financial Statements.

          The Group primarily generates its revenues from customers in China, and long-lived assets of the Group are also located in China. Accordingly, no additional geographical information is presented.

18. MAINLAND CHINA CONTRIBUTION PLAN AND PROFIT APPROPRIATION

          Full time employees of the Group in the PRC participate in a government-mandated multi-employer defined contribution plan pursuant to which certain pension benefits, medical care, unemployment insurance, employee housing fund and other welfare benefits are provided to employees. PRC labour regulations require the Group to accrue for these benefits based on a certain percentage of the employees' salaries. The total contributions for such employee benefits were US$447,389, US$1,119,770 and US$2,069,215 for the years ended December 31, 2009, 2010 and 2011, respectively. The Group has no ongoing obligation to its employees subsequent to its contributions to the PRC plan.

19. RESTRICTED NET ASSETS

          Pursuant to laws applicable to entities incorporated in the PRC, the subsidiaries of the Group in the PRC must make appropriations from after-tax profit to non-distributable reserve funds. These reserve funds include one or more of the following: (i) a general reserve, (ii) an enterprise expansion fund and (iii) a staff bonus and welfare fund. Subject to certain cumulative limits, the general reserve fund requires an annual appropriation of 10% of after tax profit (as determined under accounting principles generally accepted in the PRC at each year-end) until the accumulative amount of such reserve fund reaches 50% of a company's registered capital; the other fund appropriations are at the subsidiaries' discretion. These reserve funds can only be used for specific purposes of enterprise expansion and staff bonus and welfare and are not distributable as cash dividends. The balance of such reserve fund of the Group was US$0 and US$82,712 as of December 31, 2010 and 2011, respectively. In addition, due to restrictions on the distribution of share capital from the Group's PRC subsidiaries and VIEs and also as a result of the Group's PRC subsidiaries and VIE's unreserved accumulated losses, total restrictions placed on the distribution of the Group's subsidiaries and VIEs' net assets are $10,357,999 and $21,159,192 at December 31, 2010 and 2011, respectively.

ADCHINA LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In U.S. dollars ("$" or "US$") except for share data)

20. COMMITMENTS AND CONTINGENCIES

(a)
Operating lease commitments

          The Group has entered into certain leasing arrangements in connection with the lease of the Group's office premises. Rental expense under operating leases was US$488,365, US$904,620 and US$1,488,016 for the years ended December 31, 2009, 2010 and 2011, respectively. The terms of substantially all of these leases are two years or less.

          Future minimum lease payments under non-cancellable operating lease agreements at December 31, 2011 were as follows:

For the year ending December 31,	USD
2012	$1,547,171
2013	657,908

Total	$2,205,079

(b)
Purchase commitments

          As of December 31, 2011, the Group's commitments related to the purchase of advertising space for its online advertising services were as follows:

For the year ending December 31,	USD
2012	$5,598,577
2013	224,548

Total	$5,823,125

(c)
Investment commitments

          In December 2011, the Group entered into a Joint Venture Incorporation Agreement. Pursuant to the arrangement, the Group will hold 51% equity interest of the joint venture with the capital investment amount of RMB5.1 million (equivalent to US$810,308). The incorporation of the joint venture was not completed as of December 31, 2011.

(d)
Litigation

          In the ordinary course of our business, the Group is subject to periodic legal or administrative proceedings. As of December 31, 2011, the Group is not a party to any legal or administrative proceedings which will have a material adverse effect on the Group's business, financial condition and each of the consolidated financial statements.

21. SUBSEQUENT EVENTS

          In February 2012, the Company has increased its authorized ordinary shares from 65,000,000 shares to 78,000,000 shares.

          Also, in February 2012, the Company has issued 3,339,164 Series D convertible preferred shares at a per share price of US$6.29 for an aggregated consideration of US$21 million. The

ADCHINA LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In U.S. dollars ("$" or "US$") except for share data)

21. SUBSEQUENT EVENTS (Continued)

Company used US$20 million of the proceeds to repurchase 3,250,000 outstanding ordinary shares. In connection with the issuance of Series D convertible preferred shares, the Company and the shareholders entered into the fourth amended and restated investors' rights agreement, under which the shareholders agreed and undertook to vote in favor of an amendment of the restated memorandum and articles of association immediately prior to the completion of this offering (if this offering satisfies the definition of "Qualified IPO" under the Company's currently effective memorandum and articles of association) to adopt a dual class voting structure. It is agreed that up to 10,515,654 ordinary shares directly held by Alan Fangjun Yan and his wife or indirectly through their personal holding companies, namely Universe Access Enterprises Limited and Master Field Management Limited will be re-designated as class B ordinary shares on a one for one basis having a minimum of 20 votes per share, while all the other ordinary shares will be re-designated as class A ordinary shares on a one for one basis having one vote per share, and all the preferred shares will be convertible into and then re-designated as class A ordinary shares based on the then applicable conversion ratio.

          In addition, in February 2012, the Company has amended the 2008 Stock Plan to increase the number of the authorized ordinary shares from 16,318,827 shares to 17,722,152 shares.

          The Group has performed an evaluation of subsequent events through February 17, 2012, which is the date the financial statements were issued, with no other events or transactions needing recognition or disclosure identified.

ADDITIONAL INFORMATION — FINANCIAL STATEMENT SCHEDULE I

ADCHINA LTD.

CONDENSED BALANCE SHEETS

(In U.S. dollars ("$" or "US$") except for share data)

	As of December 31,
	2010	2011
Assets
Current assets
Cash and cash equivalents	$38,921,775	$5,708,313
Due from subsidiaries	—	20,663,701
Prepayments and other current assets	20,014	296,854

Total current assets	38,941,789	26,668,868
Investment in subsidiaries and affiliated entities	19,647,721	37,763,468

Total assets	$58,589,510	$64,432,336

Liabilities and Equity
Current liabilities
Other payables and accruals	$8,485	$8,898

Total current liabilities	8,485	8,898

Total liabilities	$8,485	$8,898

Commitments and contingencies
Equity
Ordinary shares ($0.00005 par value; 65,000,000 shares authorized as of December 31, 2010 and 2011 respectively; 11,021,611 and 17,558,407 shares issued and outstanding as of December 31, 2010 and 2011, respectively)	$551	$878
Series A convertible preferred shares ($0.00005 par value; 13,260,000 shares authorized as of December 31, 2010 and 2011, respectively; 13,256,892 shares issued and outstanding as of December 31, 2010 and 2011, respectively) (liquidation value of $7,852,720 at December 31, 2011)	7,311,067	7,311,067
Series B convertible preferred shares ($0.00005 par value; 18,300,000 shares authorized as of December 31, 2010 and 2011, respectively; 18,298,715 shares issued and outstanding as of December 31, 2010 and 2011, respectively) (liquidation value of $27,750,000 at December 31, 2011)	18,105,704	18,105,704
Series C convertible preferred shares ($0.00005 par value; 9,630,000 shares authorized as of December 31, 2010 and 2011, respectively; 9,175,553 and 9,623,979 shares issued and outstanding as of December 31, 2010 and 2011, respectively) (liquidation value of $60,000,200 at December 31, 2011)	37,953,708	39,781,242
Additional paid-in capital	3,334,699	24,573,709
Accumulated other comprehensive income	804,941	2,135,323
Accumulated deficit	(8,929,645)	(27,484,485)

Total equity	58,581,025	64,423,438

Total liabilities and equity	$58,589,510	$64,432,336

ADDITIONAL INFORMATION — FINANCIAL STATEMENT SCHEDULE I

ADCHINA LTD.

CONDENSED STATEMENTS OF OPERATIONS

(In U.S. dollars ("$" or "US$") except for share data)

	For the year ended December 31,
	2009	2010	2011
Operating expenses:
General and administrative	$(1,157,144)	$(2,111,898)	$(21,959,754)

Total operating expenses	(1,157,144)	(2,111,898)	(21,959,754)

Loss from operations	(1,157,144)	(2,111,898)	(21,959,754)

Income/(loss) in investment in subsidiaries and affiliated entities	(1,269,997)	(930,753)	3,389,082
Interest income	45,552	27,784	18,703
Interest expense	(43,851)	—	—
Other expenses	—	(3,169)	(2,871)

Loss before income tax	(2,425,440)	(3,018,036)	(18,554,840)

Income tax expense	—	—	—

Net loss	$(2,425,440)	$(3,018,036)	$(18,554,840)

Deemed dividends on Series C convertible preferred shares	—	—	(1,941,685)
Net loss attributable to ordinary shareholders	$(2,425,440)	$(3,018,036)	$(20,496,525)

ADDITIONAL INFORMATION — FINANCIAL STATEMENT SCHEDULE I

ADCHINA LTD

CONDENSED STATEMENTS OF CASH FLOWS

(In U.S. dollars ("$" or "US$") except for share data)

	For the year ended December 31,
	2009	2010	2011
Cash flows from operating activities:
Net cash used in operating activities	$(481,454)	$(706,148)	$(21,444,943)

Cash flows from investing activities:
Investing in subsidiaries and affiliated entities	(8,403,813)	(7,888,051)	(13,396,283)

Net cash used in investing activities	(8,403,813)	(7,888,051)	(13,396,283)

Cash flows from financing activities:
Proceeds from issuance of Series B convertible preferred shares	16,412,609	—	—
Proceeds from issuance of Series C convertible preferred shares	—	38,136,341	1,863,793
Issuance cost of convertible preferred shares	(350,461)	(182,633)	(36,259)
Proceeds from issuance of convertible promissory notes	2,000,000	—
Proceeds from exercise of stock options	—	11,666	65,527
Payment of deferred initial public offering costs	—	—	(265,297)

Net cash provided by financing activities	18,062,148	37,965,374	1,627,764

Effect of foreign exchange rate changes on cash and cash equivalents	—	—	—
Net increase (decrease) in cash and cash equivalents	9,176,881	29,371,175	(33,213,462)
Cash and cash equivalents, beginning of year	373,719	9,550,600	38,921,775

Cash and cash equivalents, at end of year	$9,550,600	$38,921,775	$5,708,313

Supplemental disclosures of non-cash investing and financing activities:
Issuance of convertible preferred shares upon conversion of promissory notes	2,043,556	—	—

Note to Schedule I

          The condensed financial statements schedule of AdChina Ltd. (the "Company") has been prepared in accordance with accounting principles generally accepted in the United States of America except for accounting of the Company's subsidiaries and affiliated entities and certain footnote disclosures as described below.

          AdChina,Inc (AdInc), was incorporated in Delaware, United States of America as a limited liability company in April 2007. The Company was incorporated in Cayman Islands in April 2008. Prior to April 2008, the Company did not have any operations, and the business of the Group was conducted through AdInc and its subsidiaries. On April 14, 2008, the Company became the holding company of certain subsidiaries and variable interest entities through a securities exchange agreement as a result of a reorganization described in Note 1 to the accompanying consolidated financial statements.

ADDITIONAL INFORMATION — FINANCIAL STATEMENT SCHEDULE I

ADCHINA LTD.

Note to Schedule I (Continued)

          The condensed financial statement schedule has been prepared using the same accounting policies as set out in the accompanying consolidated financial statements except that the Company records it investment in its subsidiaries and affiliated entities under the equity method of accounting as prescribed in Accounting Standards Codification ("ASC") 323 "Investments—Equity Method and Joint Ventures." Such investment is presented on the condensed balance sheets as "Investment in subsidiaries and affiliated entities" and 100% of the subsidiaries and affiliates' profit or loss as "Income (loss) in investment in subsidiaries and affiliated entities" on the condensed statements of operations.

          The Company did not have any significant commitments, long-term obligations, or guarantees as of December 31, 2009, 2010, and 2011.

          Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. The footnote disclosures contain supplemental information relating to the financial position and the operations of the Company and, as such, these statements should be read in conjunction with the notes to the consolidated financial statements of the Company.

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AdChina.com
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ESTEE LAUDER
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                          American Depositary Shares

AdChina Ltd.

Representing             Class A Ordinary Shares

Goldman Sachs (Asia) L.L.C.	Credit Suisse

          Through and including                          , 2012 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

 PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.    Indemnification of Directors and Officers.

          Cayman Islands law does not limit the extent to which a company's articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences or committing a crime. Our sixth amended and restated articles of association provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except through their own fraud or dishonesty.

          Pursuant to the form of indemnification agreements filed as Exhibit 10.6 to this Registration Statement, we will agree to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

          The form of Underwriting Agreement to be filed as Exhibit 1.1 to this Registration Statement will also provide for indemnification of us and our officers and directors.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.    Recent Sales of Unregistered Securities.

          During the past three years, we have issued the following securities (including options to acquire our ordinary shares and restricted share units). We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation D pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering or Regulation S under the Securities Act for sales outside of the United States. No underwriters were involved in any of these issuances.

Purchaser	Date of Sale or Issuance	Type and Number of Securities	Consideration	Securities Registration Exemptions
Alan Fangjun Yan and Yuying Zhao	April 16, 2007	8,000,000 ordinary shares	US$80,000	Section 4(2) of the Securities Act(1)
Individual investors	December 12, 2007	350,000 ordinary shares	US$1,750	Section 4(2) of the Securities Act(1)
Peter Cheng	April 16, 2008	350,000 ordinary shares	US$1,750	Section 4(2) of the Securities Act(1)
Individual advisor	November 18, 2008	70,000 ordinary shares	Upon exercise of options granted to the advisor	Section 4(2) of the Securities Act(1)
Series A preferred shares investors(3)	April 14, 2008	10,297,966 Series A preferred shares	US$6,100,001	Section 4(2) of the Securities Act or Regulation S(2)
Series A preferred shares investors(4)	April 14, 2008	2,958,926 Series A preferred shares	Upon conversion of convertible promissory notes at the principal amount of US$1,250,000	Section 4(2) of the Securities Act or Regulation S(2)

Purchaser	Date of Sale or Issuance	Type and Number of Securities	Consideration	Securities Registration Exemptions
2009 Notes Holders(5)	March 11, 2009	convertible promissory notes at the principal amount of $2,000,000	US$2,000,000	Section 4(2) of the Securities Act or Regulation S(2)
Series B preferred shares investors(6)	June 19, 2009	16,277,119 Series B preferred shares	US$16,412,609	Section 4(2) of the Securities Act or Regulation S(2)
Series B preferred shares investors(7)	June 19, 2009	2,021,596 Series B preferred shares	Upon conversion of convertible promissory notes at the principal amount of US$2,000,000	Section 4(2) of the Securities Act or Regulation S(2)
A family trust beneficially owned by an advisor	June 18, 2010	1,120,000 ordinary shares	Upon exercise of options granted to the advisor	Section 4(2) of the Securities Act(1)
The Marvelous Island Trust	June 28, 2010	1,131,611 ordinary shares	Upon exercise of options granted to an executive officer	Section 4(2) of the Securities Act(1)
Series C preferred shares investors(8)	November 2, 2010 and June 27, 2011	9,623,979 Series C preferred shares	US$40,000,147	Section 4(2) of the Securities Act or Regulation S(2)
Certain directors, officers, employees, and advisors	May 14, 2007 through June 23, 2011	Option to purchase 10,588,578 ordinary shares	Services to our company	Section 4(2) of the Securities Act(1)
Peter Cheng, Huayi Cheng, Bonnie Yi Zhang and other employees	March 16, 2011 through April 26, 2011	Restricted share units for 898,000 ordinary shares	Services to our company	Section 4(2) of the Securities Act(1)
Certain directors, officers, employees, and advisors	June 18, 2011 through September 30, 2011	3,906,796 ordinary shares	Upon exercise of vested options to purchase ordinary shares of our company	Securities 4(2) of the Securities Act(1)
Certain officers, employees and advisors	September 29, 2011 and December 5, 2011	Restricted share units for 1,835,000 ordinary shares	Services to our company	Securities 4(2) of the Securities Act(1)
Certain officers, employees and advisors	December 5, 2011	2,630,000 ordinary shares	Issuance of ordinary shares upon vesting of restricted share units	Section 4(2) of the Securities Act(1)
Series D preferred shares investors(9)	February 16, 2012	3,339,164 Series D preferred shares	US$21,000,000	Securities 4(2) of the Securities Act(1)

(1)
To our knowledge, each of the investors acquired the securities for its own account for investment only and not with a view to or for sale in connection with any distribution thereof, and had adequate access, through their relationships with us, to information about us prior to their acquisition of our securities.

(2)
To our knowledge, each of these investors was, at the time of each acquisition, either purchasing the securities outside the United States in compliance with Regulation S under the Securities Act or an "accredited investor" as defined under Rule 501 of the Securities Act, and each of them acquired the securities for its own account for investment only and not with a view to or for sale in connection with any distribution thereof. Each of these investors regularly invests in securities of companies in the development stage and has represented to us that it had such knowledge and experience in financial or business matters that it was capable of evaluating the marits and risks of its investment in our securities.

(3)
Such series A preferred shares investors include GSR Ventures II, L.P., GSR Associates II, L.P., AdChina Holders I, LLC, Uhuru Capital LLC and individual investors who later transferred the series A prepared shares issued to them to a Delaware company beneficially owned by these individuals.

(4)
Such series A preferred shares investors include GSR Ventures II, L.P., GSR Associates II, L.P., AdChina Holders I, LLC, Uhuru Capital LLC and individual investors who later transferred the series A prepared shares issued to them to a Delaware company beneficially owned by these individuals.

(5)
Such 2009 note holders primarily include GSR Ventures II, L.P., GSR Associates II, L.P., Richmond China Media, L.P., News America Incorporated and Uhuru Capital LLC.

(6)
Such series B preferred share investors primarily include GSR Ventures II, L.P., GSR Associates II, L.P., Richmond China Media, L.P., News America Incorporated and Uhuru Capital LLC.

(7)
Such series B preferred share investors primarily include GSR Ventures II, L.P., GSR Associates II, L.P., Richmond China Media, L.P., News America Incorporated and Uhuru Capital LLC.

(8)
Series C preferred share investors include Norwest Venture Partners VII-A Mauritius, GSR Ventures II, L.P., GSR Associates II, L.P., Richmond China Media II, L.P. and AdChina Holders I, LLC

(9)
Series D preferred share investors include Iron Horse Investment, LLC, Arrowpoint Fundamental Opportunity Fund, LLP, Catalyst China, LLC, GSR Ventures II, L.P., GSR Associates II, L.P. and Banean Holdings Ltd.

Item 8.   Exhibits and Financial Statement Schedules.

(a)    Exhibits

          See Exhibit Index beginning on page II-8 of this registration statement.

          The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosures that were made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of "materiality" that are different from "materiality" under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

          We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this registration statement not misleading.

(b)    Financial Statement Schedules

          See beginning on page F-54 of Financial Statement Schedule I—Condensed Financial Information for Parent Company.

          Other financial statement schedules listed under SEC rules but not included in this report are omitted because they are not applicable or the required information is shown in the Consolidated Financial Statements or Notes thereto incorporated by reference.

Item 9.    Undertakings.

          The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against pubic policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          The undersigned registrant hereby undertakes that:

  (1)
  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2)
  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shanghai, China on February 17, 2012.

ADCHINA LTD.
By:	/s/ ALAN FANGJUN YAN Name: Alan Fangjun Yan Title: Chief Executive Officer and Director

 POWER OF ATTORNEY

          Each person whose signature appears below constitutes and appoints Alan Fangjun Yan and Bonnie Yi Zhang as attorneys-in-fact with full power of substitution, for him or her in any and all capacities, to do any and all acts and all things and to execute any and all instruments which said attorney and agent may deem necessary or desirable to enable the registrant to comply with the Securities Act of 1933, as amended (the "Securities Act"), and any rules, regulations and requirements of the Securities and Exchange Commission thereunder, in connection with the registration under the Securities Act of ordinary shares of the registrant (the "Shares"), including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to the Registration Statement on Form F-1 (the "Registration Statement") to be filed with the Securities and Exchange Commission with respect to such Shares, to any and all amendments or supplements to such Registration Statement, whether such amendments or supplements are filed before or after the effective date of such Registration Statement, to any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act, and to any and all instruments or documents filed as part of or in connection with such Registration Statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such Registration Statement; and each of the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ALAN FANGJUN YAN Name: Alan Fangjun Yan	Chairman and Chief Executive Officer (principal executive officer)	February 17, 2012
/s/ BONNIE YI ZHANG Name: Bonnie Yi Zhang	Chief Financial Officer (principal financial and accounting officer)	February 17, 2012
/s/ PETER CHENG Name: Peter Cheng	Director and Chief Operating Officer	February 17, 2012
/s/ RICHARD LIM Name: Richard Lim	Director	February 17, 2012
/s/ PETER KELLNER Name: Peter Kellner	Director	February 17, 2012
/s/ JEFFREY CROWE Name: Jeffrey Crowe	Director	February 17, 2012

 SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

          Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of AdChina Ltd. has signed this registration statement or amendment thereto in New York on February 17, 2012.

Authorized U.S. Representative
By:	/s/ KATE LEDYARD Name: Kate Ledyard Title: Manager Law Debenture Corporate Services Inc.

 AdChina Ltd.
EXHIBIT INDEX

Exhibit Number	Description of Document
1.1*	Form of Underwriting Agreement.
3.1	Fifth Amended and Restated Memorandum and Articles of Association of the Registrant, as currently in effect.
3.2*	Form of Sixth Amended and Restated Memorandum and Articles of Association of the Registrant, as effective upon the completion of this offering.
4.1*	Registrant's Specimen American Depositary Receipt (included in Exhibit 4.3).
4.2	Registrant's Specimen Certificate for Ordinary shares.
4.3*	Form of Deposit Agreement between the Registrant, the depositary and holder of the American Depositary Receipts.
4.4	Fourth Amended and Restated Investors' Rights Agreement dated as of February 13, 2012, between the Registrant, its ordinary shareholders and preferred shareholders.
4.5	Fourth Amended and Restated Right of First Refusal and Co-Sale Agreement dated as of February 13, 2012, between the Registrant, its ordinary shareholders and preferred shareholders.
4.6	Series D Preferred Share Purchase Agreement dated as of February 10, 2012, between the Registrant, Arrowpoint Fundamental Opportunity Fund, LP, Iron Horse Investments, LLC, Catalyst China, LLC and other parties set forth therein.
4.7	Series D Preferred Share Purchase Agreement dated as of February 14, 2012, between the Registrant, GSR Ventures II, L.P., GSR Associates II, L.P., Banean Holdings Ltd. and other parties set forth therein.
5.1	Form of Opinion of Conyers Dill & Pearman regarding the validity of the Class A ordinary shares being registered.
8.1	Form of Opinion of Conyers Dill & Pearman regarding certain Cayman Islands tax matters.
8.2	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding certain U.S. tax matters.
8.3	Opinion of Jun He Law Offices regarding certain PRC tax matters.
10.1	AdChina, Inc. 2007 Equity Incentive Plan.
10.2	AdChina, Inc. 2008 Stock Plan.
10.3	Sixth Amended and Restated AdChina Ltd. 2008 Share Plan.
10.4*	AdChina Ltd. 2012 Share Incentive Plan.
10.5	Form of Employment Agreement between the Registrant and an executive officer of the Registrant.
10.6	Form of Indemnification Agreement with the Registrant's directors and executive officers.
10.7	English Translation of Proxy Agreement between Kendall, New E-Media and the shareholders of New E-Media dated as of March 13, 2009.
10.8	English Translation of Exclusive Services Agreement between Kendall and New E-Media dated as of March 13, 2009.
10.9	English Translation of Exclusive Option Agreement between Kendall, New E-Media and the shareholders of New E-Media dated as of March 13, 2009.

Exhibit Number	Description of Document
10.10	English Translation of Equity Interest Pledge Agreement between Kendall, New E-Media and the shareholders of New E-Media dated as of March 13, 2009.
10.11	English Translation of Proxy Agreement between Kendall, Yihong and the shareholders of Yihong dated as of September 15, 2011.
10.12	English Translation of Exclusive Services Agreement between Kendall and Yihong dated as of September 15, 2011.
10.13	English Translation of Exclusive Option Agreement between Kendall, Yihong and the shareholders of Yihong dated as of September 15, 2011.
10.14	English Translation of Equity Interest Pledge Agreement between Kendall, Yihong and the shareholders of Yihong dated as of September 15, 2011.
16.1	Letter from Deloitte Touche Tohmatsu CPA Ltd. regarding change in certifying accountant.
21.1	Subsidiaries of the Registrant.
23.1	Consent of PricewaterhouseCoopers, an Independent Registered Public Accounting Firm.
23.2	Consent of Conyers Dill & Pearman.
23.3	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 8.2).
23.4	Consent of Jun He Law Offices (included in Exhibit 8.3).
23.5	Consent of iResearch Consulting Group.
23.6	Consent of Joseph Chow, an independent director appointee.
23.7	Consent of Jeffrey Zhijie Zeng, an independent director appointee.
24.1	Powers of Attorney (included on signature page).
99.1	Code of Business Conduct and Ethics of the Registrant.
99.2	Opinion of Jun He Law Offices regarding certain PRC legal matters.

*
To be filed by amendment.